As filed with the Securities and Exchange Commission on April 18, 2022.

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROTERRA INC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3711	98-1551379
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1815 Rollins Road
Burlingame, California 94010
Tel.: (864) 438-0000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gareth T. Joyce
Chief Executive Officer
1815 Rollins Road
Burlingame, California 94010
Tel.: (864) 438-0000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Dawn H. Belt Per B. Chilstrom Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	JoAnn C. Covington Chief Legal Officer Proterra Inc 1815 Rollins Road Burlingame, California 94010 Tel.: (864) 438-0000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus filed as part of this registration statement is being filed as a combined prospectus with respect to (A) certain securities previously registered under the registration statement on Form S-1, Registration No. 333-257496, and unsold including (i) the resale of up to an aggregate of 125,389,111 shares of common stock, par value $0.0001 per share (“common stock”), of Proterra Inc (the “Company”) by certain selling security holders (including the resale of shares of common stock (“Note Shares”) issuable upon the conversion of certain outstanding convertible promissory notes (the “Convertible Notes”)) and (ii) the issuance of up to an aggregate of 26,317,092 shares of common stock by the Company upon the exercise of certain outstanding warrants and the conversion of the Convertible Notes; and (B) certain shares of common stock being newly registered hereunder, including (i) the resale of up to an additional 879,167 Note Shares by certain selling security holders and (ii) the issuance of up to an additional 879,167 Note Shares by the Company upon conversion of the Convertible Notes. Pursuant to Rule 429, this registration statement constitutes Post-Effective Amendment No. 1 to the registration statement on Form S-1, Registration No. 333-257496 with respect to the offering of such unsold shares thereunder, which are not currently being terminated by the Company. No other changes shall be deemed to be made to the registration statement on Form S-1, Registration No. 333-257496 other than with respect to the specific shares being sold hereunder. Such post-effective amendment will become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 18, 2022
PRELIMINARY PROSPECTUS
Proterra Inc
125,389,111 Shares of Common Stock
26,317,092 Shares of Common Stock Underlying Warrants and Convertible Notes
____________________
This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 125,389,111 shares of common stock, par value $0.0001 per share (“common stock”), consisting of (i) up to 16,334,868 shares of common stock issued in a private placement of 41,500,000 shares of common stock (the “PIPE shares”) pursuant to subscription agreements entered into on January 11, 2021 (the “PIPE Financing”); (ii) up to 1,904,692 shares of common stock (the “Sponsor Shares”) held by ArcLight CTC Holdings, L.P. (the “Sponsor”); and (iii) up to 107,149,551 shares of common stock issued or issuable to certain former stockholders and other security holders of Legacy Proterra (the “Legacy Proterra Holders”) in connection with or as a result of the consummation of the Business Combination, consisting of (a) up to 56,766,043 shares of common stock (the “Legacy Proterra Holder Shares”); (b) up to 26,316,200 shares of common stock (the “Note Shares”) issuable upon the conversion of outstanding convertible promissory notes (the “Convertible Notes”); (c) up to 892 shares of common stock issuable upon the exercise of certain warrants (the “Legacy Proterra warrants”); (d) 11,171,287 shares of common stock issued or issuable upon the exercise of certain equity awards; and (e) up to 12,895,129 shares of common stock (“Earnout Shares”), comprising both Earnout Shares that were issued to certain Legacy Proterra Holders in July 2021 and Earnout Shares that certain Legacy Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions.
In addition, this prospectus relates to the offer and sale of (i) up to 892 shares of common stock issuable by us upon exercise of the Legacy Proterra warrants that were previously registered, and (ii) up to 26,316,200 Note Shares issuable by us upon conversion of the Convertible Notes, certain of which were previously registered. The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on December 31, 2022. The actual number of shares issued upon conversion will depend on the actual date of conversion.

On June 14, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), by and among ArcLight Clean Transition Corp. (“ArcLight” and, after the Domestication as described below, “Proterra”), a Cayman Islands exempted company, Phoenix Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ArcLight (“Merger Sub”), and Proterra Inc, a Delaware corporation (“Proterra”). As contemplated by the Merger Agreement, on June 11, 2021, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continues as a Delaware corporation (the “Domestication”). Further, on June 14, 2021, as contemplated by the Merger Agreement, New Proterra consummated the merger contemplated by the Merger Agreement, whereby Merger Sub merged with and into Proterra, the separate corporate existence of Merger Sub ceasing and Proterra being the surviving corporation and a wholly owned subsidiary of New Proterra (the “Merger” and, together with the Domestication, the “Business Combination”).
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock. See “Plan of Distribution” beginning on page 151 of this prospectus.
Our common stock is listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “PTRA.” On April 14, 2022, the last reported sales price of our common stock was $7.17 per share.
Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our common stock.
The registration statement to which this prospectus relates registers the resale of a substantial number of shares of our common stock by the Selling Securityholders. Sales in the public market of a large number of shares, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is          , 2022

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of certain outstanding warrants and convertible notes. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Unless the context otherwise requires, references in this prospectus to the “Company,” “Proterra,” “we,” “us” or “our” refers to Legacy Proterra prior to the consummation of the Business Combination (the “Closing,” and such date of the consummation of the Business Combination, the “Closing Date”) and to Proterra and its consolidated subsidiaries following the Business Combination.
i

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•“ArcLight,” means ArcLight Clean Transition Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication;
•“Board” means our board of directors;
•“Business Combination” means the Domestication, the Merger and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing;
• “Cayman Islands Companies Law” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;
•“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of ArcLight, prior to the Domestication, which automatically converted, on a one-for-one basis, into shares of common stock in connection with the Domestication;
•“Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of ArcLight that were initially issued to the Sponsor (a portion of which were subsequently transferred to the other Initial Shareholders) in a private placement prior to ArcLight’s initial public offering, and, in connection with the Domestication, which automatically converted, on a one-for-one basis, into shares of common stock;
•“Closing” means the closing of the Business Combination;
•“Closing Date” means June 14, 2021;
•“common stock” means the common stock, par value $0.0001 per share, of Proterra;
•“Computershare” means Computershare Inc.;
•“Convertible Notes” means the secured convertible promissory notes of Legacy Proterra that became convertible into shares of common stock in connection with the Merger;
•“Domestication” means the transfer by way of continuation and deregistration of ArcLight from the Cayman Islands and the continuation and domestication of ArcLight as a corporation incorporated in the State of Delaware;
•“Domestication Date” means June 11, 2021;
•“Earnout Shares” means the Initial Earnout Shares and the Remaining Earnout Shares;
•“Effective Time” means the time at which the Merger became effective;
•“Equity Incentive Plan” means the Proterra Inc 2021 Equity Incentive Plan and “Equity Incentive Plans” means the Proterra Inc 2021 Equity Incentive Plan and the Proterra Inc 2010 Equity Incentive Plan;
•“ESPP” means the Proterra Inc 2021 Employee Stock Purchase Plan;
•“GAAP” means the United States generally accepted accounting principles, consistently applied;
•“initial public offering” means ArcLight’s initial public offering that was consummated on September 25, 2020;

•“Initial Earnout Shares” means the 4,800,563 shares of common stock that were issued to certain Legacy Proterra Holders in July 2021 pursuant to the Merger Agreement.
•“Initial Shareholders” means the Sponsor, Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkefeld who hold founder shares;
•“Legacy Proterra” means Proterra Inc, a Delaware corporation, prior to the consummation of the Business Combination;
•“Legacy Proterra Holders” means holders of (i) common stock of Legacy Proterra, (ii) preferred stock of Legacy Proterra, (iii) Convertible Notes, (iv) Legacy Proterra warrants and (iv) any other securities of Legacy Proterra that provided the holder thereof the right to acquire shares of common stock of Proterra in connection with the Business Combination, including equity awards of Legacy Proterra, in each case, held immediately prior to Closing;
•“Legacy Proterra Holder Shares” means an aggregate of 56,766,043 shares of common stock that were issued to certain Legacy Proterra Holders at the Closing of the Merger as well as shares of common stock issued to certain Legacy Proterra Holders following the Closing of the Merger upon the exercise of Legacy Proterra warrants;
•“Legacy Proterra warrants” means the warrants to purchase common stock and convertible preferred stock of Legacy Proterra that, as of the Closing of the Merger, were converted into 3,504,523 warrants to purchase 3,504,523 shares of common stock in connection with the Merger;
•“Merger” means the merger of Phoenix Merger Sub with and into Legacy Proterra pursuant to the Merger Agreement, with Legacy Proterra as the surviving company in the Merger and, after giving effect to such Merger, Legacy Proterra becoming a wholly-owned subsidiary of Proterra;
•“Merger Agreement” means that certain Merger Agreement, dated as of January 11, 2021 (as may be amended, supplemented or otherwise modified from time to time), by and among ArcLight, Phoenix Merger Sub and Legacy Proterra;
•“Nasdaq” means the Nasdaq Global Select Market;
•“Note Shares” means up to 26,316,200 shares of common stock issuable upon the conversion of outstanding Convertible Notes;
•“ordinary shares” refer to the Class A ordinary shares and the Class B ordinary shares;
•“Phoenix Merger Sub” refers to Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of ArcLight;
•“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors collectively subscribed for the PIPE shares for an aggregate purchase price of $415,000,000 in connection with the Closing;
•“PIPE Investors” means the investors who participated in the PIPE Financing and entered into the Subscription Agreements;
•“PIPE Shares” an aggregate of 41,500,000 shares of common stock issued in the PIPE Financing;

•“private placement warrants” means the 7,550,000 private placement warrants outstanding as of September 30, 2021 that were issued to the Sponsor as part of ArcLight’s initial public offering, which were substantially identical to the public warrants, subject to certain limited exceptions; the Sponsor exercised the private placement warrants on a “cashless” basis in connection with our redemption of our remaining outstanding public warrants on October 26, 2021;
• “public warrants” means the 13,874,994 redeemable warrants to purchase common stock outstanding as of September 30, 2021 that were issued by ArcLight in its initial public offering on October 29 2021, we redeemed the remaining outstanding public warrants that had not previously been exercised at a redemption price of $0.10 per public warrant;
•“Remaining Earnout Shares” means the up to 8,094,566 shares of common stock that certain Legacy Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions pursuant to the Merger Agreement;
• “SEC” means the Securities and Exchange Commission;
• “Securities Act” means the Securities Act of 1933, as amended;
• “Sponsor” means ArcLight CTC Holdings, L.P., a Delaware limited partnership;
•“Sponsor Shares” means an aggregate of 1,904,692 shares of common stock held by the Sponsor as of the date of this prospectus;
• “Subscription Agreements” means the subscription agreements, entered into by ArcLight and each of the PIPE Investors in connection with the PIPE Financing;
• “transfer agent” means Computershare, our transfer agent;
•“trust account” means the trust account established at the consummation of ArcLight’s initial public offering that held the proceeds of the initial public offering; and
•“units” means the former units of ArcLight (each unit represented one Class A ordinary share and one-half of one public warrant, and such whole public warrant represented the right to acquire one Class A ordinary share) that were offered and sold by ArcLight in its initial public offering.

MARKET AND INDUSTRY DATA
This prospectus contains estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•our financial and business performance following the Business Combination, including financial projections and business metrics;
•the ability to maintain the listing of our common stock on the Nasdaq Global Select Market, and the potential liquidity and trading of such securities;
•changes in applicable laws or regulations;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors, and our ability to attract and retain key personnel;
•the anticipated success of our most recent business expansion with Proterra Powered and Proterra Energy, and our ability to attract the customers and business partners we expect;
•forecasts regarding long-term end-customer adoption rates and demand for our products in markets that are new and rapidly evolving;
•our ability to compete successfully against current and future competitors in light of intense and increasing competition in the transit bus and commercial vehicle electrification market;
•macroeconomic conditions resulting from the global novel coronavirus (“COVID-19”) pandemic;
•the availability of government economic incentives and government funding for public transit upon which our transit business is significantly dependent;
•willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit;
•availability of a limited number of suppliers for our products and services;
•material losses and costs from product warranty claims, recalls, or remediation of electric transit buses for real or perceived deficiencies or from customer satisfaction campaigns;
•increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells;
•our dependence on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to our existing customers;

•rapid evolution of our industry and technology, and related unforeseen changes, including developments in alternative technologies and powertrains or improvements in the internal combustion engine that could adversely affect the demand for our electric transit buses;
• development, maintenance and growth of strategic relationships in the Proterra Powered or Proterra Energy business, identification of new strategic relationship opportunities, or formation strategic relationships;
•competition for the business of both small and large transit agencies, which place different demands on our business, including the need to build an organization that can serve both types of transit customers;
•substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations;
•accident or safety incidents involving our buses, battery systems, electric drivetrains, high-voltage systems or charging solutions;
•product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims;
•changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties;
•various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities; outages and disruptions of our services if we fail to maintain adequate security and supporting infrastructure as we scale our information technology systems;
•availability of additional capital to support business growth;
•failure to protect our intellectual property;
•intellectual property rights claims by third parties, which could be costly to defend, related significant damages and resulting limits on our ability to use certain technologies.
•developments and projections relating to our competitors and industry;
•our anticipated growth rates and market opportunities;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our financial performance;
• the inability to develop and maintain effective internal controls;
• the diversion of management’s attention and consumption of resources as a result of potential acquisitions of other companies;

•failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;
•cyber-attacks and security vulnerabilities;
•the effect of the COVID-19 pandemic on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We will not and do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY
The following summary highlights information contained in greater details elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Company Overview
Proterra’s mission is to advance electric vehicle technology to deliver the world’s best performing commercial vehicles.
Our business is organized into two business units comprised of three business lines, with each business line addressing a critical component of the commercial vehicle electrification:
•Proterra Powered & Energy is our business unit that provides our technology solutions to commercial vehicle manufacturers and owners of commercial fleets, and is comprised of two business lines.
◦Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle original equipment manufacturer (“OEM”) customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, and coach buses, as well as construction and mining equipment, and other applications.
◦Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.
•Proterra Transit is our business unit that designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit vehicles showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the diverse communities they serve.
The first application of Proterra Powered commercial vehicle electrification technology was through Proterra Transit’s heavy-duty electric transit bus, which we designed from the ground up for the North American market. Our industry experience, the performance of our transit buses, and compelling total cost of ownership has helped make us the leader in the U.S. electric transit bus market. With over 800 electric transit buses on the road, our electric transit buses have delivered more than 25 million cumulative service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. From this experience, we have been able to continue to iterate and improve our technology.
Our decade of experience supplying battery electric heavy duty transit buses provided us the opportunity to validate our products’ performance, fuel efficiency and maintenance costs with a demanding customer base and helped broaden our appeal as a supplier to OEMs in other commercial vehicle segments and geographies. Proterra Powered has partnered with more than a dozen OEMs spanning from Class 3 to Class 8 trucks, several types of buses, and multiple off-highway categories. Through December 31, 2021, Proterra Powered has delivered battery systems and electrification solutions for more than 400 vehicles to our OEM partner customers.
In addition, Proterra Energy has established itself as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting our customers’ space constraints and continuous service requirements. As of December 31, 2020, we had installed more than 60 MW of charging infrastructure across North America.
We delivered 208 new transit buses in 2021, 170 in 2020, and 177 in 2019. We also delivered 9 pre-owned buses in 2021. We delivered battery systems for 273 vehicles in 2021, 107 vehicles in 2020, and 20 vehicles in 2019.
For the years ended December 31, 2021, 2020 and 2019, our total revenue was $242.9 million, $196.9 million, and $181.3 million, respectively. As of December 31, 2021, in aggregate, we have generated revenue of $621.1 million for the past three years. We generated a gross profit of $2.1 million for the year ended December 31, 2021 and a gross profit of $7.5 million for the year ended December 31, 2020, and a gross loss of $1.6 million for the year ended December 31, 2019. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and, as a result, generated losses from operations of $127.6 million, $96.0 million, and $99.7 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Corporate Information
We were incorporated on July 28, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name ArcLight Clean Transition Corp. On September 25, 2020, ArcLight completed its initial public offering. On June 14, 2021, we consummated the transactions contemplated by Merger Agreement, by and among ArcLight (and, after the Domestication, Proterra), Phoenix Merger Sub, and Legacy Proterra. As contemplated by the Merger Agreement, on June 11, 2021, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continues as a Delaware corporation. Further, on June 14, 2021, as contemplated by the Merger Agreement, Proterra consummated the Merger, whereby Phoenix Merger Sub merged with and into Legacy Proterra, the separate corporate existence of Phoenix Merger Sub ceasing and Legacy Proterra being the surviving corporation and a wholly owned subsidiary of Proterra. Legacy Proterra was incorporated in Delaware on February 2, 2010, and upon the Merger on June 14, 2021 changed its name to “Proterra Operating Company, Inc.” and continues as a Delaware Corporation.
Our address is 1815 Rollins Road, Burlingame, California 94010. Our telephone number is (864) 438-0000. Our website address is www.proterra.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Summary of Risk Factors
In evaluating the proposals to be presented at the ArcLight extraordinary general meeting, a shareholder should carefully read the risks described below, this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:
•Our limited history of selling battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.
•Our most recent business expansion with Proterra Powered and Proterra Energy may not be as successful as anticipated, may not attract the customers and business partners we expect, and the assumptions underlying the growth prospects of these businesses may not prove to be accurate.
•Because many of the markets in which we compete are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for our products.

•We face intense and increasing competition in the transit bus market and may not be able to compete successfully against current and future competitors, which could adversely affect our business, revenue growth, and market share.
•We have been and may continue to be impacted by macroeconomic conditions resulting from the global COVID-19 pandemic, including supply chain disruptions.
•Our transit business is significantly dependent on government funding for public transit, and the unavailability, reduction, or elimination of government economic incentives would have an adverse effect on our business, prospects, financial condition, and operating results.
•The growth of our transit business is dependent upon the willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit.
•Our dependence on a limited number of suppliers introduces significant risk that could have adverse effects on our financial condition and operating results.
•We have a long sales, production, and technology development cycle for new public transit customers, which may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on our business.
•We have a history of net losses, anticipate increasing our operating expenses in the future, and may not achieve or sustain positive gross margin or profitability in the future.
•We could incur material losses and costs from product warranty claims, recalls, or remediation of electric transit buses for real or perceived deficiencies or from customer satisfaction campaigns.
•Increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells, could harm our business.
•Our annual revenue has in the past depended, and will likely continue to depend, on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to our existing customers could have an adverse effect on our operating results for a particular period.
•Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies and powertrains or improvements in the internal combustion engine may adversely affect the demand for our electric transit buses.
•We may not be able to develop, maintain and grow strategic relationships in the Proterra Powered or Proterra Energy business, identify new strategic relationship opportunities, or form strategic relationships, in the future.
•We are competing for the business of both small and large transit agencies, which place different demands on our business, and if we do not build an organization that can serve both types of transit customers, our business may be harmed.
•We also compete for the business of smaller transit agencies. Although smaller transit agencies often have less complicated procurement processes than larger transit agencies, serving these smaller agencies requires processing small order sizes while still catering to the specific vehicle configurations for each customer. If we continue to serve both large and small transit agency customers, we will need to effectively and efficiently scale our internal resources to meet varying customer needs. Our failure to do so could have an adverse effect on our business, prospects, financial condition, and operating results.

•Our business is subject to substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could have an adverse effect on our business.
•Our business could be adversely affected from an accident or safety incident involving our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses.
•We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
•Changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties, may adversely affect our financial performance.
•We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities if we fail in our efforts to abide by these laws and regulations.
•We may experience outages and disruptions of our services if we fail to maintain adequate security and supporting infrastructure as we scale our information technology systems.
•We may require additional capital to support business growth, and such capital might not be available on terms acceptable to us, if at all.
•Failure to protect our intellectual property could adversely affect our business.
•We may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
•Our loan and security agreements contain covenants that may restrict our business and financing activities.
•We received a loan under the Paycheck Protection Program of the CARES Act, and all or a portion of the loan may not be forgivable.
•If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable law and regulations could be impaired.
•Regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers.
•Our management team has limited experience managing a public company.

The Offering

Issuer	Proterra Inc

Issuance of common stock

Shares of common stock offered by us
Up to 26,317,092 shares of common stock issuable upon exercise of Legacy Proterra warrants or conversion of the Convertible Notes, consisting of:
a.up to 892 shares of common stock that are issuable upon the exercise of the Legacy Proterra warrants; and
b.up to 26,316,200 Note Shares that are issuable upon conversion of the Convertible Notes.

Shares of common stock outstanding as of April 1, 2022	222,703,318 shares of common stock

Exercise price of Legacy Proterra warrants	The exercise price of outstanding Legacy Proterra warrants is $4.98 per share, subject to adjustments.

Resale of common stock

Shares of common stock offered by the Selling Securityholders
Up to 125,389,111 shares of common stock, consisting of:
a.up to 16,334,868 PIPE Shares;
b.up to 1,904,692 Sponsor Shares
c.up to 56,766,043 Legacy Proterra Holder Shares;
d.up to 26,316,200 Note Shares issuable upon conversion of the Convertible Notes;
e.up to 892 shares of common stock issuable upon the exercise of the Legacy Proterra warrants;
f.up to 11,171,287 shares of common stock issued or issuable upon the exercise of certain equity awards; and
g.up to 12,895,129 Earnout Shares

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders.
Nasdaq symbol	Our common stock is listed on the Nasdaq Global Select Market under the symbol PTRA.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our common stock.

RISK FACTORS
Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Our Business
Our limited history of selling battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.
Although we were incorporated in 2004, we only began delivering electric vehicles in 2010, and through December 31, 2021, had delivered over 800 electric transit buses. In 2021, 2020, and 2019, we recognized $242.9 million, $196.9 million, and $181.3 million in total revenue, respectively. Since 2010, our product line has changed significantly, and our most recent transit bus model has only been in operation since 2020. In addition, certain variations of our 40-foot and 35-foot ZX5 transit buses have not yet passed the FTA federal bus testing program, which is a necessary condition to selling our buses to customers that use federal money to fund their purchases. Further, we started developing our battery technology in 2015 and did not begin battery pack production in any significant volume until 2017. We also have limited experience deploying our electric powertrain technology in vehicles other than electric transit buses. In 2018, we announced our software platform for connected vehicle intelligence, which we now refer to as our Apex fleet and energy management software-as-a-service platform. Our energy services, which includes fleet planning, charging infrastructure and related energy management services, only began generating limited revenue in 2019. We began providing integrated charging solutions in 2019 and have only begun sourcing our new charging hardware from a new partner in 2020, with our first deliveries occurring in 2021.
As a result, we have a limited operating history upon which to evaluate our business and future prospects, which subjects us to a number of risks and uncertainties, including our ability to plan for and predict future growth. Our limited operating experience is particularly concentrated in our Proterra Transit line of business, and that limited experience may not prove to be relevant to Proterra Powered and Proterra Energy. As a result, the operating history of Proterra Transit may not prove to be predictive of the success of Proterra Powered and Proterra Energy.
Moreover, because of the limited deployment of our products and services to date and our focus on electric transit buses, defects or other problems with our products or industry-wide setbacks that impact the electric vehicle market may disproportionately impact our ability to attract additional customers or sell to existing customers, and harm our brand and reputation relative to larger, more established vehicle manufacturers that have a longer operating history and investments in more than one technology. We have encountered and expect to continue to encounter risks and difficulties experienced by growing companies in rapidly developing and changing industries, including challenges related to achieving market acceptance of our existing and future products and services, competing against companies with greater financial and technical resources, competing against entrenched incumbent competitors that have long-standing relationships with our prospective customers in the commercial vehicle market, including the public transit market and other transportation markets, recruiting and retaining qualified employees, and making use of our limited resources. We cannot ensure that we will be successful in addressing these and other challenges that we may face in the future, and our business may be adversely affected if we do not manage these risks appropriately. As a result, we may not attain sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period, or at all.

If our battery systems, electrification and charging solutions, electric transit buses, fleet and energy management software, or other products have product defects and if our customer service is not effective in addressing customer concerns, our ability to develop, market and sell our products and services could be harmed.
Our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses have in the past contained, and may in the future contain, product defects. Due to the limited deployment of our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, there may be latent problems with our products that have not yet been discovered.
We have in the past found defects in our battery systems, electric transit buses, and charging systems. We may in the future find additional design and manufacturing defects that cause our products to require repair or not perform as expected. While we perform our own and in some cases third-party testing on the products we manufacture, we currently have a limited amount of customer operating experience with our battery systems, drivetrains, high-voltage systems, electric transit buses, software systems, and charging solutions by which to evaluate detailed long-term quality, reliability, durability, and performance characteristics of these products and solutions. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to or operation by customers. Our efforts to remedy any issues may not be timely, may hamper production, or may not be satisfactory to our customers. Further, our business has grown rapidly in recent periods, and we may not be able to scale our service organization or partner with an existing service network quickly enough to satisfactorily provide timely customer service and address product defects, customer complaints, and warranty issues, which could result in customer dissatisfaction and negatively impact further sales.
Any product defects, delays, or legal restrictions on our products, or other failure of our products to perform as expected could harm our reputation, negatively impact our ability to market and sell our products, and result in delivery delays, product recalls, product liability claims, customer contract terminations, adverse regulatory actions, and significant warranty and other expenses, and could have an adverse effect on our business, prospects, financial condition, and operating results.
Defects in the materials or workmanship of our composite bus bodies could harm our reputation, expose us to product warranty or other liability claims, decrease demand for our buses, or materially harm existing or prospective customer relationships.
We are the only transit bus manufacturer in the United States to use a composite unibody for our electric transit buses. In the past, we have sourced composite bus bodies from three suppliers, and now use only one supplier. Defects in the composite body, including non-structural concerns, whether caused by design, engineering, materials, manufacturing errors, or deficiencies in manufacturing or quality control processes at our suppliers, are an inherent risk in manufacturing technically advanced products for new applications. We offer our customers a twelve-year warranty on the composite bus body structure and bear the risk of possible defects. We have experienced defects in some bus bodies and have had to make repairs. For example, in October 2018 we discovered cracking in the wheel wells on some of our buses which required us to repair these defects under our warranty and will increase our field and customer service costs. In addition, in 2020 and 2021, we discovered a manufacturing quality issue that required us to repair laminate cracks that occurred near door frames of certain customer buses, and we expect that we will have to make more of these types of repairs. In 2020, we filed a recall related to the attachment of a torque limiter plate to the composite bus body that did not have proper adhesive application and could compromise the steering gear box and steering of the vehicle. We have recently voluntarily filed a new recall on the same issue for a new population of buses. Certain customers have experienced superficial cracking in the exterior gel coat or skin coat of the composite body which has caused certain customers to remove buses from revenue service and required us to develop inspection criteria and repair protocols, when applicable. We have also had to address vehicle inspection guidelines that are designed for metal frame buses with chassis and are not necessarily applicable to composite unibody architecture. Though these defects have not materially impacted us to date, we expect to continue to address these issues, and these defects or future defects with our advanced body materials whether structural or not may harm our existing and prospective customer relationships, damage our brand, and result in a reduction of awards, customer contract terminations, adverse regulatory actions, increased warranty claims, product liability claims and other damages.
Our most recent business expansion with Proterra Powered and Proterra Energy may not be as successful as anticipated, may not attract the customers and business partners we expect, and the assumptions underlying the growth prospects of these businesses may not prove to be accurate.
We have recently introduced and, in the future may introduce, new services and products that our customers and prospective customers may not utilize to the extent we anticipate or at all. For example, Proterra Powered and Proterra Energy products and services are designed to simplify the complexities of electric vehicle energy delivery and the deployment of large electric vehicle fleets for our customers. Through these businesses, we offer to design, build, finance, operate, and maintain the energy ecosystem that we believe to be required to power commercial electric vehicles. We have made, and will continue to be required to make, significant investments to scale these businesses, but we cannot be certain that such investments will be successful or meet the needs of our customers. Moreover, even if our customers use these services, we may encounter new challenges related to the delivery of energy solutions and competition from companies that may be better positioned to provide energy management services. If we invest in services or products that are not adopted by our customers or fail to invest in new services and products that meet the needs of our customers, our business, prospects, financial condition, and operating results could be adversely affected. In addition, we have limited history operating these businesses and providing the products and services they offer. There can be no assurances that these products and services will be accepted by our customers, or that we will effectively be able to market and sell them to existing customers, especially our transit customers who comprise the vast majority of our current revenues. Further, the limited experience we have acquired operating Proterra Transit may not prove to be applicable to Proterra Powered and Proterra Energy.
While Proterra Powered and Proterra Energy currently comprise a small amount of our revenues, and we expect them to account for a growing percentage of our revenue in the future, it is possible that certain assumptions underlying the launch of these businesses are subsequently determined to be inaccurate, such as assumptions regarding the growing adoption of electrification by commercial vehicle manufacturers and their customers in general; the attractiveness of our products and services to OEMs that would use our battery systems, electric drivetrains, high-voltage systems, vehicle controls, telemetry gateways, charging solutions, software and telematics platforms and related technologies in their electric transit buses or elsewhere; government and regulatory initiatives and directives impacting the adoption of electrification technologies for commercial vehicle applications; and the overall reliance by enterprises on commercial vehicles and the demand for medium- and heavy-duty trucks in the future.
Because many of the markets in which we compete are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for our products.
We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. Commercial vehicle battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, represent complex products and services. Because these automotive systems depend on technology from many companies, commercialization of commercial vehicle electrification products could be delayed or impaired due to unavailability of technology or integration challenges inherent in the use of multiple vendors in commercial vehicle production. Although we currently have contracts with several commercial customers, these companies may not be able to implement our technology immediately, or at all. Regulatory, safety or reliability requirements, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth. Our future financial performance will depend on our ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets in which we operate. If demand does not develop or if we cannot accurately forecast customer demand, the size of our markets, or our future financial results, our business, prospects, financial condition, and operating results could be adversely affected.
We face intense and increasing competition in the transit bus market and may not be able to compete successfully against current and future competitors, which could adversely affect our business, revenue growth, and market share.
The transit bus industry is relationship driven and dominated by incumbent companies that have served their respective markets longer than we have. In the transit bus industry, our main sources of competition are incumbent transit vehicle integrators that have served our market with legacy diesel, diesel-hybrid and compressed natural gas products for many years, such as NFI Group Inc., Gillig Corporation, and Nova Bus Company; BYD Company Ltd., a Chinese company that offers an array of vehicles and other products, including electric transit vehicles; and new entrants and companies in adjacent markets, including other vehicle manufacturers that have entered or are reported to have plans to enter the transit bus market.
In the transit bus industry, electric bus procurements still represent a minority of annual transit bus purchases. As the number of electric bus OEMs increases, we may not be able to maintain our leading market position in North America. We also may not be successful in competing against incumbent competitors that have longer histories of serving the transit bus market and established track records of service, or with much larger, well-funded companies that choose to invest in the electric transit bus market. As more established bus companies develop their electric vehicle or competing zero-emission solutions, their long history in the transit sector could prove to be a competitive advantage which may have a negative impact on our ability to compete with them. Moreover, our competitors that also manufacture diesel-hybrid and compressed natural gas vehicles may have an advantage with their existing and prospective customers that are interested in exploring diesel alternatives without committing to electric vehicles or to pursue a gradual electrification strategy with the same manufacturer. Additionally, these competitors have more experience with the procurement process of public transit authorities, including bid protests. Competitors, potential customers, or regulators may also make claims that our electric transit buses or competitive bid activity are not in compliance with laws, regulatory requirements, or industry standards, which may impact our ability to sell our electric transit buses and to compete successfully for current and future customers. For example, in 2017 and 2018 one of our competitors notified certain of our customers that our transit bus was overweight on the front axle and lobbied those customers to withdraw their business from us. While this competitor’s actions did not result in the termination of customer awards or contracts, similar actions by this or other competitors may have consequences for future business or effects that we have not anticipated on other future opportunities.
We face intense and increasing competition in the commercial vehicle electrification market and may not be able to compete successfully against current and future competitors, which could adversely affect our business, revenue growth, and market share.
The electric powertrain, electric commercial vehicle and charging solutions industries are highly competitive. We may not be successful in competing against companies in the battery systems, electric powertrain, charging solutions and related industries who may have more resources than we do or who are able to produce products and deliver services that are perceived by the market to be superior to ours. Global battery makers in particular may be able to leverage their superior scale and access to capital to sell their products more effectively to potential customers. We may also face competitive pressure from incumbent vehicle producers that decide to enter the battery system or electric powertrain business, or vertically integrate their supply chain, and that are able to leverage their superior resources and capital to produce products that perform or are priced competitively when compared to our own.
In the battery system and electric powertrain industry, our main sources of competition include large Chinese battery suppliers such as CATL; new companies that are focused on battery electric technology for the commercial vehicle market, such as Romeo Power and BorgWarner; incumbent tier one automotive suppliers that are developing electric powertrain alternatives to internal combustion engines, such as Cummins, Allison Transmission and Dana; and passenger and commercial vehicle manufacturers that are developing their own internal electric powertrain solutions for their vehicles including large automotive companies, such as Daimler, General Motors and Tesla. In the future, incumbents and new companies offering competing zero emission solutions such as fuel cell electric vehicles may also become significant competitors.
In the charging solutions industry, our main sources of competition are incumbent charging solutions providers that develop charging solutions for commercial vehicles such as Siemens, ABB, Heliox, ChargePoint and Rhombus; and software companies that offer charging management solutions and can partner with hardware providers to provide complete solutions to end customers.
These competitors may have greater financial, technical, manufacturing, marketing, sales, and other resources than we do, and may have more experience and ability to devote greater resources to designing, developing, testing, manufacturing, distributing, deploying, promoting, selling or supporting battery systems, electrification and charging solutions, fleet and energy management software, and related technologies. Similarly, our principal competitors that also design, test, manufacture and deploy battery systems, electrification and charging solutions, fleet and energy management systems and related technologies for passenger vehicles may have a competitive advantage, through their established distribution and service networks for legacy vehicle technology, brand recognition and market acceptance of their products and services, and perceived reliability or popularity, all of which could be attractive to prospective partners and manufacturers that are exploring commercial vehicle electrification alternatives. As a result, our current and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements, or devote greater resources than we can to the development, promotion, distribution and sale of their products and services. Our competitors and potential competitors may also be able to develop products or services that are equal or superior to ours, achieve greater market acceptance of their products and services, and increase sales by utilizing different distribution channels than we do. Some of our competitors may aggressively discount their products and services in order to gain market share, which could result in pricing pressures, reduced profit margins, lost market share, or a failure to grow market share for us. As the market for commercial electric vehicles grows and battery systems, electrification and charging solutions, fleet and energy management software, and related technologies gain wider adoption, we expect that additional specialized providers of battery systems, electric powertrain technology, charging infrastructure, and related software solutions and related technologies will enter the markets that we address and that larger competitors could more effectively sell their offerings.
In addition, we developed our battery system and powertrain systems and related components to be compliant with “Buy America” regulations applicable to the transit business, which means that we may have higher costs to procure components, and design, test and manufacture such products in the United States than competitors that are not compliant with Buy America or similar regulations. Our competitors may be able to manufacture comparable or competitive products in more cost-effective jurisdictions and import them to the United States at prices lower than ours, which competition could cause us to lose market share or compel us to reduce prices for goods or services to remain competitive, which could result in reduced sales and revenue in industry segments that are not subject to Buy America or similar regulation. The production of battery systems, electrification and charging solutions, fleet and energy management systems, and related technologies in China, where production costs are lower and where the development of such technologies could be subsidized by the state, could negatively impact our competitive profile by presenting our customers and partners a more cost-effective alternative to our products and services, which could result in reduced sales and revenue and loss of market share or compel us to reduce prices for goods or services to remain competitive.
Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future suppliers or business partners. By doing so, these competitors may increase their ability to meet the needs of our customers or potential customers. These developments could limit our ability to generate revenue from existing and new customers. If we are unable to compete successfully against current and future competitors, our business, prospects, financial condition, and operating results would be adversely affected.

Increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells, could harm our business.
We may experience, and did experience in 2021, increases in the cost or a sustained interruption in the supply or shortage of materials necessary for the production, maintenance and service of our transit buses, battery systems, electrification and charging solutions, fleet and energy management systems, and related technologies. Any such increase in cost, including due to inflation, supply interruption, materials shortage, or increase in freight and logistics costs, could adversely impact our business, prospects, financial condition, and operating results. Our suppliers use various materials, including aluminum, carbon fiber, lithium, cobalt, nickel, copper and neodymium. The prices and supply of these materials may fluctuate, depending on market conditions, geopolitical risks, such as the war in Ukraine, fluctuations in currency exchange rates, and global supply and demand for these materials, including increased production of electric transit buses and other energy storage applications by our competitors and companies in adjacent markets such as passenger cars and stationary storage. Our contracts do not all have mechanisms in place that allow us to raise prices to the end customer due to inflation or other material cost increases. If we are not able to raise our prices to our end customers, inflationary pressures and other material cost increases could, in turn, negatively impact our operating results.
Moreover, we are subject to risks and uncertainties associated with changing economic, political, and other conditions in foreign countries where our suppliers are located, such as disruptions due to the COVID-19 pandemic and related global supply chain disruptions, increased import duties, tariffs, and trade restrictions. Unavailability or delay of imports from our foreign suppliers would likely cause interruptions in our supply chain.
Our business is dependent on reliable availability of lithium-ion cells for our battery packs. While we believe other sources of lithium-ion cells will be available for our battery packs, to date, we have only used one supplier for lithium-ion cells for the battery packs used in commercial applications for our Proterra Transit and Proterra Powered customers. Any disruption in the supply of battery cells could disrupt production of our battery systems and electric transit buses we produce until we are able to find a different supplier that can meet our specifications. Such disruption could have an adverse effect on our business, prospects, financial condition, and operating results.
We expect raw material prices to remain elevated throughout 2022 due to inflation and continued global supply chain issues. While we believe our exposure to the potential increased costs is no greater than the industry as a whole, our business and results of operations may be adversely affected if our efforts to mitigate their effects are unsuccessful. Substantial increases in the prices for our materials or prices charged to us, particularly those charged by lithium-ion cell suppliers or charger hardware providers, would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased sale prices on our battery system, vehicle or charging systems. Furthermore, fluctuations in fuel costs, or other economic conditions, may cause us to experience significant increases in freight charges and material costs. Additionally, because the negotiated price of an existing battery system, vehicle or charging system is established at the outset, we, rather than our customers, bear the economic risk of increases in the cost of materials. Moreover, any attempts to increase battery system, vehicle or charging system prices in response to increased material costs could increase the difficulty of selling our electric transit buses or battery systems at attractive prices to new and existing customers and lead to cancellations of customer orders. If we are unable to effectively manage our supply chain and respond to disruptions to our supply chain in a cost-efficient manner, we may fail to achieve the financial results we expect or that financial analysts and investors expect, and our business, prospects, financial condition, and operating results may be adversely affected.
We have been and may continue to be impacted by macroeconomic conditions resulting from the global COVID-19 pandemic including supply chain disruptions.
The COVID-19 pandemic has impacted worldwide economic activity since the first quarter of 2020. Government regulations and shifting social behaviors have limited or closed non-essential transportation, government functions, business activities and person-to-person interactions. In some cases, the relaxation of such trends has been followed by actual or contemplated returns to stringent restrictions on gatherings or commerce, including in parts of the United States. At this time, it is difficult to predict the extent of the impact of the

COVID-19 pandemic, and whether more stringent restrictions on commerce or non-essential interaction will be imposed, including as a result of new strains or variants of the virus.
We temporarily suspended operations at each of our manufacturing facilities in the United States for short periods of time during 2020, and have in several periods operated at reduced capacity in our battery and bus manufacturing plants because of a shortage of available workers, quarantine restrictions and social-distancing requirements. Some of our suppliers, shippers and partners have also experienced labor shortages due to the COVID-19 pandemic, including, for example, a Michigan-based supplier of battery system components, which resulted in the delayed launch of our battery production line in City of Industry, California because of delays in receiving necessary manufacturing equipment. We have experienced delays in parts deliveries from some of our overseas suppliers related to congestion at the port of Los Angeles, California. Most recently, during the third and fourth quarters of 2021, our vehicle and equipment deliveries were impacted by constraints and inefficiencies in production driven by shortages in component parts, particularly resin for connectors, resulting from global supply chain disruptions stemming from the pandemic. These delays have not caused any plant shutdowns, but have caused delays in production and incremental shipping costs for air freight. Reduced operations or closures at the Bus Testing Center at Altoona, Pennsylvania, and delayed product inspections by customers, also resulted in delayed delivery and acceptances of electric transit buses. Macroeconomic conditions and changes to levels of consumer outlook and spend in the future may further adversely impact the energy product and automotive industries generally. For example, many of our customers, especially those in public transit, have postponed deliveries of our electric transit buses, and other potential customers have delayed requests for product proposals for new electric bus procurements or postponed changing infrastructure projects. If there is lower demand for public transportation in the future and a corresponding decrease in electric transit bus purchases and school bus purchases, our revenue and results of operations could be adversely affected. In addition, the COVID-19 pandemic delayed interest in commercial vehicle electrification for some school bus customers as school districts have reduced spending on capital investments and scaled back their operations generally.
We cannot predict the duration or direction of current domestic or global trends, the sustained impact of which is largely unknown, rapidly evolving, and varied across geographic regions, including within the United States. We continue to monitor macroeconomic conditions and we may not accurately project demand and infrastructure requirements and deploy our production, workforce, and other resources effectively in response. In the event of more stringent restrictions on commerce or non-essential interactions, our operations could be further suspended, perhaps indefinitely. If current market conditions continue or worsen, if we cannot or do not maintain operations appropriately scaled to such conditions, or are later required to or choose to suspend such operations again, our business, prospects, financial condition, and operating results may be harmed. Sustaining our production trajectory will also require the readiness and solvency of our suppliers and vendors, a stable and healthy production workforce, and ongoing government cooperation, including for travel allowances, each of which could be negatively affected by the duration and long-term effects of the COVID-19 pandemic.
Our suppliers may fail to deliver components according to schedules, prices, quality and volumes that are acceptable to us, or we may be unable to manage these components effectively.
Some of our products contain thousands of parts that we purchase from hundreds of mostly single-source direct suppliers, generally without long-term supply agreements. This exposes us to multiple potential sources of component shortages. Unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics such as the global COVID-19 pandemic and its related disruption of global supply chains, particularly in the industrial sector, and other factors beyond our or our suppliers’ control could also affect these suppliers’ ability to deliver components to us or to remain solvent and operational. The unavailability of any component or supplier could result in production delays, idle manufacturing facilities, product design changes, loss of access to important technology and tools for producing and supporting our products, and delays in providing replacement parts to our customers. We have experienced component shortages and delays. For example, we have experienced component shortages and delays during the COVID-19 pandemic, and may continue to experience similar shortages and delays as the pandemic continues. We have also experienced delays in sourcing replacement parts for some of our oldest transit buses in customer fleets, which has led to customer dissatisfaction and buses being out of service for lengthy periods while awaiting replacement parts.

Moreover, significant increases in our production, or product design changes made by us have required and may in the future require us to procure additional components in a short amount of time. Our suppliers may not be able to sustainably meet our timelines or our cost, quality and volume needs, or may increase prices to do so, requiring us to replace them with other sources. Our supply for battery cells and other raw materials is critical in allowing us to scale our operations and meet our growth profitability and cash flow targets, such that any supply delay or vulnerability in the battery cell supply chain could alter our growth plans. Further, we have limited manufacturing experience and we may experience issues increasing the level of localized procurement at our current or future facilities. While we have to date secured additional or alternate sources or developed our own replacements for many of our components, and we believe that we will be able to continue to do so, there is no assurance that we will be able to do so quickly or at all, particularly with highly customized components. Additionally, we may be unsuccessful in our continuous efforts to negotiate with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms, source less expensive suppliers for certain parts, and redesign certain parts to make them less expensive to produce. Any of these occurrences may harm our business, prospects, financial condition and operating results.
As the scale of our production increases, we will also need to accurately forecast, purchase, warehouse and transport components at high volumes to our manufacturing facilities across the United States. If we are unable to accurately match the timing and quantities of component purchases to our actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain and parts management, we may incur unexpected production disruption, storage, transportation and write-off costs, which may harm our business and operating results.
Our transit business is significantly dependent on government funding for public transit, and the unavailability, reduction, or elimination of government economic incentives would have an adverse effect on our business, prospects, financial condition, and operating results.
Our principal transit customers are transit authorities that depend on government funding and programs authorized for public transportation under Title 49, Chapter 53 of the U.S. Code, and administered by the FTA, including Urbanized Area Formula Grants, Formula Grants for Rural Areas, the Capital Investment Program, and the Bus and Bus Facilities Program. The Fixing America’s Surface Transportation Act, or FAST Act, enacted in December 2015, allocated over $305 billion for highway, transit, and vehicle safety programs for the five-year period that ended on December 31, 2020. Among other programs, the FAST Act reinstated a competitive Bus and Bus Facilities Infrastructure Investment Program, which grew from $268 million in 2016 to $344 million in 2020, resulting in an 89% increase over the 2015 funding levels for buses and bus facilities. To date, a substantial majority of our customers have received funding through these FAST Act programs in order to purchase new electric transit buses. For example, in 2018, nearly 70% of transit agencies that ordered buses from us were recipients of grants through the Low or No Emission Vehicle Program. The Low or No Emission Vehicle Program has enabled public transit agencies to purchase electric transit buses when the upfront cost of the electric bus was significantly higher than legacy diesel buses and the technology was new to customers. On November 15, 2021, President Biden signed the Infrastructure and Investment Jobs Act (IIJA), also referred to as the “Bipartisan Infrastructure Law”, into law, reauthorizing surface transportation programs through the federal government’s fiscal year in 2026, increasing funding for transit focused programs and establishing additional funding opportunities for no and low emission vehicles.
In addition to funding under the FAST Act and the Bipartisan Infrastructure Law, certain states and cities offer vouchers for the purchase of electric buses, such as California’s Hybrid & Zero Emission Truck & Voucher Incentive Project, and the New York Truck Voucher Incentive Program. These vouchers provide point-of-sale discounts to vehicle purchasers. Additionally, there are other state programs that help fund electric bus purchases, including California’s Transit and Intercity Rail Capital Program, which has been allocated a portion of California’s Cap-and-Trade funds annually. The California Low Carbon Fuel Standard, or LCFS, also enables transit agencies using electricity as a source of fuel to opt into the LCFS program and earn credits that can be monetized. While the value of these credits fluctuates, the credits may help to offset up to half of the fuel costs for our transit customers.

There can be no assurance that these programs will be reauthorized following expiration of their current terms, that other government funding programs will continue to be available at the current levels or at all in the future, or that new government funding programs will be adopted, including with respect to products and services that are currently or will in the future be offered by Proterra Powered and Proterra Energy. Uncertainty or delay in extending, renewing, or adopting these incentives beyond their current or future expiration dates could negatively impact our business because sales cycles for public and other transit customers are long and customers may be unwilling to adopt electric technology if supportive funding is not assured. For example, transit authorities have reduced order sizes in the past because of a decrease in available funding.
Available government funding and economic incentives are subject to change for a variety of reasons that are beyond our control, including budget and the policy initiatives and priorities of current and future administrations at the federal and state level. In addition, future government shutdowns may impact the availability and administration of government funding, which could adversely impact future bus orders and result in payment delays for existing orders. For example, we experienced payment delays from customers during the U.S. federal government shutdown in January 2019 related to the FTA’s inability to administer grant funding during the shutdown. If government support for adoption of electric vehicles and clean energy initiatives wanes, as it did during the Trump Administration, this could adversely affect the growth of the North American public transit electric bus market and the commercial electric vehicle market generally, and could have an adverse effect on our business, prospects, financial condition, and operating results.
Our future growth prospects depend upon the interest of commercial vehicle manufacturers in adopting our products and services that are designed to facilitate the electrification of commercial vehicles.
Our growth is highly dependent upon the adoption of our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses by commercial vehicle manufacturers and OEMs, and their willingness to partner with us on the design, development, testing, manufacturing, distribution, deployment, promotion, sale, and support of our products. The market for commercial electric vehicles and electrification technologies is relatively new, rapidly evolving, and characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new product and vehicle announcements, and changing demands and behaviors of customers and potential partners. As a result, we spend resources educating our potential customers and partners on the benefits of adopting electric vehicle technology and engaging in lobbying efforts to promote clean energy initiatives.
Other factors that may influence the adoption of our commercial vehicle electrification technologies by manufacturers and OEMs include:
•perceptions about commercial electric vehicle performance, total cost of ownership, design, quality, cost and reliability that may be attributed to the use of advanced technology (in particular with respect to lithium-ion battery packs), especially if adverse events or accidents occur that are linked to the quality or safety of commercial electric vehicles;
•the amount and availability of federal, state, or other government funding and, in particular, the availability of economic incentives promoting fuel efficiency and alternate forms of energy, such as the Low or No Emission Vehicle Program and the Advanced Technology Vehicle Manufacturing Loan Program;
•the range over which commercial electric vehicles may be driven on a single battery charge and the time it takes to recharge the batteries of these vehicles;
•the cost and feasibility of installing new charging infrastructure;
•concerns about electric grid capacity and reliability, the cost of electricity, and reliance of utilities on fossil fuels for electricity generation, which could derail our past and present efforts to promote commercial electric vehicles as a practical substitution for vehicles that require fossil fuels;

•the availability of alternative fuel vehicles, including diesel-hybrid and compressed natural gas vehicles, and battery electric fuel cell vehicles;
•improvements in the fuel economy of the internal combustion engine;
•perceptions about the impact of electric vehicles on the environment and the health and welfare of communities;
•perceptions about the use of electric batteries, sourcing of battery components, recyclability, and safe disposal of batteries;
•the availability of service for commercial electric vehicles;
•the environmental consciousness of corporations and public agencies;
•volatility in the cost of diesel fuel and oil;
•government regulations;
•social and political support for clean energy initiatives and commercial electric vehicles;
•perceptions about and the actual cost of alternative fuel vehicles; and
•macroeconomic factors.
Moreover, the willingness of commercial vehicle manufacturers and OEMs to embrace our battery systems, electrification and charging solutions, fleet and energy management software, and related technologies depends, in part, on the real or perceived reliability of these products and services, and their ability to provide complete electrification solutions to potential customers. Any lapse in quality, reliability or performance of any of these products or services could harm the perception of our other products and negatively impact the adoption of our products or services.
Any of the factors described above may cause current or potential customers not to purchase or adopt our products or services. If the market for commercial electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition, and operating results could be adversely affected.
The growth of our transit business is dependent upon the willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit.
The growth of our transit business is highly dependent upon the adoption of electric transit buses for mass transit by corporate and public transportation providers. The market for electric transit buses is relatively new, rapidly evolving, and characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, and changing demands and behaviors of riders. As a result, we spend resources educating our potential customers on the benefits of adopting electric vehicle technology and engaging in lobbying efforts to promote clean energy initiatives.
The same factors described above that may influence the adoption of our commercial vehicle electrification technologies by manufacturers and OEMs, also may influence the adoption of electric transit buses by corporate and public transportation providers. Moreover, the willingness of corporate and public transportation providers to embrace electric transit buses depends, in part, on the willingness of users of public transportation to continue to use buses instead of alternative modes of transportation, including private car, rail, and ridesharing services including Uber, Lyft, and electric bikes and scooter services, on-demand shuttles and, in the future, autonomous vehicles. Bus ridership has been severely impacted by the COVID-19 pandemic and has been declining in large transportation markets, which may lead to fewer investments in electric transit buses in the long term.
Any of these factors may cause current or potential corporate and other public transit customers not to purchase our electric transit buses or use our services. If the market for electric vehicles for mass transit does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition, and operating results could be adversely affected.
Our dependence on a limited number of suppliers introduces significant risk that could have adverse effects on our financial condition and operating results.
We are a relatively low-volume producer of battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies, and do not have significant purchasing power with suppliers in the electric vehicle market for many components of our products, including batteries, drivetrains, high-voltage systems and electric transit buses. As a result, suppliers and other third parties may be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. To build and maintain our business and obtain favorable contract terms, we must maintain our suppliers’ and other vendors’ confidence in our stability, liquidity, and business prospects. Maintaining such confidence may be complicated by certain factors, such as our limited operating history, suppliers’ unfamiliarity with our products, competition, and uncertainty regarding the future of commercial vehicle electrification. Some of these factors are outside of our control and any negative perception about our business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to contract with suppliers on favorable terms. In addition, some of our suppliers may have more established relationships with our competitors, and as a result of those relationships, some suppliers may choose to limit or terminate their relationship with us.
In addition, with respect to our battery manufacturing business that supports Proterra Transit and Proterra Powered, our battery production volumes are relatively small and we are currently sole sourcing key components from select suppliers, such as LG Energy Solution, for the lithium-ion cells that we use to manufacture our battery packs and other sole source suppliers for key elements of the battery pack. Disruptions in production may result if we had to replace any of these sole source suppliers on short notice.
With respect to our transit business, we have few long-term agreements with suppliers and typically purchase supplies on an order-by-order basis depending on the material requirements to build customers’ buses. In many cases, we rely on a small group of suppliers, many of which are single-source suppliers, to provide us with components for our products, such as our bus body and our drivetrains. Moreover, transit bus customers have specified a certain supplier for components, such as its preferred seating or heating, ventilation, and air conditioning units, and we are then beholden to that specified supplier’s terms and delivery schedule. While we obtain components from multiple sources when that is a viable alternative, certain components used in our electric transit buses, such as bus bodies, must be custom made for us. For example, TPI Composites, Inc. is the current sole source supplier for our bus body.
If these suppliers become unwilling or unable to provide components, there may be few alternatives for supply of specific components, which may not be available to us on acceptable terms or favorable prices, or that meet our published specifications. We may also experience delays while we qualify new suppliers and validate their components. In addition, replacing our sole source suppliers may require us to reengineer our products, which could be time consuming and costly.
Our reliance on a small group of sole-source suppliers as well as certain suppliers specifically chosen by customers creates multiple potential sources of delivery failure or component shortages for the production of our products. As a result, we may be required to renegotiate our existing agreements with our suppliers, potentially with less favorable terms, and incur additional costs associated with the production. In the past, we have experienced delays related to supply shortages, including, most recently, as a result of the global supply chain disruptions related to the COVID-19 pandemic, and untimely or unsatisfactory delivery of components that have stalled production with respect to our electric transit buses. Moreover, although we continue to expend significant time and resources vetting and managing suppliers and sourcing alternatives, we may experience future interruptions in our supply chain. Failure by our suppliers to provide components for our electric transit buses, battery systems or other products could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion, which could harm our relationships with our customers and result in contract fines, negative publicity, damage to our reputation, and adverse effects on our business, prospects, financial condition, and operating results.
If we fail to make the right investment decisions in our technologies and services, we may be at a competitive disadvantage.
Electrification of commercial vehicles is a relatively new field. We have invested significant resources into our technologies, including our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies. For example, we invested in a single-blade overhead charging system that we have deployed and must continue to support for transit customers, even though the industry has moved to other solutions such as overhead pantograph or plug-in charging which also have required, and may continue to require, new investments on our part. If we select and invest in technology standards that are not widely adopted or invest in technologies that are not widely adopted by large customers who influence the industry in the future, we may not recover our investments in these technologies and may be at a competitive disadvantage, and our business, prospects, financial condition, and operating results could be adversely affected.
We have a long sales, production, and technology development cycle for new public transit customers, which may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on our business.
The vast majority of our current and historical sales are to transit agencies that do not procure electric transit buses every year. The complexity, expense, and nature of government procurement processes result in a lengthy customer acquisition and sales process. It can take us years to attract, obtain an award from, contract with, and recognize revenue from the sale of a vehicle to a new customer, if we are successful at all. Before awarding an order for electric transit buses, transit agencies generally conduct a comprehensive and competitive proposal process based on a variety of criteria, including technical requirements, reliability, reputation, and price. Even if we are awarded an order, the actual realization and timing of revenue is subject to various contingencies, many of which are beyond our control, including the customer’s interpretation of technical or performance requirements for acceptance, timing and conditions of customer acceptance, and the customer’s reduction, modification, or termination of an order. A customer is not obligated to purchase the electric transit buses and may cancel or modify an award prior to entering into a contract with us. We have in the past, and may in the future, experience customer cancellations or modifications of awards. A customer can cancel or modify an award for a variety of reasons, including as a result of improvements in our technology or the technology of our competitors between the dates of award and signed contract, or as the result of a successful bid protest.
Our sales and production cycle for a transit customer can be a long and time-consuming process. The initial sales process from first engagement to award typically ranges from 6 to 18 months. The award of a proposal is typically followed by a pre-production process where the design and specifications of the customized buses are mutually agreed and we negotiate a final contract and purchase order with our customer. Procurement of parts and production typically follow this final agreement between us and the customer. Once a bus is fully manufactured, the customer performs a final inspection and determines whether to accept delivery of the bus, at which time we recognize revenue on the sale. The length of time between a customer award and vehicle acceptance typically varies between 12 and 24 months, depending on product availability, production capacity, and the pre-delivery and post-delivery inspection process by the customer which often results in additional changes to the transit bus after manufacturing completion, re-works, further product validation and acceptance periods, and additional costs to us that we may not be able to recover. Consequently, we may invest significant resources and incur substantial expenses before a customer accepts a bus order and these expenses may not be recovered at all if a customer does not accept the completed bus, the bus requires costly modifications, or we extend additional warranties. For instance, we create a bill of materials and obtain the appropriate parts for each customized bus for a customer, which can result in excessive inventory risk if a customer changes or cancels the order. In addition, we may devote significant management effort to develop potential relationships that do not result in bus orders, acceptance of the bus as delivered, and the corresponding recognition of revenue, and the diversion of that effort may prevent us from pursuing other opportunities. As a result, our long sales and development cycle may subject us to significant risks that could have an adverse effect our business, prospects, financial condition, and operating results.
If we are unable to attract new customers and expand sales to existing customers, our revenue growth could be slower than we expect and our business would be adversely affected.
Our ability to achieve significant future revenue will depend in large part upon our ability both to attract new customers and to expand our sales to existing customers, including sales of Proterra Powered and Proterra Energy products and services to current and future customers, including Proterra Transit customers. If we fail to attract new customers or fail to maintain and expand our customer relationships, our business would be adversely affected. For example, if our existing transit customers do not expand their orders, our revenue may grow more slowly than expected, may not grow at all, or may decline. Additionally, we have a small direct sales force for each part of our business. We plan to continue expanding our sales efforts, but we cannot be assured that our efforts will result in sales to new customers, or increased sales to existing customers, with respect to our Proterra Powered, Proterra Transit or Proterra Energy offerings. Further, given the small size of our sales team, losing a member of our team may adversely affect our sales efforts with existing or potential new customers. If our efforts to expand sales to our existing customers are not successful, our existing customers do not continue to purchase additional products and services, or we are unable to attract new customers, our business, prospects, financial condition, and operating results would be adversely affected.
We have a history of net losses, have experienced rapid growth and anticipate increasing our operating expenses in the future, and may not achieve or sustain positive gross margin or profitability in the future.
We incurred net losses of $250.0 million in 2021, $127.0 million in 2020, and $101.6 million in 2019, and we expect to incur net losses for the foreseeable future. As of December 31, 2021, we had an accumulated deficit of $858.2 million. We expect to make significant expenditures related to the development and expansion of our business, including: making new capital investments and continuing investments in our electric powertrain, including advancements in our battery technology and high voltage systems; hiring and retaining qualified employees; adding additional production lines or production shifts in our manufacturing facilities; expanding our software offerings; expanding our business into new markets and geographies; research and development in new product and service categories; and in connection with legal, accounting, and other administrative expenses related to operating as a public company.
We have also experienced rapid growth in recent periods. For example, our number of employees has increased significantly over the last few years, from 492 full-time employees as of December 31, 2018 to 870 full-time employees as of December 31, 2021. Sustaining our growth will place significant demands on our management as well as on our administrative, operational, legal and financial resources. To manage our growth effectively, we must continue to improve and expand our infrastructure, including our information technology, financial, legal, compliance and administrative systems and controls. We must also continue to effectively and efficiently manage our employees, operations, finances, research and development, and capital investments.
All of these efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. While our revenue has grown in recent periods, our operating expenses have also increased significantly. If our revenue declines or fails to grow at a rate faster than increases in our operating expenses, or we are unable to increase gross margin, whether through reducing the cost of production or increasing sales, we would not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot ensure that we will achieve profitability in the future or that, if we do become profitable, that we will be able to sustain profitability.

Our operating results may fluctuate from quarter to quarter, which makes our future results difficult to predict.
Our quarterly operating results have fluctuated in the past and may fluctuate in the future. Our revenue recognition with respect to electric transit buses and charging systems depends on the timing of customer acceptance. Large order sizes may result in a significant number of electric transit buses or charging systems being accepted or rejected at one time, which could disproportionately impact revenue recognition in a given quarter. Revenue for battery systems and electrification and charging solutions is less dependent on customer acceptance but can be unpredictable based on our customers’ ability to cancel within lead times. Additionally, we have a limited operating history, which makes it difficult to forecast our future results and subjects us to several risks and uncertainties, including our ability to plan for and anticipate future growth. As a result, our past quarterly operating results may not be reliable indicators of future performance, particularly in our rapidly evolving market.
Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or are outside of our control, including:
•our ability to maintain and grow our customer base and to sell additional products to our existing customers;
•our ability to build a reputation as a manufacturer of quality battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses and to build trust and long-term relationships with customers;
•the effects of the ongoing COVID-19 pandemic, particularly with respect to funding for state and federal transit programs and reduced operating revenue from reduced passenger levels, and the effect on our suppliers;
•the amount of funding appropriated annually for state and federal transit programs and the amount and timing of government funding programs for electric vehicles;
•our ability to deliver our products as planned to meet our revenue goals and avoid liquidated damages within certain contracts, which may depend on factors such as supply shortages of components and component quality issues, customer configuration, manufacturing, or shipping delays, our ability to manage logistics, and to accurately forecast inventory and labor requirements;
•the mix of order size for transit bus orders, and variations in profit margins for each contract, which may affect our overall gross margin in any particular period;
•fluctuations in the cost and availability of raw materials, including as a result of tariffs and other trade restrictions;
•cancellations or modifications of awards or orders by our customers;
•our ability to design and produce safe, reliable, and quality products on an ongoing basis;
•levels of warranty claims or estimated costs of warranty claims and vehicle or equipment recalls;
•our ability to distinguish ourselves from competitors in our industry by developing and offering competitive products, effectively partner with manufacturers in adjacent markets and respond to competitive developments, including the introduction of new battery systems, electrification and charging solutions, fleet and energy management software or electric transit buses and pricing changes by our competitors;
•our ability to promote the adoption of electric vehicles over other fuel solutions such as diesel-hybrid, hybrid, or compressed natural gas vehicles or battery electric fuel cell vehicles;

•the success and timing of our strategic relationships to enter adjacent markets;
•pricing pressure as a result of competition or otherwise;
•our ability to implement cost reduction measures;
•buying patterns of customers, and the procurement schedules of our current and prospective customers in the public transit market, school bus market, and other commercial vehicle markets;
•current and evolving industry standards and government regulations that impact our business at the federal, state, and local level, particularly in the areas of product safety and rules of origin such as Buy America, Buy American, and provincial Canadian Content regulations, and competitive bidding regulations at the federal, state and local level for electric transit buses;
•the timing of testing by, and the ability of our buses to pass, the FTA’s federal bus testing program;
•delays or disruptions in our supply, manufacturing, or distribution chain, including insolvency, credit, or other difficulties confronting our key suppliers;
•our ability to effectively manage the length and complexity of our sales cycles;
•the mix of financing alternatives that we offer and our customers choose to utilize;
•our ability to continuously improve our product without obsoleting inventory or production tooling;
•litigation, adverse judgments, settlements, or other litigation-related costs;
•timing of stock-based compensation expense; and
•general economic and political conditions and government regulations in the United States and Canada and the countries where we may expand in the future.
The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.
Failure to execute cost-reduction measures successfully could adversely affect our profitability.
While we have experienced, and expect in the future to realize, cost reductions both in the products and services that we procure from our suppliers and in our own cost base, we may not be able to achieve sufficient cost savings to reach our profitability goals. While we have implemented, and intend to continue to implement, cost-reduction strategies in order to meet these goals, if we do not achieve expected savings or if operating costs increase as a result of investments in strategic initiatives, our total operating costs would be greater than anticipated. We may also incur substantial costs or cost overruns in utilizing and increasing our production capability, particularly if we build new battery production lines, and if we vertically integrate subsystem production into our manufacturing facilities. In addition, if we do not manage cost-reduction efforts properly, such efforts may affect the quality of our products and our ability to generate future revenue. Moreover, significant portions of our operating expenses are fixed costs that will neither increase nor decrease proportionately with revenue. In addition, we incur significant costs related to procuring the materials required to manufacture our battery systems, electrification and charging solutions, fleet and energy management systems and electric transit buses, as well as assembling electric transit buses and systems, and compensating our personnel. If we are not able to implement further cost-reduction efforts or reduce our fixed costs sufficiently in response to a decline in revenue, our business, prospects, financial condition, and operating results may be adversely affected.
We could incur material losses and costs from product warranty claims, recalls, or remediation of electric transit buses for real or perceived deficiencies or from customer satisfaction campaigns.
We provide warranties on our Proterra Transit, Proterra Powered and Proterra Energy hardware products and process warranty claims in the ordinary course of our business. Warranty estimates are inherently uncertain and changes to our historical or projected experience, especially with respect to new battery systems, electrification and charging solutions, fleet and energy management systems or other vehicle technologies, may cause material changes to our warranty reserves in the future. If our warranty reserves are inadequate to cover future warranty claims on our products, our business, prospects, financial condition, and operating results could be adversely affected. In addition, we may also choose to upgrade parts or systems across an entire vehicle fleet or electric drivetrain product line for our own service or customer satisfaction needs, which may result in unforeseen costs.
We provide a limited warranty to customers on battery systems, electric transit buses and charging systems. The limited warranty ranges from one to twelve years depending on the components. Specifically, under the fleet defect provisions included in some transit bus purchase contracts, we are required to establish proactive programs to prevent the re-occurrence of defects in electric transit buses delivered under the contract if the same defect occurs in more than a specified percentage of the fleet within the base warranty period following delivery of the electric transit bus. We calculate an estimate of these costs into each of our contracts based on our historical experience and technical expectations. Warranty reserves include management’s best estimate of the projected costs to repair or to replace items under warranty. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency, and costs of future claims.
Because of the short operating history of our current product line, we have had limited data upon which to base our warranty expense estimates. Also, although we may offer customers lengthy warranties, our ability to recover warranty claims from underlying suppliers may be limited to a shorter period by contract. We are currently aware of warranty claims on certain transit bus structures and components which may result in material warranty costs. For example, we have received warranty claims related to cracked wheel wells and rear door framing in our buses and failures with third-party charging systems installed by us that did not meet customer specifications.
We are potentially subject to recalls of our products to cure real or perceived manufacturing defects or if we fail to comply with applicable U.S. Federal Motor Vehicle Safety Standards, or FMVSS. We have filed voluntary recalls with the United States National Highway Transportation Safety Administration. We are potentially subject to recalls made by the suppliers of components or parts that we purchase and incorporate into our electric transit buses. In October 2018, for example, we initiated a recall on certain of our electric transit buses because of a defect in a brake caliper after an equipment recall by our axle supplier, even though none of our customers had experienced a problem with the part. We may also need to bring battery systems back to our facilities for warranty work and deploy staff to assist customers with battery system issues, and we may need to transport buses back to one of our facilities or retrofit transit buses in the field to address a warranty claim, a recall campaign, or to otherwise satisfy customer concerns, which may require significant staff to be deployed to customer locations.
Even if a defect or perceived defect is not subject to a warranty claim or a current recall process, we may still incur costs of a customer satisfaction campaign when we choose to upgrade our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies without cost to the customer. For example, we are currently aware that the amount of weight on the front axle of certain of our buses in operation may exceed the manufacturer’s gross axle weight rating. To address this issue with our customers, in 2019 we launched a customer satisfaction campaign to upgrade our electric transit buses’ front axle, which will result in increased labor and parts costs, for which we have accrued a reserve. We are also aware of cracks in the gel coat finish on some of our composite bus bodies which has required and is expected to require customer service support at our cost.

A product warranty claim, product recall, or product remediation, as a result of real or perceived defects, caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expense and could have an adverse effect on our business, prospects, financial condition, and operating results. In addition, adverse publicity or industry rumors and speculation that may result from a customer or customers taking our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies out of service pending a repair or remedy, product warranty claims, or product recalls, could slow market acceptance of our products and have an adverse effect on our reputation, brand image, and our ability to successfully market and sell our products.
If we are unable to scale production and deliver battery systems and buses on time, our business could be adversely affected.
Our business plan calls for significant increases in both vehicle and battery system production in a short amount of time to meet expected delivery dates to customers. Our ability to achieve our production plans will depend upon many factors, including adding additional battery lines, auxiliary vehicle production lines and production shifts, recruiting and training new staff while maintaining our desired quality levels, and improving our vehicle configuration process, supply chain management, and our suppliers’ ability to support our needs. Moreover, because many of our orders are with respect to products that will be delivered only after 2021, whether we are the battery system supplier or, in the case of electric transit buses, the vehicle OEM, there can be no assurance that we will be able to accurately forecast our supply chain demands or scale our manufacturing accordingly to meet the delivery deadlines for these orders. In addition, we have adopted, and may adopt in the future, new factory and supply chain management technologies and manufacturing and quality control processes, which we must successfully introduce and scale for production across our factories. We have introduced new battery system configurations for our customers and we are new to modifying our production processes to complete different configurations. Moreover, our electric transit buses are customized for our customers and certain battery systems require custom integration with our customer electric transit buses, which means that each new electric transit bus order brings its own set of challenges to vehicle configuration and supply chain. For example, each new electric transit bus configuration may introduce a multitude of parts that we have not used in previous electric transit bus builds, which in turn requires obtaining parts from new suppliers that engineering must validate and incorporate into our vehicle configuration. In the past, we have experienced changes in work instructions for electric transit buses that have not been timely communicated between factories, resulting in recalls of delivered product. We have limited experience developing, manufacturing, selling, servicing, and allocating our available resources among multiple products and multiple factories simultaneously. If we fail to effectively manage the complexity of our production process, our business, prospects, financial condition, and operating results could be adversely affected.
Our inability to deliver electric transit buses that meet customer specifications in a timely manner could significantly delay recognition of revenue and receipt of payment, because we do not recognize revenue and are not paid for electric transit buses until they are delivered to the customer. Moreover, some of our contracts with transit agencies include liquidated damages clauses that apply monetary penalties on a per vehicle per day basis if electric transit buses are not delivered to the customer by the date specified in the contract. Per day penalties can be significant depending on the contract. We have delivered battery systems, charging systems and electric transit buses late in the past, and have incurred substantial penalties with respect to certain of these late deliveries, which have reduced our revenue and margin. Although we actively manage our production schedule and our customers’ expectations, we may still fail to meet delivery deadlines and may incur penalties as a result. If we are unable to realize our production plans and deliver our battery systems and buses on time, our reputation, business, prospects, financial condition, and operating results could be adversely affected.
Our business could be adversely affected if utilities and state utility commissions do not, or are slow to, support transportation electrification efforts.
Fleet-wide adoption of electric vehicles will benefit from favorable electricity rate structures for transit authorities and other large fleet operators and investment in make-ready infrastructure for electric vehicle charging at scale by utilities. For example, pursuant to California Senate Bill 350: Clean Energy and Pollution Reduction Act, the California investor-owned utilities have submitted Integrated Resource Plans that detailed how each utility will meet its customers’ resource needs and reduce greenhouse gas emissions, including support for transportation electrification. The California Public Utilities Commission approved the plans in May 2018, including Pacific Gas and Electric Company’s proposed investment in infrastructure and rebates and Southern California Edison Corporation’s proposed time-of-use rates for charging electric transit buses. In September 2018, the Public Service Enterprise Group in New Jersey outlined a number of initiatives, including providing funding for charging system installations, deploying make-ready electric infrastructure and making grants for electric school buses. The New Jersey Board of Public Utilities will now evaluate the filing. In addition, utility commissions in several states are also evaluating the needs and benefits of transportation electrification, including the transit bus sector.
Our customers expect to pay lower electricity costs and generally look to the utilities to invest in infrastructure upgrades that will support commercial vehicle electrification plans. Therefore, efforts on the part of utility companies and state utility commissions to develop an appropriate rate designed to ensure that electricity as a fuel is competitive with fossil fuels will improve the total cost of ownership benefits for our transit customers and vehicle fleet owners, and enhance the attractiveness of our other products and offerings. Similarly, investments that utilities make to upgrade the infrastructure necessary to support additional load on the electrical grid will save our customers from potentially having to make their own investments. However, if utilities and utility commissions do not make the necessary investments to support commercial vehicle electrification and develop the appropriate, cost-competitive electricity rates, or delay such efforts, the market for battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies may not develop as we expect or may develop more slowly than we expect, and our business, prospects, financial condition, and operating results could be adversely affected.
Our annual revenue has in the past depended, and will likely continue to depend, on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to our existing customers could have an adverse effect on our operating results for a particular period.
Because the majority of our historical and current customers are public transit authorities who do not procure new vehicle fleets every year, the composition of customers that account for a significant portion of our revenue is likely to vary from year to year based on which customers have accepted delivery of large fleet orders with us during the applicable period. For example, in 2018, Southeastern Pennsylvania Transportation Authority, Regional Transportation Commission of Washoe County and District Department of Transportation accounted for 15%, 12%, and 12%, respectively, of our total revenue. Moreover, because public transit authorities tend to procure new vehicles in large batch orders, our revenue in any given quarter may be highly dependent on a single customer. For example, in the second quarter of 2020, approximately 50% of the electric transit buses we delivered were delivered to a single customer, the Port Authority of New York and New Jersey and in the fourth quarter of 2020, approximately 40% of the buses we delivered were delivered to a single customer, the City of Edmonton. Because we generally do not recognize revenue until a customer accepts delivery of our buses, the timing of the acceptance of large orders may impact our revenue recognition and create fluctuations in our revenue and other operating results. We believe that we will continue to depend upon a relatively small number of customers for a significant portion of our revenue in any given period for the foreseeable future because we have only recently begun to deliver our buses and other products at a larger scale and we have a lengthy sales cycle and on-ramp for new customers. Our failure to diversify our customer base by adding new customers or expanding sales to our existing transit customers and our failure to add new customers and expand sales to existing customers in our Proterra Powered and Proterra Energy businesses outside of the transit industry could therefore have an adverse effect on our operating results for a particular period.
Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies and powertrains or improvements in the internal combustion engine may adversely affect the demand for our electric transit buses.
The electric vehicle industry, and the electric commercial vehicle industry in particular, is relatively new and has experienced substantial change in the last several years. As more companies invest in electric vehicle and autonomous vehicle technology and alternative modes of transportation, we may be unable to keep up with technology advancements and, as a result, our competitiveness may suffer. As technologies change, we plan to spend significant resources in ongoing research and development, and to upgrade or adapt our products and services, and introduce new products and services in order to continue to provide battery systems, electrification and charging solutions, fleet and energy management software electric transit buses, and related technologies with the latest technology, in particular battery technology. Our research and development efforts may not be sufficient or could involve substantial costs and delays and lower our return on investment for our technologies. For example, we recently entered a new contract for supply of charging systems, replacing the solution that we invested substantial resources in developing in 2018. Additionally, due to the impacts of COVID-19 in 2020 and 2021, we have experienced delays in battery development and testing which could delay certain customer deliveries in the second half of 2021. Delays or missed opportunities to adopt new technologies could adversely affect our business, prospects, financial condition, and operating results.
In addition, we may not be able to compete effectively with other alternative fuel vehicles and integrate the latest technology, which may include autonomous vehicle technology, into our battery systems, electrification and charging solutions, fleet and energy management systems, and related technologies. Even if we are able to keep pace with changes in technology and develop new products and services, we are subject to the risk that our prior models, products, services and designs will become obsolete more quickly than expected, resulting in unused inventory and potentially reducing our return on investment, or become increasingly difficult to service or provide replacement parts at competitive prices. For example, we incurred $4.9 million, $3.0 million and $1.9 million in inventory write-offs in 2019, 2020 and 2021, respectively, as the result of unused raw materials or adopting new technologies. Additionally, given the long sales cycle of each of our products and services, customers may delay purchases and modify or cancel existing orders in anticipation of the release of new models and technology. Moreover, developments in alternative technologies, such as advanced diesel, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may adversely affect our business and prospects in ways we do not currently anticipate. Any developments with respect to these technologies, in particular fuel cell technologies and related chemical research, or the perception that they may occur, may prompt us to invest heavily in additional research to compete effectively with these advances, which research and development may not be effective. Any failure by us to successfully react to changes in existing technologies could adversely affect our competitive position and growth prospects.
If we are unable to successfully manufacture and sell our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies, our business could be adversely affected.
We have limited experience with manufacturing and selling battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies to global commercial vehicle manufacturers and other types of manufacturers. As we develop partnerships with global commercial vehicle manufacturers to provide these products and other component parts to these partners and customers, we must introduce and implement manufacturing and quality control processes across our factories that are comparable to those of other Tier 1 suppliers in the automotive industry. We have identified areas for improvement as we scale and mature, such as ISO certification for our operations, that would allow us to meet quality standards required by companies such as Daimler and its subsidiaries. Furthermore, we must compete against more established battery designers, drivetrain designers, vehicle manufacturers, charging solution designers and component suppliers with greater resources and more experience in large scale manufacturing and deployment than we have. To compete effectively against these incumbent manufacturers and suppliers, we will have to devote substantial resources and effort to efficiently and effectively scale our manufacturing capabilities, implement new manufacturing and quality control processes, and enhance our existing processes. The implementation of a Tier 1 automotive supplier manufacturing operations inherently involves risks related to infrastructure and process development, quality control, and customer acceptance. If we fail to mature our manufacturing operations to the satisfaction of our customers, then our business, prospects, financial condition, and operating results could be adversely affected.

If we are unable to design, develop, market, and sell new products and services that address adjacent market opportunities, our business, prospects, and operating results may be adversely impacted.
We may not be able to successfully develop new products and services or develop a significantly broader customer base. For the past several years, we have focused our business on the development and sale of electric transit buses for the mass transit market. Our product line in the transit market is currently limited to the 40-foot and 35-foot ZX5 transit buses, and spare parts. We have recently expanded our offerings to include battery systems, electrification and charging solutions, and fleet and energy management software, and related technologies that are designed for broader application to other commercial vehicles.
In this regard, we have entered into development and supply agreements to develop and sell our battery systems, electrification and charging solutions and fleet and energy management software to other medium-duty and heavy-duty commercial vehicle manufacturers. Our business model offers end-to-end powertrain systems, energy system integrations when electric drivetrains are supplied by a third party, and battery system supply when integration and electric drivetrains are supplied by third parties to the end customer. Achieving success in these relatively new markets will require us to, among other things:
•enter into strategic agreements with leading manufacturers in these markets and maintain and grow these relationships;
•adapt our electric powertrain technology to meet the specifications of additional commercial vehicle categories;
•successfully compete with other manufacturers in the new markets;
•effectively and efficiently scale our manufacturing capabilities;
•effectively and efficiently grow and manage our supply chain;
•expand our sales and marketing capabilities;
•enter into service partnerships or expand our internal service and parts capabilities;
•expand our integration and engineering services to compete with other integrators and suppliers of high voltage systems, controls and drivetrains;
•expand our software and telematics platform to offer competitive solutions;
•develop technology solutions that are compatible with offerings of third-party providers;
•develop charging solutions, including software and telematics that are compatible with electric vehicle technology independent of manufacturer or supplier; and
•comply with changing regulations applicable to our products and services.
If we fail to adequately improve our products and services to compete effectively against our competitors, we may not be successful in expanding our customer base in the electric commercial vehicle market.
In addition, our failure to address additional market opportunities could harm our business, financial condition, operating results, and prospects. We may not be able to successfully design, develop, or test new products and services in order to effectively compete with our competitors in these new markets. Furthermore, there may be no demand by customers to purchase newly developed or improved products and services, there may be risks and unbudgeted costs associated with launching new products and services, and we may not be able to recoup our research and development costs, all of which could have an adverse effect on our business, prospects, financial condition, and operating results.
We may not be able to develop, maintain and grow strategic relationships in the Proterra Powered or Proterra Energy business, identify new strategic relationship opportunities, or form strategic relationships, in the future.
We expect that our ability to establish, maintain, and manage strategic relationships, such as development and supply agreements with customers that could have a significant impact on the success of our business. While we expect to increase the amount of revenue associated with Proterra Powered and Proterra Energy to become a more substantial in the future, there can be no assurance that we will be able to identify or secure suitable and scalable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do. We entered a strategic collaboration agreement with Daimler in 2018, which has since expired, that involved Daimler making a significant equity investment in our company and a representative from Daimler joining our board of directors. We may not be able to offer similar benefits to other companies with which we would like to establish and maintain strategic relationships, which could impair our ability to establish such relationships. Moreover, identifying such opportunities could demand substantial management time and resources, and may involve significant costs and uncertainties.
Additionally, we cannot guarantee that the companies with which we have developed or will develop strategic relationships will continue to devote the resources necessary to promote mutually beneficial business relationships and grow our business. Our current arrangements are not exclusive, and some of our strategic partners offer competing products. As a result of these factors, many of the companies with which we have development and supply agreements may choose to develop alternative products in addition to or in lieu of our solutions, either on their own or in collaboration with others, including our competitors. If we are unsuccessful in establishing or maintaining our relationships with key strategic partners, our overall growth could be impaired, and our business, prospects, financial condition, and operating results could be adversely affected.
Lack of long-term customer contracts, uncertainty regarding customer option exercises, and customer suspension or termination of contracts may have adverse effects on our Proterra Transit business.
Proterra Transit relies heavily on sales to public and other transit authorities, which, consistent with general industry practice, do not make long-term purchase commitments with transit vendors. Most transit authorities usually undertake significant procurement of new transit buses once every few years and typically acquire a relatively small percentage of their fleet each time. Often, the terms of our procurements allow customers, without notice or penalty, to suspend or terminate their relationship with us at any time and for any reason. For example, one of our customers previously made an award to us for buses in 2017, but due in part to improvements in electric vehicle technology and the release of new bus models, withdrew the award in 2018 in favor of considering a new request for proposal process. Even if customers continue their relationship with us, they may not purchase the same volume of products as in the past or they may not pay the same price for those products. This may also be true with respect to Proterra Powered, where customers may have long-term contracts, but are not subject to fixed quantity order requirements such that final orders may be below our revenue expectations or estimates.
Further, many transit authority contracts include options to purchase additional electric transit buses in the future, and while a portion of future orders may be represented by options, customers may not end up exercising these options. Although options represent a significant source of potential orders for us, we do not have an extensive history of fulfilling orders based on our customer option agreements. Even if we had a history of significant option exercises by customers, customers may not continue to exercise such options at the same rate or at all in the future. Any loss of customers or decrease in the number of electric transit buses purchased under a contract could have an adverse effect on our business, prospects, financial condition, and operating results.

We are competing for the business of both small and large transit agencies, which place different demands on our business, and if we do not build an organization that can serve both types of transit customers, our business may be harmed.
Proterra Transit has begun competing for the business of larger transit agencies that maintain fleets of thousands of vehicles, including New York City, Toronto and Chicago. These customers place significant demands on our business because they have large, specialized groups of professionals focused on different requirements or systems related to transit bus procurement and rigorous inspections with multiple levels of review to assure each bus meets their specifications, which may be driven by conformity with other vehicles in the fleet, large long-term supply contracts, such as for tires and other wear items, and operating contracts with maintenance and operations teams. Serving these customers requires significant investment in customer relationship managers and service professionals to support the levels of design, review, change orders, inspection, and commissioning and delivery of the electric transit buses. Similarly, servicing our Proterra Powered customers requires significant investments in customer relationship managers and other professionals as each customer requires different levels of battery integration support and service.
We also compete for the business of smaller transit agencies. Although smaller transit agencies often have less complicated procurement processes than larger transit agencies, serving these smaller agencies requires processing small order sizes while still catering to the specific vehicle configurations for each customer. If we continue to serve both large and small transit agency customers, we will need to effectively and efficiently scale our internal resources to meet varying customer needs. Our failure to do so could have an adverse effect on our business, prospects, financial condition, and operating results. Our business is subject to substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could have an adverse effect on our business.
The majority of our current transit customers are government entities and we are subject to many local, state, and federal laws that add significant compliance costs to our operations. In addition, local, state, and federal regulations may conflict, making it difficult to build one vehicle that satisfies all requirements in all jurisdictions. Moreover, competitive bidding rules for government contracts add additional layers of complexity and require compliance with federal and state conflict of interest rules and rules governing our choice of suppliers and components.
Our electric transit buses and component products must comply with the National Traffic and Motor Vehicle Safety Act of 1966, as amended (“NTMVSA”), and regulations promulgated thereunder, which are administered by the National Highway Traffic Safety Administration (“NHTSA”). NTMVSA requires vehicle and equipment manufacturers to provide notice of safety defects to NHTSA and initiate a recall process within five days of such a determination by a manufacturer. NHTSA also administers reporting requirements from vehicle manufacturers under the Transportation Recall Enhancement, Accountability and Documentation Act of 2000 (the “TREAD Act”). We have ongoing reporting requirements under the TREAD Act and in the past have failed to timely report under the TREAD Act. NHTSA may also require a manufacturer to recall and repair vehicles that contain safety defects or that are not compliant with FMVSS or other certification requirements for vehicles. Sales into foreign countries may be subject to similar regulations. We cannot assure you that violations of these laws and regulations will not occur in the future or have not occurred in the past as a result of human error, accidents, equipment failure, manufacturing or design defects, or other causes. It is possible that our reporting for historical periods for which we failed to timely report may reveal instances where we should have taken actions required by law but failed to do so. For example, we became subject to certain early warning reporting obligations under the TREAD Act in 2018. Our ongoing reporting obligations require us to provide certain early warning data to help identify potential safety-related defects, including certain safety data dating back ten years. While we have filed reports for current periods, we are currently not in full compliance with these early warning reporting requirements for prior periods. As we work to remediate our non-compliance, we may be subject to retrospective safety recall notices on our electric transit buses. Recalls of our electric transit buses or components, whether initiated by us, NHTSA or another authority, or penalties for regulatory compliance failures could have a material adverse effect on our reputation, business and operating results and be used by our competitors to our disadvantage.

Furthermore, if we choose to expand internationally, we would likely face additional international requirements that may not be compatible with regulations that govern our business in the United States. For example, in the United States, we developed our supply chain to ensure that we comply with Buy America regulations, which govern manufactured products and rolling stock, including transit bus, procurements that are paid for, in part, with funds administered by the FTA. Buy America regulations currently require that 70% of our vehicle components by cost be manufactured in the United States, and the Made in America Office opened under the Biden-Harris administration has proposed rules which may raise this requirement further. Buy America regulations have the effect of rendering the cost of our supply chain more expensive when compared with our competitors. As we began selling buses to airports, we had to modify our operations to comply with the Buy American requirements under the “FAA rules, which differ from the Buy America requirements under the FTA rules. In June 2018, we received our first order from a Canadian transit authority, and as a result, we need to comply with Canadian Content requirements, which will require sourcing components from Canadian suppliers or assembly of components in Canada. These regulations may increase the costs of doing business and add operational challenges.
In addition, there is no assurance that the current Buy America, Buy American, or Canadian Content requirements will not change or become stricter or that we will continue to be able to meet those requirements in the future. Our competitors have lobbied extensively to alter Buy America regulations to effectively prohibit our use of cylindrical battery cells produced outside of the United States for which there currently is no source of domestic supply available to us. Our ability to meet domestic content requirements is, in part, dependent on hundreds of suppliers. If any of these suppliers change the source of the components or subcomponents comprising their products, they could potentially prevent us from meeting domestic content requirements and negatively impact our business. Conversely, if domestic content requirements become less stringent in the future, foreign competitors without significant U.S. operations may be able to enter the U.S. market more easily and gain market share. Thus, any change to domestic content regulations could have an adverse effect on our business, prospects, financial condition, and operating results.
Delays in FTA mandated Model Bus Testing Program, or failure to successfully complete federally mandated testing, could adversely impact our business.
The FTA mandates that new transit bus models must undergo testing at its testing facility in Altoona, Pennsylvania and meet certain performance standards set by the FTA’s Model Bus Testing Program, known as “Altoona Testing,” in order to be eligible to receive federal funding. There is only one facility approved for testing by the FTA and in the past, we have experienced delays of several months receiving regulatory approval to test our buses at Altoona, as well as delays in the actual testing at Altoona. The COVID-19 pandemic resulted in a shut-down of the Altoona facility in 2020 and there can be no assurances that the facility will not be shut down again due to the COVID-19 pandemic or otherwise.
When available, Altoona Testing is designed to promote production of better transit vehicles and components and to ensure that transit customers purchase vehicles that can withstand the rigors of transit service. Our 40-foot and 35-foot electric transit buses, including the ZX5 with DuoPower drivetrain, have satisfactorily completed Altoona Testing, but for each material change that we make to our transit bus platform, we must undergo a new round of testing. We have in the past and may in the future experience failures of components of our transit bus during Altoona Testing, which may prolong the test process, and cause us to be required to redesign components on the test bus and restart the testing process. Testing is available to vendors on a first-come, first-served basis. We cannot receive payment from customers relying on federal funds unless the applicable bus platform has satisfactorily completed Altoona Testing, and thus testing delays could have an adverse effect on our business, prospects, financial condition, and operating results. We have in the past and may in the future experience delays in Altoona Testing availability, including as a result of COVID-19, other pandemics, or other unforeseen events. In the past, a delay in receiving a required Altoona test report resulted in late delivery of buses to a customer and caused us to incur monetary penalties, delayed acceptance and delayed revenue recognition and customer payments. Moreover, there can be no assurance that the current Altoona Testing requirements will not change or become more onerous or that our future bus models will pass Altoona Testing. For instance, in 2016, the Model Bus Testing Program regulations changed to require a pass/fail test result. If we cannot produce electric transit buses that pass Altoona Testing, we would not be able to continue to sell buses to customers in the United States that rely on federal funds for their procurements, which would have a material and adverse effect on our business, prospects, financial condition, and operating results.
Failure to comply with the Disadvantaged Business Enterprise (“DBE”) program requirements or our failure to have our DBE goals approved by the FTA could adversely impact our transit business.
The FTA requires transit vehicle manufacturers that bid on federally-assisted rolling stock procurements to submit annual goals to support qualified DBEs (as defined in the DBE program regulations), and to certify that they have complied with the requirements of the DBE program established by the U.S. Department of Transportation (“DOT”), which aims to increase the participation of DBEs in state and local procurements. Companies are certified as DBE if they are for-profit small businesses majority-owned by socially and economically disadvantaged individuals. The FTA reviews and approves transit vehicle manufacturers’ DBE goals for the upcoming year and maintains a certified list of transit vehicle manufacturers that are eligible to bid on federally funded vehicle procurements based on their goals to contract with DBEs and good faith implementation of those goals. Our failure to comply with the DBE program requirements or a delay in having our DBE goals approved by the FTA could result in our ineligibility to bid on federally funded transit vehicle procurements, which could have an adverse effect on our business, prospects, financial condition, and operating results.
Our business and prospects depend significantly on our ability to build our brand. We may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity regarding our company or products.
Our business and prospects are heavily dependent on our ability to develop, maintain, and strengthen our brand. Promoting and positioning our brand will depend significantly on our ability to provide high quality battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, and we have limited experience in these areas, particularly with respect to products and services that are not used in electric transit buses. In addition, we expect that our ability to develop, maintain, and strengthen our brand will also depend heavily on the success of our branding efforts. To promote our brand, we need to incur increased expenses, including product demonstrations and attending trade conferences. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners, or retain our existing customers and partners and our business and financial condition may be adversely affected.
Moreover, any negative publicity relating to our employees, current or future partners, original equipment manufacturers deploying our battery or powertrain technology in their electric transit buses, partners or customers who use our high-voltage systems or software and telematics platforms, or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Additionally, if safety or other incidents or product defects occur or are perceived to have occurred, whether or not such incidents or defects are our fault, we could be subject to adverse publicity, which could be particularly harmful to our business given our limited operating history. Given the popularity of social media, any negative publicity about our products or their safety, whether true or not, could quickly proliferate and harm customer and community perceptions and confidence in our brand. For example, in 2021, we were the subject of negative publicity arising out of the appearance of cracks in the composite bus body architecture, potential early retirement of some of our first generation transit buses and negative political commentary. Public transit agencies and OEMs are particularly sensitive to concerns and perceptions of the passenger and community constituencies they serve. If the passengers in our electric transit buses or people in communities where electric transit buses using our technology are deployed form a negative opinion of our electric transit buses or battery systems or charging solutions, our current and potential customers might not choose our products, and strategic partners in other markets may not adopt our battery systems or electric powertrain technology or charging solutions. Other businesses, including our competitors, and organized labor, may also be incentivized to fund negative campaigns against our company to damage our brand and reputation to further their own purposes. Future customers of our products and services may have similar sensitivities and may be subject to similar public opinion and perception risks. Damage to our brand and reputation may result in reduced demand for our products and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful, and our inability to develop and maintain a strong brand could have an adverse effect on our business, prospects, financial condition, and operating results.
The use of lithium-ion cells may become disfavored as a result of the availability, or perceived superiority of, other types of batteries or yet undeveloped or unknown technologies.
The battery packs that we currently produce make use of lithium-ion cells, which we believe currently represent the industry standard for battery technology for electric vehicles. It is possible, however, that other types of batteries or yet undeveloped or unknown technologies may become favored in the future, such as lithium iron phosphate (“LFP”) batteries. LFP batteries currently have a wide range of applications, including in electric vehicle applications, and are perceived by many as offering cost-effective performance as compared to lithium-ion cells. The cost-effectiveness of LFPs is due, in part, to substantial investments in this technology development and manufacturing capability in China. While we believe that our products and services based on the lithium-ion cells that we have chosen to offer our customers present advantages with respect to ease of integration with their products and services and underlying performance, it is possible that these customers and partners may deem LFP-based technology, or other technologies, as sufficient or superior for their purposes, and may demand that we shift to LFP-based technology or decide to partner with other service providers who employ such technologies. In addition, it is possible that the performance, safety features or characteristics, reliability or cost-effectiveness of LFP batteries, or another form of battery, could improve in the future such that our current lithium-ion cell based offerings would become, or be perceived as, inferior or obsolete. In addition, it is possible that new forms of batteries or electrification technologies, such as solid state batteries, could emerge as a more cost effective or safer alternative to the batteries we currently offer. In the event that LFP or a new form of battery emerges or is deemed to exhibit better performance, operate at lower cost or exhibit better safety features, we could be compelled to attempt to integrate those new types of batteries into our platform, which may not be possible or feasible at a price that would be attractive to our customers or potential partners. Any developments with respect to LFP or new battery technology, or new electrification technologies that are based on unforeseen developments in fuel cell technology, or the perception that they may occur, may prompt us to invest heavily in additional research to compete effectively with these advances, which research and development may not be effective. Any failure by us to successfully react to changes in existing technologies could adversely affect our competitive position and growth prospects.
Battery packs for our electric transit buses make use of lithium-ion cells, which in other settings have been observed to catch fire, and our charging solutions operate at high voltages which may cause concerns regarding the use of battery systems, electrification and charging solutions and fleet and energy management software in public transit and other commercial vehicles.
The battery packs that we produce make use of lithium-ion cells. On rare occasions, it is possible for lithium-ion cells to rapidly release contained energy by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Highly publicized incidents of laptop computers and cell phones containing lithium-ion batteries bursting into flames have focused consumer attention on the safety of these cells. Fires have also been reported in electric cars using lithium-ion batteries. These events have raised questions about the suitability of using lithium-ion cells for commercial vehicle applications.
Despite the safety features that we design into our battery packs, there could be a failure of the battery packs in our buses or battery packs that we may produce for third parties, which could subject us to lawsuits, product recalls, cancelled contracts, lost customers, and potentially slow market adoption of our electric transit buses by transit authorities and our technologies by other customers. Also, negative public perceptions regarding the suitability of lithium-ion cells for commercial vehicle applications or any future incident involving lithium-ion cells, such as a vehicle or other fires, particularly public transit vehicle incidents, even if unrelated to our products, could have an adverse effect on our business, prospects, financial condition, and operating results.
In addition to thermal risk related to battery packs, related accessories and ancillary products could also be subject to similar safety concerns and risks as a result of the high voltage they carry and transmit. Our charging solutions also operate at high voltages and charging equipment must be properly maintained. In the past, our legacy single blade chargers have experienced charger fires which caused damage to the chargers and the bus. In particular, we experienced four such thermal incidents related to our legacy overhead single blade chargers over 2019 and 2020, including one incident in which a charger was completely destroyed. While none of these events resulted in personal injury or significant property damage to the bus or other property, it is possible that other such or related incidents could occur in the future, or that such thermal discharge could result in personal injury or property damage.
We also store a significant number of lithium-ion cells and design, test, and produce battery modules and packs at our manufacturing facilities and other locations. While we have implemented safety procedures for handling cells, we may experience a safety issue or fire related to the cells. Once we ship our customers battery systems, those systems are out of immediate control. Any mishandling of battery systems or equipment failures in our operations or in our customers operations may cause accidents that could potentially harm our employees or third parties or result in disruptions to our business or our customers’ business. While we have implemented safety procedures and require our customers to implement safety procedures, we or our customers could experience a safety issue or fire which could disrupt operations or cause injuries and could have an adverse effect on our business, prospects, financial condition, and operating results.
Our business could be adversely affected from an accident or safety incident involving our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses.
An accident or safety incident involving one of our battery systems, electrification and charging solutions, fleet and energy management systems or electric transit buses could expose us to significant liability and a public perception that our electric transit buses and products are unsafe or unreliable. Our agreements with customers contain broad indemnification provisions, and in the event of a major accident, we could be subject to significant personal injury and property claims that could subject us to substantial liability. While we maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate to cover fully all claims, and we may be forced to bear substantial losses from an accident or safety incident. In addition, any accident or safety incident involving one of our buses, even if fully insured, could harm our reputation and result in a loss of future customer demand if it creates a public perception that our electric transit buses are unsafe or unreliable as compared to those offered by other transit bus manufacturers or other means of transportation. While we have not experienced significant accident or safety incidents involving our electric transit buses, we have experienced malfunctions, such as the overhead single blade charger thermal events and a bus fire related to low voltage wiring. Moreover, the public may be more sensitive to incidents involving transit buses and school buses, thereby compounding the effects of such incidents on the public and customer perception of our electric transit buses. As a result, any accident or safety incident involving our buses, or the buses of our competitors could materially and adversely affect our business, prospects, financial condition, and operating results.
Our work with government customers exposes us to unique risks inherent in government contracting.
We must comply with and are affected by laws and regulations relating to the award, administration, and performance of government contracts. Government contract laws and regulations affect how we do business with our customers and impose certain risks and costs on our business. A violation of specific laws and regulations by us, our employees, or others working on our behalf could harm our reputation and result in the imposition of fines and penalties, the termination of our contracts, suspension or debarment from bidding on or being awarded contracts, and civil or criminal investigations or proceedings.
Our performance under our contracts with government entities and our compliance with the terms of those contracts and applicable laws and regulations are subject to periodic audit, review, and investigation by various agencies of the government. If such an audit, review, or investigation uncovers a violation of a law or regulation or improper or illegal activities relating to our government contracts, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, withholding of payments, suspension of payments, fines, and suspension or debarment from contracting with government agencies. There is inherent uncertainty as to the outcome of any audit, review, or investigation. If we incur a material penalty or administrative sanction or otherwise suffer harm to our reputation, our business, prospects, financial condition, or operating results could be adversely affected.
Further, if a government regulatory authority were to initiate suspension or debarment proceedings against us as a result of a conviction or indictment for illegal activities, we may lose our ability to be awarded contracts in the future or receive renewals of existing contracts for a period of time. We could also suffer harm to our reputation if allegations of impropriety were made against us, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts. Inability to be awarded contracts in the future or receive renewal of existing contacts could have an adverse effect on our business, prospects, financial condition, and operating results.
A portion of our business is dependent upon U.S. government contracts and grants, which are highly regulated and subject to oversight audits by U.S. government representatives and subject to cancellations. Such audits could result in adverse findings and negatively impact our business.
Our U.S. government business is subject to specific procurement regulations with numerous compliance requirements. These requirements, although customary in government contracting in the United States, increase our performance and compliance costs. These costs may increase in the future, thereby reducing our margins, which could have an adverse effect on our financial condition. Failure to comply with these regulations or other compliance requirements could lead to suspension or debarment from U.S. government contracting or subcontracting for a period. Among the causes for debarment are violations of various laws or policies, including those related to procurement integrity, export control, U.S. government security regulations, employment practices, protection of criminal justice data, protection of the environment, accuracy of records, proper recording of costs, foreign corruption, Trade Agreements Act, Buy America Act, and the False Claims Act.
Generally, in the United States, government contracts and grants are subject to oversight audits by government representatives. For example, in December 2020, the FTA released an audit of our and other manufacturers compliance with Buy America requirements. Such audits could result in adjustments to our contracts. For contracts covered by the Cost Accounting Standards, any costs found to be improperly allocated to a specific contract may not be allowed, and such costs already reimbursed may have to be refunded. Future audits and adjustments, if required, may materially reduce our revenues or profits upon completion and final negotiation of audits. Negative audit findings could also result in investigations, termination of a contract or grant, forfeiture of profits or reimbursements, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government. All contracts with the U.S. government can be terminated for convenience by the government at any time.
In addition, contacts with government officials and participation in political activities are areas that are tightly controlled by federal, state, local and international laws. Failure to comply with these laws could cost us opportunities to seek certain government sales opportunities or even result in fines, prosecution, or debarment.
We may not be able to obtain, or comply with terms and conditions for, government grants, loans, and other incentives for which we have applied and may apply for in the future, which may limit our opportunities to expand our business.
We have in the past applied for and received state grants and tax incentives designed to promote the manufacturing of electric vehicles and related technologies, including charging solutions. In April 2015, the California Energy Commission awarded us $3.0 million based on our investment of approximately $8.4 million in our manufacturing facilities in California through December 31, 2018. In April 2017, California’s Office of Business and Economic Development entered into a California Competes Tax Credit Allocation Agreement with us for an award of a California Competes Tax Credit in the amount of $7.5 million if certain conditions in that agreement are met in the prescribed time periods. In April 2019, the California Energy Commission awarded us a $1.8 million grant based on our expected investment of approximately $4.3 million in our manufacturing facility in City of Industry, California.

We anticipate that in the future there will be new opportunities for us to apply for grants, loans, and other federal and state incentives. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives is and will remain highly competitive. We may not be successful in obtaining any of these additional grants, loans, and other incentives. We have in the past failed and may also in the future fail to comply with the conditions of these incentives, which could cause us to lose funding or negotiate with governmental entities to revise such conditions. For example, we received a grant in South Carolina in 2010 that was subject to certain performance criteria, including a condition that we create no fewer than 400 new full- time jobs. We were unable to meet the original deadline but negotiated with the South Carolina Coordinating Council for Economic Development (the “Council”) for an extension on the date of job creation and we have since fulfilled the revised condition to the Council’s satisfaction. Our estimates of job growth under our California Competes Tax Credit have also not come to fruition for certain fiscal years. We may be unable to find alternative sources of funding to meet our planned capital needs, in which case, our business, prospects, financial condition, and operating results could be adversely affected.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
We provide indemnification to our customers who may be sued for product liability related to our electric transit buses and electric powertrain solutions, and we may otherwise be subject to product liability claims, including with respect to our charging solutions. The commercial vehicle market experiences significant product liability claims and we face inherent risk of exposure to claims in the event our electric transit buses or components do not perform as expected. Commercial vehicles including public transit buses have been involved and may in the future be involved in crashes resulting in death or personal injury, and in some cases catastrophic crashes resulting in the death and injury to many passengers.
While we carry insurance for product liability, it is possible that our insurance coverage may not cover the full exposure on a product liability claim of significant magnitude. A successful product liability claim against us could require us to pay a substantial monetary award. A product liability claim could also generate substantial negative publicity about our products and business and could have an adverse effect on our brand, business, prospects, financial condition, and operating results.
Changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties, may adversely affect our financial performance.
We currently manufacture our products in the United States, but may consider other international locations, including locations in Canada. Although many of our suppliers are in the United States, we rely on a number of suppliers in other countries for key components. We are subject to risks and uncertainties associated with changing economic, political, and other conditions in foreign countries where our vendors are located, such as increased import duties, tariffs, trade restrictions, and quotas or other government regulations, work stoppages, fluctuations of foreign currencies, natural disasters, political unrest, and customs delays. Unavailability or delay of imports from our foreign vendors would likely cause interruptions in our supply chain and could have an adverse effect on our business, prospects, financial condition, and operating results.
Moreover, the U.S. federal government may alter U.S. international trade policy and to renegotiate or terminate certain existing trade agreements and treaties with foreign governments. The U.S. federal government renegotiated the North American Free Trade Agreement, renamed the U.S.-Mexico-Canada Agreement, which was signed on November 30, 2018. The U.S. federal government’s potential decision to re-enter, withdraw or modify other existing trade agreements or treaties could adversely impact our business, customers, and suppliers by disrupting trade and commercial transactions and adversely affecting the U.S. economy.
In addition, the U.S. federal government has imposed, tariffs on certain foreign goods. For example, in 2018, the U.S. federal government imposed additional tariffs under Section 232 of the Trade Expansion Act of 1962, as amended, on many products including certain aluminum products imported into the United States, which may impact the commercial vehicle market and our supply chain. Moreover, these tariffs, as well as country-specific or product-specific exemptions, may also lead to retaliatory actions from foreign governments that could adversely affect our business. Certain foreign governments, including China and the European Union, have instituted or may consider imposing additional tariffs on certain U.S. goods. Restrictions on trade with foreign countries, imposition of customs duties, or further modifications to U.S. international trade policy have the potential to disrupt our supply chain or the supply chains of our suppliers and to adversely impact our costs, customers, suppliers, and the economy, which could have an adverse effect on our business, prospects, financial condition, and operating results.
We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities if we fail in our efforts to abide by these laws and regulations.
As a manufacturer, producer and seller of battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, we are subject to numerous environmental, health, and safety laws and regulations in the United States, including laws relating to exposure to, use, handling, storage, and disposal of hazardous materials, and the building, testing and use of batteries and high-voltage systems, and other components, such as HVAC systems. Moreover, we may be subject to additional regulations as we expand our operations internationally. The costs of compliance, including assessing changes to our operations and notices required in our facilities and on our electric transit buses regarding potential hazards could be substantial. In addition, we may be required to manufacture product with alternative technologies and materials that require changes to our engineering, supply and product development programs that could result in significant cost and delays in product introduction. We also may not be successful in complying with such laws and regulations which could impact our ability to sell our products in certain locations, or result in substantial fines and penalties if our products in service are found to be non-compliant with certain laws and regulations. We also expect regulation of electric powertrains will increase over time, and result in increased compliance costs. For example, beginning in 2023, we will need to receive a zero emission powertrain certification in California. In addition, we have indemnified certain of our landlords for any hazardous waste that may be found on or about property that we lease. Furthermore, any violations of applicable environmental and safety laws and regulations may result in substantial fines and penalties, prevent us from selling products in certain markets, remediation costs, third-party damages, a suspension or cessation of our operations, and negative publicity that could harm our business, reputation, prospects, financial condition, and operating results.
Our future success depends on the continuing efforts of our key employees and on our ability to hire, retain, and motivate additional key employees.
Our future success depends upon the continuing services of our key employees and on our ability to attract and retain members of our management team and other highly skilled employees, including battery and high voltage systems engineers, electric powertrain designers and engineers, vehicle systems and integration engineers, supply chain and quality control employees, sales personnel, service personnel, and software engineers. In our key areas of operations, including California, there is increasing competition for individuals with skill sets needed for our business, including specialized knowledge of batteries, electric vehicles, software engineering, and manufacturing engineering and quality control. This competition affects both our ability to retain key employees and hire new ones. Moreover, none of our key employees has an employment agreement for a specific term and any of our employees may terminate his or her employment with us at any time. Our continued success depends upon our continued ability to retain current employees and hire new employees in a timely manner, especially to support our expansion plans and to continue to ramp up our suite of offerings related to commercial vehicle electrification. Additionally, we compete for talent with both large and established companies that have far greater financial resources than we do and start-ups and emerging companies that may promise more attractive growth opportunities.
In addition, new employees often require significant training and, in many cases, take significant time before they achieve full productivity. As a result, we may incur significant costs to attract and retain new employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. Difficulties in retaining current employees or recruiting new ones could have an adverse effect on our business, prospects, financial condition, and operating results.
Our businesses rely heavily on our specialized sales personnel and technical sales support to market and sell our products. If we are unable to effectively hire, train, manage, and retain our sales personnel, our business may be adversely impacted.
The success of our businesses largely depends on our ability to hire, train, and manage our sales personnel who have experience with and connections to the public and other transit agencies and commercial vehicle OEMs that are our current and potential customers. Because we employ a small and specialized sales force, the loss of any member of our sales team or technical sales support professionals could weaken our sales expertise and our customer reach, and adversely affect our business, and we may not be able to find adequate replacements on a timely basis, or at all. Moreover, there are no assurances that we will be able to maintain a sufficient level of sales personnel to effectively meet our needs as our business continues to grow, particularly with respect to Proterra Powered and Proterra Energy.
Competition for sales personnel who are familiar with and trained to sell our products and services continues to be strong. We train our sales personnel to better understand our existing and new product technologies and how they can be positioned against our competitors’ products. We also train our sales personnel to be adept at working with long sales cycles characteristic of public agency customers and commercial vehicle manufacturers, as well as the special requirements attendant to each.
These initiatives are intended to improve the productivity of our sales personnel and our revenue and profitability. It takes time for the sales professionals to become productive following their hiring and training and there can be no assurance that sales representatives will reach adequate levels of productivity, or that we will not experience significant levels of attrition in the future. Measures we implement to improve the productivity may not be successful and may instead contribute to instability in our operations, departures from our sales and technical support organizations, or reduce our revenue, profitability, and harm our business.
If we are unable to obtain bid bonds, performance bonds, or letters of credit required by public transit agencies or other customers, our ability to obtain future projects could be negatively affected.
We have in the past been, and may in the future be, required to provide bid bonds or performance bonds to secure our performance under customer contracts or, in some cases, as a prerequisite to submitting a bid on a potential project. Our continued ability to obtain these bonds will depend primarily upon our capitalization, working capital, past performance, management expertise, reputation and certain external factors, including the overall capacity of the surety market. Surety companies consider these factors in relation to the amount of our awards and their underwriting standards, which may change from time to time. Surety companies also require that we collateralize a percentage of the bond with cash or other form of credit enhancement. With a decreasing number of insurance providers in that market, it may be difficult to find sureties who will continue to provide contract-required bonding on acceptable terms and conditions, or at all. Furthermore, events that affect surety markets generally may result in bonding becoming more difficult to obtain in the future or being available only at a significantly greater cost.
In addition, some of our Proterra Transit and Proterra Energy customers also require collateral guarantees in the form of letters of credit to secure performance or to fund possible damages in the event of default under our contracts with them. If we enter agreements that require the issuance of letters of credit, our liquidity could be negatively impacted. Our inability to obtain adequate bonding or letters of credit and, as a result, to bid or enter into agreements, could have an adverse effect on our business, prospects, financial condition, and operating results.

We may experience outages and disruptions of our services if we fail to maintain adequate security and supporting infrastructure as we scale our information technology systems.
As we grow our business, we expect to continue to invest in our existing information technology systems, including data centers, network services, data storage, and database technologies, and cybersecurity technologies both to assist us in our business and to better provide our fleet-scale, high-power charging solutions and software services to our customers. Creating the appropriate information technology support systems for our business is time intensive, expensive, and complex. Our implementation, maintenance, and improvement of these systems may create inefficiencies, operational failures and increased vulnerability to cyber-attacks. Moreover, there are inherent risks associated with developing, improving, and implementing new information technology systems, including the disruption of our current data management, procurement, manufacturing, execution, finance, supply chain, sales, and service processes. As we continue to grow our services that rely on collecting and analyzing customer telematics and charging data, our exposure to information technology risks will increase. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, sell, deliver, and service electric transit buses, or achieve and maintain compliance with applicable regulations.
We also maintain information technology measures designed to protect us against system security risks, data breaches, and cyber-attacks. Cyber-attacks could include denial-of-service attacks impacting customer service availability and reliability, the exploitation of software vulnerabilities in internet facing applications, social engineering of system administrators (for example, tricking company employees into releasing control of their systems to a hacker), or the introduction of computer viruses or malware into our systems to steal confidential or proprietary data. In 2020, we were the victim of a successful social engineering attack that resulted in the diversion of significant funds the Company intended to pay a supplier to a fraudulent account. In the third quarter of 2021, human error also resulted in a server for our APEX platform being accessible to the public a short period of time, allowing unauthorized access to a telematics data and, resulting in the deletion of a limited amount data used by employees and customers for report functionality. Cyber-attacks of increasing sophistication may be difficult to detect and could result in the theft of our funds, intellectual property and data. In addition, we are vulnerable to unintentional errors or malicious actions by persons who have authorized access to our systems but exceed the scope of their access rights, or unintentionally or intentionally alter parameters or otherwise interfere with the intended operations of our technology services. The steps we take to increase the reliability, integrity, and security of our systems as they scale may be expensive and may not prevent system failures or unintended vulnerabilities resulting from the increasing number of persons with access to our systems, complex interactions within our technology platform and the increasing number of connections with third-party partners’ and vendors’ technology. Operational errors or failures or successful cyber-attacks could compromise our proprietary information, the quality of our services, and our ability to perform for our customers, resulting in damage to our reputation, which could have an adverse effect on our business, prospects, financial condition, and operating results.In addition, these events could increase the risk of claims alleging that we do not comply with applicable laws and regulations, subjecting us to potential liability and regulatory penalties under privacy laws protecting personal information.
We may require additional capital to support business growth, and such capital might not be available on terms acceptable to us, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in the issuance of public or private equity, equity-linked, or debt securities to secure additional funds. We may not be able to obtain additional financing on terms favorable to us, if at all. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business, prospects, financial condition, and operating results could be adversely affected.
If we update our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.
We have invested and expect to continue to invest significantly in what we believe is state-of-the-art tooling, machinery, and other manufacturing equipment for production of our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies. We depreciate the cost of such equipment and electric transit buses over their expected useful lives. However, manufacturing and commercial vehicle technology may evolve rapidly, and we may decide to update our manufacturing process with more advanced equipment or tooling. Moreover, as our engineering and manufacturing expertise and efficiency increase, we may be able to manufacture our products using less of our installed equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our operating results could be negatively impacted.
Failure to protect our intellectual property could adversely affect our business.
Our success depends in large part on our proprietary technology, software and data. We rely on various intellectual property rights, including patents, copyrights, trademarks, and trade secrets, as well as confidentiality provisions and contractual arrangements, and other forms of statutory protection to protect our proprietary rights. If we do not protect and enforce our intellectual property rights adequately and successfully, our competitive position may suffer, which could adversely affect our business, prospects, financial condition, and operating results.
Our pending patent or trademark applications may not be approved, or competitors or others may challenge the validity, enforceability, or scope of our patents, the scope of our copyrights, the registrability of our trademarks or the trade secret status of our proprietary information. There can be no assurance that additional patents will be issued or that any issued patents will provide significant protection for our intellectual property or for those portions of our proprietary technology and software that are the most key to our competitive positions in the marketplace. In addition, our patents, copyrights, trademarks, trade secrets, and other intellectual property rights may not provide us a significant competitive advantage. There is no assurance that the forms of intellectual property protection that we seek, including business decisions about when and where to file patents and when and how to maintain and protect copyrights, trade secrets, license and other contractual rights will be adequate to protect our business.
Moreover, recent amendments to developing jurisprudence regarding and current and possible future changes to intellectual property laws and regulations, including U.S. and foreign patent, copyright, trade secret and other statutory law, may affect our ability to protect and enforce our intellectual property rights and to protect our proprietary technology, software and data. In addition, the laws of some countries do not provide the same level of protection for our intellectual property as do the laws of the United States. As we expand our international activities, our exposure to unauthorized copying and use of our technology and proprietary information will likely increase. Despite our precautions, our intellectual property is vulnerable to unauthorized access and copying through employee or third-party error or actions, including malicious state or state-sponsored actors, theft, hacking, cybersecurity incidents, and other security breaches and incidents, and such incidents may be difficult to detect or unknown for a significant period of time. It is possible for third parties to infringe upon or misappropriate our intellectual property, to copy or reverse engineer our bus and battery pack designs, and to use information that we regard as proprietary to create products and services that compete with ours. Effective intellectual property protection may not be available to us in every country in which we may sell our electric transit buses and related or other products and services. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors, or make patents subject to compulsory licenses to third parties under certain circumstances. In these countries, patents may provide limited or no benefit.
Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology.
We enter into confidentiality and invention assignment or intellectual property ownership agreements with our employees and contractors and enter into confidentiality agreements with other third parties. We cannot ensure that these agreements, or all the terms thereof, will be enforceable or compliant with applicable law, or otherwise effective in controlling access to, use of, reverse engineering, and distribution of our proprietary information or in effectively securing exclusive ownership of intellectual property developed by our current or former employees and contractors. Further, these agreements with our employees, contractors, and other parties may not prevent other parties from independently developing technologies, products and services that are substantially equivalent or superior to our technologies, products and services.
We may need to spend significant resources securing and monitoring our intellectual property rights, and we may or may not be able to detect infringement by third parties. Our competitive position may be adversely impacted if we cannot detect infringement or enforce our intellectual property rights quickly or at all. In some circumstances, we may choose not to pursue enforcement because an infringer has a dominant intellectual property position, because of uncertainty relating to the scope of our intellectual property or the outcome of an enforcement action, or for other business reasons. In addition, competitors might avoid infringement by designing around our intellectual property rights or by developing non-infringing competing technologies. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and our development teams and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims attacking the scope, validity, and enforceability of our intellectual property rights, or with counterclaims and countersuits asserting infringement by us of third-party intellectual property rights. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business, any of which could have an adverse effect on our business, prospects, financial condition, and operating results.
We may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
Third parties may assert claims of infringement of intellectual property rights or violation of other statutory, license or contractual rights in technology, software or data against us or against our customers for which we may be liable or have an indemnification obligation. Any such claim by a third party, even if without merit, could cause us to incur substantial costs defending against such claim and could distract our management and our development teams from our business.
Although third parties may offer a license to their technology, software or data, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause our business, prospects, financial condition, and operating results to be adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology, software or data licensed to us. Alternatively, we may be required to develop non-infringing technology, software or data which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from selling certain products or performing certain services or that requires us to pay substantial damages, including treble damages if we are found to have willfully infringed such claimant’s patents, copyrights, trade secrets or other statutory rights, royalties or other fees. Any of these events could have an adverse effect on our business, prospects, financial condition, and operating results.
Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit our ability to operate our business.
We have in the past and may in the future become involved in private actions, collective actions, investigations, and various other legal proceedings by customers, employees, suppliers, competitors, government agencies, or others. The results of any such litigation, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, financial condition, and operating results.
Our business is subject to the risk of earthquakes, fire, power outages, floods, and other catastrophic events and to interruption by man-made problems such as terrorism.
We maintain production facilities in Northern and Southern California and South Carolina. Any of our facilities may be harmed or rendered inoperable by disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks (such as COVID-19), and power outages. In the event of natural disaster or other catastrophic event, we may be unable to continue our operations and may endure production interruptions, reputational harm, delays in manufacturing, development and testing of our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, and loss of critical data, all of which could have an adverse effect on our business, prospects, financial condition, and operating results. Moreover, our corporate headquarters and one of our current battery production facilities are in the San Francisco Bay Area and our West Coast bus production factory and newest battery production facilities are in Los Angeles County, regions known for seismic activity and potentially subject to catastrophic fires. If our facilities are damaged by such natural disasters or catastrophic events, our repair or replacement would likely be costly and any such efforts would likely require substantial time that may affect our ability to produce and deliver our products. For example, in July 2015, we experienced a fire in our Greenville, South Carolina manufacturing facility and then-headquarters, in which substantially all of our computer equipment, furniture and fixtures, leasehold improvements, work in progress, raw material, and finished goods inventories were damaged or destroyed. While we were insured for our losses and resumed manufacturing shortly thereafter, the disruption temporarily impacted our business. Similarly, any future disruptions in our operations could negatively impact our business, prospects, financial condition, and operating results and harm our reputation. In addition, we may not carry enough insurance to compensate for the losses that may occur.
Our business may be adversely affected by workforce disruptions.
Our production employees in our City of Industry facility are represented by a union and we are subject to a collective bargaining agreement that expires in May 2024. Our other employees are not represented by a union, though it is common throughout the commercial vehicle industry for employees to belong to a union, and if more of our employees decide to join or form a labor union, we may become party to additional collective bargaining agreements, which could result in higher employee costs, higher administrative and legal costs, and increased risk of work stoppages. It is also possible that a union seeking to organize our facilities may mount a corporate campaign, resulting in negative publicity or other actions that require attention by our management team and our employees. Negative publicity, work stoppages, or strikes by unions could have an adverse effect on our business, prospects, financial condition, and operating results.
Moreover, some of our suppliers and vendors, including freight companies, have workforces represented by unions and are subject to collective bargaining agreements. The failure of our suppliers and vendors to successfully negotiate collective bargaining agreements could result in disruptions to our supply chain, manufacturing, and sale of our electric transit buses. Such delays could have an adverse impact on our business, prospects, financial condition, or operating results.
Our loan and security agreements contain covenants that may restrict our business and financing activities.
Our Loan, Guaranty and Security Agreement (which we refer to as the Senior Credit Facility) is secured by substantially all our assets including our intellectual property and other restricted property. Subject to certain exceptions, our Senior Credit Facility and Convertible Notes also restrict our ability to, among other things:
•dispose of or sell our assets;

•make material changes in our business or management, or accounting and reporting practices;
•acquire, consolidate, or merge with other entities;
•incur additional indebtedness;
•create liens on our assets;
•pay dividends;
•make investments;
•enter transactions with affiliates; and
•pre-pay other indebtedness.
The covenants in our Senior Credit Facility, Convertible Notes, and any future financing agreements that we may enter, may restrict our ability to finance our operations, engage in, expand or otherwise pursue our business activities and strategies. If we fail to comply with certain of these covenants, there can be no guarantee that we will be allowed to amend the Senior Credit Facility or Convertible Notes to remediate such defaults. Our ability to comply with these covenants may be affected by events beyond our control. If not waived, our failure to comply with such covenants could result in a default under our Senior Credit Facility or Convertible Notes, causing all the outstanding indebtedness under our Senior Credit Facility or Convertible Notes to become immediately due and payable and Lender may terminate all commitments to extend further credit.
Moreover, we may not have or may be unable to generate sufficient cash available to repay our debt obligations when they become due and payable, either upon maturity or in the event of a default, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.
We received a loan under the Paycheck Protection Program of the CARES Act, and all or a portion of the loan may not be forgivable.
On May 6, 2020, we received a $10 million loan pursuant to the Paycheck Protection Program of the CARES Act (the “PPP loan”). We used these funds to continue to employ our production and other staff during the pandemic. The PPP loan matures in 2025 with an annual interest rate of 1%. This loan has a six-month deferral of payments period and may be prepaid at any time without penalty. Under the CARES Act, we are eligible to apply for forgiveness of all loan proceeds used to pay payroll costs, rent, utilities and other qualifying expenses during the 24-week period following receipt of the loan, provided that we maintain our number of employees and compensation within certain parameters during such period. We applied for such forgiveness in December 2020, and in January 2022, the Small Business Administration (“SBA”) denied our forgiveness application. We are in the process of appealing this denial and cannot provide any assurance that any amount of the PPP loan will ultimately be forgiven by the SBA. Any forgiven amounts will not be included in our taxable income.
Conversion of the Convertible Notes will dilute the ownership interest of existing stockholders or may otherwise depress our stock price.
In August 2020, we issued $200.0 million in original aggregate principal amount of Convertible Notes, with cash interest of 5.0% per annum payable at each quarter end and paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. Certain holders of Convertible Notes with aggregate original principal amounts of $46.5 million elected to convert their Convertible Notes, including accrued PIK interest and cash interest, at the Closing resulting in the issuance of 7.4 million shares of common stock. The remaining Convertible Notes with an original aggregate principal of $153.5 million remain outstanding post-Closing. To the extent the remaining outstanding Convertible Notes are converted pursuant to their mandatory conversion provisions, the balance under the Convertible Notes will grow and the number of shares that may be issued upon conversion will increase accordingly. The conversion of the Convertible Notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the anticipated conversion of the Convertible Notes into shares of our common stock could depress our stock price.
We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions. We may acquire or invest in additional companies, which may divert our management’s attention, result in additional dilution to our stockholders, and consume resources that are necessary to sustain our business.
Although we have not made any acquisitions to date, our business strategy in the future may include acquiring other complementary products, technologies, or businesses. We also may enter relationships with other businesses to expand our domestic and international operations and to create services networks to support our products. An acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures. We may encounter difficulties assimilating or integrating the businesses, technologies, products, services, personnel, or operations of the acquired companies particularly if the key personnel of the acquired companies choose not to work for us. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown liabilities.
Negotiating these transactions can be time consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. Even if we do successfully complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, securities analysts, and investors.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
We may be limited in the portion of net operating loss (“NOL”) carryforwards that we can use in the future to offset taxable income for U.S. federal and state income tax purposes. As of December 31, 2021, we had U.S. federal NOL carryforwards and state NOL carryforwards of approximately $599.7 million and $437.9 million, respectively, which if not utilized will begin to expire for federal and state tax purposes beginning in 2030 and 2023, respectively. Federal NOLs generated after December 31, 2017 have an indefinite carryover period, and federal NOLs generated after December 31, 2017 may be utilized to offset no more than 80% of taxable income annually. Realization of NOL carryforwards that expire beginning in 2030 and 2023, respectively, depends on future income, and there is a risk that these carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our operating results.
In addition, under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. While we have conducted a Section 382 study in the past, we may experience ownership changes in the future, including as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOL carry-forwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable law and regulations could be impaired.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. Our ERP system is critical to our ability to accurately maintain books and records and prepare our financial statements. Despite our recent technology and process updates, we continue to depend on a number of systems that are not fully integrated with one another and we have in the past, and may in the future, encounter difficulty as a result of the lack of integration of all of our technology and process systems. If we encounter unforeseen problems with our ERP system or other systems and infrastructure, it could adversely affect our financial reporting systems and our ability to produce financial reports, the effectiveness of internal controls over financial reporting, and our business, prospects, financial condition, and operating results.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Effective December 31, 2021, we are a large accelerated filer based on the assessment of our public float as of June 30, 2021. We have excluded management’s report on our internal control over financial reporting our annual report on Form 10-K for the year ended December 31, 2021, based on certain compliance and disclosure interpretations of the SEC. However, we will be required to provide an annual management report on the effectiveness of our internal controls over financial reporting in our subsequent annual reports on Form 10-K, as we are no longer an emerging growth company and are not eligible to rely on those compliance and disclosure interpretations. Additionally, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting in subsequent annual reports on Form 10-K. Our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the the Nasdaq.
Any potential future international expansion will subject us to additional costs and risks that could harm our business, including unfavorable regulatory, political, tax, and labor conditions, and our potential future efforts to expand internationally may not be successful.
Should we choose to expand our business internationally in the future and establish business relationships with new international partners, we may be subject to legal, political, and regulatory requirements and social and economic conditions that may be very different from those affecting us domestically. For example, we have expanded our transit business into Canada. As we expanded into Canada, our electric transit buses were required to comply with Canadian Motor Vehicle Safety Standards, which differ from the FMVSS. Funding for transit bus procurement from certain provincial governments in Canada also requires compliance with Canadian Content requirements, which will require different supply chain partners than those that we rely on for our electric transit buses sold in the U.S. market and assembly of certain components or subcomponents in Canada. In addition, we are providing products and services to OEMs in Australia and Western Europe, and as we expand our Proterra Powered or Proterra Energy business internationally, or should we choose to further expand our Proterra Transit business outside the United States and Canada, we may face a number of risks associated with international business activities that may increase our costs, impact our ability to sell our electric transit buses, and require significant management attention. These risks include:
•conforming our products to various international regulatory and safety requirements as well as charging and other electric infrastructures;
•difficulty in establishing, staffing, and managing foreign operations and service networks;
•challenges in attracting international customers;
•preferences of foreign nations for domestically manufactured products;
•our ability to enforce our contractual rights;
•longer sales and collection cycles in some countries;
•weaker intellectual property protection in some countries;
•compliance with multiple, potentially conflicting and changing governmental laws, regulations and permitting processes, including environmental, product safety, banking, employment, and tax;
•compliance with U.S. and foreign anti-bribery laws including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010;
•currency exchange rate fluctuations;
•regional economic and political instability, including as a result of acts of war or terrorism in countries where we may operate;
•restrictions on repatriations of earnings;
•trade restrictions, customs regulations, tariffs, and price or exchange controls;
•increased competition from local providers of similar products;
•increased costs to establish and maintain effective controls at foreign locations; and
•overall higher costs of doing business internationally.
As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful and may incur significant operational expenses. Our failure to manage these risks and challenges successfully could have an adverse effect on our business, prospects, financial condition, and operating results.

Failure to comply with anti-corruption, anti-money laundering laws, and sanctions laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.
We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act of 2010, U.S. and foreign laws relating to economic sanctions, including the laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and may be subject to other anti-bribery, anti-money laundering, and sanctions laws in countries in which we conduct activities. We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We may have direct or indirect interactions with officials and employees of government agencies or state- owned or affiliated entities and we can be held liable for the corrupt or other illegal activities of these third- party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. We have implemented an anti-corruption compliance program but cannot assure you that all of our employees and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.
Any violation of the FCPA, other applicable anti-corruption laws, anti-money laundering and other applicable laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have an adverse effect on our business, prospects, financial condition, and operating results. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.
We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which would increase our costs and expenses.
In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve or otherwise change over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards (or changing interpretations of them), and this investment may result in increased selling, general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected. We also expect that being a public company and the associated rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, compensation committee, and nominating and governance committee, and qualified executive officers.
As a result of disclosure of information in the filings required of a public company, our business and financial condition is more visible, which may result in threatened or actual litigation, including by competitors. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results. In addition, as a result of our disclosure obligations as a public company, we have reduced flexibility and are under pressure to focus on short-term results, which may adversely affect our ability to achieve long-term profitability.
Regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers.
Pursuant to the Dodd-Frank Act, the SEC has adopted requirements for companies that use certain minerals and metals, known as conflict minerals, in their products, whether or not these products are manufactured by third parties. These requirements require companies to perform due diligence, disclose, and report whether such minerals originate from the Democratic Republic of Congo and adjoining countries, or come from recycled or scrap sources. These requirements could adversely affect the sourcing, availability, and pricing of minerals used in the manufacture of heavy-duty electric vehicles, including our products. While these requirements continue to be subject to administrative uncertainty, we will incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. Since our supply chain is complex, we may not be able to sufficiently verify the origins for these minerals and metals used in our products through the due diligence procedures that we implement, which may harm our reputation. In such event, we may also face difficulties in satisfying customers who require that all of the components of our products are certified as conflict mineral free.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could have an adverse effect our business, prospects, financial condition, and operating results.
Economic uncertainty or downturns could adversely affect our business and operating results.
In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain, including downturns of economic displacement unrelated to COVID-19 or other similar pandemics. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, which could delay and lengthen sales cycles. Furthermore, during uncertain economic times our customers may face issues gaining timely access to sufficient funding, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our results could be negatively impacted.
A significant downturn in economic activity, or general spending on transit or commercial vehicle electrification technologies, may cause our current or potential customers to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on electric commercial vehicles and related technologies. In addition, our customers may delay or cancel projects to upgrade or replace existing vehicles in their fleets, or other projects to electrify commercial vehicle fleets, with our products or seek to lower their costs by renegotiating contracts. Moreover, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.
We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or in any industry. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and operating results could be adversely affected.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include those related to determination of revenue recognition, stock-based compensation, inventory, warranties, and accounting for income taxes. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of our common stock.
Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in interpretation, we might be required to change our accounting policies, alter our operational policies, or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit, or cause an adverse deviation from our revenue and operating profit target, which may negatively impact our financial results.
U.S. federal income tax reform could adversely affect us.
New legislation or regulation which could affect our tax burden could be enacted by any governmental authority. United States federal legislation affecting the tax laws was enacted in December 2017 (the “Tax Cuts and Jobs Act” or “TCJA”), March 2020 (the “Families First Coronavirus Response Act”), March 2020 (the “CARES Act”), and in December 2020 (“Consolidated Appropriations Act, 2021”).
We continue to examine the impact the TCJA and CARES Act may have on our business. The TCJA is a far- reaching and complex revision to the U.S. federal income tax laws with disparate and, in some cases, countervailing impacts on different categories of taxpayers and industries, and will require subsequent rulemaking and interpretation in a number of areas. The long-term impact of the TCJA on the overall economy, the industries in which we operate and our and our partners’ businesses cannot be reliably predicted at this early stage of the new law’s implementation. There can be no assurance that the TCJA will not negatively impact our operating results, financial condition, and future business operations. The estimated impact of the TCJA is based on our management’s current knowledge and assumptions, following consultation with our tax advisors. Because of our valuation allowance in the United States, ongoing tax effects of the Act are not expected to materially change our effective tax rate in future periods.
In response to the COVID-19 pandemic, California’s Legislature passed Assembly Bill 85 (“A.B. 85”), which suspends the use of net operating losses for tax years beginning in 2020, 2021, and 2022 for taxpayers with taxable income of $1.0 million or more before an application of net operating loss. A.B. 85 includes an extended carryover period for the suspended net operating losses with an additional year carryforward for each year of suspension. A.B. 85 also limits the utilization of business incentive tax credits for taxable years 2020, 2021, and 2022, requiring that taxpayers can only claim a maximum of $5.0 million in tax credit on an aggregate basis.
We use our best judgment in attempting to quantify and reserve for these tax obligations. However, a challenge by a taxing authority, our ability to utilize tax benefits such as carryforwards or tax credits, or a deviation from other tax-related assumptions may cause actual financial results to deviate from previous estimates.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions under the terms of our Loan Agreements. We anticipate that for the foreseeable future we will retain all our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
Provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees, and limit the market price of our common stock.
Provisions in our restated certificate of incorporation and restated bylaws that are in effect may have the effect of delaying or preventing a change of control or changes in our management. Our restated certificate of incorporation and restated bylaws include provisions that:
•provide that our board of directors will be classified into three classes of directors with staggered three-year terms;
•permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•require super-majority voting (or if two-thirds of the board of directors approves, a majority) to amend some provisions in our restated certificate of incorporation and restated bylaws;
•authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•provide that only a majority of our board of directors will be authorized to call a special meeting of stockholders;
•prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
•provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws; and

•establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.
In addition, our restated certificate of incorporation provides the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or DGCL, our restated certificate of incorporation, or our restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act or the Exchange Act must be brought in federal court and cannot be brought in state court. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.
Moreover, Section 203 of the DGCL may discourage, delay, or prevent a change of control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock. See the section titled “Description of Capital Stock” for additional information.
Risks Related to our Common Stock
The price of our common stock may be volatile.
The price of our common stock may fluctuate due to a variety of factors, including:
•changes in the industries in which we and our customers operate;
•variations in our operating performance and the performance of our competitors in general;
•material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•negative publicity regarding our company or products;
•our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;
•additions and departures of key personnel;
•changes in laws and regulations affecting its business;
•commencement of, or involvement in, litigation involving us;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•publication of research reports by securities analysts about us or our competitors or our industry;
•sales of shares of our common stock by the PIPE Investors;
•the volume of shares of our common stock available for public sale, including as a result of the conversion of the Convertible Notes into shares of our common stock; and
•general economic and political conditions such as recessions, changes in interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks, geopolitical conflicts (including the current conflict in Ukraine), and acts of war or terrorism.
These market and industry factors may materially reduce the market price of our common stock regardless of our operating performance.
Future resale of our common stock may cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. We had outstanding 222,703,318 shares of common stock as of April 1, 2022. The registration statement to which this prospectus relates registers the offer and sale from time to time by the selling securityholders of up to 125,389,111 shares of common stock. In addition, beginning on June 17, 2022, Rule 144 will become available for the resale of any shares that are restricted or control securities, subject to volume and other restrictions as applicable under Rule 144. To the extent shares are sold into the market pursuant to this prospectus, under Rule 144 or otherwise, particularly in substantial quantities, the market price of our common stock could decline.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.
Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the market price and volume for our common stock could be adversely affected.
We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that will increase our costs and the risk of non-compliance.
We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations will result in increased general and administrative expenses and a diversion of management time and attention.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our common stock has been listed on the Nasdaq Global Select Market under the symbol “PTRA” since June 15, 2021. Prior to their redemption, our public warrants were listed on the Nasdaq Global Select Market under the symbol “PTRAW.” Prior to the Closing, ArcLight’s Class A ordinary shares and public warrants were listed on the Nasdaq under the symbols “ACTC” and “ACTCW,” respectively. On April 14, 2022, the closing sale price of our common stock was $7.17 per share. As of April 1, 2022, there were 721 holders of record of our common stock. This number does not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Proterra’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Proterra’s forward-looking statements. Please also see “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We are a leading developer and producer of commercial electric vehicle technology with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification.
Our business is organized into two business units comprised of three business lines, with each business line addressing a critical component of commercial vehicle electrification.
•Proterra Powered & Energy is our business unit that provides our technology solutions to commercial vehicle manufacturers and owners of commercial fleets, and is comprised of two business lines.
•Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle original equipment manufacturer (“OEM”) customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, and coach buses, as well as construction and mining equipment, and other applications.
•Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.
•Proterra Transit is our business unit that designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit vehicles showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the communities they serve.
The first application of Proterra Powered commercial vehicle electrification technology was through Proterra Transit’s heavy-duty electric transit bus, which we designed from the ground up for the North American market. Our industry experience, the performance of our transit buses, and compelling total cost of ownership has helped make us the leader in the U.S. electric transit bus market. With over 800 electric transit buses on the road, our electric transit buses have delivered more than 25 million cumulative service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. From this experience, we have been able to continue to iterate and improve our technology.
Our decade of experience supplying battery electric heavy duty transit buses provided us the opportunity to validate our products’ performance, fuel efficiency and maintenance costs with a demanding customer base and helped broaden our appeal as a supplier to OEMs in other commercial vehicle segments and geographies. Proterra Powered has partnered with more than a dozen OEMs spanning from Class 3 to Class 8 trucks, several types of buses, and multiple off-highway categories. Through December 31, 2021, Proterra Powered has delivered battery systems and electrification solutions for more than 400 vehicles to our OEM partner customers.
In addition, Proterra Energy has established our Company as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting our customers’ space constraints and continuous service requirements. As of December 31, 2021, we had installed more than 60 MW of charging infrastructure across North America.
Through December 31, 2021, we have generated the majority of our revenue from Proterra Transit’s sales of electric transit buses, complemented by additional revenue from Proterra Powered’s sales of battery systems and Proterra Energy’s sales and installation of charging systems, as well as from the sale of spare parts and other services provided to customers. As fleet electrification continues to expand beyond buses to trucks and other commercial vehicles, we expect Proterra Powered and Proterra Energy to grow into a significantly larger portion of our overall business and generate a greater portion of revenue. Through December 31, 2021, our chief operating decision maker, the Chief Executive Officer, reviewed financial information presented at the entity level for ongoing operations and for internal planning and forecasting purposes, and we had a single reportable segment.
Proterra Powered’s strategy is to leverage Proterra Transit’s success in the electric transit bus market to showcase the performance of our technology and demonstrate a strong track record of range and reliability in order to provide our battery systems and electrification solutions to other commercial vehicle segments. We believe our success in the transit bus market using our battery systems and electrification solutions to power heavy-duty vehicles with faster acceleration than a diesel-powered bus up steep hills, all while maintaining a rigorous regular schedule of operation with little tolerance for error, helps demonstrate the broad applicability of our technology to other commercial vehicle segments with similar requirements. We sell our electric powertrains using a business development team as well as a channel sales team for certain end markets. These teams work closely with our engineering team to develop optimal electrification solutions for our customers, depending on their vehicle requirements.
Enhanced by Proterra Powered’s high performance battery systems and electrification solutions and our purpose-built transit bus vehicle designed to optimize power, weight, and efficiency, Proterra Transit has been a leader in the North American electric transit market since 2012. Our sales efforts are focused on the 400 largest public transit agencies, which range in size from approximately 50 buses to thousands of buses in their fleets. These agencies operate more than 85% of the more than 70,000 transit buses on the road in North America, according to the FTA’s National Transit Database, as well as airports, universities, hospitals, and corporate shuttles. As of December 31, 2021, there are, in aggregate, more than 25,000 buses in operation at fleets that are mandated to convert to 100% zero-emission by 2040, including fleets in the state of California and the cities of New York City, Chicago, and Seattle, among others. The fleet size of our primary public transit agency customer targets ranges between approximately 100 to more than 4,000 buses, and their electrification plans typically involve a phased approach. Our strategy is to maintain the No. 1 market share of the North American electric transit bus market as electric penetration continues to rise by both acquiring new customers and expanding our share of existing customers as transit agencies’ average order rates increase to meet their zero emission targets. We believe we have a competitive advantage in winning new bus sales due to our extensive track record, with more than 800 vehicles on the road which have accumulated more than 25 million real-world service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. We believe that repeat orders of increasing scale represent a considerable growth opportunity for our electric transit buses. After initial purchase, our customers often expand their electric vehicle programs and place additional orders for electric buses and charging systems. Repeat orders lower our customer acquisition costs and increase visibility into our sales pipeline. Many of our existing customers have announced long-term goals to transition to fleets completely comprised of electric vehicles.
We have a long sales and production cycle given our customers’ structured procurement processes and vehicle customization requirements, and believe that our proven ability to deliver commercial-quality battery systems, electrification and charging solutions, and electric transit buses gives us a distinct first mover advantage in end markets that are electrifying rapidly. For Proterra Powered, new vehicle development programs for commercial vehicle OEMs typically last between one and three years. As a result, volume production and revenue generation tend to trail initial contract signatures by a few years. For Proterra Transit, public transit agencies typically conduct a request for proposal process before awards are made and purchase orders are issued. Proposals are evaluated on various criteria, including but not limited to technical requirements, reliability, reputation of the manufacturer, and price. This initial sales process from first engagement to award typically ranges from 6 to 18 months. Once a proposal has been awarded, a pre-production process is completed where customer specific options are mutually agreed upon. A final purchase order follows the pre-production process. Procurement of parts and production typically follow the purchase order. Once a bus is fully manufactured, the customer performs a final inspection before accepting delivery, allowing us to recognize revenue. The length of time between a customer award and vehicle acceptance typically varies between 12 and 24 months, depending on product availability and production capacity.
We have significant manufacturing capacity already in place and at scale with approximately 350,000 square feet of manufacturing space across three facilities in two states. In City of Industry, California, we operate a battery production facility as well as a bus manufacturing facility. We also operate a battery production facility in Burlingame, California. Our largest bus manufacturing facility is located in Greenville, South Carolina. Battery manufacturing capacity at our City of Industry facility, once fully staffed on a three shift structure, is 675 MWh, sufficient to supply batteries for both our total bus manufacturing capacity of 680 transit buses across our two bus assembly facilities in Greenville, SC and City of Industry, CA, as well as more than 350 MWh of Proterra Powered batteries for third-party customers, equivalent to 1,500 school buses and/or delivery vehicles per year. In November 2021, we entered into a lease arrangement for a new plant with approximately 327,000 square feet at Greer, South Carolina to expand our battery system manufacturing capacity and to multiple gigawatt-hours per year. We have specifically developed our battery modules using a design for manufacturability (DFM) approach that enables high-volume automated production of the module using a modular manufacturing line that can be rapidly built with low capital expenditures. Enabled by the simplicity of design and integrated architecture of our battery modules, we manufacture our battery packs in two widths and heights, various lengths ranging from 3-feet to 9-feet, and four different voltages. In the year ended December 31, 2020, our battery production was 111 MWh and in the year ended December 31, 2021, our production was 189 MWh, a 70% increase year over year. As we increase our production volumes, we believe that we will be able to leverage our historical investments in capacity to reduce our labor and overhead costs as a percentage of total revenue. We currently have sufficient capacity to fulfill our current backlog and anticipated near-term growth.
For the years ended December 31, 2021, 2020 and 2019, our total revenue was $242.9 million, $196.9 million, and $181.3 million, respectively. As of December 31, 2021, in aggregate, we have generated revenue of $621.1 million for the past three years. We generated a gross profit of $2.1 million for the year ended December 31, 2021 and a gross profit of $7.5 million for the year ended December 31, 2020, and a gross loss of $1.6 million for the year ended December 31, 2019. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and, as a result, generated losses from operations of $127.6 million, $96.0 million, and $99.7 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Key metrics and select financial data
Deliveries
We delivered 217 (208 new and 9 pre-owned), 170 and 177 vehicles in 2021, 2020 and 2019, respectively. We delivered battery systems for 273, 107 and 20 vehicles in 2021, 2020 and 2019, respectively.
Deliveries is an indicator of our ability to convert awarded orders into revenue and demonstrates the scaling of our operations. Vehicles delivered represents the number of buses that have met revenue recognition criteria during a period. Battery systems delivered represents the battery systems sold to OEMs that have met revenue recognition criteria during a period and is measured based on the number of underlying vehicles in which they are to be used. In addition to batteries, battery systems could include drivetrains and high voltage systems and controls, depending upon the customer contract.

Growth rates between deliveries and total revenue are not perfectly correlated because our total revenue is affected by other variables, such as the mix of products sold during the period or other services provided in addition to the hardware delivered.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we use to evaluate our ongoing operations and for internal planning and forecasting purposes, because, among other reasons, it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation and (gain) loss on valuation of derivative and warrant liabilities. We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	Year Ended December 31,
(in thousands)	2021	2020	2019
Adjusted EBITDA Reconciliation:
Net income (loss)	$(250,006)	$(127,007)	$(101,552)
Add (deduct):
Interest expense, net	50,982	15,413	2,704
Provision for income taxes	16	22	—
Depreciation and amortization expense	15,689	15,536	12,643
Stock-based compensation expense	16,061	10,282	8,520
Loss on valuation of derivative and warrant liabilities	70,177	12,989	—
Asset impairment charge	—	121	6,440
Adjusted EBITDA	$(97,081)	$(72,644)	$(71,245)
Business Combination
On June 14, 2021, we consummated the transactions contemplated by the Merger Agreement, by and among ArcLight, Phoenix Merger Sub, and Legacy Proterra. As contemplated by the Merger Agreement, on June 11, 2021, ArcLight consummated the Domestication. Further, on June 14, 2021, as contemplated by the Merger Agreement, we consummated the Merger.
In addition, pursuant to subscription agreements entered into in connection with the Merger Agreement, the PIPE Investors purchased an aggregate of 41,500,000 shares of Proterra common stock concurrently with the Closing for an aggregate purchase price of $415,000,000.
We received $649.3 million in net cash proceeds upon Closing to fund our growth initiatives, including research and development and our next-generation battery program.
In October 2021, majority of the public warrants and private placement warrants were exercised, and we redeemed the remaining outstanding public warrants at a redemption price of $0.10 per public warrant.
Key factors affecting our performance
COVID-19 Pandemic:
The outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts to our supply chain, operations, and customer demand. Our manufacturing operations, and our transit agency customers, have been designated as an “Essential Business” under applicable public health orders. We made adjustments to our business operations and have continued to operate with limited interruptions since March 2020 with no material adverse impact to our operations, financial position, or liquidity through December 31, 2021. Most recently, during the third and fourth quarters of 2021, our vehicle and equipment deliveries were impacted by constraints and inefficiencies in production driven by shortages in component parts, particularly resin for connectors, resulting from global supply chain disruptions stemming from the pandemic. Although we achieved revenue growth during the year ended December 31, 2021 compared to the year ended December 31, 2020, these disruptions decreased our revenue and increased our overhead. More generally, the COVID-19 pandemic is currently expected to continue to have an impact on our results of operations, financial position, and liquidity. If the outbreak, and related shutdowns, logistics delays, part shortages, production inefficiencies or extended customer order and acceptance processes, are prolonged or worsen, including as a result of variant strains of the virus, it could lead to more significant delays in production, the signing of new customer contracts, and customer acceptances of near-term deliveries.
Ability to sell additional powertrains, vehicles, chargers and other products to new and existing customers
Our results will be impacted by our ability to sell our battery systems, electrification solutions including charging and energy management software, and electric transit buses, to new and existing customers. We have had initial success with Proterra Powered establishing strategic partnerships and with Proterra Transit selling electric transit buses and chargers to more than 130 customers. Our growth opportunity is dependent on commercial vehicle manufacturers electrifying their product offerings and increasing production as well as transit agencies electrifying more of their fleets, both of which we believe will increase with continued improvement in battery performance and costs over time. Our ability to sell additional products to existing customers is a key part of our success, as follow-on purchases indicate customer satisfaction and decrease the likelihood of competitive substitution. In order to sell additional products to new and existing customers, we will need to continue to invest significant resources in our products and services. If we fail to make the right investment decisions in our technology and electrification solutions, including our battery systems and electrification and charging solutions, if customers do not adopt our technology or our products and services, or if our competitors are able to develop technology or products and services that are superior to ours, our business, prospects, financial condition, and operating results could be adversely affected.
Ability to improve profit margins and scale our business
We intend to continue investing in initiatives to improve our operating leverage and significantly ramp production. We believe continued reduction in costs and an increase in production volumes will enable commercial vehicle manufacturers to electrify faster. Purchased materials represent the largest component of cost of goods sold in all products and we continue to explore ways to reduce these costs through improved design for cost, strategic sourcing, long-term contracts, and in some cases vertical integration. We launched two new manufacturing facilities in 2017 and a new battery manufacturing facility in 2020. We believe that an increase in volume and additional experience will allow us to leverage those investments and reduce our labor and overhead costs, as well as our freight costs, as a percentage of total revenue. By reducing material costs, increasing facility utilization rates and improving overall economies of scale, we can reduce prices while maintaining or growing gross margins of our products to improve customers’ total cost of ownership and help accelerate commercial electric vehicle adoption. Our ability to achieve our cost-saving and production-efficiency objectives could be negatively impacted by a variety of factors including, among other things, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs, and unexpected supply-chain quality issues or interruptions. If we are unable to achieve our goals, we may not be able to reduce price enough to accelerate commercial vehicle electrification and our cost of goods sold and operating costs could be greater than anticipated, which would negatively impact gross margin and profitability.
Continued emissions regulation and environmental stewardship
Our business benefits from international, federal, state, and local government interest in regulating air pollution and greenhouse gas emissions that contribute to global climate change. In July 2020, 15 states, including California and New York, pledged to work jointly towards a unified goal of zero emissions for 100% of new sales of medium- and heavy-duty commercial vehicles by 2050. In August 2019, the European Union passed Regulation 2019/1242, mandating a reduction in emissions from new trucks by 2025 and 2030. In addition, a growing number of cities and transit agencies have pledged to convert their entire transit bus fleets to zero-emission vehicles by a specific target date, and many have already begun to purchase electric vehicles in order to meet this goal. For example, on December 14, 2018, the California Air Resources Board adopted a state-wide mandate, the Innovative Clean Transit Rule, mandating transit agencies to commit to purchasing zero-emission buses starting in 2029. The Infrastructure Investment and Jobs Act enacted on November 15, 2021 will provide additional funding for electric vehicles and electric vehicle charging infrastructure through the creation of new programs and grants and the expansion of existing programs, including over $4.0 billion to replace existing buses with zero emission buses and at least $2.5 billion to replace existing school buses with zero emission school buses. The move away from diesel- and natural gas-powered commercial vehicles is a significant step forward to accelerate the use of advanced technologies in medium- and heavy-duty vehicles to meet air quality and public health, thereby boosting near-term deployment of battery-electric commercial vehicles. As legacy internal combustion engine technology becomes more heavily regulated and costly across the globe, commercial vehicle manufacturers are investing in electrification. While this investment may increase competition, we believe that it will also increase customer demand, and help build the necessary supply chain and adjacent industry investments to support powertrain electrification. However, the uncertainty related to the passage of new legislation could impact the timing and number of vehicle orders, and any reduction in governmental interest in emissions regulation could negatively impact our business prospects or operating results.
Government programs accelerating adoption of zero-emission vehicles
Federal and state funding has accelerated the adoption of electric vehicles in our target markets. For instance, our U.S. transit customers have partially funded electric bus purchases through competitive grant programs, including the Low or No Emission Vehicle Program authorized by the federal Fixing America’s Surface Transportation Act in 2015, and other state-specific funding. In the United States, states are also allocating portions of settlement funds from the approximately $15 billion Volkswagen Emissions Settlement Program to investments in zero-emission transit buses and school buses. We expect that the continued availability of government funding for our customers to help fund purchases of our electric transit buses and battery systems will remain an important factor in our company’s growth prospects.
Components of results of operations
Revenue
We derive revenue primarily from the sale of vehicles, the sale of battery and powertrain systems, the sale and installation of charging systems, as well as the sale of spare parts and other services provided to customers.
Product revenue.    Product revenue consists of revenue earned from the sale of vehicles, sale of battery and powertrain systems as well as sales and installation of charging systems. We generally recognize product revenue from contracts with customers for the sales of our vehicles once we deliver a vehicle to a customer. A vehicle is considered delivered once met revenue recognition criteria. Revenue from the sale of battery and powertrain systems is typically recognized upon shipping. Revenue from sales and installation of charging systems is typically recognized at a point of time once met revenue recognition criteria. Under certain contract arrangements, revenue related to the charging systems is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Product revenue also includes revenue from leasing vehicles and charging systems under operating leases. Revenue from operating lease arrangements is recognized ratably over the lease term. The amount of product revenue we recognize in a given period depends on the number of vehicles accepted and the type of financing used by the customer.
Parts and other service revenue.    Parts and other service revenue includes sales of spare parts, revenue earned from the development of electric vehicle powertrain components, the design and development of battery and drive systems for other vehicle manufacturers, and sales of extended warranties. The amount of parts and service revenue tends to grow with the number of vehicles delivered. However, variability can exist as customers have different methodologies for sourcing spare parts for their fleets. Revenue related to the design, development and integration of battery and drive systems is typically recognized upon shipping or delivery of services and prototypes, depending on the terms in customer contracts.
For a description of our revenue recognition policies, see the section titled “— Critical Accounting Policies and Estimates.”
Cost of goods sold
Product cost of goods sold.    Product cost of goods sold consists primarily of direct material and labor costs, manufacturing overhead, other personnel-related expenses, which include salaries, bonuses, benefits, and stock-based compensation expense, reserves for estimated warranty costs, freight expense, and depreciation expense. Product cost of goods sold also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value, including on-hand inventory that is either obsolete or in excess of forecasted demand. We expect our product cost of goods sold to increase in absolute dollars in future periods as we sell more vehicles and charging systems. As we grow into our current capacity and execute on cost-reduction initiatives, we expect our product cost of goods sold as a percentage of revenue to decrease over time.
Parts and other service cost of goods sold.    Parts and other service cost of goods sold consists primarily of material costs and the cost of services provided, including field service costs and costs related to our development team. We record costs of development services incurred in periods prior to the finalization of an agreement as research and development expense. Once a development agreement is finalized, we record these costs in parts and other service cost of goods sold. We expect our parts and other service cost of goods sold to increase in absolute dollars in future periods as more customers put additional vehicles into service and sign new development agreements.
Because purchased materials comprise more than 50% of cost of goods sold, lowering our bill of materials cost is our most critical cost reduction initiative. Bill of materials cost reduction is a cross-functional effort involving engineering, supply chain, manufacturing, and finance. These cost-reduction efforts have yielded improvements in bill of materials costs since 2018, and we have identified additional opportunities to address cost reduction in the near and medium term.
Gross profit (loss) and margin
Gross profit (loss) is total revenue less total cost of goods sold. Gross margin is gross profit (loss) expressed as a percentage of total revenue. Our gross profit (loss) and margin may fluctuate from period-to-period. Such fluctuations have been and will continue to be affected by a variety of factors, including the timing of vehicle acceptance, mix of products sold, manufacturing costs, financing options, and warranty costs. We expect our gross margin to improve over time as we continue to scale our operations and execute on cost reduction initiatives.
Operating expenses
Research and development.    Research and development expense consists primarily of personnel-related expenses, consulting and contractor expenses, validation and testing expense, prototype parts and materials, depreciation expense, and allocated overhead costs. Through December 31, 2021, we have expensed certain software development costs related to our fleet and energy management platform as incurred because technological feasibility has not been fully achieved. We intend to continue to make significant investments in developing new products and enhancing existing products. Research and development expense will be variable relative to the number of products that are in development, validation or testing. However, we expect it to decline as a percentage of total revenue over time.
Selling, general and administrative.    Selling, general and administrative expenses consist primarily of personnel-related expenses for our sales, marketing, supply chain, finance, legal, human resources, and administrative personnel, as well as the costs of customer service, information technology, professional services, insurance, travel, allocated overhead, and other marketing, communications and administrative expenses. We will continue to actively promote our products. We also expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums, and compliance costs. As a result, we expect that selling, general and administrative expenses will increase in absolute dollars in future periods but decline as a percentage of total revenue over time.
Interest expense, net
Interest expense, net consists primarily of interest expense associated with our debt facilities and amortization of debt discount and issuance costs. Interest income consists primarily of interest income earned on our cash and cash equivalents and short-term investments balances.
(Gain) loss on valuation of derivative and warrant liabilities
(Gain) loss on valuation of derivative and warrant liabilities relates to the changes in the fair value of derivative and warrant liabilities, which are subject to remeasurement at each balance sheet date.
Other expense (income), net
Other expense (income), net primarily relates to sublease income and currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, sublease income, amortization of short-term investment premium/discount, and other non-operational financial gains or losses.
Provision for income taxes
We are subject to income taxes in the United States and certain states, but due to our net operating loss position, we have not recognized any material provision or benefit through December 31, 2021.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. We have established a full valuation allowance to offset our U.S. net deferred tax assets due to the uncertainty of realizing future tax benefits from our net operating loss carryforwards and other deferred tax assets.
As of December 31, 2021, we had U.S. federal net operating loss carryforwards of $599.7 million, and state net operating loss carryforwards of $437.9 million. The federal net operating loss carryforwards generated prior to 2018 will begin to expire in 2030, and the federal net operating loss carryforwards generated since 2018 do not expire. The state net operating loss carryforwards will begin to expire in 2023. Also, as of December 31, 2021, we had U.S. federal research and development tax credit carryforwards of $3.5 million, and state research and development tax credit carryforwards of $2.5 million. The federal research credits begin to expire in 2037, and the South Carolina research and development tax credit carryforwards begin to expire in 2027. California state research and development tax credit carryforwards have no expiration date. Our ability to use net operating loss carryforwards and other tax attributes to reduce future taxable income and liabilities may be subject to limitations based on possible ownership changes in the future. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards or other pre-change tax attributes to offset U.S. federal and state taxable income may still be subject to limitations, which could potentially result in increased future tax liability to us. Additionally, a challenge by a taxing authority, a change in our ability to utilize tax benefits such as carryforwards or tax credits, or a deviation from other tax-related assumptions may cause actual financial results to deviate from previous estimates.
In response to the COVID-19 pandemic, California’s Legislature passed Assembly Bill 85 (“A.B. 85”), which suspends the use of net operating losses for tax years beginning in 2020, 2021, and 2022 for taxpayers with taxable income of $1.0 million or more before an application of net operating loss. A.B. 85 includes an extended carryover period for the suspended net operating losses with an additional year carryforward for each year of suspension.

A.B. 85 also limits the utilization of business incentive tax credits for taxable years 2020, 2021, and 2022, requiring that taxpayers can only claim a maximum of $5.0 million in tax credit on an aggregate basis. On February 9, 2022, Governor Gavin Newsom signed Senate Bill 113 (“SB 113”). SB 113 restores the use of California net operating losses and eliminates the $5 million annual business credit limit of A.B. 85 for tax years beginning on or after January 1, 2022. However, since we continue to generate taxable losses, this did not have an impact on our operating results or financial condition.
Results of operations
The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. Percentages presented in the following tables may not sum due to rounding.

	Year Ended December 31,
(in thousands)	2021	2020	2019
Product revenue	$232,450	$190,411	$172,295
Parts and other service revenue	10,410	6,532	8,989
Total revenue	242,860	196,943	181,284
Product cost of goods sold	229,142	181,987	173,428
Parts and other service cost of goods sold	11,666	7,417	9,467
Total cost of goods sold (1)	240,808	189,404	182,895
Gross profit (loss)	2,052	7,539	(1,611)
Research and development (1)	43,840	36,233	35,477
Selling, general and administrative (1)	85,841	67,139	56,132
Asset impairment charge	—	121	6,440
Total operating expenses	129,681	103,493	98,049
Loss from operations	(127,629)	(95,954)	(99,660)
Interest expense, net	50,982	15,413	2,704
Loss on valuation of derivative and warrant liabilities	70,177	12,989	—
Other expense (income), net	1,202	2,629	(812)
Loss before income taxes	(249,990)	(126,985)	(101,552)
Provision for income taxes	16	22	—
Net loss	$(250,006)	$(127,007)	$(101,552)
__________________
(1)Includes stock-based compensation as follows:

	Year Ended December 31,
(in thousands)	2021	2020	2019
Cost of goods sold	$1,385	$929	$826
Research and development	2,507	1,616	1,436
Selling, general and administrative	12,169	7,737	6,258
Total stock-based compensation expense	$16,061	$10,282	$8,520

	Year Ended December 31,
	2021	2020	2019
Product revenue	96%	97%	95%
Parts and other service revenue	4	3	5
Total revenue	100	100	100
Product cost of goods sold	94	92	96
Parts and other service cost of goods sold	5	4	5
Total cost of goods sold (1)	99	96	101
Gross profit (loss)	1	4	(1)
Research and development (1)	18	18	19
Selling, general and administrative (1)	35	34	31
Asset impairment charge	—	—	4
Total operating expenses	53	52	54
Loss from operations	(53)	(48)	(55)
Interest expense, net	21	8	1
Loss on valuation of derivative and warrant liabilities	29	7	—
Other (income) expense, net	—	1	—
Loss before income taxes	(103)	(64)	(56)
Provision for income taxes	—	—	—
Net loss	(103)%	(64)%	(56)%
__________________
(1)Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2021	2020	2019
Cost of goods sold	1%	—%	1%
Research and development	1	1	1
Selling, general and administrative	5	4	3
Total stock-based compensation expense	7%	5%	5%
Comparison of the Year Ended December 31, 2021 and Year Ended December 31, 2020
Revenue

	Year Ended December 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Product revenue	$232,450	$190,411	$42,039	22%
Parts and other service revenue	10,410	6,532	3,878	59%
Total revenue	$242,860	$196,943	$45,917	23%
Total revenue increased by $45.9 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The $42.0 million increase in product revenue was primarily due to $38.0 million increase of vehicle revenue and $11.5 million increase of battery systems revenue, which was offset by $7.3 million decreased revenue from charging systems and installation revenue. We delivered and our customers accepted 217 buses in the year ended December 31, 2021 as compared to 170 buses accepted in the year ended December 31, 2020. Both production and deliveries during fiscal year 2020 were negatively impacted by the COVID-19 pandemic due to inefficiencies experienced with required safety measures and complications with inspections and regulatory testing. Both production and deliveries during fiscal year 2021 were negatively impacted by the COVID-19 pandemic due to supplier constraints and delays in equipment delivery. For the year ended December 31, 2021, we delivered battery systems for 273 vehicles, which increased from 107 vehicles for the year ended December 31, 2020. Parts and other service revenue increased by $3.9 million in the year ended December 31, 2021 as compared to the year ended December 31, 2020 primarily as a result of a $2.2 million increase in prototype sales and $1.6 million increase of service revenue.
Cost of goods sold and gross profit

	Year Ended December 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Product cost of goods sold	$229,142	$181,987	$47,155	26%
Parts and other service cost of goods sold	11,666	7,417	$4,249	57%
Total cost of goods sold	$240,808	$189,404	$51,404	27%
Gross profit	$2,052	$7,539	$(5,487)	(73)%
Cost of goods sold increased by $51.4 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The $47.2 million increase in product cost of goods sold was mainly driven by an increase in vehicle and battery systems delivered. To support the growth, we have increased headcount, which increased personnel related expense by $7.3 million. However, COVID-19 related supply chain interruptions caused delays in production, which negatively impacted our ability to absorb such increased labor and manufacturing overhead costs. The $4.2 million increase in parts and other service cost of goods sold was primarily the result of the increased volume and product mix of prototype revenue and increased personnel cost of the service department.
Gross profit decreased by $5.5 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, which was mainly due to the unabsorbed labor and manufacturing overhead costs from delayed production caused by parts shortages stemming from the COVID-19 related supply chain interruption.
Operating expenses
Research and development

	Year Ended December 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Research and development	$43,840	$36,233	$7,607	21%
Research and development expense increased by $7.6 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to an increase in personnel related expenses of $6.4 million and stock-based compensation of $0.9 million, an increase in professional and consulting fees of $0.5 million to support increased product development efforts, and an increase in IT expense of $0.7 million. These increases were partially offset by a decrease in prototype parts and tools expense of $1.5 million following the completion of the development of the advanced composite bus body and the ZX5 bus platform.
Selling, general and administrative

	Year Ended December 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Selling, general and administrative	$85,841	$67,139	$18,702	28%
Selling, general and administrative expense increased by $18.7 million in the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to an increase in personnel related expenses of $7.3 million and stock-based compensation of $4.4 million, an increase in insurance expense of $3.5 million, an increase in IT expense of $2.0 million due to increased cybersecurity measures, more users and incremental data usage costs, and an increase in travel expense of $1.2 million as a result of the relaxation of COVID-19 restrictions.
Asset impairment charge

	Year Ended December 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Asset impairment charge	$—	$121	$(121)	(100)%
In 2020, we incurred an impairment charge of $0.1 million related to certain operating lease right-of-use assets due to the execution of a sublease agreement.
Interest expense, net

	Year Ended December 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Interest income	$(1,735)	$(240)	$(1,495)	623%
Interest expense	52,717	15,653	37,064	237
Interest expense, net	$50,982	$15,413	$35,569	231
Interest expense, net increased by $35.6 million in the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the write-off of $21.0 million of unamortized debt issuance costs associated with the Convertible Notes with an original aggregate principal of $46.5 million that were converted upon the Closing of the Business Combination, and additional interest expense resulting from the original aggregate principal of $200.0 million of Convertible Notes issued in August 2020. These amounts were offset by increased interest income earned on investments from cash equivalents and short-term investments. For more information regarding the Convertible Notes, see “—Liquidity and capital resources” below.
Loss on valuation of derivative and warrant liabilities

	Year Ended December 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Loss on valuation of derivative and warrant liabilities	$70,177	$12,989	$57,188	440%
The $70.2 million loss in the year ended December 31, 2021 was related to losses on revaluation of the derivative and warrant liabilities arising from the Convertible Notes and related warrants of $111.7 million and $47.3 million, respectively, offset by the $50.3 million and $38.6 million of gains recognized on revaluation of the liabilities arising from the public warrants and private placement warrants, respectively.
The $13.0 million loss in the year ended December 31, 2020 related to the fair value change of derivative and warrant liabilities arising from the Convertible Notes.
Other expense, net

	Year Ended December 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Other expense, net	$1,202	$2,629	$(1,427)	(54)%
Other expense, net includes currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, sublease income and other non-operational financial losses.

The higher expense in the year ended December 31, 2020 was mainly due to foreign exchange rate fluctuations in the first quarter of 2020, and other non-operational financial gains or losses.
Provision for income taxes
We are subject to income taxes in the United States and certain states, but due to our net operating loss position, we have not recognized any material provision or benefit through December 31, 2021. In the years ended December 31, 2021 and 2020, we recorded a provision for taxes in certain states, where tax is not based solely on income before taxes.
Comparison of the Year Ended December 31, 2020 and Year Ended December 31, 2019
Revenue

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Product revenue	$190,411	$172,295	$18,116	11%
Parts and other service revenue	6,532	8,989	(2,457)	(27)%
Total revenue	$196,943	$181,284	$15,659	9%
Total revenue increased by $15.7 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The $18.1 million increase in product revenue was primarily due to a $13.7 million increase of battery systems revenue, a $5.4 million increase of vehicle revenue including battery lease assignment, and a $0.4 million increase of charging systems revenue in the year ended December 31, 2020, which was offset by decreased revenue from leasing in the year ended December 31, 2020. We delivered and our customers accepted 170 buses in the year ended December 31, 2020 as compared to 177 buses accepted in the year ended December 31, 2019. COVID-19 impacted both production and deliveries due to inefficiencies experienced with required safety measures and complications with inspections and regulatory testing. However, the financial impact from the decrease of vehicles delivered in 2020 was offset by the higher selling price due to product mix. For the year ended December 31, 2020, we delivered battery systems for 107 vehicles, which is increased from 20 vehicles for the year ended December 31, 2019. Parts and other service revenue decreased by $2.5 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019 primarily as a result of a $4.0 million decrease in prototype sales in 2020 as certain 2019 development programs converted to OEM battery system sales in 2020.
Cost of goods sold and gross profit

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Product cost of goods sold	$181,987	$173,428	$8,559	5%
Parts and other service cost of goods sold	7,417	9,467	$(2,050)	(22)%
Total cost of goods sold	$189,404	$182,895	$6,509	4%
Gross profit (loss)	$7,539	$(1,611)	$9,150	NM
Cost of goods sold increased by $6.5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The $8.6 million increase in product cost of goods sold was mainly driven by the increase in battery systems sold, the increased cost in vehicles delivered, which is correlated to the increase in average vehicle selling price, and unabsorbed labor and manufacturing overhead costs due to COVID-19 related delays in production. These increases were partially offset by a $2.6 million increase in reduction of pre-existing vehicle warranty liabilities. The $2.1 million decrease in parts and other service cost of goods sold was primarily the result of decreased prototype sales, which were partially offset by the increased cost from higher headcount in the service organization to meet the needs of our growing customer base.

Gross profit improved by $9.2 million to a gross profit of $7.5 million in the year ended December 31, 2020 compared to a gross loss of $1.6 million in the year ended December 31, 2019. The improvement of gross profit was primarily driven by the increased volume of battery systems sold, product mix, and lower vehicle warranty costs.
Operating expenses
Research and development

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Research and development	$36,233	$35,477	$756	2%
Research and development expense increased by $0.8 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to the design of new features and functionality for our buses and APEX software. Personnel expenses and IT expense increased by $1.9 million and $0.6 million in the year ended December 31, 2020 when compared to the year ended December 31, 2019 due to increased product development efforts. These increases were partially offset by the decrease in prototype parts and tools expense of $0.8 million due to more stability in the bus platform, and the decrease in travel expense of $0.8 million due to COVID-19.
Selling, general and administrative

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Selling, general and administrative	$67,139	$56,132	$11,007	20%
Selling, general and administrative expense increased by $11.0 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to an increase in contract labor and consulting expense of $4.3 million, professional fees of $3.6 million, stock-based compensation expense of $1.5 million and IT expenses of $1.5 million. Contract labor and consulting expense was mainly related to market studies, certain process improvement projects and supplier development expenses. Stock-based compensation and personnel expenses increased due to higher headcount related to the growth in the business. The increase of professional fees was primarily the result of the write-off of $2.2 million of deferred financing costs for our previously contemplated IPO based upon our pursuit of the Business Combination. These increases were partially offset by a decrease in travel expense of $1.8 million due to COVID-19.
Asset impairment charge

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Asset impairment charge	$121	$6,440	$(6,319)	NM
In 2020, we incurred an impairment charge of $0.1 million related to certain operating lease right-of-use assets due to the execution of a sublease agreement. In 2019, we incurred an impairment charge of $6.4 million related to certain assets leased to customers due to introduction of new products and related technological advancements and the resulting change in expectations for the future cash flows associated with those assets.

Interest expense, net

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Interest income	$(240)	$(1,447)	$1,207	(83)%
Interest expense	15,653	4,151	11,502	277
Interest expense, net	$15,413	$2,704	$12,709	470
Interest expense, net increased by $12.7 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to additional interest expense resulting from the Convertible Notes and decreased interest income earned on investments from cash equivalents and short-term investments.
Loss on valuation of derivative and warrant liabilities

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Loss on valuation of derivative and warrant liabilities	$12,989	$—	$12,989	NM
The $13.0 million loss in the year ended December 31, 2020 related to the non-cash fair value change of derivative and warrant liabilities arising from the Convertible Notes.
Other (income) expense, net

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Other (income) expense, net	$2,629	$(812)	$3,441	NM
In the year ended December 31, 2020, we recognized other expense of $2.6 million, compared to other income of $0.8 million for the year ended December 31, 2019. Other income and expense includes sublease income, currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, and other non-operational financial losses.
Provision for income taxes
We are subject to income taxes in the United States and certain states, but due to our net operating loss position, we have not recognized any provision or benefit until 2020. In the year ended December 31, 2020, we booked a provision for taxes in certain states, where tax is not based solely on income before taxes.
Liquidity and capital resources
As of December 31, 2021, we had cash and cash equivalents and short-term investments of $661.0 million. Our primary requirements for liquidity and capital are investment in new products and technologies, the improvement and expansion of existing manufacturing facilities, working capital, debt service, and general corporate needs. Historically, these cash requirements have been met through the net proceeds we received through private sales of equity securities, borrowings under our credit facilities, and payments received from customers.
We believe that our sources of existing cash and cash equivalents and short-term investments, funds raised in connection with the Business Combination and the PIPE Financing, funds available under our Senior Credit Facility described in more detail below, and payments from customers will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. However, if we are unable to generate sufficient cash flows from operations in the future, or fund availability under our Senior Credit Facility is not sufficient, we may have to obtain additional equity or debt financing. The issuance and sale of additional equity would result in further dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in significant financial and operating covenants that would restrict our operations. We cannot assure you that we will be able to obtain refinancing or additional financing on favorable terms or at all.
With the funds raised in connection with the Business Combination and the PIPE Financing, we expect no additional capital will be needed to execute our business plan over the next 12 months. We will continue to invest in increasing and optimizing production and expanding the portfolio of products and services. These investments will be approached with a view to improving profitability in the long-term.
Senior Credit Facility
In May 2019, we entered into a Loan, Guaranty and Security Agreement (the “Senior Credit Facility”), which is a senior secured asset-based lending facility with borrowing capacity up to $75.0 million. The Senior Credit Facility is available on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at our option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.
The Senior Credit Facility is secured by a security interest on substantially all our assets except for intellectual property and other restricted property.
Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at our option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate, or LIBOR, plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The unused line fee is 0.375% per annum of the actual daily amount of the unutilized revolver commitment and will be reduced to 0.25% under certain conditions.
The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires us to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.
As of December 31, 2021, we do not have outstanding balance under this credit facility although we utilized $14.4 million of the facility’s borrowing capacity for letters of credit.
Small Business Administration Loan
In May 2020, we received SBA loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (the “PPP loan”) under CARES Act. The PPP loan was in the form of a note that originally matured on May 6, 2022, and which was extended to May 2025 based on the SBA’s interim final rule. As of December 31, 2021, the interest rate is 1.0% per annum and interest is payable monthly commencing in October 2021. All or a portion of the loan may be forgiven by the SBA upon application with supporting documentation of expenditures in accordance with SBA requirements, which include employees being kept on the payroll for eight weeks after the date of the loan and the proceeds being used for payroll, rent, mortgage interest, or utilities. In January 2022, the SBA denied our PPP loan forgiveness application on the grounds that the Company was subject to a size standard that applies to businesses under NAICS Code 488999 (all other support services for transportation). We have filed an appeal on the grounds that the NAICS code that applies to our business activity is NAICS Code 336120 (heavy duty truck and bus manufacturing).

Secured Convertible Promissory Notes
In August 2020, we entered into the Convertible Notes. The Convertible Notes have an aggregate principal amount of $200.0 million, with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Convertible Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Convertible Notes.
Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of our capital stock and all other securities that are convertible into or exercisable for our capital stock directly or indirectly.
Prior to the maturity date or conversion of the entire balance of the Convertible Notes, in the event of a liquidation or sale of the Company, we shall pay to the holders of Convertible Notes the greater of (i) 150% of the principal balance of the Convertible Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Convertible Notes into preferred stock immediately prior to such liquidation event.
The Convertible Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Convertible Notes are actually converted into shares of our capital stock in accordance with their terms.
The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires us to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.
In connection with the issuance of the Convertible Notes, we issued to the purchasers of the Convertible Notes warrants to purchase 4.6 million shares of our stock at an exercise price of $0.02 per share. These warrants are freestanding financial instruments and, prior to the Closing, were classified as liability due to the possibility that they could become exercisable into Legacy Proterra convertible preferred stock. The warrant liability was remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations. Upon any exercise of the warrants for shares of common stock, the carrying amount of the warrant liability was reclassified to stockholders’ equity. Upon the consummation of the Merger, the warrants became exercisable for Proterra common stock, with no possibility to convert to Legacy Proterra convertible preferred stock. As a result, the carrying amount of the warrant liability was reclassified to stockholders’ equity. The loss from change in fair value of the warrant liability was $47.3 million for the year ended December 31, 2021. An aggregate of $69.3 million in warrant liability was reclassified to additional paid-in capital upon exercise and consummation of the Merger. In the fourth quarter of 2021, all remaining outstanding warrants were exercised for shares of common stock.
Prior to the Closing, the embedded features of the Convertible Notes were composed of conversion options that had the economic characteristics of a contingent early redemption feature settled in shares of our stock rather than cash, because the total number of shares of our stock delivered to settle these embedded features would predominantly have a fixed value. These conversion options were bifurcated and accounted for separately from the host debt instrument. The derivative liability of $68.5 million was initially measured at fair value on its issuance date and recorded as a debt discount and was amortized during the term of the Convertible Notes to interest expense using effective interest method. The derivative liability was remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations. The loss from the change in fair value of the derivative liability was $111.7 million for the year ended December 31, 2021. Upon the consummation of the Merger, the embedded conversion features associated with the Convertible Notes no longer qualified for derivative accounting since the conversion price became fixed. The $182.6 million carrying amount of the embedded derivative, fair value as of the date of the Closing, was reclassified to stockholders’ equity in accordance with Topic 815, Derivatives and Hedging.

At the closing of the Merger, certain Convertible Note holders with an original aggregate principal amount of $46.5 million elected to convert their Convertible Notes at the Closing of the Business Combination, resulting in the issuance of 7.4 million shares of common stock. An aggregate of $48.8 million principal and interest was reclassified to stockholders’ equity, and $21.0 million of remaining related debt issuance costs were expensed to interest expense.
As of December 31, 2021, the outstanding balance of the Convertible Notes was $163.3 million including PIK interest of $9.8 million.
The remaining Convertible Notes including accrued interest will be automatically converted to common stock at $6.5712 per share pursuant to the mandatory conversion provisions, if and when the VWAP of our common stock exceeds $9.86 over 20 consecutive days subsequent to January 13, 2022.
Performance bonds
Public transit agencies may require their suppliers to obtain performance bonds from surety companies or letters of credit to protect against non-performance. These performance guarantees are normally valid from contract effective date to completion of the contract, which is generally upon customer acceptance of the vehicle. Surety companies limit the maximum coverage they will provide based on financial performance and do not provide committed bonding facilities. Currently, we are required to cash collateralize a portion of the total performance bond amount. The collateral provided is shown as restricted cash on the balance sheet. As of December 31, 2021, we had $12.6 million of restricted cash related to performance bonds. We believe that we currently have sufficient capacity to meet the performance guarantee needs of our business through our arrangements with our primary surety provider.
Cash flows
The following table summarizes our cash flows:

	Year Ended December 31,
(in thousands)	2021	2020	2019
Cash flows (used in) provided by:
Operating activities	$(126,261)	$(76,070)	$(97,294)
Investing activities	(447,281)	(54,525)	(35,227)
Financing activities	632,449	200,643	83,196
Net increase (decrease) in cash and cash equivalents, and restricted cash	$58,907	$70,048	$(49,325)
Operating activities
Net cash used in operating activities in 2021 was $126.3 million compared to $76.1 million in 2020. In both years, the cash used in operating activities was due to net losses and increases in working capital. The increase in net loss of $123.0 million in the year ended December 31, 2021 as compared to the year ended December 31, 2020 included increases of non-cash items of $57.2 million of loss on change in the fair value of derivative and warrant liabilities, $33.5 million of interest expense and debt discount and issuance costs amortization expense, and $5.8 million of stock-based compensation expense. For the year ended December 31, 2021, cash used in operating activities primarily related to $29.9 million, $20.2 million, and $8.0 million for accounts receivable, inventory, prepaid expenses and other current assets, respectively, and was partially offset by cash provided by accounts payable and accrued liabilities and deferred revenue of $27.4 million and $6.6 million, respectively. For the year ended December 31, 2020, cash used in operating activities primarily related to $7.2 million and $4.1 million for accounts receivable and accounts payable and accrued liabilities, respectively, and was partially offset by cash provided by deferred revenue, inventory, and other non-current liabilities of $9.6 million, $2.2 million, and $2.2 million, respectively.

Net cash used in operating activities in 2020 was $76.1 million compared to $97.3 million in 2019. In both years, the cash used in operating activities was due to net losses and increases in working capital. The increase in net loss of $25.5 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019 included increases of non-cash items of $13.0 million of loss on change in the fair value of derivative and warrant liabilities, $8.6 million of interest expense and debt discount and issuance costs amortization increased by $2.9 million of depreciation expense, and $1.8 million of stock-based compensation expense. For the year ended December 31, 2020, cash used in operating activities primarily related to $7.2 million and $4.1 million for accounts receivable and accounts payable and accrued liabilities, respectively, and was partially offset by cash provided by deferred revenue, inventory, and other non-current liabilities of $9.6 million, $2.2 million, and $2.2 million, respectively. For the year ended December 31, 2019, cash used in operating activities primarily related to $15.7 million, $9.0 million and $4.7 million for inventory, accounts receivables and other assets, respectively, and was partially offset by cash provided by deferred cost of goods sold of $4.2 million.
Investing activities
Net cash used in investment activities was $447.3 million in the year ended December 31, 2021 compared to $54.5 million in the year ended December 31, 2020. The $392.8 million change was primarily driven by a net increase of $394.9 million related to the purchase of investments in the year ended December 31, 2021 as compared to the year ended December 31, 2020, and a $2.1 million increase in capital expenditures. The increased purchase of investments was driven by our investment of the net proceeds from the Business Combination.
Net cash used in investment activities was $54.5 million in the year ended December 31, 2020 compared to $35.2 million in the year ended December 31, 2019. The change is primarily driven by an $11.8 million increase in capital expenditures and $7.5 million of net increase of purchase of investments.
Financing activities
Net cash provided by financing activities was $632.4 million, $200.6 million, and $83.2 million for the years ended December 31, 2021, 2020 and 2019, respectively. The net cash provided by financing activities for the year ended December 31, 2021 primarily resulted from net proceeds of $644.7 million from the Business Combination and the PIPE Financing and $6.8 million from the exercise of stock options and warrants, which was partially offset by a Senior Credit Facility repayment of $17.1 million. The net cash provided by financing activities for the year ended December 31, 2020 primarily resulted from proceeds from borrowings of $200.0 million through the issuance of Convertible Notes, $14.5 million under the Senior Credit Facility, $10.0 million from PPP loan, and $4.2 million from the exercise of stock options, offset by $12.8 million repayment under the Senior Credit Facility and $10.0 million repayment of a prior credit facility with Hercules Capital, Inc. For the year ended December 31, 2019, we received net proceeds of $86.7 million from the issuance of Series 8 convertible preferred stock, $21.4 million in proceeds from borrowing under the Senior Credit Facility, and $1.7 million in proceeds from the exercise of stock options.
Off-balance sheet arrangements
We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt, or operating our business. With the exception of letters of credit primarily used to guarantee payments under a product supply agreement, a lease arrangement, or performance bond obligations, we do not have any off-balance sheet arrangements or relationships with entities that are not disclosed in our consolidated financial statements that have, or are reasonably likely to have, a material current or future effect on our financial condition, revenue, expenses, results of operations, liquidity, capital expenditures, or capital resources. In addition, we do not engage in trading activities involving non-exchange traded contracts.

Contractual obligations
The purchase commitments including purchase orders or contracts for the purchase of certain goods and services was $2.1 billion as of December 31, 2021, of which 11% was expected to due within one year, 28% in 2023 and 2024, and the remainder thereafter through 2028.
The Convertible Notes had an outstanding principal amount including PIK interest of $163.3 million as of December 31, 2021, which will mature in August 2025. The outstanding balances will be automatically converted into common stock at $6.5712 per share pursuant to the mandatory conversion provisions, if and when the VWAP of our common stock exceeds $9.86 over 20 consecutive days subsequent to January 13, 2022.
Critical accounting policies and estimates
Our financial statements are prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions, and judgments that affect amounts of assets and liabilities reported in the financial statements, the disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the applicable periods. We base our estimates, assumptions, and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our financial statements, which, in turn, could change the results from those reported. We evaluate our estimates, assumptions, and judgments on an ongoing basis. The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our financial statements are described below.
Revenue recognition
We derive revenue primarily from the sale of vehicles and charging systems, the installation of charging equipment, and the sale of batteries and powertrain components to other vehicle manufacturers, as well as the sale of spare parts and other services provided to customers. Product revenue consists of revenue earned from vehicles and charging systems, batteries and powertrain components, installation of charging systems, and revenue from leased vehicles, charging systems, and batteries under operating leases. Parts and other service revenue includes revenue earned from spare parts, the design and development of battery and drive systems for other vehicle manufacturers, and extended warranties.
Customer contracts typically have multiple performance obligations. Generally, our goods and services are considered separate performance obligations. Development services are typically sold on a stand-alone basis and are not bundled with other goods or services.
We recognize revenue when or as we satisfy a performance obligation by transferring control of a product or service to a customer. Amounts collected in advance of meeting all of the revenue recognition criteria are not recognized in the statement of operations and are instead recorded as deferred revenue on the balance sheets.
Warranty
We provide a limited warranty to customers on vehicles, charging systems, and battery and powertrain systems. The limited warranty ranges from one to twelve years depending on the components. Separately, we also periodically perform field service actions related to product service campaigns. Pursuant to these warranties and field service actions, we will repair, replace, or adjust the parts on the products that are defective in factory-supplied materials or workmanship. We record a warranty reserve for the products sold at the point of revenue recognition, which includes the best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency, and costs of future claims. These estimates are inherently uncertain given our relatively short history of sales, and changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve does not include projected warranty costs associated with the vehicles subject to lease accounting, as the costs to repair these warranty claims are expensed as incurred. The portion of the warranty reserve expected to be incurred within the next twelve months is included within accrued liabilities while the remaining balance is included within other long-term liabilities on the balance sheets.
Stock-based compensation expense
We use the fair value method for recording stock-based compensation expense. Stock-based compensation expense for stock options is estimated at the grant date based on each stock option’s fair value as calculated using the Black-Scholes option pricing model. We recognize stock-based compensation expense for stock option grants on a straight-line basis over the requisite service period for the entire award.
Determining the fair value of stock-based awards at the grant date requires judgment. The determination of the grant date fair value of stock options using an option pricing model is affected by our estimated common stock fair value prior to the Merger Close, as well as assumptions regarding a number of complex and subjective variables. The major subjective assumptions used in the Black-Scholes option pricing model are estimated as follows:
Expected volatility.    Since the Company has limited trading history by which to determine the volatility of its own common stock price, the expected volatility being used is primarily derived from the historical stock volatility of a representative industry peer group of comparable publicly listed companies over a period approximately equal to the expected term of the stock options.
Common stock valuations.    Historically, for all periods prior to our Merger Close, the fair value of our common stock was determined by our board of directors, with input from management, taking into account our most recent valuations from an independent third-party valuation firm. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:
•the liquidation preferences, rights, and privileges of our convertible preferred stock relative to the common stock;
•our actual operating and financial performance;
•current business conditions and projections;
•our stage of development;
•the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering or sale of our company, given prevailing market conditions;
•any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;
•the market performance of comparable publicly traded companies; and
•the U.S. and global capital market conditions.
In valuing our common stock, our board of directors relied in part upon independent third-party valuation reports to determine the equity value of our business using various valuation methods including combinations of income and market approaches with input from management.

In August 2020, we issued Convertible Notes that contain several conversion options. The Monte Carlo simulation was the most appropriate valuation method given the variability of distributions to different share classes depending on the conversion terms upon various potential exit events of the Company and considering that the likelihood of such exit events and potential exit values were speculative as of the valuation date.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
Embedded Derivatives and Warrant Liability
In August 2020, we issued Convertible Notes that contain embedded features subject to derivative accounting. These embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in a variable number of shares of our stock. These conversion options are bifurcated and accounted for as a derivative liability separately from the host debt instrument. We measure these instruments at their estimated fair value and recognize changes in their estimated fair value in our statement of operations during the period when they occur.
We value these embedded derivatives as the difference between the estimated value of the Convertible Notes with and without such conversion features utilizing Monte Carlo simulation pricing model.
We classify warrants issued in connection with the Convertible Notes as a liability. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date, with changes in the estimated fair value recorded in our statement of operations during the period when they occur. The fair value of the warrant liability is measured using Monte Carlo Simulation pricing model.
The key inputs to the valuation model include common stock fair value, equity volatility, expected term until a liquidity event, expected term until exercise, and risk-free interest rate.
In connection with ArcLight’s initial public offering in September 2020, 21,425,000 warrants to purchase ArcLight ordinary shares were issued, including 13,875,000 public warrants and 7,550,000 private placement warrants. These warrants were classified as liabilities as they did not meet the requirements for equity classification under Topic 815, Derivatives and Hedging. These warrants were continually measured at fair value, subject to remeasurement at each balance sheet date, until they were exercised or redeemed in October 2021.
Inventory
Inventories are recorded at the lower of cost and net realizable value using the first-in, first-out method. Inventory costs consist primarily of the costs of materials, manufacturing support costs, including labor and factory overhead associated with such production, and shipping costs. We assess the valuation of inventory and periodically record a provision, which increases cost of goods sold, to adjust inventory to its estimated net realizable value, including when we determine inventory to be in excess of anticipated demand or obsolete. Once inventory has been written-off or written-down, it creates a new cost basis for the inventory that is not subsequently written-up.
Income taxes
Income taxes are computed using the asset and liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In assessing the realizability of deferred tax assets, management determined that it is more likely than not that no deferred tax assets will be realized. Therefore, we have provided a full valuation allowance against deferred tax assets. A history of earnings will be required to release this valuation allowance.
Recent accounting pronouncements
See Note 2 of our Notes to Consolidated Financial Statements for information regarding recent accounting pronouncements that are of significance, or potential significance to us.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business.
Interest rate and market risk
As of December 31, 2021, we had cash and cash equivalents and short-term investments of $661.0 million. Our cash and cash equivalents and short-term investments are held primarily in U.S. treasury and corporate debt securities, and money market funds. Our primary objectives for investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk.
Our investments in fixed rate debt securities are subject to market risk due to changes in interest rates. Our future investment income may fluctuate due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. Our debt securities are classified as “available for sale.” When the fair value of the security declines below its amortized cost basis, any portion of that decline attributable to credit losses, to the extent expected to be nonrecoverable before the sale of the security, is recognized in our consolidated statement of operations. When the fair value of the security declines below its amortized cost basis due to changes in interest rates, such amounts are recorded in other comprehensive loss, and are recognized in our consolidated statement of operations only if we sell or intend to sell the security before recovery of its cost basis.
As of December 31, 2021, an immediate increase of 100 basis points in interest rates would have resulted in a decline in the fair value of our cash equivalents and short-term investment of approximately $2.9 million. This estimate is based on a sensitivity model that measures market value changes when changes in interest rates occur.
We had non-controlling equity investment in a privately-held company of $1.6 million as of December 31, 2021. The fair value of this strategic investment may fluctuate depending on the financial condition and near-term prospects of this company, and we may be required to record an impairment loss if the carrying value of this investment exceed its fair value.
We are exposed to interest rate risk related to our indebtedness under the Senior Credit Facility that bears interest at floating rates based on the prime rate plus a specified margin. As of December 31, 2021, we had no borrowing outstanding under the Senior Credit Facility.
Foreign currency exchange rate risk
We are exposed to foreign currency exchange rate risk, primarily related to certain raw material purchases denominated in Euros and certain accounts receivables from one customer denominated in Canadian dollars. Payments denominated in foreign currencies represented less than 5% of our total payments during the years ended December 31, 2021, 2020 and 2019. The revenue from the customer with accounts receivable denominated in Canadian dollars was less than 10% of our total revenue for all periods presented. The exchange rate fluctuations accounted for less than $0.1 million of other expense, $1.1 million of other expense, and $0.1 million of other income in the year ended December 31, 2021, 2020, and 2019, respectively. The higher expense in 2020 was mainly due to foreign exchange rate fluctuations in the first half of 2020. As a result, we believe that we currently do not have any material exposure to changes in foreign currency exchange rates.

Inflation Risk
Volatility in the prices of commodities and third-party parts and components or the impact of inflationary increases could increase the costs of our products and services. We may not be able to pass on these costs to our customers and this could have a material adverse impact on our results of operations and cash flows. The reasons for these fluctuations include the impact of global supply and demand trends, both within and outside our industry, as well as commodity price fluctuations, conversion costs, energy costs, labor costs, and transportation costs, competition, worldwide currency fluctuations, regulatory costs, and product and process evolutions that impact demand for the same materials. We have experienced inflation in our material costs, including increased costs for freight, due to supply chain challenges as a result of COVID-19.

BUSINESS
Overview
Proterra’s mission is to advance electric vehicle technology to deliver the world’s best performing commercial vehicles. Our business is organized into two business units comprised of three business lines, with each business line addressing a critical component of commercial vehicle electrification.
•Proterra Powered & Energy is our business unit that provides our technology solutions to commercial vehicle manufacturers and owners of commercial fleets, and is comprised of two business lines.
•Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle original equipment manufacturer (“OEM”) customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, and coach buses, as well as construction and mining equipment, and other applications.
•Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.
•Proterra Transit is our business unit that designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit vehicles showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the communities they serve.
The first application of Proterra Powered commercial vehicle electrification technology was through Proterra Transit’s heavy-duty electric transit bus, which we designed from the ground up for the North American market. Our industry experience, the performance of our transit buses, and compelling total cost of ownership has helped make us the leader in the U.S. electric transit bus market. With over 800 electric transit buses on the road, our electric transit buses have delivered more than 25 million cumulative service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. From this experience, we have been able to continue to iterate and improve our technology.
Our decade of experience supplying battery electric heavy duty transit buses provided us the opportunity to validate our products’ performance, fuel efficiency and maintenance costs with a demanding customer base and helped broaden our appeal as a supplier to OEMs in other commercial vehicle segments and geographies. Proterra Powered has partnered with more than a dozen OEMs spanning from Class 3 to Class 8 trucks, several types of buses, and multiple off-highway categories. Through December 31, 2021, Proterra Powered has delivered battery systems and electrification solutions for more than 400 vehicles to our OEM partner customers.
In addition, Proterra Energy has established our Company as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting our customers’ space constraints and continuous service requirements. As of December 31, 2021, we had installed more than 60 MW of charging infrastructure across North America.
We delivered 208 new transit buses in 2021, 170 in 2020, and 177 in 2019. We also delivered 9 pre-owned buses in 2021. We delivered battery systems for 273 vehicles in 2021, 107 vehicles in 2020, and 20 vehicles in 2019.
For the years ended December 31, 2021, 2020 and 2019, our total revenue was $242.9 million, $196.9 million, and $181.3 million, respectively. As of December 31, 2021, in aggregate, we have generated revenue of $621.1 million for the past three years. We generated a gross profit of $2.1 million for the year ended December 31, 2021 and a gross profit of $7.5 million for the year ended December 31, 2020, and a gross loss of $1.6 million for the year ended December 31, 2019. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and, as a result, generated losses from operations of $127.6 million, $96.0 million, and $99.7 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Business Combination
On June 14, 2021, we consummated the transactions contemplated by Merger Agreement, by and among ArcLight (and, after the Domestication, Proterra), Phoenix Merger Sub, and Legacy Proterra. As contemplated by the Merger Agreement, on June 11, 2021, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continues as a Delaware corporation. Further, on June 14, 2021, as contemplated by the Merger Agreement, Proterra consummated the Merger, whereby Phoenix Merger Sub merged with and into Legacy Proterra, the separate corporate existence of Phoenix Merger Sub ceasing and Legacy Proterra being the surviving corporation and a wholly owned subsidiary of Proterra. Legacy Proterra was incorporated in Delaware on February 2, 2010, and upon the Merger on June 14, 2021 changed its name to “Proterra Operating Company, Inc.” and continues as a Delaware Corporation.
In addition, pursuant to subscription agreements entered into in connection with the Merger Agreement, the PIPE Investors purchased an aggregate of 41,500,000 shares of Proterra common stock concurrently with the Closing of the Business Combination for an aggregate purchase price of $415,000,000.
We received $649.3 million in net cash proceeds upon Closing to fund our growth initiatives, including research and development and our next-generation battery program.
On September 27, 2021, we announced that we would redeem all of the outstanding public warrants and private placement warrants that were issued in connection with ArcLight’s initial public offering. On October 27, 2021, our public warrants ceased trading on the Nasdaq, and we subsequently redeemed the outstanding warrants that remained unexercised as of 5:00 p.m. New York City time on October 29, 2021 at a redemption price of $0.10 per warrant.
Our products
We design, manufacture, and sell proprietary battery systems, electrification and charging solutions and fleet and energy management systems purpose-built for commercial vehicles. Our battery systems, electrification and charging solutions and fleet and energy management systems are also used in electric transit buses that we design, sell, and manufacture. Our Proterra Energy business also provides charging infrastructure solutions to simplify the adoption of electric commercial vehicles and improve fleet operations, as well as software services relating to fleet management, remote diagnostics, smart charging and vehicle-to-grid energy management.
Battery system
Our highly modular battery systems meet the needs of a variety of commercial vehicle segments and sizes. We sell our battery packs in two different widths and heights depending upon the frame rail length constraints of the vehicle. In addition, each module is available in two different lengths, and three different voltages (25V, 35V and 50V). Modules can be strung in series up to 1,200V within a pack. Packs can be combined up to 16 strings in parallel.
We design, validate, test, and manufacture high-voltage battery packs that are used in our electric transit buses, as well as other commercial vehicle applications. We have designed our batteries based on the core principles of modularity, durability, safety, and scalability.

Our batteries have been designed around standardized form factor cylindrical cells that are produced by numerous global cell manufacturers. Our battery design is flexible to chemistry and manufacturer, allowing us to utilize the best cells commercially available in terms of energy density, cost, cycle life performance, charge rate acceptance, and safety. We have worked with LG Chem Ltd., now LG Energy Solution, to develop cells that are optimized for our applications. Each module contains a proprietary battery monitoring board, and each pack contains a proprietary battery management system, which together monitor the performance of the battery pack and communicate with the vehicle.
We engineered the battery pack with safety and durability as core principles. The battery enclosure is a rugged structure, built using aluminum extrusions and castings, and may include an aluminum base plate to protect the cells. The module and enclosure architecture are designed to be safe in extreme mechanical and environmental abuse scenarios. We internally test our battery cells, modules, and packs to ensure they meet our durability, cycle life performance, and safety and warranty requirements.
Inherent to the mechanical and electrical architecture of our battery modules and battery packs is the flexibility to rapidly reconfigure components for use in various commercial vehicle applications. Battery modules and packs can be connected electrically in a series of strings to increase system voltage up to 1,200V. Additionally, multiple strings can be connected in parallel to enable megawatt-hour-scale battery systems. While our battery system is optimized for commercial vehicle applications, we have also created an architecture with second-life use in mind. For instance, our battery packs are designed to be stackable in order to be deployed with minimal modification in stationary energy storage applications.
We operate a battery research and development laboratory at our Burlingame headquarters, co-located with battery engineering, advanced manufacturing engineering, and manufacturing operations. Capabilities of this lab include mechanical and environmental durability testing, highly accelerated life testing, electrical safety testing, cell lifecycle and safety testing, mechanical abuse testing, and prototype assembly for new applications. Prototype and production variants of our battery products are tested and certified to industry standards, including Society of Automotive Engineers (“SAE”) J2929, as well as proprietary internal test requirements.
Electric drivetrains
A key driver of vehicle performance, and biggest consumer of battery energy, is the drivetrain, which includes the traction motor, inverter, controller, and transmission. We have partnered with leading engineering and manufacturing companies to design and develop both a single- and a dual-motor drivetrain: the 295 horsepower ProDrive and the 510 horsepower DuoPower drivetrains. Both systems utilize three-phase, permanent-magnet, liquid-cooled motors. In contrast to internal combustion engines, electric motors provide high and immediate torque that remains steady whether the motor is starting from a standing stop or already operating at high speed, helping provide our buses with superior performance to a comparably sized commercial diesel vehicle. Our drivetrains also have significant advantages over traditional powertrains in weight and serviceability. Our motor weighs 90 kilograms, compared to over 800 kilograms for a typical diesel engine, and may be removed in four hours, compared to 12 hours for a standard diesel engine.
The traction motor inverter is a liquid-cooled power electronics unit that converts high-voltage direct-current into the three-phase power required for the desired torque and speed of the traction motor. This unit operates bi-directionally, acting as the control to turn the motor into a regenerative brake, recovering energy back into the battery packs. The drivetrain controller translates the accelerator and brake pedal commands into torque and speed commands for the inverter. The drivetrain also has a number of safety functions, including anti-lock brake system activation, hill-hold features, and programmable responsiveness for both acceleration and regeneration. We believe that multispeed gearboxes, paired with small high-performance motors, provide our customers compelling value, performance, and vehicle range.

High-voltage systems, controls, and telemetry gateways
To integrate the battery, drivetrain, charging, and other vehicle hardware, we developed a controls architecture for optimal system function, reliability, and safety. The core components of the control system are the battery management system, the charge controller that manages the interface between the battery and the charging system during charging, the telematics unit that provides wireless connectivity and supports vehicle monitoring and analytics, the drivetrain controller that interfaces with the motor and inverter, the vehicle controller that manages all base vehicle systems, including the high voltage and thermal systems, and the body controller that manages customer configurable functions such as HVAC, doors, lighting, and vehicle ride height.
Developed expressly for heavy duty and high-occupancy vehicle applications, our battery management system (“BMS”) and battery monitoring board (“BMB”) hardware, software, and patented control algorithms are designed to ensure safe and reliable operation in all commercial vehicle applications. The BMS is deployed on an automotive grade controller within the battery pack responsible for actively and safely managing a lithium ion battery pack. It controls the battery pack electrical contactors, monitors all relevant parameters, determines real-time state and limits designed to ensure safe and reliable operation, and communicates with the vehicle. Moreover, the BMS performs electrical safety functions such as isolation monitoring and high voltage interlock control. These functions are critical to performance and safety. Additional functions performed include measuring cell operating parameters such as voltage, temperature, and relative humidity and performing dissipative cell balancing.
These units and other devices, such as dashboard displays and other onboard electronics, are interconnected with industry standard Controller Area Network (“CAN Bus”) vehicle networking. Our controls team uses model-based control architecture to create software for each of these units and ensure proper validation through automated software testing. At the system level, we use these models in conjunction with industry-standard Hardware-In the-Loop and Software-In the-Loop test set-ups, which allow for full vehicle simulation and development.
ZX5 electric transit bus
The Proterra electric transit bus is our flagship product and the only finished vehicle we manufacture ourselves as an OEM. In 2014, we launched our first 40-foot electric low-floor transit bus seating up to 40 people, followed one year later by a 35-foot version seating up to 29 people. We focus on 35-foot and 40-foot buses because these buses represent more than three-quarters of the market according to the Federal Transit Authority’s National Transit Database. Currently offered with battery sizes including 225 kilowatt-hours “(kWh”), 450 kWh, and 675 kWh, our buses can provide a range of up to 329 miles on a single charge. With the batteries mounted in ballistic-grade enclosures below the floor of the vehicle between the axles, the bus has been designed to optimize for mass distribution and safety. Enabled by our battery and electric drive train technology and a body made of light-weight composite materials, our purpose-built electric transit bus also offers compelling acceleration, gradeability, and energy efficiency. Along with zero tailpipe emissions and low maintenance costs, the Proterra Electric Transit Bus offers a compelling value proposition to transit agencies seeking to electrify their fleets.
While other manufacturers use a modified steel body and frame that was originally designed for an internal combustion engine, we have partnered with a supplier, TPI Composites, Inc, to architect a lighter weight bus body with advanced materials specifically designed for an electric powertrain. Our composite bus body houses the battery packs below the floor of the vehicle, between the axles, to achieve a low center of gravity and ride comfort and safety. Utilizing carbon fiber and fiberglass, our design approach optimizes mass, stiffness, and durability. Our bus body has been tested on a four-post shaker table to a simulated 750,000 miles and 18 years of useful life, and has also undergone 125,000 effective miles at the Bus Research and Testing Center’s test track in Altoona, Pennsylvania which executes federally mandated transit vehicle durability testing.

The ZX5 bus can be charged by either a standard J1772 CCS charge port for in-depot charging, with an estimated charge time of three hours, or an overhead charging dock that can enable rapid energy replenishment for on-route charging or be used for depot charging.
Our electric transit bus can also offer significant total cost of ownership savings as compared to the equivalent diesel- and natural gas-powered buses. Our electric transit bus uses approximately 75% less energy per mile than the average legacy diesel bus. In a typical transit operation, the total cost of ownership of our bus is lower than diesel, diesel-hybrid, and compressed natural gas-powered vehicles. Our electric transit bus combines a competitive upfront price with low operations and maintenance costs, which we estimate results in a lower total cost of ownership over the lifetime of the vehicle.
Proterra Transit electric buses can also be acquired with a battery lease through our battery leasing program. We offered this program in 2021 through a partnership with Mitsui, whose contract with us ends in March 2022. We are currently offering this program directly. This program enables the customer to pay for the price of the battery over time rather than upfront with the price of the bus. Given the operational savings our buses typically offer in both fuel and maintenance costs, we seek to structure the battery lease payments so they are covered by the operating cost savings.
Fleet-scale charging solutions
Fleet charging requires a complex balance of multiple stakeholder groups, fleet logistics, battery operational requirements, variable charging times, and electric utility engagement, which together present more challenges than passenger vehicle charging. Successful charging infrastructure implementation is critical to scaling the deployment of commercial electric vehicles. We have designed our charging solutions with a focus on high power, scalability, bi-directional power capability, autonomous charge docking, and charge management. We believe our software algorithms and planning solutions can enable as much as 50% fewer chargers, while optimizing both charging time and energy costs.
We currently offer five charger capacities for small fleet solutions: 60 kW, 90 kW, 120 kW, 150 kW, and 180 kW. We also offer a Megawatt class of charger for large fleet solutions. Our charger architecture is designed for commercial fleet applications and allows for the larger charging hardware cabinet to be placed up to 500 feet away from the charger dispensers. This architecture provides commercial fleets with more siting flexibility in depots with limited space. The dispensers can be ground-, wall-, or overhead structure-mounted to meet a customer’s specific requirements. Charging systems include a wireless data connection to our APEX software platform that allows for over-the-air software updates.
APEX software platform
The Proterra APEX connected vehicle intelligence system is a cloud-based data platform that can provide customers performance information about their fleets, and is designed to provide management of vehicle and charging operations to reduce operating costs.
Our hardware and software connectivity platform is designed for compatibility with each vehicle and charging system that we deliver. Each gateway on a bus or charging system automatically connects securely with our cloud-based platform. Applications that run on this platform are accessible to registered users through a role-based, access-controlled web portal. Our data exploration tools offer users current and historical metrics, insights, and reports. Metrics include odometer readings and mileages, battery state-of-charge, energy usage by subsystem, overall energy efficiency, route geolocation, and environmental impact. Charging voltages, power, energy delivered, and session start and stop times are also available. Real-time fault and status alert capabilities provide user notifications through email and text message. The telematics platform also provides charge management capability enabling optimization of power levels and energy costs based on bus arrival and departure schedules. The telematics platform can enable over-the-air updates, and over time we expect to expand its functionality to include further charge management capabilities which is expected to enable customers to minimize demand charges and further reduce energy costs. The APEX platform is designed to be flexible and can also be configured for use with other commercial electric vehicles.

Our Technology
Our technology platform supports our broad portfolio of products and services across the electrification ecosystem designed to overcome the most significant obstacles to commercial vehicle electrification. The primary features of our electric vehicle technology platform, designed to meet the unique requirements of commercial fleet electrification and differentiate it from the competition, include:
•Integrated technology solutions spanning the electrification ecosystem.    Our proprietary commercial electric vehicle platform is centered on our Proterra Powered battery and electric drivetrain technology, is complemented by our Proterra Energy fleet-scale, high-power charging infrastructure solutions, and enhanced by our Apex fleet and energy management software-as-a-service platform, which is designed to enable customers to manage their vehicles and charging operations in real-time, reducing the total cost of ownership. Proterra Transit offers real-world validation, testing, and a positive feedback loop for our technology platform.
•Modular and flexible battery platform.    We offer a modular battery platform available in different form factors, which can be produced on the same manufacturing line, to satisfy the specific needs of our customers and the design constraints of their vehicles. Commercial vehicles are not homogenous and span a wide range of weight classes (from Class 3 over 10,000 pounds to Class 8 over 33,000 pounds), chassis sizes, and frame rail lengths. We believe offering compatibility with as many different vehicle segments as possible without requiring equipment retooling or manufacturing customization is key to achieving higher market penetration. Enabled by the simplicity of design and integrated architecture of our battery modules, our battery packs are available in two widths and heights to accommodate different frame rails, various lengths ranging from 3-feet to 9-feet, and four different voltages which can be strung together in up to 16 parallel strings, with voltages as high as 1,200V. The modularity and manufacturability of our batteries enable us to provide solutions for a wide variety of commercial vehicle sizes and segments, ranging from as low as 35 kWh systems for commercial vans and shuttles up to 1 megawatt-hour (“MWh”) or more for long haul trucks and heavy-duty equipment.
•Highly efficient design enabling exceptional energy density and range.    Our battery systems are structurally designed to optimize energy density, safety, and cost. We achieve this through a highly efficient design in which the cooling mechanisms, module structure, and pack structure are all the same element, reducing space, weight and cost. The high energy density of our battery systems increases vehicle efficiency, extends range and allows higher occupant or cargo capacity. Our focus on efficiency extends to our drivetrains, which we have designed to optimize torque and efficiency through the use of multi-speed transmissions to meet the demands of the most rigorous and diverse routes for commercial vehicles. As a result, relative to diesel’s low fuel efficiency of less than 5 miles per gallon, our electric vehicles can exceed 20 miles per gallon equivalent, generating significant cost savings. By implementing these efficient designs, maintenance costs can also be materially reduced given fewer moving parts, no need for oil changes, and less frequent brake replacements due to regenerative braking systems.
•Designed and certified for safety.    Safety is a top priority in our battery design. In addition to offering higher energy density than typical electric passenger vehicle batteries, our commercial-grade batteries offer a high degree of safety and durability due in large part to two core design attributes: cooling and structural rigidity. Through the use of both active cooling and passive propagation resistance in module and pack construction, we have designed our batteries to achieve a lifespan required for commercial vehicle use while operating under daily charge/discharge cycles and to maintain safe and reliable operation. Our battery systems incorporate hundreds of sensors that continuously monitor the active and passive safety systems with multiple layers of redundancy. In addition, we designed our battery packs to be structurally robust, providing protection against strenuous duty cycles and high impact incidents. Our battery systems have been certified by Underwriter Laboratories to be compliant to ISO 26262, which represents today’s state-of-the-art for functional safety for road vehicles. We have also received ECE-R100 certification required to deliver certain product to our European customers. These certifications can provide us a competitive advantage, especially in markets where the certification is a prerequisite to sell electric vehicles and with vehicle OEMs that have their own standards for component safety.
Competition
Our main sources of competition fall into four categories:
•companies, including established vehicle manufacturers and component suppliers, that design and manufacture, or are reported to have plans to design and manufacture, commercial electric vehicle batteries or powertrains;
•specialized developers of electric and other zero-emission powertrain technology that are beginning to enter the market;
•incumbent transit vehicle integrators that have served our market with legacy diesel, diesel-hybrid and compressed natural gas products for many years; and
•Chinese battery manufacturers and transit bus makers that offer an array of vehicle and other products, including electric transit vehicles.
The principal competitive factors in our market include:
•cost;
•product quality and safety;
•performance;
•customer experience.
•integrated business model;
•technology innovation;
•charging expertise;
•manufacturing efficiency; and
•service capability.
Because of our singular focus on electric vehicle technology for commercial applications, we believe that we compete favorably across these factors.
Customers
Proterra Powered & Energy    As of December 31, 2021, Proterra Powered had delivered electric vehicle battery systems and electrification solutions to customers in commercial and industrial vehicle segments including school buses, coach buses, delivery trucks, and off-highway equipment. As of December 31, 2021, Proterra Energy had installed more than 60 MW of charging infrastructure across North America.

Proterra Transit    As of December 31, 2021, Proterra Transit customers include municipal transit agencies, corporations, airports, universities, and national parks.
In the year ended December 31, 2021, we did not have any individual customer account for 10% or more of total revenue.
Distribution, Sales and Marketing
Distribution
We distribute our products by truck and rail in North America and to overseas customers by boat and if necessary, by air freight.
Sales
We sell our battery/powertrain systems, electrification and charging solutions, fleet and energy management software and electric transit buses using a business development team as well as a channel sales team for certain markets. These teams are located in North America and focus on the customers and industries that are likely to adopt commercial vehicle electrification. The sales team for Proterra Powered works closely with the engineering team to develop optimal electrification solutions for our customers, depending on their vehicle requirements. Proterra Transit sells buses through a direct sales force, which is comprised of a small team of sales directors who maintain an active dialogue with the largest 400 transit agencies in the United States. Given the well-defined and consolidated nature of our customer base, we are able to cover our market with a lean and focused sales team. We organize our transit sales team by designated geographical regions. Our transit sales organization also includes a demo team, and a proposals and contracts team. Our demo team leads product experiences with customers and has been an integral tool in our sales process. Our proposals and contracts team leads customer engagement in the procurement process, assisting with documentation related to the request for information or request for proposal process, as well as detailed customer-specific product configuration. Proterra Energy has a sales team that directly sells to Proterra Powered and Proterra Transit customers but also responds to requests for proposals from other customers. The Proterra Energy team includes a fleet modeling specialist and sales engineers to help design optimal charging solutions for customers. In addition to the sales teams, we have a government relations team that helps to facilitate our sales effort by building and supporting relationships with public utilities, local governments, the federal government, and transit agencies to educate these entities about our company and facilitate the adoption of electric vehicles.
Marketing
We utilize strategic marketing to accelerate sales opportunities and build brand awareness. Our current marketing programs primarily target commercial vehicle OEMs and transit agencies, and include:
•conferences and industry events that we participate in, sponsor, and exhibit at, such as the American Public Transportation Association Annual Meeting and the Annual Mobility Conference;
•press releases and email campaigns;
•print and digital advertising campaigns;
•graphical wraps for our demo buses;
•cooperative marketing efforts with customers and suppliers; and
•communicating our differentiated selling points and product features through marketing collateral such as our website, print and digital brochures, presentation slides, webinars, and videos.

To date, conferences and industry events have been the primary drivers of our sales leads and have helped us achieve sales with relatively low marketing costs.
Engineering
We have made significant investments in our development and customer engineering teams. These teams provide components, sub-systems and assemblies for our Proterra Powered, Proterra Energy, and Proterra Transit businesses. Our team members have a broad range of expertise from the commercial vehicle, automotive, aerospace, industrial, and consumer goods industries. We also use external engineering consultants in specialized development areas, including custom circuit board layouts, CAD design, and custom gear box and axle development. They support the full product lifecycle from new product innovation to sustaining engineering, including range improvement, product features, cost reduction, and mass optimization.
Our engineering team in the Burlingame includes battery and charging system engineers with significant industry experience. We have launched several battery and charger families using a rigorous multi-phase process in collaboration with our design and internal manufacturing teams, as well as outside vendors. Key areas of technical focus include battery structure, thermal and battery management systems, charging systems, high voltage power distribution, and embedded electronics. The team uses the latest combined environment durability test methods and rigorous safety testing protocols that are designed to assure product reliability and safe operation.
Proterra Transit’s vehicle engineering team, based primarily in Greenville includes a number of experienced sub-teams organized by vehicle technology. Those include body, interior/exterior, chassis, pneumatics, mechanical systems, low and high voltage electrical, thermal systems, controls, embedded electronics and drivetrain.
Supply chain
We have developed close relationships with several key suppliers, particularly for lithium-ion cells, drivetrain components, charging systems, and bus bodies. Our bus bodies are purchased from TPI Composites, Inc. While we obtain some components from multiple sources, in some cases we also purchase significant components used in our products from a single source that we have validated. For our battery cells, we have two qualified suppliers for supply chain resiliency but have only used one of these suppliers, LG Energy Solution, for our current battery system to date. We also operate a cell testing lab where we regularly test new cells from a wide range of global cell manufacturers.
We obtain systems, components, raw materials, parts, manufacturing equipment, and other supplies from suppliers that we believe to be reputable and reliable. We have established and follow internal quality control processes to source suppliers, considering engineering validation, quality, cost, delivery, and lead-time. We have a quality management team that is responsible for managing and ensuring that supplied components meet quality standards. Our quality standards are guided by industry standards, including Automotive Industry Action Group, Advanced Product Quality Planning, and Production Part Approval Process procedures, which were developed by the U.S. auto industry.
Our electric transit buses use purchased parts that are primarily sourced from American suppliers. We developed our supply chain to comply with the Federal Transit Administration’s (“FTA”) Buy America requirements and the Federal Aviation Administration’s (“FAA”) Buy American requirements, which govern transit bus procurements that are paid for, in part, with federal funds by transit agencies and airports, respectively. For certain Canadian customers, we source select vehicle content from Canadian suppliers in order to comply with Canadian Content requirements.
Manufacturing
We have battery manufacturing facilities in City of Industry and Burlingame. We manufacture electric transit buses at each of our facilities in City of Industry and Greenville. We strive to instill a manufacturing culture of continuous improvement and leverage best practices in quality control and worker safety across our facilities. We are ISO 14001 certified in our Burlingame, City of Industry, and Greenville facilities.
Quality control
We have adopted an integrated, end-to-end approach to quality control. We have strategies to identify and correct any defects at each of the design, supplier development, production, and field performance stages for our battery systems, electrification and charging solutions, fleet and energy management software, and our electric transit buses. Our battery lines are required to undergo end-of-line testing for safety, and to assess readiness for vehicle integration. We designed our bus manufacturing line with multiple quality checkpoints, commissioning and functional validation, and road testing. Our customers typically inspect our buses at our facilities prior to shipment. In August of 2020, we passed the ISO audit and became ISO 9001 and 14001 certified. We believe these certifications are a testament to our commitment to quality control.
Service and warranty
Service
We believe customer service is a critical component of promoting adoption of our technology. Our customer service team provides various onsite services for our vehicles at our customers’ locations. Our services typically include training for operators and technicians, onsite delivery support, field support, engineering escalation support, and procurement of spare parts. By performing vehicle services ourselves, we can efficiently identify problems, find solutions, and incorporate improvements into our products.
We design our charging systems and buses with the capability to connect to our telematics platform. We use this data to inform product development and assist with service calls. We are constantly evaluating our service offerings to make sure we are properly aligned with our customers’ needs.
Warranty
We offer warranties for our battery systems, electric transit buses, including their major subsystems, and charging systems.
Our battery system warranty is dependent on the vehicle and its usage. We offer 6-year standard warranty and 12-year extended warranty on the battery for materials and workmanship, and an energy capacity warranty that depends on vehicle capacity and expected usage. We typically offer two to five-year warranties on other ancillary components of our powertrain system. Our standard warranty on battery systems reserves the right to replace components with different items of equal or better performance to keep pace with improvements in battery technology development.
Our electric transit bus warranty is comprised of a one-year complete bus warranty, a 12-year warranty on our composite bus body, and warranties on other components generally ranging from one to three years. Transit agencies will often request additional coverage as part of the initial capital purchase, in part to minimize their operational costs. We price these extended warranties into our contract bids.
Under the fleet defect provisions included in some electric transit bus purchase contracts, we are required to proactively prevent re-occurrences of a defect in the entire fleet of electric transit buses delivered under a contract if the same defect occurs in more than a specified percentage of the fleet within the base warranty period (or sometimes base warranty period plus one year) following delivery of the electric transit bus.
We offer a standard two-year warranty on our charging hardware. Warranties for installed third party hardware can extend up to five years. When we have offered extended warranty coverage beyond the suppliers’ warranty, we have priced these extended warranties into our contract bid.

Government regulations, funding, and other programs
Regulations and programs
Battery safety and testing
Our battery system complies with all requirements of the SAE J2929 Safety Standard for Electric and Hybrid Vehicle Propulsion Battery Systems Utilizing Lithium-based Rechargeable Cells. In addition, we test our battery systems according to industry standards, including from the SAE, the Economic Commission for Europe (“ECE”), and Underwriters Laboratories (“UL”), as well as our own internal standards, for conditions, including mechanical abuse, thermal cycling, humidity, water immersion, corrosion, and short circuit events. We have also completed applicable transportation tests for our battery packs, demonstrating our compliance with applicable regulations that govern the transport of lithium-ion batteries.
Certain materials in our battery packs contain trace amounts of hazardous chemicals, whose use, storage, and disposal are regulated under federal and state law. In addition, we are subject to international regulatory and safety requirements, including the European Union’s directives related to hazardous substances such as Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”) and the Restriction of Hazardous Substances (“RoHS”). Most of our battery systems are recyclable, which enables us to develop battery recycling programs with third parties to recycle our battery packs at the end of their useful life.
Model bus testing program
The FTA mandates that new transit bus models, and subsequent material changes to those models, be physically tested to meet certain performance standards in order to be eligible to receive federal transit funding. Altoona Testing is designed to promote production of better transit vehicles and components, and to ensure that transit customers purchase vehicles that are able to withstand the rigors of transit service. Altoona Testing, typically a required pre-condition for customer acceptances, is available to vendors on a first-come, first-served basis and subject to a waiting list. To date, our 40-foot and 35-foot buses have completed Altoona Testing, but as material changes are made to our bus platform, we must undergo new rounds of testing.
The vehicles we sell in Canada are subject to different safety testing regulations and may require redesign or additional testing.
Zero Emission Certifications
In addition, we are subject to the Environmental Protection Agency (“EPA”) and California Air Resources Board’s (“CARB”) annual certification greenhouse gas emissions requirements related to our transit vehicle and powertrain. The CARB certification is required to participate in California’s Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”), which offers vouchers to our customers to reduce the purchase price of zero-emission vehicles.
Motor Vehicle Safety Standards
The United States NHTSA mandates that vehicles, including transit buses, meet all the Federal Motor Vehicle Safety Standards (“FMVSS”) testing requirements issued by the agency. We self-certify that our electric transit buses comply with applicable FMVSS as of the date of vehicle production. Our electric transit buses must also conform to state and local requirements which vary by jurisdiction. Transit buses sold in Canada must also meet Canada Motor Vehicle Safety Standards (“CMVSS”). Transport Canada monitors FMVSS for applicability to Canada to further align with U.S. regulations, adopting or modifying an FMVSS to address unique usage and environmental conditions in the Canadian market.

Government funding opportunities
Federal funding programs for zero-emission commercial vehicles
On November 15, 2021, President Biden signed the Infrastructure and Investment Jobs Act, also referred to as the “Bipartisan Infrastructure Law”, into law. The Bipartisan Infrastructure Law created a number of new funding opportunities for Proterra Powered & Energy customers. The EPA will receive $5 billion over 5 years for the Clean School Bus program, which provides $500 million per year for zero emission school buses, as well an additional $500 million per year for low or zero emission school buses. The EPA also continues to administer the Diesel Emission Reduction Act grant program, which provides funding for transit, school bus, drayage, refuse, and other vehicle types that are low or zero emission. Finally, the Bipartisan Infrastructure Law also provides funding through discretionary and formula programs to various departments at the US Department of Transportation and, can potentially fund opportunities to electrify commercial vehicles at airports, ports, and other locations.
Federal formula and competitive funding programs for transit customers
Our transit customers are generally transit authorities who depend on federal government funding and programs authorized for public transportation under Title 49, Chapter 53 of the United States Code, and administered by the FTA, as well as other state funding programs. Federal and state funding has accelerated the adoption of electric vehicles in this market. Our principal customers are eligible for government funding, including, in particular, programs authorized under the Fixing America’s Surface Transportation (FAST) Act, to accelerate their investments in electric transit fleets. Passed in December 2015, the FAST Act allocated over $305 billion for highway, transit, and vehicle safety programs for a five-year period ending September 30, 2020. The FAST Act was subsequently extended and then reauthorized by the Bipartisan Infrastructure Law through the federal government’s fiscal year 2026.
The Bipartisan Infrastructure Law provides approximately $567 billion to discretionary and formula programs under the U.S. Department of Transportation’s (“USDOT”) jurisdiction, including approximately $39 billion of funding to transit, which represents an increase of 43% compared to amounts authorized under the FAST Act. Among other programs, the Bipartisan Infrastructure Law authorized over $70 million per year for the Low or No Emission Program, as well as a supplemental appropriation of $5.25 billion over five years for the Low or No Emission Program. Although 25% of this funding is reserved for low-emission buses only, it will provide over $850 million per year for funding zero-emission transit buses and infrastructure, a 14-fold increase over the authorized amounts in the FAST Act. The Bipartisan Infrastructure Law also funds the Buses and Bus Facilities competitive program at $376 million in 2022 to $412 million in 2026.
State funding programs
Certain states offer vouchers and other incentives for clean energy vehicles. California offers HVIP, which provides a point-of-sale discount to organizations that purchase fleets of hybrid and electric trucks and buses. The HVIP vouchers are targeted to offset about 80% of the incremental cost of hybrid and electric trucks and buses. In 2021, the state of California passed a historic zero-emission vehicle and infrastructure funding package for fiscal year 2021-2022, which includes $269.5 million for the HVIP program as well as $130 million set aside for HVIP for school buses, $70 million set aside for transit vehicles, and $75 million for HVIP for drayage trucks. California also offers vouchers for clean off-road equipment (“CORE”), such as cargo handling equipment. California’s FY2021-2022 budget includes $194.95 million for CORE vouchers. California’s zero-emission vehicle and infrastructure funding package for fiscal year 2021-2022 also provided for $873 million in funding for clean heavy-duty vehicles and off-road equipment in fiscal year 2021-2022 (to be implemented by the California Air Resources Board) and $391 million in funding for medium- and heavy-duty ZEV infrastructure in fiscal year 2021-2022 (to be implemented by the California Energy Commission).
New York offers the Truck Voucher Incentive Program, which funds low- and zero-emission transit buses and other vehicles. Other states offer similar programs that provide point-of-sale discounts to purchasers of electric vehicles, which help our customers offset the costs of purchasing our transit vehicles. To be eligible vehicles, our electric transit buses must meet certification requirements for electric vehicles from the EPA and, where applicable, California Air Resources Board. Additionally, there are other state programs that help fund electric bus purchases. For example, states are allocating portions of settlement funds from the approximately $15 billion Volkswagen Emissions Settlement Program to investments in zero-emission transit buses, and the state of California has allocated about 10% of its annual Cap-and-Trade funds to California’s Transit and Intercity Rail Capital Program.
State emissions credits
Public transit agencies and other customers may be eligible for emission reduction credits through state programs.
The California Low Carbon Fuel Standard (“LCFS”) enables transit agencies using electricity as a source of fuel to opt into the LCFS program and earn credits that can be monetized. While the value of these credits fluctuates, the credits may help to offset up to half of the fuel costs for our transit customers.
Intellectual property
The protection of our technology and intellectual property is an important aspect of our business. We rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into confidentiality agreements and invention or work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.
As of December 31, 2021, we held 67 issued U.S. patents and had 24 U.S. patent applications pending. We also held 27 issued patents and 31 patent applications pending in a foreign jurisdiction. Our U.S. issued patents expire between 2029 and 2040. As of December 31, 2021, we held 10 registered trademarks in the United States, including the Proterra mark, and also held 12 registered trademarks in foreign jurisdictions. We continually review our development efforts to assess the existence and patentability of new intellectual property. We intend to continue to file additional patent applications with respect to our technology.
Human Capital Resources
As of December 31, 2021, we had 870 full-time employees. Our production employees in City of Industry are represented by the United Steel Paper & Forestry, Rubber, Manufacturing, Energy, Allied & Industrial Service Workers International Union AFL-CIO, CLC. We have a collective bargaining agreement with the union that will continue in effect until May 31, 2024, and then continue from year to year until the following May 31 unless either party delivers written notice upon the other of a desire to alter, amend, or terminate the collective bargaining agreement sixty days prior to the expiration date.
We believe the positive relationship we have with our employees and our mission led culture differentiate us and are key drivers of business success. We believe that a diverse, inclusive and equitable work environment is central to the Company’s success and have established employee led committees focused on Diversity, Equity and Inclusion in our hiring practices, our workplace activities and our community engagement. We are proud to be a manufacturing company and to build a manufacturing workforce. In partnership with the union, Los Angeles County, Citrus College in Los Angeles County and local community groups we started a manufacturing training program for job applicants and have focused our recruiting efforts on certain populations including people of color, women, veterans and others.
We offer competitive holistic health and welfare programs for employees and their family members and a 401k plan with employer matching. We also provide equity awards to employees and offer an Employee Stock Purchase Plan to provide opportunities to become a Company stockholder, align employees with stockholders’ interests and share in the Company’s success.

We are focused on the health and safety of our workforce. We regularly review safety policies, practices and metrics in our factories and at all levels of our organization, including regular review with our Board of Directors. We continually improve our safety practices based on the observations of our employees. We also continue to take actions to protect the health of our workforce in response to the COVID-19 pandemic and we monitor and assess the health situations in the communities where our employees live and work and adjust our workplace policies in response to current guidance of the Centers for Disease Control, and state and local public health departments.

MANAGEMENT
Executive officers and directors after the Business Combination
The following table lists the names, ages as of March 31, 2022, and positions of the individuals serving as directors and executive officers of our company:

Name	Age	Position
Executive Officers:
Gareth T. Joyce	48	President, Chief Executive Officer and Director
Karina F. Padilla	49	Chief Financial Officer
Christopher L. Bailey	41	President, Proterra Powered & Energy
JoAnn C. Covington	54	Chief Legal Officer, Head of Government Relations and Secretary

Management Team:
Dustin Grace	40	Chief Technology Officer
Richard Huibregtse	59	Senior Vice President, Engineering
Kelly Scheib	39	Vice President, Human Resources
John Walsh	56	Chief Commercial Officer

Directors:
John J. Allen	64	Chairperson of the Board
Gareth T. Joyce	48	Director
Mary Louise Krakauer	65	Director
Roger M. Nielsen	61	Director
Brook F. Porter	44	Director
Joan Robinson-Berry	62	Director
Jeannine P. Sargent	58	Director
Constance E. Skidmore	70	Director
Michael D. Smith	55	Director
Executive officers
Our executive officers are appointed by, and serve at the discretion of, the Board.
Gareth T. Joyce has served as a member of our Board and as our President and Chief Executive Officer since January 2022. Mr. Joyce served as President of Proterra Operating Company, Inc., our operating subsidiary, from September 2021 to December 2021. Mr. Joyce served as President of Proterra Powered & Energy from November 2020 to September 2021. Mr. Joyce previously worked at Delta Air Lines, Inc., a global airline, serving as President of Delta Cargo from April 2016 to March 2020, Senior Vice President for Airport Customer Services from February 2017 to March 2020, and as Chief Sustainability Officer from March 2020 to November 2020. Mr. Joyce has also served as a Board Member for DAL Global Services, LLC, doing business as Delta Global Services (now Unifi). Previously, Mr. Joyce served as President and Chief Executive Officer of Mercedes-Benz Canada Inc. in 2016, having formerly served as Vice President of Customer Services at Mercedes-Benz USA, LLC from 2012 to 2016, Vice President of Customer Services at Mercedes-Benz Nederland B.V. from 2009 to 2012, and Vice President of Customer Service at Mercedes-Benz South Africa Ltd. from 2007 to 2009, and before that as Senior Technical Manager and a Divisional Manager for the same organization. Mr. Joyce served on the board of directors of the American Cancer Society, a voluntary organization, from April 2016 to December 2021. Mr. Joyce holds a B.S. degree in mechanical engineering from the University of Witwatersrand and a Master of Commerce degree in business management from the University of Johannesburg. We believe that Mr. Joyce is qualified to serve on our Board because of his leadership of our Company and his extensive experience building and running high performance organizations.
Karina F. Padilla has served as our Chief Financial Officer since January 2022. She most recently served as Senior Vice President of Finance, North America Chief Financial Officer at JELD-WEN from October 2020 to December 2021. Ms. Padilla also served as Senior Vice President of Finance, Corporate Planning and Analysis, and Investor Relations at JELD-WEN from December 2018 to September 2020. Prior to joining JELD-WEN, Ms. Padilla held leadership positions at Ingersoll Rand, including as Interim Chief Financial Officer, Latin America from December 2017 to June 2018, and Vice President of Finance, Corporate Planning & Analysis from June 2014 to November 2017. Ms. Padilla also held various leadership positions at Dell America Technologies, including as Director of Investor Relations and an international assignment in Mexico City as Chief Financial Officer of Dell Mexico with teams across Mexico and Central America. Ms. Padilla holds a B.B.A. degree in accounting from the University of Texas at Austin and a Master of Business Administration from St. Mary’s University. She is a certified public accountant.
Christopher L. Bailey has served as President of Proterra Powered & Energy since October 2021. He served as Senior Vice President, Proterra Energy from May 2021 to October 2021. Prior to joining Proterra, Mr. Bailey served as Vice President of Product Innovation & Technology Strategy at Hubbell Incorporated, an international manufacturer of electrical and electronic products, from December 2020 to May 2021. He served as Vice President of Hubbell Integrated Solutions from August 2017 to December 2020. Mr. Bailey also held various leadership positions at Hubbell Lighting from June 2004 to April 2018. Mr. Bailey has multiple patents granted and pending in the fields of mechanical, electronics, optical, and human-machine interface design. Mr. Bailey holds a B.S. degree in integrated studies, with an emphasis in Computer Science & Business Administration from Middle Tennessee State University.
JoAnn C. Covington has served as our Chief Legal Officer, Head of Government Relations, and Secretary since June 2021. Prior to that, Ms. Covington served as the Chief Legal Officer, Head of Government Relations and Secretary of Legacy Proterra from April 2017 to June 2021. Before joining Legacy Proterra, Ms. Covington was Senior Vice President, General Counsel, and Corporate Secretary at Rocket Fuel Inc., a technology company that used artificial intelligence and big data systems to deliver digital advertising services, from March 2015 to April 2017. She served as Vice President, General Counsel and Corporate Secretary of Rocket Fuel from July 2012 to March 2015, and as its Chief Privacy Officer from December 2012 to April 2017. Prior to that, Ms. Covington was with Electronic Arts Inc., an interactive entertainment software company, from October 1998 to July 2012, where she held various senior roles, including division counsel for a major entertainment label. Ms. Covington holds a B.A. degree in government from Clark University and a J.D. degree from Harvard Law School.
Management team
Dustin Grace has served as our Chief Technology Officer since June 2021. Prior to that, Mr. Grace served as Proterra’s Chief Technology Officer from April 2020 to June 2021. Mr. Grace previously served as Proterra’s Vice President of Technology from October 2017 to April 2020, and before that as Director, Battery & HV Systems from September 2015 to October 2017. Prior to joining Proterra, he served as Engineering Manager, Battery Engineering at Tesla Motors from February 2007 until September 2015. Mr. Grace has also held various engineering roles at Honda R&D Americas, Inc. Mr. Grace holds a B.S. degree in Mechanical Engineering from the University of Colorado, Boulder.
Richard Huibregtse has served as our Senior Vice President, Engineering since June 2021. Prior to that, Mr. Huibregtse served as Proterra’s Senior Vice President, Engineering from February 2018 to June 2021. Mr. Huibregtse was previously the Senior Vice President, Engineering of Edisun Microgrids, Inc., a developer of distributed solar power solutions, from February 2017 to February 2018. Prior to that, he served as Senior Vice President, Engineering at eSolar, Inc., a provider of concentrated solar power generation systems, from January 2012 to February 2017. Mr. Huibregtse has also held various engineering and operations positions at Remy Inc, Delphi

Automotive Systems and General Motors, many involving control systems and electric propulsion. He holds a B.S. degree in Mechanical Engineering with an Electrical Engineering specialty from Kettering University.
Kelly Scheib has served as our Vice President, Human Resources since June 2021. Prior to that, Ms. Scheib served as Proterra’s Vice President, Human Resources from January 2020 to June 2021. Prior to joining Proterra, Ms. Scheib was Vice President of Human Resources at Tindall Corporation, one of the largest precast concrete manufacturers in North America, from July 2016 until January 2020. She previously held Human Resources, Organizational Development, and Organizational Effectiveness roles at Hubbell Lighting, one of the largest lighting manufacturers in North America, between September 2006 and July 2016. Ms. Scheib holds a B.S. degree in Labor and Industrial Relations and an M.S. degree in Industrial Relations and Human Resources from Pennsylvania State University. She also holds a Senior Professional in Human Resources certification (SPHR) from the HR Certification Institute and a Senior Certified Professional certification from the Society for Human Resource Management (SHRM-SCP).
John Walsh has served as our Chief Commercial Officer since September 2021. Prior to that, Mr. Walsh served as Senior Vice President of Sales for Proterra Transit from June 2021 to September 2021. Mr. Walsh previously served as Proterra’s Senior Vice President of Sales from January 2019 to June 2021. Prior to joining Proterra, from February 2018 to January 2019, Mr. Walsh served as President and Chief Operating Officer at Davey Coach Sales, Inc., one of the leading dealers of new and used mid-sized buses and shuttles in North America. Mr. Walsh was previously the President of REV Group, one of the largest bus manufacturing groups in the United States, from June 2015 to November 2017. Mr. Walsh has also served in senior sales and leadership positions at ARBOC Specialty Vehicles, VPG Autos, and National Bus Sales & Leasing, Inc. Mr. Walsh holds a B.A. degree in Business Administration from Methodist University.
Non-Employee Directors
John J. Allen has served as a member of our Board since June 2021. He also served as our President and Chief Executive Officer from June 2021 to December 2021. Prior to that, Mr. Allen served as Legacy Proterra’s President and Chief Executive Officer from March 2020 to June 2021, as a member of Legacy Proterra’s board of directors from July 2017 to June 2021 and as Chairperson of Legacy Proterra’s board of directors from January 2018 to June 2021. Prior to retiring in January 2015, Mr. Allen held a variety of leadership roles at Navistar International Corporation, a manufacturer of commercial trucks and buses, where he had worked since 1981, including as the President of the North America truck and parts division, Vice President and General Manager of the parts organization, and most recently as Executive Vice President and Chief Operating Officer of Navistar, Inc. from April 2013 to November 2014. Mr. Allen previously served on the board of directors of The Valspar Corporation from December 2011 to June 2017, prior to its acquisition by The Sherwin-Williams Company. He currently serves on the board of directors of the Milwaukee School of Engineering Board of Regents and Lurie Children’s Hospital of Chicago. Mr. Allen holds a B.S. degree from the Milwaukee School of Engineering and an M.B.A. from the Illinois Institute of Technology. We believe that Mr. Allen is qualified to serve on the Board because of his extensive leadership and operational experience in the commercial trucking industry.
Mary Louise Krakauer has served as a member of our Board since January 2022. She has also served on the boards of directors of Mercury Systems, Inc. since July 2017, DXC Technology Co. since March 2018, Xilinx, Inc. from November 2017 to February 2022 (when it was acquired by AMD, Inc.) and Cadence Design Systems, Inc. since January 2022. Ms. Krakauer served as Executive Vice President, Chief Information Officer of Dell Corporation upon the acquisition of EMC Corporation by Dell in September 2016 until her retirement in January 2017, where she had been responsible for global IT, including all operations and integration activity. She served as Chief Information Officer and EVP, Global Business Services of EMC Corporation from January to September 2016. Prior to that, she served as EVP, Business Development, Global Enterprise Services for EMC Corporation from June to December 2015 and as EVP, Global Human Resources for EMC Corporation from 2012 to June 2015, where she was responsible for executive, leadership, and employee development, compensation and benefits, staffing, and all of the people-related aspects of acquisition integration. She also held other executive business leadership roles at EMC Corporation as well as at Hewlett-Packard Co., Compaq Computer Co. and Digital Equipment Co. Ms. Krakauer holds a B.S.E. degree in chemical engineering from Princeton University and an

M.B.A. from Harvard Business School. We believe that Ms. Krakauer is qualified to serve on our Board because of her experience serving on boards of technology, service and manufacturing companies, her significant global managerial and operational experience including in IT, business management and manufacturing, and her expertise in compensation and human resources matters through her prior leadership positions and board service.
Roger M. Nielsen has served as a member of our Board since March 2022. Mr. Nielsen served as President and Chief Executive Officer of Daimler Trucks North America from April 2017 to April 2021, and was responsible for all aspects of Daimler Trucks North America and its affiliated companies in the Western Hemisphere, Australia and New Zealand. During the same period, he also served as a member of the board of management of Daimler Truck AG. From May 2001 to April 2017, Mr. Nielsen served as Daimler Trucks North America’s Chief Operating Officer and was responsible for the company’s manufacturing network in the United States, Mexico and Canada, as well as all levels of operations in quality, supplier management, logistics and application engineering. Beginning in 2001, he also served on the boards of Daimler Trucks North America’s subsidiaries, Thomas Built Bus and Freightliner Custom Chassis Corporation, serving as the chairman of both entities from April 2017 to April 2021. Mr. Nielson holds a B.S. degree in industrial engineering from Oregon State University. We believe that Mr. Nielsen is qualified to serve on our Board because of his extensive managerial and board experience and his product development, distribution and supply chain experience in commercial vehicle manufacturing.
Brook F. Porter has served as a member of our Board since June 2021. He also served as a member of Legacy Proterra’s board of directors from February 2017 to June 2021. Mr. Porter is a founding partner at G2VP, LLC, a venture capital firm founded in October 2016. He has served on the boards of or managed a number of G2VP portfolio companies, including Scoop, Pivot Bio, Trove and Sheertex and before becoming public, Shift (SFT) and Luminar (LAZR). From July 2010 to April 2020, Mr. Porter was a partner at Kleiner Perkins, a venture capital firm, where he led investments and managed their $1B Green Growth Fund. His investments while at Kleiner Perkins included Turo, Farmers Edge, Uber (UBER), and DJI. Between 2002 and 2010, he co-founded and served in various management positions at two sustainable transportation companies: Intelligent Energy, a fuel cell technology company, and Primafuel, a low-carbon fuels company. He is named on multiple U.S. and international patents in the fields of renewable energy and transportation. Mr. Porter holds a B.S. degree in chemical engineering from the University of California, Berkeley, with an emphasis in environmental technology. We believe Mr. Porter is qualified to serve on the Board because of his significant experience operating, investing in and serving on the boards of other green technology companies. He has been an investor, advisor and entrepreneur at the intersection of technology and sustainability and brings decades of energy and transportation expertise to our Board.
Joan Robinson-Berry has served as a member of our Board since June 2021. She also served as a member of Legacy Proterra’s board of directors from April 2021 to June 2021. Prior to retiring, Ms. Robinson-Berry served in a variety of positions for The Boeing Company, a publicly held multi-national aerospace manufacturing corporation, and its subsidiaries for over 20 years. Her tenure at Boeing included serving as the Vice President and Chief Engineer of Boeing Global Services, Inc. from September 2019 to July 2020, and as the Vice President of Engineering of Modifications and Maintenance of Boeing Global Services, Inc. from June 2018 to September 2019. Prior to that, Ms. Robinson-Berry served as the Vice President and General Manager of Boeing South Carolina from June 2016 to June 2018, as the Vice President of Supplier Management and Chief Procurement Officer for The Boeing Company’s Shared Services Group business unit from April 2012 to June 2016, and as the Director of Supplier Management and Chief Procurement Officer of Boeing Phantom Works, an operating division of The Boeing Company. Ms. Robinson-Berry currently serves on the board of directors of Valmont Industries, Inc. a publicly held American manufacturer of Valley center pivot and linear irrigation equipment. Ms. Robinson-Berry holds a B.S. degree in engineering technology from California State Polytechnic University and an M.B.A. in engineering and industrial management from West Coast University. We believe Ms. Robinson-Berry is qualified to serve on the Board because of her significant executive and operational experience in technology and manufacturing companies.
Jeannine P. Sargent has served as a member of our Board and as the Lead Independent Director since June 2021. She also served on Legacy Proterra’s board of directors from October 2018 to June 2021. Ms. Sargent has served on the boards of directors of Synopsys Inc., an electronic design automation company, since September 2020, and Queen’s Gambit Growth Capital, a special purpose acquisition company, since January 2021. She has also served on the board of directors of Fortive Corporation, an industrial technology and healthcare company, since February 2019. In addition, Ms. Sargent serves in investment and advisory roles that are focused on industries ranging from AI-enabled solutions to energy and sustainability, including serving as an Advisor at Breakthrough Energy Ventures since December 2018, Senior Advisor at Generation Investment Management LLP since November 2017, and Operating Partner and Senior Advisor at Katalyst Ventures Management LLC, an early-stage technology venture fund, since January 2018. Ms. Sargent previously served as a member of the board of directors at Cypress Semiconductor Corporation from December 2017 to May 2020. From January 2012 to October 2017, Ms. Sargent held multiple executive leadership roles at Flex Ltd., a leading global design, engineering and manufacturing company, including President of Innovation and New Ventures and President of Flex’s Energy business from January 2012 to October 2017. Ms. Sargent has also served as a member of the board of trustees of Northeastern University since July 2017. We believe that Ms. Sargent is qualified to serve on our Board because of her significant executive and global operational experience, her experience launching disruptive technology products in emerging markets, including in the sustainable energy sector, and serving on the boards of directors of several technology and manufacturing companies.
Constance E. Skidmore has served as a member of our Board since June 2021. She also served as a member of Legacy Proterra’s board of directors from March 2019 to June 2021. Prior to retiring in 2009, Ms. Skidmore was a partner at PricewaterhouseCoopers LLP, a public accounting firm, where she had worked since 1977, including as a member of its governing board from 2004 to 2008. Ms. Skidmore has been a member of the board of directors and audit committee of Comfort Systems USA, Inc. since December 2012 and a member of the board of directors and audit committee of Sensata Technologies Holding Plc since May 2017. She previously served on the board of directors and audit committee of ShoreTel, Inc. from January 2014 to September 2017, prior to its acquisition by Mitel Networks Corporation. Ms. Skidmore also currently serves on various other boards of directors of private companies and nonprofit organizations. Ms. Skidmore holds a B.S. degree in psychology from Florida State University and a M.S. degree in taxation from Golden Gate University. We believe that Ms. Skidmore is qualified to serve on the Board because of her extensive strategic leadership experience and expertise in finance and accounting.
Michael. D. Smith has served as a member of our Board since June 2021. He also served as a member of Legacy Proterra’s board of directors from May 2014 to June 2021. Mr. Smith has been Chief Executive Officer of ForeFront Power, LLC, a renewable energy company wholly owned by Mitsui & Co., Ltd., a global energy infrastructure and investment company, since November 2020. Additionally, as of March 1, 2022, Mr. Smith is the Co-Chief Executive Officer of MyPower Corp., Mitsui’s wholly-owned sustainable energy investment vehicle in North America and Europe. From November 2017 to November 2020, Mr. Smith was the Senior Vice President of Distributed Energy at Constellation, a competitive supplier of power, natural gas and energy related products and services, and a subsidiary of Exelon Corporation. Mr. Smith previously served in various senior management positions at Exelon Corporation itself, an electric power generation, competitive energy sales, transmission and distribution company, including as Vice President of Exelon Generation, Innovation and Strategy Development from February 2016 to October 2017 and as Vice President of Constellation Technology Ventures, Constellation’s venture investing affiliate, from June 2013 to February 2016. Mr. Smith served in management positions at Constellation Energy Group, Inc., an electric power generation, sales and distribution company between 2003 and 2013, and before that at Enron Corp., an energy commodities and services company, and at Bricker & Eckler LLP, a law firm, as an associate. He has served and currently serves on the boards of directors of various private companies and nonprofit organizations. Mr. Smith holds a B.A. degree in political science and economics from the University of Miami and a J.D. degree from Duke University School of Law. We believe that Mr. Smith is qualified to serve on the Board because of his significant executive experience in the energy field, as well as his experience investing in and growing companies and as an operating executive.
Family relationships
There are no family relationships among any of our executive officers or directors.

Board composition
Our business and affairs are organized under the direction of the Board. Mr. Allen serves as Chair of the Board and Ms. Sargent serves as the Lead Independent Director. The primary responsibility of the Board is to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required.
Classified board of directors
In accordance with the terms our Certificate of Incorporation, the Board consists of nine members divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board is divided among the three classes as follows:
•the Class I directors are Mary Louise Krakauer, Roger M. Nielsen, and Jeannine P. Sargent, and their terms will expire at the 2022 annual meeting of stockholders;
•the Class II directors are John J. Allen, Michael D. Smith, and Gareth T. Joyce, and their terms will expire at the 2023 annual meeting of stockholders; and
•the Class III directors are Brook F. Porter, Joan Robinson-Berry and Constance E. Skidmore and their terms will expire at the 2024 annual meeting of stockholders.
Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The Certificate of Incorporation and Bylaws authorize only the Board to fill vacancies on the Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in control of our company.
Director independence
The Board has determined that each of the directors except for Mr. Allen and Mr. Joyce qualify as an independent director under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and SEC rules and regulations. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and Proterra with regard to each director’s business and personal activities and relationships as they may relate to our company, Proterra and its management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them as described in the section entitled “Certain Relationships and Related Party Transactions.”
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Additionally, compensation committee members must not have a relationship with our company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Board Committees
The Board has three standing committees — an audit committee, a compensation and leadership development committee and a nominating and ESG committee. Copies of the charters for each committee are available on our website.
Audit committee
Our audit committee consists of Mr. Nielsen, Ms. Robinson-Berry, Ms. Skidmore and Mr. Smith, with Ms. Skidmore serving as the chair. The Board has determined that each of the members of the audit committee meets the independence requirements under Nasdaq and SEC rules and is financially literate, and Ms. Skidmore qualifies as an audit committee financial expert within the meaning of the SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the Board considered Ms. Skidmore’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
The functions of this committee include, among other things:
•selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about accounting, audit or other matters;
•considering the adequacy of our internal controls;
•reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and
•approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Compensation and Leadership Development Committee
Our compensation and leadership development committee consists of Ms. Krakauer, Mr. Porter and Mr. Smith, with Mr. Porter serving as the chair. The Board has determined that each of the members of our compensation and leadership development committee meets the independence requirements under Nasdaq and SEC rules. Each member of this committee is also a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
The functions of the compensation and leadership development committee include:
•reviewing and approving, or recommending that the Board approve, the compensation and the terms of any compensatory agreements of our Chief Executive Officer and our other executive officers;
•reviewing and recommending to the Board the compensation of its directors;

•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans;
•establishing Proterra’s overall compensation philosophy; and
•such other functions as are required to comply with Nasdaq listing rules.
The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Nominating and ESG Committee
Proterra’s nominating and environmental, sustainability and governance committee (“nominating and ESG committee”) consists of Mr. Porter, Ms. Robinson-Berry and Ms. Sargent, with Ms. Sargent serving as the chair. The Board has determined that each of the members of our nominating and ESG committee meet the independence requirements under Nasdaq and SEC rules.
The functions of the nominating and ESG committee include:
•identifying and recommending candidates for membership on the Board;
•recommending directors to serve on board committees;
•oversight of the company’s environmental, social and governance initiatives;
•reviewing and recommending to the Board any changes to our corporate governance principles;
•reviewing proposed waivers of the code of conduct for directors and executive officers;
•overseeing the process of evaluating the performance of the Board; and
•advising the Board on corporate governance matters.
The composition and function of the nominating and ESG committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Proterra will comply with future requirements to the extent they become applicable to Proterra.
Compensation committee interlocks and insider participation
Brook F. Porter, Michael D. Smith and, until his resignation in December 2021, John F. Erhard, each served as a member of the Compensation and Leadership Development Committee during part or all of fiscal year 2021. No executive officer of our Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation and Leadership Development Committee during fiscal year 2021.
Code of business conduct and ethics
We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at ir.proterra.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Non-employee director compensation
The table below summarizes the total compensation awarded to, earned by or paid to our non-employee directors for their service on our Board for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
John F. Erhard(5)	36,635	55,487	—	—	92,122
Jochen M. Goetz(6)	—	—	—	—	—
Ryan C. Popple(7)	37,046	83,745	—	1,093,681	1,214,472
Brook F. Porter	45,769	100,897	—	36,188	182,854
Joan Robinson-Berry	40,385	83,379	252,938	222	376,924
Jeannine P. Sargent	59,231	100,897	—	34,152	194,280
Constance E. Skidmore	48,462	100,897	—	30,022	179,381
Michael D. Smith	40,385	100,897	—	36,188	177,470
_____________________
(1)Amounts represent the cash annual retainers paid to directors.
(2)Amounts represent the aggregate grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718, without regard to potential forfeiture. The assumptions used in calculating these amounts are set forth in Note 11 to our financial statements for the year ended December 31, 2021, in our 2021 Annual Report. Awards were made on November 29, 2021 and had a grant date fair market value of $11.45 per RSU, which was the closing price of our common stock on the award date. Each of Mr. Porter, Ms. Sargent, Ms. Skidmore and Mr. Smith was awarded 8,812 RSUs. Each of Mr. Erhard and Mr. Popple was awarded a number of RSUs, prorated based on their respective start dates, equal to 4,846 and 7,314 RSUs, respectively. Mr. Erhard’s and Mr. Popple’s awards were further prorated based on their service on the Board ending prior to December 31, 2021. The final number of RSUs after applying these proration adjustments was 4,387 for Mr. Erhard and 6,924 for Mr. Popple. On November 29, 2021, Ms. Robinson-Berry was awarded an additional 7,282 RSUs in accordance with the intent of the director compensation policy.
(3)Amount represents the aggregate grant date fair value and the incremental fair value of the stock options, the latter of which was the result of the options being modified on November 29, 2021 to have a higher exercise price after our common stock was revalued as of the option grant date from $10.01 per share to $12.25 per share, all calculated in accordance with FASB ASC Topic 718, without regard to potential forfeiture. The assumptions used in calculating this amount are set forth in Note 11 to our financial statements for the year ended December 31, 2021, in our 2021 Annual Report.
(4)On June 14, 2021, the closing date of the Merger, each of Mr. Popple, Mr. Porter, Ms. Robinson-Berry, Ms. Sargent, Ms. Skidmore and Mr. Smith became eligible to receive 444,034, 14,699, 92, 13,875, 12,195, and 14,699 shares of Earnout Stock, respectively, upon our achievement of certain share price milestones following the closing of the Merger. On July 21, 2021, the first milestone was achieved and each of Mr. Popple, Mr. Porter, Ms. Robinson-Berry, Ms. Sargent, Ms. Skidmore and Mr. Smith received 93,477, 3,093, 19, 2,919, 2,566 and 3,093 shares of Earnout Stock, respectively. The amounts shown in this table are calculated based on a per share price of $11.70, the closing price of our common stock on July 21, 2021. For additional information, see "Compensation Discussion and Analysis—Earnout Stock" on page 113.
(5)Mr. Erhard resigned from our Board effective as of December 12, 2021.
(6)Due to internal policies of his employer, Daimler Trucks AG, Mr. Goetz did not receive any compensation for his service on the Board.
(7)Mr. Popple passed away on December 14, 2021.
Prior to June 2021, neither we nor Legacy Proterra had any formal arrangements under which non-employee directors received compensation for their service on our Board or its committees.
Immediately following the closing of the Business Combination in June 2021, our Board approved a new director compensation policy for our independent directors. The policy is designed to align independent director compensation with the achievement of our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.
In December 2021, the Board amended the policy to provide for a cash retainer for a non-executive chair and to move the timing of the grant of annual equity awards from the date of the Annual Meeting to the first fiscal quarter.

Under the director compensation policy, as amended, each non-employee director is eligible to receive the cash and equity compensation for Board services described below. Each director will also be reimbursed for reasonable, customary and documented travel and other expenses to attend meetings of our Board or its committees.
Any member of our Board who is also our employee does not receive compensation for service as a director.
Each new non-employee director will be granted Restricted Stock Units under the 2021 Equity Incentive Plan covering shares with a value equal to $250,000 at the time of grant. These new director awards will vest quarterly over four years following the grant date, subject to continued service on each applicable vesting date. The contemplated policy also provides that, on the date of each annual meeting of stockholders, each non-employee director who is serving on the Board prior to, and will continue to serve on the Board following, such annual meeting will be granted Restricted Stock Units under the 2021 Equity Incentive Plan covering shares with a value equal to $100,000 (the “Annual Award”). The Annual Award will be granted on the date of the annual meeting of stockholders (the “Annual Award Grant Date”). The Annual Award will vest quarterly over one year following the Annual Award Grant Date, subject to continued service on each applicable vesting date.
Each non-employee director will receive annual cash compensation of $75,000 for service on the Board, and additional cash compensation for the chairperson of each committee as set forth below. All cash payments will be made quarterly in arrears and will be pro-rated for any partial quarters of service.
•Non-Executive Chair of the Board: $30,000
•Lead Independent Director: $25,000
•Audit Committee Chair: $15,000
•Compensation and Leadership Development Committee Chair: $10,000
•Nominating and ESG Committee Chair: $10,000
All cash payments to directors are paid quarterly in arrears prorated for any portion of a quarter that a director is not serving on our Board.
During the first fiscal quarter each year, each independent director serving at that time will be granted RSUs with a value equal to $100,000 at the time of grant. These annual director awards will vest quarterly over a one-year period following the grant date, subject to the director’s continued service on each applicable vesting date. A director will not receive an initial RSU grant and an annual RSU grant in the same calendar year.
In the event of a “corporate transaction” (as defined in our 2021 Plan), each non-employee director’s outstanding initial awards and annual awards will fully vest in accordance with the plan’s provisions.
The 2021 Plan provides that no non-employee director may receive awards under the 2021 Plan with an aggregate fair value on the date of grant that, when combined with cash compensation received for service as a director, exceeds $750,000 in a calendar year.
We will review director compensation periodically to ensure that director compensation remains competitive and consistent with standards of good governance so that we are able to responsibly recruit and retain qualified directors.
On November 29, 2021, our independent directors, other than Ms. Robinson-Berry, received annual equity awards of RSUs with a value equal to $100,897 for their work throughout the year as Legacy Proterra consummated the Business Combination. These grants vested quarterly over a one-year period beginning January 1, 2021 and were prorated for any partial years of service. Ms. Robinson-Berry did not receive this award as she received her initial award earlier in the year.

COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
In this Compensation Discussion and Analysis (CD&A) section, we discuss the material elements of our compensation programs and policies, including our overall compensation philosophy and program objectives, and how and why the Compensation and Leadership Development Committee arrived at specific compensation policies and decisions involving our Named Executive Officers (“NEOs”).
We were previously a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K and, as a result, we followed certain reduced disclosure obligations in our periodic reports for the year ended December 31, 2021, including reduced disclosure obligations regarding executive compensation in the definitive proxy statement for our 2022 Annual Meeting of Stockholders, which we filed with the SEC on April 13, 2022. However, for purposes of this prospectus, we must comply with the disclosure obligations applicable to “large accelerated filers” as defined in Rule 12b-2 of the Exchange Act, which, among other things, require that we identify and disclose information regarding additional NEOs beyond the NEOs discussed in our proxy statement.
Accordingly, for purposes of this prospectus, our NEOs for fiscal year 2021 were:

Name	Position
John J. Allen (1)	Former President and Chief Executive Officer
Gareth T. Joyce (2)	President and Chief Executive Officer
Amy E. Ard (3)	Former Chief Financial Officer
Andrew J. Cederoth (4)	Former Interim Chief Financial Officer
Joshua P. Ensign	Former President, Proterra Transit
Christopher L. Bailey	President, Proterra Powered & Energy
JoAnn C. Covington	Chief Legal Officer, Head of Government Relations and Secretary
(1)Mr. Allen resigned as President and Chief Executive Officer effective December 31, 2021
(2)Mr. Joyce was appointed President and Chief Executive Officer effective January 1, 2022.
(3)Ms. Ard resigned as Chief Financial Officer effective September 15, 2021.
(4)Mr. Cederoth was appointed Interim Chief Financial Officer from September 15, 2021 and served until his resignation effective December 31, 2021.
(5)Mr. Ensign resigned as our President of Proterra Transit effective February 22, 2022.

Following the Business Combination, our management team underwent certain changes and our Board of Directors executed on leadership succession plans. Mr. Joyce, who joined the Company in 2020 as President of Proterra Powered & Energy, was promoted to President of Proterra Operating Company, Inc. on September 15, 2021, and then succeeded Mr. Allen as President and Chief Executive officer on January 1, 2022. Mr. Allen continues to serve the Company as our Non-Executive Chairperson of the Board of Directors, effective January 1, 2022.
In connection with Mr. Joyce’s promotion, the Board promoted Christopher L. Bailey to President of Proterra Powered & Energy, effective October 1, 2022. Mr. Ensign, who previously served as Chief Operating Officer was promoted to President, Proterra Transit in August 2021. Mr. Ensign resigned to pursue another opportunity in February 2022. Ms. Ard served as our Chief Financial Officer until September 15, 2021 when she resigned to pursue other interests. Andrew J. Cederoth joined the Company as Interim Chief Financial Officer on September 15, 2021 and Ms. Ard continued to provide transitional services to the Company throughout 2021 while the Company searched for a new Chief Financial Officer. In December 2021 we announced that Ms. Karina F. Padilla was joining the Company as Chief Financial Officer effective January 1, 2022.

Executive Summary
The Compensation and Leadership Development Committee uses a deliberative process and continuous oversight to ensure that our executive compensation philosophy and program reflect our mission-driven identity, support the ongoing execution of our corporate strategy, and ensure individual accountability for performance, all with the goal of delivering long term value for our stockholders and other stakeholders.
Our Compensation and Leadership Development Committee designed our executive compensation program and managed compensation decisions using the Compensation Objectives and Design Considerations and our Compensation Philosophy described below.
Compensation Philosophy
Our Compensation Philosophy is an overarching framework that we use to align our executive compensation practices with the Company’s mission and business, and to design and manage our compensation programs, policies and practices.
We have created guiding principles to inform how our management team and the Compensation and Leadership Development Committee design, manage, and administer compensation matters across our organization and for our executive leadership, respectively.

These guiding principles are:

Attract & Retain Talent
•Build a diverse workforce and an inclusive work environment that fosters mutual respect and collaboration to help drive innovation and competitive differentiation.
•Differentiate compensation to recognize the value that each person contributes both individually and collectively, and to attract and retain talent.
Compensate Competitively
•Provide market competitive compensation programs based upon employees’ individual skills and experience, their role, and the value that they bring to the organization.
•Develop peer groups based on our unique requirements for a blend of technology and industrial skills, growth mindset and skills, and to recognize where we source and lose talent.
•Use external competitive market data to inform and guide our compensation decisions, but do not allow this data not dictate our decisions.
Align with Business Strategy

•Ensure that a significant portion of executive compensation is dependent on driving the Company’s long term strategy and business results, including a focus on fundamental pillars of financial performance, operational excellence and customer satisfaction, development of a diverse and inclusive workforce, and continued innovation of our technology platform. We believe all of these pillars will create long term value for our stockholders and other stakeholders.

Align with Stockholders

•Use pay-for-performance incentives to align executive compensation with long-term stockholder and other stakeholder interests and to reward and hold employees accountable for performance in their respective areas of operation.

•Create compensation practices that emphasize equity ownership to align our executives with stockholder interests.
•Provide all employees the opportunity to own stock in Proterra to create an ownership and stockholder mindset among all team members.
Elements of Executive Compensation
Consistent with our compensation philosophy, the Compensation and Leadership Development Committee adopted a program in 2021 emphasizing a pay-for-performance short term cash incentive program and an equity-

based compensation with long-term vesting requirements that is dependent on long-term company performance, as follows:

	Base Salary	Short Term Incentive Compensation	Stock Options	Restricted Stock Units
Form of Compensation	Cash		Equity
Performance Timing	Near-Term Emphasis		Long-Term Emphasis
Compensation Period	N/A	Annual Performance	4 years
Key Performance Measures	N/A	Annual Financial, Diversity, Equity & Inclusion (“DEI”) and Strategic Goals	Stock Price Appreciation
To enhance our executive leadership team recruitment and retention efforts, the Compensation and Leadership Development Committee, with the assistance of our independent compensation consultant, assessed the market practices of our peer group companies that aligned with the evolution of the Company’s business. Before the Business Combination, equity grants were in the form of stock options that vested quarterly. Following the Business Combination, based on market comparisons and beginning with equity grants made in the third quarter of 2021, the Compensation and Leadership Development Committee adopted a long term incentive program under our 2021 Equity Incentive Plan. This long term incentive program awards our executive officers with a mix of stock options and restricted stock units that vest annually over four years. We believe that this new approach balances our goals of maintaining competitive compensation programs aligned with market practices, providing strong retention elements, and aligning executive compensation incentives with stock performance over time.
We intend that our executive officers maintain equity positions to align incentives with our stockholders. In March 2022, our Compensation and Leadership Development Committee adopted stock ownership guidelines for our executive officers. Under these guidelines, the Chief Executive Officer must retain stock ownership equivalent to five times his base salary, and our other executive officers must retain stock ownership equivalent to three times their respective base salaries. Our officers have five years to meet these minimum requirements. Compliance with guidelines is calculated by valuing common stock owned along with the value of half of vested options held and the value of half of unvested RSUs.
Our Compensation Governance Practices
Our compensation governance principles are designed to promote executive alignment with the interests of our stockholders and other stakeholders.
•We emphasize pay-for-performance measures in our cash incentive programs that align with our annual business objectives and our progress on longer term strategic initiatives.
•We maintain stock ownership guidelines, including a multiple of five times the base salary for the CEO, as described above.
•We emphasize equity with lengthy vesting schedules in our compensation program. Our current long term equity awards vest over a four year period.
•We meet regularly with our independent compensation consultant to review our compensation practices and assess our programs for risk-taking incentives.
•Our health and 401k benefits programs are open to all employees in the Company and we limit executive perquisites.

•We do not offer executive severance benefits with “single trigger” change of control benefits.
•We do not offer guaranteed annual increases in base salary or target bonuses.
•We prohibit hedging transactions by executive officers.
•We prohibit pledging of our common stock by executive officers without prior approval.
Consideration of Say-on-Pay Vote and Stockholder Engagement
We have been a public company for less than a year and have not held our first Annual Meeting of Stockholders. At our 2022 Annual Meeting of Stockholders, stockholders will vote on an advisory “say-on-frequency” for an advisory “say-on-pay” proposal. Our Board of Directors has recommended that stockholders vote for an annual “say-on-pay" proposal. The input from our stockholders is an important consideration in the Compensation and Leadership Development Committee’s evaluation of opportunities to further develop our executive compensation program.
Executive Compensation Decision-Making and Oversight
We summarize the allocation of responsibilities for executive compensation decisions in the table below:

Participant	Role
Compensation and Leadership Development Committee	•Determines our compensation program and policies for our executive officers •Approves the compensation levels applicable to our executive officers
Board of Directors and Management
•The Compensation and Leadership Development Committee consults with the Board of Directors, the CEO, the VP of Human Resources, and other members of management in evaluating the performance of, and establishes the compensation program and policies for our executive officers

Independent Compensation Consultant
•Retained by the Compensation and Leadership Development Committee
•Provides counsel and guidance to the Compensation and Leadership Development Committee concerning our compensation levels and our compensation programs, as well as market practices and trends in compensation for executives and directors.

The Compensation and Leadership Development Committee engaged Farient Advisors in 2020 as its independent compensation consultant to provide counsel and guidance to the Compensation and Leadership Development Committee in the design of our 2021 executive compensation program. The Compensation and Leadership Development Committee has assessed the independence of Farient Advisors in accordance with the Nasdaq Listing Standards and applicable SEC regulations and concluded that the firm’s work does not raise any conflict of interest.
Analysis of 2021 Executive Compensation
Compensation Objectives
Our executive compensation program was designed to align our compensation measures to the execution of our business strategy and to the creation of stockholder value. Our compensation structure includes an annual base salary, a pay-for-performance annual cash incentive plan, and long term equity grants for executive officers.

We offer a competitive base salary because the Compensation and Leadership Development Committee believes that fixed compensation is important to provide a stable source of income and to attract and retain leadership talent. However, the Compensation and Leadership Development Committee also believes that executive compensation must include performance-based, “at-risk” compensation in the form of an annual cash incentive plan to align leadership focus on fundamental pillars that will drive value creation for stockholders. Our annual cash incentive program is based on the following fundamental pillars: financial performance, strategic objectives to further operational excellence, customer satisfaction and continued innovation of our technology platform, and Diversity, Equity and Inclusion (“DEI”) goals to further development of a diverse and inclusive workforce, The Compensation and Leadership Development Committee defines objective, quantifiable financial measures based on the Company’s annual financial plan. The Committee also establishes measurable strategic objectives that are core to the Company’s strategy for long term success and maximizing stockholder return. Our annual cash incentive program also emphasizes our core belief that a diverse workforce is central to the Company’s success through inclusion of DEI goals to further engagement of women and people of color in the leadership of the Company. The objective of our long term incentive program is to emphasize equity ownership to align our executives with stockholder interests and create long term stockholder value through stock appreciation.
Compensation Design Considerations
To design our executive compensation program, and manage executive compensation decisions throughout 2021, the Compensation and Leadership Development Committee considered the factors listed below with the input and guidance from our independent compensation consultant and guided by our overall compensation philosophy.

Competition for Executive Talent
Our compensation practices are benchmarked against our 2021 peer group and companies that compete with us for talent needed to achieve our business objectives. The Compensation and Leadership Development Committee considered the competitive demand for executive talent in light of the evolution of our business into three related but distinct lines of business, the skill set required in our leadership team as we scaled the business and became a public company, and the performance and development of our leadership team.

Company Strategy
The Compensation and Leadership Development Committee considered the Company’s strategy, objectives across its three business lines, financial performance, and the incorporation of diversity, equity and inclusion measures as a leadership performance measures.

Company and Individual Executive Performance
The Compensation and Leadership Development Committee considered Proterra’s performance, each executive officer’s individual roles, and their contributions to our performance. Our compensation design contains “at-risk” elements tied to future performance and longer-term equity compensation to incentivize and reward executives for sustained high performance and to align their incentives with the goal of long term value creation for our stockholders and other stakeholders. The Committee also considers the holding power of existing equity awards for each individual officer.

Importance of the Executive Officer’s Position and Relative Scope and Complexity of the Role
The Compensation and Leadership Development Committee considered pay equity among executive officers based on the scope and relative complexity of the roles and the importance of the position to achieve the Company’s objectives and each officer’s performance and demonstration of leadership, skill set, prior experience, and tenure in their position.

Based on the Compensation Objectives and the Design Considerations noted above, the Compensation and Leadership Development Committee established each executive officer’s total target compensation for 2021. The arrangements in the Business Combination regarding the issuance of Earnout Stock to our NEOs, which is generally deemed to be compensation, is discussed separately below. After establishing each executive officer’s total target compensation, the Compensation and Leadership Development Committee allocated total target compensation among the compensation elements discussed below.

Elements of Compensation - Overview
The following table sets forth the four elements of our 2021 executive compensation program:

Element	Form of Compensation	Primary Objectives	Compensation Philosophy
Base Salary	Cash	Help attract and retain executive talent. Provide stable source of income. Recognize day-to-day role and scope of responsibility.
Annual Incentive Compensation	Cash	Reward annual performance on key financial measures, DEI, and strategic objectives.
Long Term Incentive Compensation	Stock Options RSUs
Incentivize return on invested capital.
Retain talent through long term vesting schedule.
Align the interests of executives with stockholders.
Incentivize long term objectives for sustainable performance to deliver long term stockholder value.

Other Compensation	Employee Benefit Plans, Severance Benefits, Perquisites	Provide competitive health and 401k benefits on the same terms available to all employees. Limit perquisites.
Attract and Retain Talent	Compensate Competitively	Align with Business Strategy	Align with Stockholders

Peer Group Compensation Analysis
The Compensation and Leadership Development Committee believes understanding the relevant markets for executive talent is important to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs. In order to support its compensation decisions and program design for 2021, the Compensation and Leadership Development Committee approved a peer group in November 2020 and then updated that peer group in June 2021 in consultation with our independent compensation consultant. The Compensation and Leadership Development Committee believed that the update was necessary because of rapid changes in the electric vehicle industry and the entrance of new public company competitors and to reflect the growth and development of the Company’s businesses. The November 2020 peer group was comprised of fourteen technology and manufacturing companies listed below, which were selected based on the following criteria:
•Publicly-traded on a North American stock exchange or standalone companies domiciled in the United States with compensation and disclosure practices consistent with the United States.

•Competed in industries similar to Proterra’s businesses that require talent technology or industrial sectors and have similar needs to support business growth and scale of industrial manufacturing.
•Less than $3 billion dollars in revenue and a market cap of $300 million to $15 billion.
•Competed with the Company for talent.
In this analysis, the size evaluation criteria was weighted less than business model criteria to identify companies most relevant for a talent sourcing and operational needs perspective.

Alamo Group	Fuel Cell Energy Inc.	Titan International
Allison Transmission Holdings Inc.	Hyliion Holdings Corp.	Workhorse Group Inc.
Astec Industries	NFI Group Inc.
Bloom Energy Corp.	Nikola Corp.
Blue Bird Corp.	Plug Power Inc.
Enphase Energy Inc.	Sunrun Inc.
In June 2021, the Compensation and Leadership Development Committee worked with Farient Advisors to refresh the peer group to remove three less relevant peers and incorporate newly public companies to achieve stronger business alignment. The refreshed peer group removed Titan International, Alamo Group, and Astec Industries and added eight newly public companies for a peer group comprised of the following nineteen companies:

Allison Transmission Holdings Inc.	FuelCell Energy Inc.	Romeo Power Inc.
Arrival Ltd.	Hylion Holdings Corp.	Stem, Inc.
Bloom Energy Corp.	Lion Electric Co.	Sunrun Inc.
Blue Bird Corp.	NFI Group Inc.	XL Fleet Corp.
Canoo Inc.	Nikola Corp.	Workhorse Group Inc.
ChargePoint Holdings Inc.	Plug Power Inc.
Enphase Energy Inc.	QuantumScape Corp.
While the Compensation and Leadership Development Committee considers the data from the peer group helpful in assessing our competitive position for talent, the Compensation and Leadership Development Committee also considers other data to help inform our compensation decisions and program design including our experience recruiting and retaining talent.
Elements of 2021 Compensation in Detail
Base Salaries
Each of our NEOs receives an annual base salary. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, tenure, experience, position, responsibilities, contributions and performance. Mr. Cederoth was compensated a monthly salary of $40,000 because of the temporary nature of his role as Interim Chief Financial Officer.
In March 2021, the Compensation and Leadership Development Committee in consultation with Farient Advisors made market adjustments to the base salaries of Mr. Allen, Ms. Ard, Mr. Ensign, and Ms. Covington. The March 2021 market adjustments were:

Named Executive Officer	Prior Base Salary	Base Salary Adjustment
John J. Allen	$380,000	$500,000

Amy E. Ard	$350,000	$375,000
Joshua P. Ensign	$350,000	$375,000
JoAnn C. Covington	$316,250	$325,000
Ms. Covington’s base salary was further adjusted in October 2021 from $325,000 to $375,000 based on market analysis, following input from our independent compensation consultant and based on pay equity considerations among executive officers with comparable performance and scope of responsibilities.
In September 2021, Mr. Ensign's annual base salary was increased to $400,000 reflecting his promotion to President, Proterra Transit. In September 2021, Mr. Joyce's annual base salary was increased from $340,000 to $450,000 reflecting his promotion to President of our Company's operating subsidiary. In December 2021, Mr. Joyce's annual base salary was set at $500,000 in connection with his promotion to the role of President and Chief Executive Officer beginning January 1, 2022. In October 2021, Mr. Bailey's annual base salary was increased from $300,000 to $375,000 reflecting his promotion to President, Proterra Powered & Energy.
Annual Cash Incentive Program
We develop an annual cash incentive plan each year under the umbrella of our Key Employee Incentive Plan. Our Key Employee Incentive Plan was filed as an exhibit to our registration statement on Form S-1 on June 29, 2021. The annual cash incentive plan provides for performance-based cash awards to participants. Performance measures for fiscal year 2021 included annual financial performance measures, strategic objectives, and diversity equity and inclusion (“DEI”) goals. The actual payout of awards is discussed below under “Determination of 2021 Annual Incentive Award Payout.”
2021 Annual Incentive Program Target Award Percentage
Each of our NEO’s received a target for a performance-based cash award under the 2021 Annual Incentive Plan that was expressed as a percentage of the NEO’s base salary paid during the fiscal year. The Compensation and Leadership Development Committee set the target award amount for each NEO in consultation with our independent compensation consultant. Mr. Cederoth did not participate in the Company’s Annual Cash Incentive Plan. For 2021, the target award amounts for each participating NEO were:

Executive Officer	Target Bonus Percentage of Annual Base Salary
John J. Allen Former President and Chief Executive Officer	66%, and then increased to 100% effective March 1, 2021 to adjust to market.
Gareth T. Joyce President and Chief Executive Officer	50%, and then increased to 75% effective September 13, 2021 with promotion to President, Proterra
Amy E. Ard Former Chief Financial Officer	50%
Joshua P. Ensign Former President, Proterra Transit	50%, and then increased to 75% effective on September 1, 2021 with promotion to President, Proterra Transit.
Christopher L. Bailey President, Proterra Powered & Energy	35%, and then increased to 75% effective October 1, 2021 with promotion to President, Proterra Powered & Energy
JoAnn C. Covington Chief Legal Officer, Head of Government Relations and Secretary	50%

Determination of the Actual 2021 Annual Cash Incentive Payout
The 2021 Annual Cash Incentive Plan was determined based on assessment of the following metrics.

2021 Annual Cash Incentive Plan
Strategic Goals 25%
Revenue 25%
DEI Goals 10%
Gross Margin 25%
Net Working Capital Days 15%

Financial Metrics
The financial metrics were established based on the Company’s financial plan for 2021. The Company’s financial metrics of Revenue, Gross Margin, and Net Working Capital Days made up 65% of the potential cash award for each participant. The Compensation and Leadership Development Committee determined that plan participants achieved 6.25 percentage points of the Revenue target, 0 percentage points of the Gross Margin target, and 3.75 percentage points of the Net Working Capital Days target after making minor quantified adjustments for shortfalls in the Revenue and Net Working Capital Days variables directly related to supply chain constraints stemming from the COVID-19 pandemic.
DEI Objectives
Consistent with our core belief that a diverse workforce is central to the Company’s success, our 2021 Compensation and Leadership Development Committee allocated 10% of the 2021 Annual Cash Incentive Plan award potential to achievement of DEI Objectives, including improvement over fiscal year 2020 efforts to increase the representation of women and people of color in management roles, increasing the hiring rate, and reducing the turnover rate of diverse candidates, and ensuring promotion equity for women and people of color. The Compensation and Leadership Development Committee determined that an award of 100% of the target award for the DEI Objectives metric was achieved.
Strategic Objectives
To incentivize our executives to create sustainable long term value for our stockholders and other stakeholders, 25% of each executive’s award potential under our 2021 Annual Cash Incentive Plan was allocated to Strategic Objectives across product quality, manufacturing efficiency, cost reduction initiatives, program management, product acceptance and deliveries, and bookings targets. Mr. Ensign, Mr. Bailey, and Mr. Joyce had direct responsibility for the performance of specific Strategic Objectives within their respective business units, and in the case of Mr. Joyce, in his role as President of Proterra Operating Company, Inc. Mr. Allen, Ms. Ard and Ms. Covington’s achievement of the Strategic Objectives was dependent on their roles supporting all operating executives’ achievements. The Compensation and Leadership Development Committee determined that an award of 100% of the target award of the overall Strategic Objectives metric was achieved. Among accomplishments noted

were the Company's entry into a long term contract for cell supply, the work begun on our third battery factory in Greer, South Carolina, and the Business Combination.
Payout Amounts
The Compensation and Leadership Development Committee’s decisions on achievement of Financial Metrics, DEI Objectives and Strategic Objectives resulted in a payout percentage of 45% of the potential achievement award for each participant, comprised of 10% for Financial Metrics achievement, 10% for DEI Objectives achievement, and 25% for Strategic Objectives achievement. The 2021 Annual Cash Incentive Plan provides the Compensation and Leadership Development Committee with discretion to adjust final award amounts payable to each executive officer. Based on their respective individual contributions to the Company’s achievement of Financial Metrics and Strategic Objectives, the Compensation and Leadership Development Committee adjusted Mr. Joyce’s award to 55% of his annual target and Mr. Ensign’s award to 35% of his annual target. Mr. Allen, Ms. Ard, Mr. Bailey, and Ms. Covington received 45% of their annual target award. Mr. Bailey’s and Ms. Ard’s awards were each prorated based on their actual time served in their respective roles in 2021.
As a result, the following cash payments were made to our participating NEO’s under the 2021 Annual Cash Incentive Plan:

Named Executive Officer	Target Award	Actual Payout
John J. Allen	$458,467	$206,310
Gareth T. Joyce	$225,833	$124,208
Amy E. Ard	$130,729	$58,828
Joshua P. Ensign	$222,917	$78,021
Christopher L. Bailey	$109,688	$49,359
JoAnn C. Covington	$161,771	$72,796

Special Cash Retention Incentive
In September 2021, the Company entered into special retention agreements with each of Mr. Ensign and Ms. Covington, respectively. Each retention agreement provided that the Company would pay a cash retention bonus of $250,000 provided that the executive was employed by the Company through September 13, 2022. There is no remaining obligation to pay the retention award to Mr. Ensign, as he resigned from his role with the Company in February 2022. The Compensation and Leadership Development Committee determined that these incentive agreements were in the best interests of the Company and its stockholders as the Board executed on leadership succession plans in 2021.
Long Term Equity Incentive Program Grants
As described in the section Elements of Executive Compensation above, and consistent with our compensation objectives to align the interests of executives with stockholders, the Compensation and Leadership Development Committee introduced long term equity incentive program or “LTIP” grants into the executive compensation structure in the third quarter of 2021. The intent of this program is to ensure that a substantial part of executive compensation is tied to long term stockholder value creation. The Compensation and Leadership Development Committee set a target dollar value for the equity awards and a four year vesting schedule with ratable vesting of the grants annually.
The Compensation and Leadership Development Committee considered target values in June 2021 in the month of the Business Combination for awards to be made after effectiveness of the Company’s S-8 Registration Statement which registered shares issuable under the 2021 Equity Incentive Plan, in August 2021. The Compensation and Leadership Development Committee considered market practices, the executive’s equity position, the vesting status of outstanding awards to each executive, and each executive’s role and performance in determining appropriate LTIP awards.
2021 LTIP grants were made to Mr. Joyce, Mr. Ensign, Ms. Ard, and Ms. Covington. The Compensation and Leadership Development Committee did not award Mr. Allen an LTIP award in 2021 given his equity position and percentage of his prior equity awards that remained unvested. In lieu of an LTIP award to Mr. Bailey, who joined the Company in May 2021, the Compensation and Leadership Development Committee awarded Mr. Bailey an RSU grant with a four year vesting schedule. The RSU provided a long term incentive to Mr. Bailey along with his new hire stock option award granted in May 2021 before the Business Combination. The Compensation and Leadership Development Committee aligned the vesting of Mr. Bailey’s stock option and RSU awards annually to his employment start date. Mr. Cederoth did not participate in the Company’s LTIP program because of the temporary nature of his role as Interim Chief Financial Officer.
The Compensation and Leadership Development Committee set the following target values for LTIP awards made in September 2021.

Executive Officer	2021 LTIP Award (1)
Gareth T. Joyce(2)	$597,260
Amy E. Ard	$750,000
Joshua P. Ensign	$750,000
JoAnn C. Covington	$575,000
_____________________
(1)The target dollar values for equity grants in this table do not reflect valuations computed in accordance with the Accounting Standards Codification Topic 718 (“ASC 718”) which are reflected below in the Summary Compensation Table. Based on the target value and the allocation of LTIP awards between RSUs and Options, the actual number of RSUs was determined by taking half of the target value and dividing it by the dollar value of the 20 day average of the closing price of our common stock as of the grant date. The actual number of stock options was determined using a Black Scholes computation. For additional details see the Summary Compensation Table and the Fiscal 2021 Grants of Plan-Based Award tables.
(2)Mr. Joyce’s 2021 target value was set for his position as President of our operating subsidiary and was designed to align his total equity compensation, including stock options awarded in 2020 in connection with his prior role of President of the Proterra Powered & Energy business unit, with the scope of his new role.
Perquisites
The Company does not have a perquisites program specifically for executive officers. We sponsor a 401(k) defined contribution plan in which our NEOs may participate, subject to limits imposed by the Internal Revenue Code to the same extent as all of our other full-time employees. We currently match contributions our employees make to the 401(k) plan for the first 4% of the employee's salary. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package to attract and retain talent. Under our matching program for 401K contributions, our NEOs received the following matching contributions. Mr. Cederoth did not participate in the Company’s 401K plan due to the temporary nature of his role as Interim Chief Financial Officer.

Named Executive Officer	401K Matching Funds
John J. Allen	$9,362
Gareth T. Joyce	$13,346
Amy E. Ard	$13,327
Joshua P. Ensign	$19,500
Christopher L. Bailey	$923
JoAnn C. Covington	$13,832

In 2021, the Company also paid one-time legal fees of $5,251 for legal counsel retained by Mr. Allen in connection with his resignation as our President and Chief Executive Officer effective December 31, 2021.
Earnout Stock
In connection with the Business Combination, the Merger Agreement provided that certain individuals, including some of our NEOs (Mr. Allen, Ms. Ard, Mr. Ensign and Ms. Covington) and directors, who held vested Legacy Proterra stock options immediately prior to the closing of the Business Combination would receive shares of our common stock if and when certain share price milestones were met in the future. These shares are referred to as Earnout Stock (as defined below). The period during which the issuance of Earnout Stock may occur lasts five years beginning on the date of the closing of the Business Combination (the "Earnout Period").
Specifically, the earnout provisions of the Merger Agreement provide that certain holders of Legacy Proterra common stock immediately prior to June 14, 2021, including these NEOs and directors, are entitled to additional consideration of up to an aggregate of 22,809,500 shares of our common stock (the “Earnout Stock”), on a pro rata basis together with certain other holders, upon the occurrence of any of the following events during the Earnout Period:
(i) 21.0526% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the volume-weighted average price of our common stock is greater than or equal to $15.00 per share or there occurs any transaction resulting in a change in control with a valuation of our common stock that is greater than or equal to $15.00 per share;
(ii) an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the volume-weighted average price of our common stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of our common stock that is greater than or equal to $20.00 per share;
(iii) an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the volume-weighted average price of our common stock is greater than or equal to $25.00 per share or there occurs any transaction resulting in a change in control with a valuation of our common stock that is greater than or equal to $25.00 per share; and
(iv) an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the volume-weighted average price of our common stock is greater than or equal to $30.00 per share or there occurs any transaction resulting in a change in control with a valuation of our common stock that is greater than or equal to $30.00 per share.
The first Earnout Stock milestone point of $15.00 per share was met on July 20, 2021, and eligible recipients, including certain of our NEOs and directors, received Earnout Stock on July 21, 2021. Those same individuals will receive additional Earnout Stock if and when any of the other Earnout Stock milestones is met. Under applicable SEC rules, shares of Earnout Stock received by the prior holders of vested options held by these individuals represent compensation to our NEOs and directors. For more information, see Footnote (5) under "Executive Compensation—Summary Compensation Table" on page 116; Footnote (23) under "Executive Compensation—Outstanding Equity Awards at Fiscal Year End" on page 119; and Footnote (4) under "Management—Non-Employee Director Compensation" on page 98.
Severance Benefits and Potential Payments Upon Termination or Change of Control
In September 2018, we entered into change-in-control and severance agreements (“Severance Agreements”) with certain of our Executive Officers. An executive officer (other than our President and Chief Executive Officer) who is terminated by us without cause outside of a change in control (as such term is defined in the Severance Agreement) will receive, in exchange for a customary release of claims: (i) a severance payment of six months base salary in equal installments and (ii) payment of premiums for continued medical benefits for up to six months. If our

President and Chief Executive Officer is terminated by us without cause or he resigns for good reason (as such term is defined in the Severance Agreement) outside of a change in control (as such term is defined in the Severance Agreement) he will receive, in exchange for a customary release of claims: (i) a severance payment of twelve months base salary in equal installments and (ii) payment of premiums for continued medical benefits for up to twelve months.
If an executive officer’s (other than our President and Chief Executive Officer ) employment is terminated by us without cause or by an executive for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control, the Severance Agreement provides the following benefits in exchange for a customary release of claims: (i) a severance payment of twelve months base salary in equal installments and then-current target bonus opportunity (at the rates in effect immediately prior to the actions that resulted in the termination) (18 months for our President and Chief Executive Officer), (ii) 100% acceleration of any then-unvested equity awards (including equity awards that vest, in whole or in part, upon satisfaction of performance criteria), and (iii) payment of premiums for continued medical benefits for up to twelve months (18 months for our President and Chief Executive Officer).
Each Severance Agreement is in effect until the earlier of (i) the termination of the executive officer’s employment other than in a situation described above and (ii) the date that we have met all our obligations under the Severance Agreement following the termination of the executive officer’s employment due to a situation described above.
The benefits under the Severance Agreements supersede all other cash severance and vesting acceleration arrangements (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria, which will be governed by the terms of the applicable performance-based equity awards).
Compensation Governance Policies
Stock Ownership Guidelines
To create alignment between management and stockholder interests and discourage inappropriate risk-taking, the Board adopted a stock ownership policy in 2022 that requires each of our Section 16 reporting officers to maintain a significant equity stake in our common stock within five years of the adoption of these guidelines. The multiples of base salary that the guidelines require are 5X the base salary of the Chief Executive Officer and 3x the base salary for all other Section 16 officers. Compliance with guidelines is calculated by valuing common stock owned along with the value of half of vested options held and half of unvested RSUs.
Pledging Policy
Our Board has adopted an Insider Trading Policy that prohibits all employees, including our NEOs, from using or pledging Proterra securities as collateral in a margin account. No employee may use or pledge Proterra securities as collateral for a loan unless expressly approved in advance by the Company’s Compliance Officer.
Hedging Policy
Our Insider Trading Policy also prohibits our NEOs and other officers against engaging at any time in hedging or monetization transactions involving Proterra securities, such as zero‑cost collars and forward sale contracts, or from contributing Proterra securities to exchange funds that could be interpreted as having the effect of hedging in Proterra securities. All other employees are strongly discouraged from engaging in hedging activities.
COMPENSATION RISK ASSESSMENT
The Compensation and Leadership Development Committee engaged Farient Advisors to review executive and non-executive compensation programs. The Compensation and Leadership Development Committee determined based on the review by Farient Advisors, that none of the elements of our compensation programs encouraged or created excessive risk-taking or were likely to have a material adverse effect on the Company. In its review, the Compensation and Leadership Development considered the following features: variable pay features of the short term cash incentive plan, performance measures that balanced financial and strategic objectives, time horizon of cash incentive and equity incentive plans, and other compensation policies.

EXECUTIVE COMPENSATION
The following tables and accompanying narrative set forth information about the 2021 compensation provided to persons who served as our principal executive officer, persons who served as our principal financial officer and the other three most highly-compensated executive officers who were serving as executive officers as of December 31, 2021. These executive officers were John J. Allen, our Chairperson of the Board and former President and Chief Executive Officer, Gareth T. Joyce, our President and Chief Executive Officer, Amy E. Ard, our former Chief Financial Officer, Andrew J. Cederoth, our former Interim Chief Financial Officer, Joshua P. Ensign, our former President, Proterra Transit, Christopher L. Bailey, President, Proterra Powered & Energy, and JoAnn C. Covington, our Chief Legal Officer, Head of Government Relations and Secretary, and we refer to them in this section as our “Named Executive Officers” or “NEOs.”
We were previously a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K and, as a result, we followed certain reduced disclosure obligations in our periodic reports for the year ended December 31, 2021, including reduced disclosure obligations regarding executive compensation in the definitive proxy statement for our 2022 Annual Meeting of Stockholders, which we filed with the SEC on April 13, 2022. However, for purposes of this prospectus, we must comply with the disclosure obligations applicable to “large accelerated filers” as defined in Rule 12b-2 of the Exchange Act, which, among other things, require that we identify and disclose information regarding additional NEOs beyond the NEOs discussed in our proxy statement.
Summary Compensation Table
The table below summarizes the total compensation awarded to, earned by or paid to each of our Named Executive Officers for the fiscal years ended December 31, 2020, and December 31, 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
John J. Allen(7)	2021	484,430	—	—	206,310	366,361	1,057,101
Chairperson of the Board and Former President and Chief Executive Officer	2020	305,462	—	11,209,884	133,029	5,612	11,653,987
Gareth T. Joyce(6)	2021	372,926	286,397	258,433	124,208	13,346	1,055,310
President and Chief Executive Officer	2020	38,054	—	3,371,867	14,238	—	3,424,159
Amy E. Ard(8)	2021	352,958	412,503	372,873	58,828	270,551	1,467,713
Former Chief Financial Officer	2020	334,231	—	1,065,545	110,271	12,893	1,522,940
Andrew J. Cederoth(9)	2021	92,953	—	—	—	738	93,691
Former Interim Chief Financial Officer
Joshua P. Ensign(10)	2021	379,731	412,503	372,873	78,021	359,420	1,602,548
Former President, Proterra Transit	2020	351,112	—	213,177	117,250	17,150	698,689
Christopher L. Bailey(11)	2021	202,650	360,804	688,538	49,359	923	1,302,274
President, Proterra Powered & Energy
JoAnn C. Covington	2021	336,938	316,798	286,371	72,797	177,807	1,190,711
Chief Legal Officer, Head of Government Relations and Secretary	2020	305,542	—	918,551	101,931	10,244	1,336,268
__________________
(1)Amounts represent the aggregate grant date fair value of restricted stock units ("RSUs") calculated in accordance with         FASB ASC Topic 718, without regard to potential forfeiture. The assumptions used in calculating these amounts are set forth in Note 11 to our financial statements for the year ended December 31, 2021, located on page 128 of our 2021 Annual Report.
(2)Amounts represent the aggregate grant date fair value of the stock options, and for Mr. Bailey, the incremental fair value of the stock options which was the result of his options being modified on November 29, 2021 to have a higher exercise price after our common stock was revalued as of the option grant date from $10.01 per share to $13.68 per share, all calculated in accordance with FASB ASC Topic 718, without regard to potential forfeiture. The assumptions used in calculating this amount are set forth in Note 11 to our financial statements for the year ended December 31, 2021, in our 2021 Annual Report.
(3)Amounts represent annual incentive cash bonuses earned pursuant to our Key Employee Incentive Plan.
(4)Amounts for Mr. Joyce, Mr. Allen, Ms. Ard, Mr. Ensign and Mr. Bailey represent matching contributions made on behalf of our named executive officers under our 401(k) plan and, with respect to Mr. Allen, represent payment for legal services rendered relating to Mr. Allen's resignation as President and Chief Executive Officer that were paid for by the Company.

(5)On June 14, 2021, the closing date of the Merger, each of Mr. Allen, Ms. Ard and Mr. Ensign became eligible to receive 142,838, 104,444, and 138,021 shares of Earnout Stock, respectively, upon our achievement of certain stock price milestones following the closing of the Merger (excluding Earnout Stock that was issued in respect of outstanding shares held by Mr. Ensign as of such date). On July 21, 2021, the first milestone was achieved and each of Mr. Allen, Ms. Ard and Mr. Ensign received 30,064, 21,985, and 29,053 shares of Earnout Stock, respectively (excluding Earnout Stock that was issued in respect of outstanding shares held by Mr. Ensign as of such date). The amounts shown in this table are calculated based on a per share price of $11.70, the closing price of our common stock on July 21, 2021. For additional information, see "Compensation Discussion and Analysis—Earnout Stock" on page 113.
(6)Mr. Joyce has been President, Chief Executive Officer and a director of the Company since January 2022. He served as President of Proterra Operating Company, Inc. from September 2021 to December 2021 and as President of Proterra Powered & Energy from November 2020 to September 2021.
(7)Mr. Allen was Chairperson of the Board, President and Chief Executive Officer of the Company for the fiscal year ending December 31, 2021. He resigned as President and Chief Executive Officer effective as of December 31, 2021.
(8)Ms. Ard resigned as Chief Financial Officer effective as of September 15, 2021, continued as an employee of the Company through November 2, 2021, and provided services to Company as a contractor through February 1, 2022.
(9)Mr. Cederoth was hired as Interim Chief Financial Officer in September 2021 to serve in that capacity while the Board conducted a search for Ms. Ard’s replacement. Mr. Cederoth resigned as Interim Chief Financial Officer, effective at the end of the day on December 31, 2021, and provided services to the Company as a contractor through a transition period ending March 1, 2022.
(10)Mr. Ensign served as Chief Operating Officer until his promotion to President, Proterra Transit in August 2021. He resigned as President, Proterra Transit, effective as of February 22, 2022.
(11)Mr. Bailey was hired in May 2021 and served as Senior Vice President, Proterra Energy until his promotion to President, Proterra Powered & Energy in October 2021.
Equity Compensation
We previously granted, and will from time to time, grant equity awards to our Named Executive Officers, which are generally subject to vesting based on each NEOs continued service. Each of our Named Executive Officers currently holds outstanding options to purchase shares of our common stock that were granted under the 2010 Equity Incentive Plan and the 2021 Equity Incentive Plan, as set forth in the table below titled “2021 Outstanding Equity Awards at Fiscal Year-End.”

2021 Grants of Plan-Based Awards
The following table summarizes each grant of an award made in 2021 for each of our NEOs under any plan. This information supplements the information about these awards set forth in the 2021 Summary Compensation Table. All options and stock awards represented in the table below were granted pursuant to our 2021 Equity Incentive Plan, unless otherwise noted. The exercise price of all options granted to our NEOs was equal to the closing price of our common stock on the date of the grant.

			Number of Non-Equity Incentive Plan Units Granted (#)	Estimate Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Share Awards ($)(2)
Name	Type of Award	Grant Date		Threshold ($)	Target ($)		Maximum ($)					Plan
John J. Allen	Cash Incentive	—		0	458,467		687,700
	Earnout Stock	07/21/2021	112,774	0	2,040,082		2,040,082
Gareth T. Joyce	Cash Incentive	—		0	225,833		338,750
	Options	10/21/2021							51,666	$9.83	258,433	2021 Plan
	RSUs	10/21/2021						29,135			286,397	2021 Plan
Amy E. Ard	Cash Incentive	—		0	185,417	-3	278,126
	Options	09/02/2021							65,559	$11.33	372,873	2021 Plan
	RSUs	09/02/2021						36,408			412,503	2021 Plan
	Earnout Stock	07/21/2021	82,459	0	1,491,683		1,491,683
Andrew J. Cederoth	—	—	—	—	—		—	—	—	—	—	—
Joshua P. Ensign	Cash Incentive	—		0	222,917		334,375
	Options	09/02/2021							65,559	$11.33	372,873	2021 Plan
	RSUs	09/02/2021						36,408			412,503	2021 Plan
	Earnout Stock	07/21/2021	108,968	0	1,971,231		1,971,231
Christopher L. Bailey	Cash Incentive	—		0	109,688		164,532
	Options(4)	05/20/2021							89,249	$13.68	688,538	2010 Plan
	RSUs	09/02/2021						31,845			360,804	2021 Plan
JoAnn C. Covington	Cash Incentive	—		0	161,771		242,657
	Options	09/02/2021							50,350	$11.33	286,371	2021 Plan
	RSUs	09/02/2021						27,961			316,798	2021 Plan
	Earnout Stock	07/21/2021	52,577	0	951,118		951,118
__________________
(1)     These amounts show the range of possible payouts under our cash incentive programs for fiscal year 2021. The amounts correspond to the range of possible payouts under our Annual Cash Information Program. For additional information, see the section titled “Compensation Discussion and Analysis—Annual Cash Incentive Program” of this prospectus.
(2)     The amounts reported in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. The grant date fair value for both options and RSUs was determined to be equal to the closing price of our common stock on date of grant. The assumptions used in calculating the grant date fair value of the option awards and RSUs are set forth in Note 11 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.
(3)    Ms. Ard resigned as our Chief Financial Officer, effective September 15, 2021. This amount reflects the target for Ms. Ard on the basis of a full year of service. Ms. Ard’s bonus target was pro-rated for a portion of the year based on her actual time served as our Chief Financial Officer. For additional information, see the section titled “Compensation Discussion and Analysis—Annual Cash Incentive Program—Payout Amounts” of this prospectus.
(4)    Mr. Bailey was promoted to President of Proterra Powered & Energy, effective October 1, 2022. In lieu of a payment under our long term incentive plan, Mr. Bailey was awarded an RSU grant with a four year ratable vesting schedule, and the vesting of his stock options and RSU awards was aligned to his employment start date. For additional information, see the section titled “Compensation Discussion and Analysis—Long Term Equity Incentive Program” of this prospectus. Mr. Bailey’s grant on May 20, 2021 was issued pursuant to our 2010 Equity Incentive Plan.

2021 Outstanding Equity Awards at Fiscal Year End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

			Option Awards(1)				Stock Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
John J. Allen	07/07/2017	(2)	200,812	—	2.18	07/06/2027
	02/28/2018	(3)	125,509	8,366	2.65	02/27/2028
	12/23/2019	(4)	22,313	22,312	6.00	12/22/2029
	03/16/2020	(5)	585,699	753,050	5.33	03/15/2030
	03/16/2020	(5)	292,852	376,523	11.21	03/15/2030
	03/16/2020	(5)	292,852	376,523	16.81	03/15/2030
	03/16/2020	(5)	292,852	376,523	22.41	03/15/2030
	03/16/2020	(5)	292,852	376,523	28.02	03/15/2030
	03/16/2020	(6)	669,375	—	5.33	03/15/2030
	12/21/2020	(7)	1,255	3,765	4.78	12/20/2030
	06/14/2021	(8)					112,749	2,040,082
Gareth T. Joyce	12/21/2020	(9)	183,209	612,477	4.78	12/20/2030
	10/21/2021	(10)	—	51,666	9.83	10/20/2031	29,135	286,397
Amy E. Ard	05/30/2017	(11)	713,999	—	2.18	05/29/2027
	11/16/2018	(12)	50,204	16,733	5.41	11/15/2028
	12/29/2018	(13)	133,877	44,623	5.41	12/28/2028
	08/20/2020	(14)	66,935	111,564	4.62	08/19/2030
	08/20/2020	(15)	27,891	61,359	4.62	08/19/2030
	12/21/2020	(16)	11,156	33,469	4.78	12/20/2030
	09/02/2021	(17)	—	65,559	11.33	09/01/2031	36,408	412,503
	06/14/2021	(8)					82,459	1,491,683
Andrew J. Cederoth	—		—	—	—	—	—	—
Joshua P. Ensign	11/17/2016	(18)	616,162	—	2.01	11/16/2026
	12/16/2016	(19)	133,875	—	2.01	12/15/2026
	05/17/2018	(20)	390,468	55,781	4.26	05/16/2028
	08/21/2019	(21)	189,769	147,596	5.98	08/20/2029
	08/20/2020	(15)	2,788	6,136	4.62	08/19/2030
	12/21/2020	(16)	11,156	33,468	4.78	12/20/2030
	09/02/2021	(17)	—	65,559	11.33	09/01/2031	36,408	412,503
	06/14/2021	(8)					108,954	1,970,978
Christopher L. Bailey	05/21/2021	(22)	—	89,249	13.68	05/19/2031
	09/02/2021	(23)					31,845	360,804
JoAnn C. Covington	05/30/2017	(24)	446,249	—	2.18	05/29/2027
	11/16/2018	(12)	50,204	16,733	5.41	11/15/2028
	12/29/2018	(13)	33,472	11,153	5.41	12/28/2028
	11/20/2019	(25)	11,157	11,155	6.00	11/19/2029
	12/13/2019	(26)	11,157	11,155	6.00	12/12/2029
	08/20/2020	(14)	66,935	111,564	4.62	08/19/2030
	08/20/2020	(15)	20,918	46,019	4.62	08/19/2030
	12/21/2020	(15)	6,694	20,081	4.78	12/20/2030
	09/02/2021	(16)	—	50,350	11.33	09/01/2031	27,961	316,798
	06/14/2021	(23)					52,577	951,118

_________________
(1)Outstanding equity awards made (i) prior to June 14, 2021 were granted under our 2010 Equity Incentive Plan (the “2010 Plan”) and (ii) on or after June 14, 2021 were granted under our 2021 Equity Incentive Plan (the "2021 Plan"). Equity awards are subject to vesting acceleration as set forth in the section titled "Potential Payments upon Termination or Change of Control."
(2)Options vest at a rate of 2.0833% of the shares underlying the option each month following the June 29, 2017 vesting commencement date.
(3)Options vest as to 25% of the shares underlying the option on February 28, 2019 and at a rate of 6.25% of the shares underlying the option quarterly thereafter.
(4)Options vest at a rate of 2.0833% of the shares underlying the option each month following the December 23, 2019 vesting commencement date.
(5)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the March 16, 2020 vesting commencement date. As originally drafted, the vesting of the stock option was contingent on Mr. Allen’s continued status as the Chief Executive Officer of the Company on each vesting date; on December 11, 2020, the stock option was amended to provide that the vesting of the stock option is subject to Mr. Allen’s continued status as a service provider of Proterra through each vesting date.
(6)100% of the stock option vested on the closing of the Business Combination.
(7)Options vest at a rate of 2.0833% of the shares underlying the option each month following the December 21, 2020 vesting commencement date. The stock options subject to this grant were awarded to Mr. Allen in connection with his service as a non-employee member of Legacy Proterra's board of directors from January 1, 2020, through March 16, 2020, when he became President and Chief Executive Officer.
(8)On June 14, 2021, the closing date of the Merger, each of Mr. Allen, Ms. Ard and Mr. Ensign became eligible to receive 142,838, 104,444, and 138,021 shares of Earnout Stock, respectively, upon our achievement of certain stock price points following the closing of the Merger (excluding Earnout Stock that was issued in respect of outstanding shares held by Mr. Ensign as of such date). On July 21, 2021, the first milestone was achieved and each of Mr. Allen, Ms. Ard and Mr. Ensign received 30,064, 21,985, and 29,053 shares of Earnout Stock, respectively (excluding Earnout Stock that was issued in respect of outstanding shares held by Mr. Ensign as of such date). The amounts on this table represent the number of shares and the value of Earnout Stock that has not been issued, calculated based on $18.09 per share, the closing price of our common stock on the closing date of the Merger. For additional information, see "Compensation Discussion and Analysis—Earnout Stock" on page 113.
(9)Options vest as to 25% of the shares underlying the option on November 17, 2021 and at a rate of 6.25% of the shares underlying the option quarterly thereafter.
(10)Each of the options and RSUs vest annually at a rate of 25% of (i) the shares underlying the options and (ii) the RSUs, respectively, beginning on the anniversary of the August 25, 2021 vesting commencement date.
(11)Options vest as to 25% of the shares underlying the option on May 15, 2018 and at a rate of 6.25% of the shares underlying the option quarterly thereafter.
(12)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the November 13, 2018 vesting commencement date.
(13)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the December 28, 2018 vesting commencement date.
(14)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the June 1, 2020 vesting commencement date.
(15)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the August 20, 2020 vesting commencement date.
(16)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the December 21, 2020 vesting commencement date.
(17)Each of the options and RSUs vest annually at a rate of 25% of (i) the shares underlying the options and (ii) the RSUs, respectively, beginning on the anniversary of the September 1, 2021 vesting commencement date.
(18)Options vest as to 25% of the shares underlying the option on September 7, 2017 and at a rate of 6.25% of the shares underlying the option quarterly thereafter.
(19)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the December 8, 2016 vesting commencement date.
(20)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the May 17, 2018 vesting commencement date.
(21)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the August 21, 2019 vesting commencement date.
(22)Options vest as to 25% of the shares underlying the option on May 17, 2022 and at a rate of 6.25% of the shares underlying the option quarterly thereafter.
(23)RSUs vest at a rate of 25% each year beginning with the first vesting date of May 25, 2022.
(24)Options vest as to 25% of the shares underlying the option on April 17, 2018 and at a rate of 6.25% of the shares underlying the option quarterly thereafter.
(25)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the November 20, 2019 vesting commencement date.
(26)Options vest at a rate of 6.25% of the shares underlying the option each quarter following the December 13, 2019 vesting commencement date.

Option Exercises and Stock Vested Table
The following table summarizes the exercise of options and the issuance of Earnout Stock in 2021 for each NEO as of December 31, 2021.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John J. Allen	—	—	30,064	351,749
Gareth T. Joyce	20,951	$94,280	—	—
Amy E. Ard	—	—	21,985	257,225
Andrew J. Cederoth	—	—	—	—
Joshua P. Ensign	—	—	29,053	339,920
Christopher L. Bailey	—	—	—	—
JoAnn C. Covington	—	—	14,015	163,976

(1) The information provided in these columns relates solely to the issuance of shares of Earnout Stock on July 21, 2021, upon achievement of certain price points following the Closing of the Merger. No RSUs vested for our NEOs during 2021. The amounts shown in this table are calculated based on a per share price of $11.70, the closing price of our common stock on July 21, 2021. For additional information, see the section titled “Compensation Discussion and Analysis—Earnout Stock” of this prospectus.

Executive Compensation
We have developed an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the Company. Decisions on the executive compensation program are made by the Compensation and Leadership Development Committee of the Board, and discussed in the Compensation Discussion and Analysis Section.
2021 Equity Incentive Plan
The Equity Incentive Plan was adopted by the ArcLight Board prior to the Closing, subject to stockholder approval, and became effective upon the Closing. The Equity Incentive Plan allows us to grant awards of stock options, restricted stock awards, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance awards, and stock bonus awards to officers, employees, directors and consultants. The Board believes providing such persons with a direct stake in our company will assure a closer alignment of the interests of such individuals with those of our company and stockholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.
Securities to be offered.    We initially reserved 10,000,000 shares of common stock, plus 387,513 reserved shares not issued or subject to outstanding grants under the Legacy Proterra Inc 2010 Equity Incentive Plan on the effective date of the Equity Incentive Plan, for issuance pursuant to awards granted under the Equity Incentive Plan. The number of shares reserved for issuance under the Equity Incentive Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 4% of the total number of outstanding shares of all classes of common stock as of the immediately preceding December 31, or a number as may be determined by the Board. In addition, the following shares of common stock will be available for grant and issuance under the Equity Incentive Plan:
•shares subject to issuance upon exercise of stock options or SARs granted under the Equity Incentive Plan that cease to be subject to the stock option or SAR for any reason other than exercise of the option or SAR;
•shares subject to awards granted under the Equity Incentive Plan that are subsequently forfeited or repurchased at the original issue price;
•shares subject to awards granted under the Equity Incentive Plan that otherwise terminate without shares being issued;
•shares surrendered, canceled, or exchanged for cash or the same type of award or a different award (or combination thereof);
•shares subject to an award that is paid out in cash or other property, rather than shares;
•shares subject to awards under the Equity Incentive Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award;
•shares issuable upon the exercise of stock options or subject to other awards under the Legacy Proterra Inc 2010 Equity Incentive Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the effective date of the Equity Incentive Plan;
•shares issued pursuant to outstanding awards under the Legacy Proterra Inc 2010 Equity Incentive Plan that are forfeited or repurchased by us at the original issue price after the effective date of the Equity Incentive Plan; and
•shares subject to awards under the Legacy Proterra Inc 2010 Equity Incentive Plan that are used to pay the exercise price of a stock option or withheld to satisfy the tax withholding obligations related to any award The following is a description of the material terms of the Equity Incentive Plan. The summary below does not contain a complete description of all provisions of the Equity Incentive Plan and is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which is included as an exhibit to the registration statement to which this prospectus forms a part.
Administration.    The Equity Incentive Plan is expected to be administered by the Compensation and Leadership Development Committee or by the Board acting in place of the Compensation and Leadership Development Committee. Subject to the terms and conditions of the Equity Incentive Plan, the Compensation and Leadership Development Committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the Equity Incentive Plan as well as to determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the plan or any award granted thereunder. The Equity Incentive Plan provides that the Board of Directors or Compensation and Leadership Development Committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by the Board.
Eligibility.    The Equity Incentive Plan is expected to provide for the grant of awards to company employees, directors, and consultants. No non-employee director may receive awards under the Equity Incentive Plan that, when combined with cash compensation received for service as a non-employee director, exceed $750,000 in value (measured as of the date of grant) in any calendar year.
Options.    The Equity Incentive Plan is expected to provide for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the Equity Incentive Plan must be at least equal to the fair market value of common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of capital stock must have an exercise price of at least 110% of the fair market value of common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 30,000,000 shares may be issued pursuant to the exercise of incentive stock options granted under the Equity Incentive Plan.
Options may vest based on service or achievement of performance conditions. The Compensation and Leadership Development Committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to a right of repurchase that lapses as the shares vest. The maximum term of options granted under the Equity Incentive Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of capital stock is five years from the date of grant. Upon exercise of options, the option exercise price must be paid in full either in cash or cash equivalents or in other manners approved by the Compensation and Leadership Development Committee, including by surrender of shares of common stock that are beneficially owned by the optionee free of restrictions. Subject to applicable law, the exercise price may also be delivered pursuant to a broker assisted or other form of cashless exercise program implemented in connection with the Equity Incentive Plan.
Restricted stock awards.    An award of restricted stock is an offer to sell shares of common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an award of restricted stock will be determined by the Compensation and Leadership Development Committee. Unless otherwise determined by the Compensation and Leadership Committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any vested shares of restricted stock. Holders of unvested restricted stock will not be entitled to receive any dividends or stock distributions paid with respect to unvested shares of restricted stock, and any such dividends or stock distributions will be accrued and paid only as and when such shares of restricted stock become vested. If any such dividends or distributions are paid in shares of common stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.
Stock appreciation rights.    A SAR provides for a payment, in cash or shares of common stock (up to a specified maximum of shares, if determined by the Compensation and Leadership Development Committee), to the holder equal to the fair market value of common stock on the date of exercise less a pre-determined exercise price per share, multiplied by the number of shares with respect to which the SAR is being exercised. Under the Equity Incentive Plan, the exercise price of a SAR must be at least equal to the fair market value of a share of common stock on the date of the grant. SARs may vest based on service or achievement of performance conditions and may not have a term that is longer than ten years from the date of grant.
Restricted stock units.    RSUs represent the right to receive shares of common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the Compensation and Leadership Development Committee, and may be settled in cash, shares of common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.
Performance awards.    Performance awards granted pursuant to the Equity Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of common stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.
Stock bonus awards.    A stock bonus award provides for payment in the form of cash, shares of common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by the Compensation and Leadership Development Committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.

Dividend equivalent rights.    Dividend equivalent rights may be granted at the discretion of the compensation committee and represent the right to receive the value of dividends, if any, paid with respect of the number of shares of common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and, subject to the discretion of the Compensation and Leadership Development Committee, may be paid when dividend payments are made to stockholders or paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares, or other property, or a combination of thereof as determined by the Compensation and Leadership Development Committee. No dividend equivalent rights will be paid in respect of options or SARs.
Change of control.    The Equity Incentive Plan is expected to provide that, in the event of certain corporate transactions (as set forth in the Equity Incentive Plan), including the consummation of a merger or consolidation of our company with another corporation, outstanding awards under the Equity Incentive Plan shall be subject to the agreement evidencing the corporate transaction, which need not treat all outstanding awards in an identical manner, and may include one or more of the following actions: (i) the continuation of outstanding awards; (ii) the assumption of outstanding awards by the successor or acquiring entity or its parent; (iii) the substitution of outstanding awards by the successor or acquiring entity or its parent with equivalent awards with substantially the same terms; (iv) the full or partial acceleration of exercisability, vesting, or lapse of forfeiture conditions including any right of to repurchase shares, and accelerated expiration of the award; (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the Equity Incentive Plan, which may be deferred until the date or dates the award would have become exercisable or vested; or (vi) the cancellation of the outstanding awards for no consideration. Notwithstanding the foregoing, the vesting of all awards granted to Proterra’s non-employee directors will accelerate and such awards will become exercisable (to the extent applicable) in full prior to the consummation of a corporate transaction at such times and on such conditions as the Compensation and Leadership Development Committee determines.
Adjustment.    In the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in our capital structure, without consideration, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under the Equity Incentive Plan and the incentive stock option limit; (ii) the exercise prices of stock options and SARs; and (iii) number and class of shares subject to outstanding awards.
Clawback; transferability.    All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board, to the extent set forth in such policy or applicable agreement, or as required by law. Except in limited circumstances, awards granted under the Equity Incentive Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.
Amendment and termination; Exchange Program.    The Board may amend or terminate the Equity Incentive Plan at any time, subject to stockholder approval as may be required. The Equity Incentive Plan will automatically terminate ten years from the effective date of the Plan, unless it is terminated earlier by the Board. No termination or amendment of the Equity Incentive Plan may materially adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable law. Subject to the foregoing, the Compensation and Leadership Development Committee may at any time increase or decrease the exercise price applicable to outstanding options or SARs or pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards.
2010 Equity Incentive Plan
Our 2010 Equity Incentive Plan (“2010 Plan”) was initially adopted by the Legacy Proterra board of directors and approved by Proterra’s stockholders in February 2010, and was amended most recently by the Legacy Proterra board of directors in December 2020 and approved by Legacy Proterra’s stockholders in April 2021. The 2010 Plan allows for the grant of stock options, stock appreciation rights, restricted stock, and restricted stock units, or RSUs, as described below. The 2010 Plan was terminated upon the effective date of our 2021 Plan (described above). In connection with the Closing, all then outstanding Legacy Proterra awards under the 2010 Plan were converted into options to purchase shares of Proterra common stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share, resulting in such options being exercisable to purchase for an aggregate of 22,532,619 shares of Proterra common stock. Further, the exercise price of each converted option was determined by dividing the per share exercise price of the respective Legacy Proterra options by the Exchange Ratio, rounded up to the nearest whole cent. Following the Closing, the exchanged options otherwise continue to be subject to the terms of our 2010 Plan and applicable award agreements until such awards are exercised or until they terminate or expire by their terms.
Administration.    Our 2010 Plan is administered by the Board or a committee appointed by the Board. Subject to the terms of the 2010 Plan, the Board has the authority to, among other things, select the persons to whom awards will be granted, construe and interpret our 2010 Plan as well as to prescribe, amend, and rescind rules and regulations relating to the 2010 Plan and awards granted pursuant to the 2010 Plan.
Eligibility.    Pursuant to the 2010 Plan, we may grant incentive stock options only to our employees (including officers and directors who are also employees). We may grant non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock units to our employees, directors, and consultants.
Options.    The 2010 Plan provides for the grant of both (i) incentive stock options, which are intended to qualify for tax treatment as set forth under Section 422 of the Code, and (ii) non-statutory stock options to purchase shares of our common stock, each at a stated exercise price. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant, except that incentive stock options granted to any individual who owns more than ten percent of the total combined voting power of all classes of our capital stock must have an exercise price at least equal to 110% of the fair market value of our common stock on the date of grant. The maximum term of options granted under our 2010 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns stock representing more than ten percent of the total combined voting power of all classes of our capital stock is five years from the date of grant. As of June 14, 2021, immediately following the Closing, options to purchase 22,532,619 shares of common stock remained outstanding, with a weighted-average exercise price of $5.80 per share.
Other Awards.    The 2010 Plan also provides for the grant of stock appreciation rights, restricted stock awards, and restricted stock units, none of which had been granted as of June 14, 2021.
Transferability.    Unless otherwise determined by the Board, awards granted under the 2010 Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, the laws of descent and distribution or qualified domestic relations orders.
Change of Control.    In the event of a merger of us or change in control (as defined in the 2010 Plan), the 2010 Plan provides that outstanding awards will be treated in the manner determined by the Board, and may (i) be assumed or substituted with substantially equivalent awards of any successor corporation or affiliate, with appropriate adjustments as to the number of shares and exercise or purchase prices; (ii) be terminated upon, or immediately prior to the consummation of the merger or change in control; (iii) immediately become vested or exercisable, in full or in part, prior to or upon consummation of the merger or change in control; (iv) be terminated in exchange for an amount of cash or property equal to the amount that would have been attained upon the exercise or other realization of the award or replaced with other rights or property in the discretion of the board of directors; or (v) any combination of the foregoing; provided, however, that if any successor corporation fails to assume or substitute outstanding awards, then such awards will become fully vested and exercisable, as applicable, and any performance vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions will be deemed to have been met. After giving effect to the foregoing, any awards outstanding under the 2010 Plan that are not assumed or substituted will terminate if not exercised, as applicable, during a specified time at, or prior to, the consummation of the merger or change in control.

Adjustments.    In the event of a dividend or other distribution (whether in the form of cash, shares of our common stock or other securities or property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of any of our securities, or other change in our corporate structure affecting the shares of common stock issued under the 2010 Plan, the Board will adjust the number and class of shares that may be delivered under 2010 Plan and/or the number, class and price of shares covered by each outstanding award, in order to prevent diminution or enlargement of benefits or potential benefits intended to be made available under the 2010 Plan.
Dissolution or Liquidation.    In the event of a proposed dissolution or liquidation, the 2010 Plan provides that each outstanding award will terminate if not exercised prior to the dissolution or liquidation event.
Material United States Federal Income Tax Consequences. The following is a general summary under current law of the material U.S. federal income tax consequences related to awards and certain transactions under the Equity Incentive Plan and 2010 Plan (together, the “Equity Incentive Plans”). This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the Equity Incentive Plans, nor does it describe state, local or foreign income tax consequences or federal employment tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options.    No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards.    The current federal income tax consequences of other awards authorized under the Equity Incentive Plans generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as non-qualified options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. we or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.
Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a corporate transaction) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Section 409A of the Code.    Certain types of awards under the Equity Incentive Plans may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Equity Incentive Plans and awards granted under the Equity Incentive Plans are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the administrator of the Equity Incentive Plans, the Equity Incentive Plans and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
2021 Employee Stock Purchase Plan
A total of 1,630,000 shares of common stock will be reserved for issuance under the ESPP. As of June 14, 2021, the closing price on Nasdaq of one share of common stock, was $18.09. Based upon a price per share of $18.09, the maximum aggregate market value of the common stock that could potentially be issued under the ESPP at Closing is $29,486,700.
Summary of the Material Provisions of the ESPP
The following description of certain provisions of the ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the ESPP, a copy of which is included as an exhibit to the registration statement to which this prospectus forms a part. It is our intention that a component of the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.
Share reserve.    An aggregate of 1,630,000 shares of common stock will be reserved and available for sale under the ESPP. The aggregate number of shares reserved for sale under the ESPP will increase automatically on January 1 of each of 2022 through 2031 by a number of shares equal to the lesser of 1% of the total number of outstanding shares of common stock as of the immediately preceding December 31 or a number of shares as may be determined by the Board or the compensation committee. The aggregate number of shares issued over the term of the ESPP, subject to adjustments for stock-splits, recapitalizations or similar events, may not exceed 16,300,000 shares.
Administration.    The compensation committee will administer the ESPP subject to the terms and conditions of the ESPP. Among other things, the compensation committee will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the ESPP, and construe, interpret and apply the terms of the ESPP.

Eligibility.    Employees eligible to participate in any offering pursuant to the ESPP generally include any employee who is employed by us at the beginning of the applicable offering period. However, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of capital stock, or the capital stock of one of our qualifying subsidiaries in the future, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. The compensation committee may impose additional restrictions on eligibility from time to time.
Offering Periods; enrollment.    Under the ESPP, eligible employees will be offered the option to purchase shares of common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months and each offering period will be determined by the compensation committee. New participants may enroll by submitting an enrollment form prior to the start of an offering period. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason, and an employee may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods.
Offerings; payroll deductions.    Under the ESPP, eligible employees will be offered the option to purchase shares of common stock at a discount over a series of offering periods by accumulating funds through payroll deductions of between 1% and 15% of the employee’s compensation. The purchase price for shares of common stock purchased under the ESPP will be 85% of the lesser of the fair marketvalue of common stock on (i) the first business day of the applicable offering period and (ii) the date of purchase. However, no participant may purchase more than 2,500 shares on any one purchase date. The compensation committee, in its discretion, may set a lower maximum amount of shares which may be purchased. In addition, no participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all of our employee stock purchase plans that are also in effect in the same calendar years, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.
Subject to certain limitations, the number of shares of common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the purchase price. In general, if an employee ceases to be a participant in the ESPP, the employee’s option to purchase shares of common stock under the ESPP will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or other contributions will be refunded.
Adjustments upon recapitalization.    If the number of outstanding shares of common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the compensation committee will proportionately adjust the number and class of common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase under the ESPP, as well as the maximum number of shares which may be issued to participants under the ESPP.
Change of control.    If we experience a corporate transaction (as defined in the ESPP), any offering period that commenced prior to the closing of the proposed corporate transaction will be shortened and terminated on a new purchase date. The new purchase date will be on or prior to the closing of the proposed corporate transaction, and the ESPP will then terminate on the closing of the corporate transaction.
Transferability.    No participant may assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account or of any rights with regard to an election to purchase shares pursuant to the ESPP, other than by will or the laws of descent or distribution.
Amendment; termination.    The compensation committee may amend, suspend, or terminate the ESPP at any time without stockholder consent, except as required by law. The ESPP will continue until the earlier to occur of (i) termination of the ESPP by the board of directors, (ii) issuance of all of the shares of common stock reserved for issuance under the ESPP, or (iii) the tenth anniversary of the effective date of the ESPP.

New ESPP Benefits
Since participation in the ESPP is voluntary and benefits under the ESPP depend on contribution elections and the fair market value of the shares of common stock on various future dates, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the ESPP.
Summary of Material U.S. Federal Income Tax Consequences
The material U.S. federal income tax consequences of the ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principals applicable to the ESPP. The following is only a summary of the effect of the United States income tax laws, regulations, rulings and decisions now in effect upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all U.S. federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax or any employment, estate and gift tax considerations, due to the fact that such considerations may vary depending on individual circumstances and from locality to locality.
A participant in the ESPP generally recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of common stock under the terms of the ESPP. Upon a sale or disposition of the shares purchased under the ESPP, a participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them.
If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the purchase date, which we refer to as a “disqualifying disposition,” the participant will generally recognize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price, and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the participant. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less. If the shares are sold or otherwise disposed of in a disqualifying disposition but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant will be able to report a capital loss equal to the difference between the sale price of the shares and the fair market value of the shares on the date of purchase.
If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the purchase date, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income in the year of disposition equal to the lesser of: (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be treated as long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.
Key Employee Incentive Plan

On June 14, 2021, our board of directors adopted the Key Employee Incentive Plan, under which we intend to provide annual incentive cash bonuses to our Named Executive Officers (the “Incentive Plan”). Under the Incentive Plan, annual bonuses for the Named Executive Officers are determined based on the achievement of corporate and individual performance objectives. Company targets are generally established by our board of directors in its discretion during the first quarter of the calendar year. Annual bonuses will generally be paid after the end of the calendar year in which our targets are measured.
Form S-8
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock issuable under the Equity Incentive Plan, the 2010 Plan and the ESPP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following includes a summary of transactions since January 1, 2020 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Certain Relationships and Related Person Transactions — Legacy Proterra
PIPE Financing
In January 2021, certain existing stockholders of Legacy Proterra entered into Subscription Agreements with ArcLight to subscribe for shares of our common stock at a purchase price of $10.00 per share as a part of the PIPE Financing.

Name of Stockholder	Shares of Common Stock	Total Purchase Price ($)
Certain funds and accounts advised by Franklin Advisers, Inc.(1)	4,500,000	45,000,000
Daimler Trucks & Buses US Holding Inc.(2)	2,000,000	20,000,000
Entities affiliated with G2VP I LLC(3)	1,000,000	10,000,000
__________________
(1)Consists of shares subscribed for by Franklin Custodian Funds — Franklin Growth Fund, Franklin Strategic Series — Franklin Natural Resources Fund, Franklin Templeton Investment Funds — Franklin Natural Resources Fund, Franklin Strategic Series — Franklin Small Cap Growth Fund, Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund, Franklin Strategic Series — Franklin Growth Opportunities Fund, Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, and Franklin Templeton Investment Funds — Franklin Technology Fund, and which collectively held more than 5% of our outstanding common stock.
(2)Mr. Goetz, a prior member of our Board and a prior member of Legacy Proterra’s board of directors, is the CFO and member of the board of directors of Daimler Truck AG, the parent company of DTBUS.
(3)Mr. Porter, a member of our Board and a prior member of Legacy Proterra’s board of directors, is a partner at G2VP, LLC. Mr. Popple, a prior member of our Board and a prior member of Legacy Proterra’s board of directors, had been a partner at G2VP, LLC from March 5, 2021 to December 14, 2021.
Investors’ Rights Agreement
Legacy Proterra was party to the Ninth Amended and Restated Investors’ Rights Agreement, dated January 11, 2021 (the “IRA”) with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% of Legacy Proterra’s capital stock. Pursuant to the IRA, these stockholders were entitled to certain information rights, rights to participate in certain additional issuances of Legacy Proterra’s capital stock and rights with respect to the registration of their shares. Further, the parties to the IRA agreed to be subject to a post-closing lock-up with respect to their common shares for a period of 180 days, subject to customary terms; provided that any waiver, termination, shortening or other modification to similar restrictions applicable to such shares would apply pro rata. The lock-up release provisions set forth in the Early Release Amendment applied to the parties to the IRA. All of the terms of the IRA, except for the market standoff provisions, terminated in connection with the closing of the Business Combination. The market standoff provisions of the IRA expired on December 12, 2021.
Voting Agreement
Legacy Proterra was party to the Ninth Amended and Restated Voting Agreement, dated August 2, 2019, as amended on January 11, 2021, with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Legacy Proterra’s outstanding capital stock, pursuant to which such parties had agreed to vote their shares of Legacy Proterra capital stock on certain matters, including with respect to the election of directors, and had agreed to certain drag-along provisions. This agreement terminated in connection with the closing of the Business Combination.
Right of First Refusal and Co-Sale Agreement
Legacy Proterra was party to the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 2, 2019, as amended on January 11, 2021, with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Legacy Proterra’s outstanding capital stock, pursuant to which such parties had rights of first refusal and co-sale with respect to certain proposed stock transfers. This agreement terminated in connection with the closing of the Business Combination.
Indemnification Agreements
Legacy Proterra entered into indemnification agreements, and we entered into new indemnification agreements, with each of our respective directors and executive officers. The indemnification agreements and our Restated Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware General Corporation Law. Subject to very limited exceptions, our Restated Bylaws also require us to advance expenses incurred by our directors and officers. For additional information regarding these agreements, see the section titled “Description of Securities — Limitations on Liability and Indemnification of Directors and Officers.”
Certain Relationships and Related Person Transactions — ArcLight
Founder Shares
On August 3, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of ArcLight in exchange for issuance of 8,625,000 Class B ordinary shares of ArcLight, of which 6,937,072 were converted into our common stock in the Business Combination. On September 3, 2020, the Sponsor transferred 35,000 of the ArcLight Class B ordinary shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, ArcLight’s then-serving independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to ArcLight for cancellation and for nil consideration 1,437,500 Class B ordinary shares of ArcLight. All shares and associated amounts have been retroactively restated to reflect the share surrender. The founder shares currently represent less than 5% of our issued and outstanding shares. In connection with the ArcLight initial public offering, the underwriters partially exercised their over-allotment option on September 29, 2020, and the remaining portion of the over-allotment option expired at the conclusion of the 45-day option period.
Related Party Loans
On August 3, 2020, the Sponsor agreed to loan to ArcLight up to $300,000 to be used for the payment of costs related to its initial public offering pursuant to a promissory note (the “Sponsor Note”). The Sponsor Note was non-interest bearing, unsecured and due upon the closing of the ArcLight’s initial public offering. The Sponsor Note was repaid in full on October 1, 2020.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, members of ArcLight’s founding team or any of their affiliates could, but were not obligated to, loan ArcLight funds as may be required (“Working Capital Loans”). Upon completion of a business combination, ArcLight would repay the Working Capital Loans out of the proceeds of the trust account released to ArcLight. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination did not close, ArcLight could use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account could be used to repay the Working Capital Loans. The Working Capital Loans could either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans could be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants described in more detail below. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

On April 29, 2021, ArcLight issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which ArcLight could borrow up to an aggregate principal amount of $1,000,000 to fulfill ArcLight’s outstanding financial obligations. The Promissory Note was non-interest bearing and payable on the earlier to occur of (i) September 22, 2022 or (ii) the completion of the Business Combination. The outstanding balance under the Promissory Note as of May 6, 2021, immediately prior to the Closing, was $120,000, and the Promissory Note was fully repaid and terminated at the Closing.
Administrative Services Agreement
ArcLight previously entered into an agreement that provided that, commencing on the date that ArcLight’s securities were first listed on the Nasdaq Stock Market through the earlier of consummation of the initial business combination and the liquidation, ArcLight may pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to ArcLight. The agreement terminated upon the completion of the Business Combination.
In addition, the Sponsor, officers and directors, or their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on ArcLight’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ArcLight’s audit committee reviewed on a quarterly basis all payments that are were made by ArcLight to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination were made using funds held outside the trust account.
Private Placement Warrants
Simultaneously with the closing of the ArcLight initial public offering, the Sponsor purchased an aggregate of 7,550,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement, generating gross proceeds of $7,550,000.
The private placement warrants (including the shares that were issuable upon exercise of such warrants) were not transferable or salable until 30 days after the completion of the Business Combination.
Following the Business Combination, each whole private placement warrant became exercisable for one whole common share at a price of $11.50 per share. The proceeds from the sale of private placement warrants were added to the proceeds from the initial public offering held in the trust account. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
On September 27, 2021, we issued a notice of redemption in respect of all of our outstanding public warrants and private placement warrants with a redemption date of October 27, 2021, which was later extended to October 29, 2021. Warrants were permitted to be exercised through the redemption date on a cash basis at an exercise price of $11.50 per share of our common stock, or on a cash-less basis for 0.255 shares of common stock per warrant. In connection with the redemption, the Sponsor exercised all of its private placement warrants on a cashless basis and we issued the Sponsor 1,925,250 shares of our common stock. The redemption was completed in October 29, 2021. Any warrants not exercised by October 29, 2021 were redeemed for a price of $0.10 per warrant, and subsequently cancelled.
ArcLight Amended and Restated Registration Rights Agreement
ArcLight previously entered into a registration and shareholder rights agreement pursuant to which its initial shareholders and their permitted transferees, if any, were entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the ArcLight Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. At the closing of the Business Combination, the Company, the Sponsor and certain other holders of common stock entered into the Amended and Restated Registration Rights Agreement, which superseded the registration and shareholder rights agreement, and pursuant to which, among other things, the Sponsor and such holders were granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of common stock.
In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:
•Demand registration rights.    At any time after June 14, 2021, the Company will be required, upon the written request of (i) the Sponsor and certain other holders who previously held Class B ordinary shares of ArcLight (the “Sponsor Holders”) and (ii) the other parties thereto who hold common stock (the “New Holders”), to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities. The Company is not obligated to effect any demand registration during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated registration.
•Shelf registration rights.    Within sixty (60) calendar days after June 14, 2021, the Company was required to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than one hundred and twenty (120) days after June 14, 2021; provided, that the such deadline shall be extended to one hundred and eighty (180) days after June 14, 2021 if the registration statement was reviewed by, and received comments from, the SEC. At any time the Company has an effective shelf registration statement with respect to Sponsor Holders’ or New Holders’ registrable securities, a holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that such holder (a) reasonably expects the aggregate gross proceeds in excess of $35,000,000 from such underwritten shelf takedown or (b) reasonably expects to sell all of the registrable securities held by such holder in such underwritten shelf takedown but in no event less than $10,000,000 in aggregate gross proceeds (the “Shelf Threshold”).
•Piggyback registration rights.   At any time after June 14, 2021, if the Company proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Sponsor Holders, the New Holders, and certain other holders of piggyback registration rights are entitled to include their registrable securities in such registration statement.
•Expenses and indemnification.    All fees, costs and expenses of underwritten registrations will be borne by the Company and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Amended and Restated Registration Rights Agreement contains customary cross-indemnification provisions, under which the Company is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to the Company, and holders of registrable securities are obligated to indemnify the Company for material misstatements or omissions attributable to them.
•Registrable securities.    Securities of the Company shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 or, with respect to a holder, when all such securities held by such holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 or such securities shall have ceased to be outstanding.
PIPE Financing
In connection with the consummation of the Business Combination, certain PIPE investors purchased 41,500,000 shares of our common stock at a purchase price of $10.00 per share, for aggregate gross proceeds of

$415,000,000, in a private placement. The funds from such private placement were used as part of the consideration to our equityholders in connection with the Business Combination, and any excess funds from such private placement were used for our working capital. As part of the 41,500,000 shares of our common stock issued pursuant to the subscription agreements, certain affiliates of ArcLight agreed to subscribe for and purchased 600,000 shares of our common stock on the same terms and conditions of the other PIPE investors at a price of $10.00 per share, for aggregate gross proceeds of $6,000,000.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, Sponsor, and other holders of Class B ordinary shares of ArcLight, entered into the Sponsor Support Agreement with ArcLight and the Company, pursuant to which the initial shareholders of ArcLight agreed to, among other things, (i) vote at any meeting of the shareholders of ArcLight all of their ordinary shares of record or thereafter acquired in favor of the proposals being presented at the extraordinary general meeting of ArcLight, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
Sponsor Letter Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement with ArcLight and the Company, pursuant to which the parties thereto agreed, among other things, (i) to certain vesting and forfeiture terms with respect to 10% of the common stock beneficially owned by the Sponsor immediately following the closing of the business combination, (ii) to cause ArcLight’s designee to the Company’s Board to resign in the event the Sponsor sells, disposes of, transfers or assigns (other than to an affiliate) 50% or more of the ordinary shares held beneficially by the Sponsor as of the closing of the Business Combination, and (iii) to subject the Sponsor to a 180-day post-closing lock-up with respect to its shares of common stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. The Sponsor Letter Agreement was subsequently amended to provide that the 180-day post-closing lock-up period will terminate early with respect to (A) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition (as defined below) is satisfied during the period starting on the day after June 14, 2021 and ending on the 119th day after June 14, 2021; provided, that such early termination will occur no earlier than the later of sixty (60) days after the closing of the Business Combination and thirty (30) days after the registration statement registering shares of common stock issued in the PIPE Financing was declared effective under the Securities Act; and (B) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition is satisfied during the period starting 120 days after the Closing. The “Release Condition” occurs if over any 20 trading days within any 30 trading day period, the VWAP of the common stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of the common stock that is greater than or equal to $20.00 per share.
Policies and procedures for Related Person Transactions
Our Board has adopted a written Related Party Transactions policy that conforms with the requirements for issuers having securities listed on the Nasdaq stock exchange. A “Related Party Transaction” is defined under the policy as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) Proterra is or will be a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year and (iii) any Related Party has or will have a direct or indirect material interest. A “Related Party” means any:
•person who is, or at any time since the beginning of Proterra’s last fiscal year, was, a director or executive officer (as defined by the SEC rules and regulations) of Proterra or a nominee to become a director of Proterra;
•security holder known by Proterra to be the beneficial owner of more than 5% of any class of Proterra’s voting securities; and

•“immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person.
Under the policy, our audit committee will serve as the approval authority for Related Party Transactions, provided that, if the related party is, or is associated with, a member of the audit committee, our nominating and ESG committee will serve as the approval authority for such transaction. Our legal department will compile and maintain a master list of Related Parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that we intend to undertake with a Related Party will be submitted to the compliance officer for determination of what approvals are required under the Related Party transactions policy, and the compliance officer will refer to the approval authority any Related Party Transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. The approval authority, in approving or rejecting any proposed Related Party Transaction, will consider the relevant and available facts and circumstances with respect to the transaction. If the compliance officer becomes aware of a transaction with a Related Party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 1, 2022 by:
•each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•each of the Company’s Named Executive Officers and directors; and
•all of the Company’s executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 222,703,318 shares of common stock outstanding as of April 1, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 1, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is c/o Proterra Inc, 1815 Rollins Road, Burlingame, CA 94010. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise in the footnotes below, subject to community property laws where applicable.

Beneficial Ownership Table

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Gareth T. Joyce (1)	306,237	*
Amy E. Ard (2)	1,017,025	*
Joshua Ensign (3)	1,415,548	*
A.J. Cederoth	—	*
Christopher L. Bailey (4)	30,274	*
Karina F. Padilla	—	*
JoAnn C. Covington (5)	683,322	*
John J. Allen (6)	3,065,458	1.40%
Mary L. Krakauer (7)	1,972	*
Roger M. Nielsen	—	*
Brook F. Porter (8)	3,806,595	1.70%
Joan Robinson-Berry (9)	14,927	*
Jeannine P. Sargent (10)	228,859	*
Constance E. Skidmore (11)	207,592	*
Michael D. Smith (12)	224,404	*
Directors and Executive Officers as a group (12 individuals)(13)	8,569,640	3.80%
5% Stockholders:
Tao Pro LLC (14)	11,517,917	5.20%
KPCB Holdings, Inc., as nominee (15)	15,563,577	7.00%
Franklin Resources, Inc (16)	24,333,975	10.90%
__________________
*Less than one percent
(1)Represents (i) 41,901 shares of common stock, and (ii) 264,336 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.
(2)Represents 196,982 shares of common stock and (ii) 820,043 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.
(3)Represents 71,797 shares of common stock and (ii) 1,343,751 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.
(4)Represents (i) 7,962 shares issuable upon settlement of RSU awards that vest within 60 days of April 1, 2022, and (ii) 22,312 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.
(5)Represents 683,322 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.
(6)Represents (i) 24,533 shares of common stock and (ii) 3,040,925 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.
(7)Represents 1,972 shares of common stock.
(8)Represents (i) 17,428 shares of common stock, (ii) 3,571,012 shares held by G2VP I, LLC, for itself and as nominee for G2VP Founders Fund I, LLC (“G2VP”) and (iii) 218,155 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022. Mr. Porter, together with Ben Kortlang, David Mount and Daniel Oros, is a managing member of G2VP I Associates, LLC, which is the managing member of G2VP, and may be deemed to share voting and dispositive control over the shares held by G2VP. G2VP I Associates, LLC and each of its managing members disclaim beneficial ownership of these shares held by G2VP except to the extent of any pecuniary interest therein.
(9)Represents (i) 4,489 shares of common stock, (ii) 449 shares issuable upon settlement of RSU awards that vest within 60 days of April 1, 2022, and (iii) 9,989 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.
(10)Represents (i) 14,887 shares of common stock and (ii) 213,972 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.
(11)Represents (i) 14,534 shares of common stock and (ii) 193,058 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.
(12)Represents (i) 6,249 shares of common stock and (ii) 218,155 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2022.

(13)Consists of (i) 3,697,005 shares of common stock, (ii) 8,411 shares issuable upon settlement of restricted stock units that vest within 60 days of April 1, 2022, and (iii) 4,864,224 shares of common stock subject to options that are exercisable within 60 days of April 1, 2022.
(14)As reported in the Schedule 13G filed with the SEC on February 17, 2022, Tao Pro LLC is the record holder of the securities reported herein for Tao Pro LLC. Isaac E. Pritzker, Lori D. Mills and James Schwaba are the managers of Tao Pro LLC and hold shared voting power of securities held by Tao Pro LLC. The address for each holder is 1 Letterman Drive, Suite C4-420, San Francisco, CA 94129.
(15)As reported in the Schedule 13G filed by KPCB Green Growth Fund, LLC (“KPCB”), a Delaware limited liability company and KPCB GGF Associates, LLC ("Associates"), a Delaware limited liability company on February 10, 2022.  The shares are directly held by KPCB. Associates, the managing member of KPCB, may be deemed to have sole power to vote and dispose of these shares. The address for each entity is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.
(16)As reported in the Schedule 13G filed with the SEC on January 10, 2022, Franklin Resources, Inc. (“FRI”) is the record holder of the securities reported herein for FRI. The securities are beneficially owned by one or more open or closed end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of FRI. Accordingly, each Investment Management Subsidiary has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise noted in this footnote. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders  of FRI.  FRI and the Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of such securities. The address for FRI is One Franklin Parkway, San Mateo, CA 94403-1906.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the certificate of incorporation (for purposes of this section, the “Certificate of Incorporation”), the amended and restated bylaws (for purposes of this section, the “Bylaws”) and the registration rights agreement (the “Registration Rights Agreement”), which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation, the Bylaws and the Registration Rights Agreement in their entirety for a complete description of the rights and preferences of our securities.
Authorized Capitalization
General
The total amount of our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
The following summary describes the material provisions of our capital stock. We urge you to read the Certificate of Incorporation and the Bylaws (copies of which are exhibits to the registration statement of which this prospectus is a part).
Common Stock
Voting rights.    Each outstanding share of our common stock entitles the holder thereof to one vote on each matter properly submitted to stockholders for their vote. Except as otherwise required by law, holders of our common stock will not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation.
Dividend rights.    Subject to preferences that may apply to any shares of our preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine.
Rights upon liquidation.    Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of common stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Other rights.    No holder of shares of common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock that we may issue in the future.
Preferred Stock
We may issue preferred stock from time to time in one or more series. The Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide, out of unissued shares of preferred stock that have not been designated as to series, with respect to each series, to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to thereafter increase (but not above the total number of authorized shares of the preferred stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The issuance of preferred stock could have the effect of decreasing the trading price of common stock, restricting dividends on our capital stock, diluting the voting power of the common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control.
Election of Directors and Vacancies
Subject to the rights of any series of preferred stock then outstanding to elect additional directors under specified circumstances, the directors on our Board currently consists of nine (9) directors, and are divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. The initial term of office of the Class I directors will expire at our first annual meeting of stockholders, the initial term of office of the Class II directors shall expire at our second annual meeting of stockholders following the initial classification of our Board and the initial term of office of the Class III directors shall expire at our third annual meeting of stockholders following the initial classification of our Board. At each annual meeting of stockholders following the initial classification of our Board, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of our stockholders after their election.
Under the Bylaws, except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Subject to the rights of holders of any series of preferred stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth below.
Subject to the rights of any series of preferred stock then outstanding, any vacancy occurring in our Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office for the class in which the vacancy was created or occurred or, in the case of newly created directorships, the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal.
If and for so long as the holders of any series of preferred stock have the special right to elect additional directors, the then otherwise total authorized number of our directors shall automatically be increased by such specified number of directors, and the holders of such preferred stock will be entitled to elect the additional directors so provided for or fixed pursuant to the terms of the series of preferred stock. Each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, or removal.
Quorum
Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, we may transact any business that might have been transacted at the original meeting. If a quorum is present at the original meeting, it shall also be deemed present at the adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by a majority of the Board, and our stockholders may not take action by written consent in lieu of a meeting. Notice of all meetings of stockholders shall be given in writing stating the date, time and place, if any, of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining stockholders entitled to notice of the meeting. Such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice. The Bylaws also provide that any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of our Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Proterra Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
The Bylaws provide advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice, including disclosure of the proposing stockholders’ agreements, arrangements and understandings made in connection with such a proposal or nomination. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at as annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
We may amend or repeal any provision contained in the Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, subject to the rights of any outstanding series of preferred stock, but in addition to any vote of the holders of any class or series of our stock required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Certificate of Incorporation. If two-thirds of our Board has approved such amendment or repeal, in which case only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of our stock required by law or by the Certificate of Incorporation), will be required for such amendment or repeal.
Our Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by our Board shall require the approval by a majority of the directors on our Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws. Notwithstanding any other provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of our stock required by applicable law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws. In the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by our Board and submitted to the stockholders for adoption thereby, if at least two-thirds of our Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Certificate of Incorporation, we have not opted out of Section 203 of the DGCL and therefore we are subject to Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
Section 145 of the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, the Certificate of Incorporation contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following (i) any breach of a director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or (iv) any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Bylaws provide that: (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) we may indemnify our other employees and agents as set forth in the DGCL; (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the Bylaws are not exclusive.
We have entered into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving one of our directors or executive officers for which indemnification is sought. The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. We currently carry liability insurance for our directors and officers. Certain of our directors are also indemnified by their employers with regard to service on our Board.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of ours to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or (v) any action governed by the internal affairs doctrine.
In addition, the Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act or the Exchange Act.
Transfer Agent
The transfer agent for our common stock is Computershare Trust Company, N.A. and Computershare Inc. (together, “Computershare”). We may designate a new or additional transfer agent for such shares, and we will provide you with notice of such action and of any change in the office through which any such agent will act.

Listing of Common Stock
Our common stock is listed on Nasdaq under the trading symbols “PTRA.”

SELLING SECURITYHOLDERS
The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consists of:
•up to 16,334,868 PIPE Shares;
•up to 1,904,692 Sponsor Shares;
•up to 56,766,043 Legacy Proterra Holder Shares, comprising shares of common stock issued at the Closing of the Merger as well as shares of common stock issued following the Closing of the Merger upon the exercise of Legacy Proterra warrants;
•up to 26,316,200 Note Shares issuable upon the exercise of Convertible Notes;
•up to 892 shares of common stock issuable upon the exercise of Legacy Proterra warrants;
•up to 11,171,287 shares of common stock issued or issuable upon the exercise of equity awards; and
•up to 12,895,129 Earnout Shares, comprising both Initial Earnout Shares and Remaining Earnout Shares.
The term “selling securityholders” includes the securityholders listed in the tables below and their permitted transferees.
The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on December 31, 2022. The actual number of shares issued upon conversion will depend on the actual date of conversion.
The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our common stock and warrants of each selling securityholder, the number of shares of common stock and number of warrants that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering.
Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering (1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering (2)
ArcLight CTC Holdings, L.P (3)	1,904,692	1,904,692	—	—
Astor Warwick Holdings, L.P. (4)	100,000	100,000	—	—
Broadscale PT Investors LP (5)	4,679,852	1,000,000	3,679,852	*
Brook F. Porter (6)	3,963,623	2,784,573	1,179,050	*
Constance E. Skidmore	221,404	209,444	11,960	*
Constellation NewEnergy, Inc. (7)	4,016,193	4,016,193	—	—
Daimler Trucks & Buses US Holding LLC (8)	10,406,047	10,406,047	—	—
Entities affiliated with Cowen Sustainable Advisors (9)	39,200,322	32,823,376	—	—
Entities associated with Chamath Palihapitiya (10)	4,000,000	4,000,000	—	—
Entities within the D. E. Shaw group (11)	1,000,000	1,000,000	—	—
Entities affiliated with Franklin Templeton (12)	27,051,912	19,683,859	7,368,053	*
Entities affiliated with HIW Private Equity Investment Management Limited (13)	2,662,408	630,232	2,032,176	*
Entities affiliated with Tao Capital Partners LLC (14)	13,512,703	13,512,703	—	—
G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC (15)	2,551,719	2,551,719	—	—
Gareth T. Joyce	306,237	306,237	—	—
Generation IM Climate Solutions Fund II, L.P. and affiliated (16)	6,377,507	6,377,507	—	—
Glazer Capital LLC (17)	300,000	300,000	—	—
J. Goldman Master Fund, L.P. (18)	300,000	300,000	—	—
Jeannine P. Sargent	239,815	227,847	11,968	*
Joan Robinson-Berry	15,769	10,850	4,919	*
JoAnn C. Covington	748,460	748,450	10	*
John J. Allen	3,178,232	3,175,076	3,156	*
KPCB Holdings, Inc., as nominee (19)	18,014,239	18,014,239	—	—
Michael D. Smith	242,259	224,042	9,405	*
Schneider Electric Foundries LLC (20)	400,000	400,000	—	—
Skandia Fonder AB (21)	207,025	207,025	—	—
Topia Ventures, LLC (22)	475,000	475,000	—	—

* Less than 1%
__________________
(1)This table includes PIPE Shares, Sponsor Shares, Legacy Proterra Holder Shares, Earnout Shares (includes both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and shares which the holder has a contingent right to receive), Note Shares (includes both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and shares which the holder has a contingent right to receive), shares of common stock issuable upon exercise of certain equity awards (including both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and additional shares underlying options to purchase common stock which may be exercisable within one year following the Closing), and shares of common stock issuable upon exercise of the Legacy Proterra Warrants (collectively, the “Resale Securities”). We do not know when or in what amounts the selling securityholders will offer the Resale Securities for sale, if at all.
(2)The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 257,114,976 shares of common stock outstanding, assuming the issuance of all Remaining Earnout Shares, the conversion of the Convertible Notes into 26,316,200 shares, the exercise of all currently outstanding Legacy Proterra warrants, and the sale of all Resale Securities by the selling securityholders.
(3)For the purposes of the first table, consists of 1,904,692 Sponsor Shares held directly by the Sponsor. The business address of Sponsor is 200 Clarendon Street, 55th Floor, Boston, MA, 02116.
(4)Shares hereby offered consist of 100,000 PIPE Shares held by Astor Warwick Holdings, L.P. Donna D. Scali, CPA, is the managing member of MRP Management LLC, General Partner Of Astor Warwick Holdings, L.P. The address of Astor Warwick Holdings, L.P. is 190 Liberty Road, Suite One, Crystal Lake, Il 60014.
(5)Shares offered hereby consist of 1,000,000 PIPE Shares. Broadscale PT General Partner LLC is General Partner of Broadscale PT Investors LP. Andrew L. Shapiro of 430 Park Avenue, Suite 1501, New York, NY 10022 is the Managing Member of Broadscale PT General Partner LLC.
(6)Shares hereby offered consist of 218,155 shares of common stock subject to options held by Mr. Porter that are exercisable within one year of the Closing and 14,699 Earnout Shares, and shares described in footnote (15) below. Mr. Porter, together with Ben Kortlang, David Mount and Daniel Oros, is a managing member of G2VP I Associates, LLC, which is the managing member of G2VP, and may be deemed to share voting and dispositive control over the shares held by G2VP. G2VP I Associates, LLC and each of its managing members disclaim beneficial ownership of shares held by G2VP except to the extent of any pecuniary interest therein as described in footnote (15) below.
(7)Shares offered hereby consist of 500,000 PIPE Shares, 3,098,794 Legacy Proterra Holder Shares, and 417,399 Earnout Shares held by Constellation NewEnergy, Inc. The address of Constellation NewEnergy, Inc. is Attn: Constellation Technology Ventures, 1310 Point St., 8th Floor, Baltimore, MD 21231.
(8)Shares offered hereby consist of 2,000,000 PIPE Shares, 7,618,260 Legacy Proterra Holder Shares, and 787,787 Earnout Shares held by Daimler Trucks & Buses US Holding LLC. Daimler Truck Holding AG, a public entity is the ultimate beneficial owner of the shares, as the 100% stockholder of Daimler Truck AG. Daimler Truck AG is the 100% stockholder of Daimler Trucks & Buses US Holding LLC. In September 2018, Proterra entered into a strategic collaboration and confidentiality agreement with Daimler North America Corporation (“DNAC”), an indirect subsidiary of Daimler AG pursuant to which Proterra agreed to collaborate with DNAC to explore the electrification of selected Daimler commercial vehicles. In October 2018 the agreement was assigned by DNAC to DTBUS. Proterra did not receive any payments from Daimler for the year ended December 31, 2018. Proterra records payments received from Daimler affiliated entities at the parent company level. Proterra received payments in 2019 and 2020 for goods and services including engineering services, prototypes, charging stations, and other tools and parts sold to Daimler AG affiliated companies. The address of Daimler Trucks & Buses US Holding LLC is 4555 N. Channel Ave, Portland, Oregon 97217.
(9)Shares hereby offered consist of (a) 1,710,951 shares issued upon exercise of Proterra Warrants, 12,872,296 Note Shares, and 1,844,402 Earnout Shares held by CSI I Prodigy Holdco LP; (b) 570,317 shares issued upon exercise of Proterra Warrants, 4,290,765 Note Shares, and 614,800 Earnout Shares held by CSI Prodigy Co-Investment LP; and (c) 1,140,634 shares issued upon exercise of Proterra Warrants, 8,553,167 Note Shares, and 1,226,044 Earnout Shares held by CSI PRTA Co-Investment LP (collectively, the “CSI Holders”). The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on December 31, 2022. Cowen Sustainable Advisors LLC, the investment adviser of each of the CSI Holders, has sole voting and investment power with respect to the securities held by the CSI Holders.
(10)Shares hereby offered consist of 4,000,000 shares, of which (i) 2,500 PIPE Shares are held by Ravikant Tanuka, as an individual; (ii) 25,000 PIPE Shares are held by the Ko Family Trust; (iii) 2,500 PIPE Shares are held by The Tolia-Zaveri Living Trust dated Dec 2017; (iv) 50,000 PIPE Shares are held by The Steve Trieu Living Trust; and (iv) 3,920,000 PIPE Shares are held by The CP Remainder Interest Trust dated 5/19/2021 created under the Chamath Palihapitiya 2009 Annuity Trust dated 12/24/09. Within the Ko Family Trust Raymond Ko and Stephanie Ko have voting power which includes the power to vote, or to direct the voting of, such offered shares and/or investment power which includes the power to dispose of, or to direct the disposition of, such offered shares. Within The Tolia-Zaveri Living Trust dated Dec 2017 Jay Zavieri and Avani Tolia have voting power which includes the power to vote, or to direct the voting of, such offered shares and/or investment power which includes the power to dispose of, or to direct the disposition of, such offered shares.
(11)Shares hereby offered consist of 750,000 PIPE Shares held by D. E. Shaw Valence Portfolios, L.L.C., and 250,000 PIPE Shares held by D. E. Shaw Oculus Portfolios, L.L.C. (each a “D. E. Shaw Entity” and collectively, the “D. E. Shaw Entities”). Each D. E. Shaw Entity has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the PIPE Shares directly owned by such entity. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the PIPE Shares owned by the D. E. Shaw Entities (such PIPE Shares collectively, the “Subject Shares”). D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.

(12)Shares hereby offered consist of (i) 400,111 PIPE Shares, 3,595,580 Proterra Holder Shares, and 484,316 Earnout Shares held by Franklin Strategic Series — Franklin Growth Opportunities Fund, or Franklin Growth Opportunities, (ii) 336,400 PIPE Shares, 3,243,567 Proterra Holder Shares, and 436,900 Earnout Shares held by Franklin Strategic Series — Franklin Small Cap Growth Fund, or Franklin Small Cap Growth, (iii) 463,400 PIPE Shares, 1,264,595 Proterra Holder Shares, and 170,337 Earnout Shares held by Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund, or Franklin Small-Mid Cap Growth, (iv) 725,200 PIPE Shares, 2,016,702 Proterra Holder Shares, and 271,645 Earnout Shares held by Franklin Templeton Investment Funds — Franklin Technology Fund, or Franklin Technology, (v) 663,200 PIPE Shares, 3,329,176 Proterra Holder Shares, and 448,430 Earnout Shares held by Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, or Franklin U.S. Opportunities, (vi) 35,200 PIPE Shares held by Franklin Templeton Investment Funds Franklin Natural Resources Fund, or Investment Franklin Natural Resources, (vii) 1,780,600 PIPE Shares held by Franklin Custodian Funds Franklin Growth Fund, or Franklin Custodian Growth, and (viii) 18,500 PIPE Shares held by Franklin Strategic Series Franklin Natural Resources Fund, or Strategic Franklin Natural Resources, and, together with Franklin Growth Opportunities, Franklin Small Cap Growth, Franklin Small- Mid Cap Growth, Franklin Technology, Franklin U.S. Opportunities, Investment Franklin Natural Resources and Franklin Custodian Growth, the Franklin Funds. Franklin Advisers, Inc., or FAV, is the investment manager of the Franklin Funds. FAV is an indirect wholly owned subsidiary of a publicly traded company, Franklin Resources, or FRI, and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Funds is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403.
(13)Shares hereby offered consist of 630,232 PIPE Shares held by HIW China Opportunity Fund SPC.
(14)Shares hereby offered consist off (a) 514,519 Proterra Holder Shares and 69,304 Earnout Shares held by Tao NILOC LLC, or Tao NILOC, and (b) 11,200,311 Proterra Holder Shares and 1,508,650 Earnout Shares held by Tao Pro LLC, or Tao Pro, (c) 64,604 and 8,702 Earnout Shares held by Tao Big LLC, or Tao Big, (d) 19,381 Proterra Holder Shares and 2,611 Earnout Shares held by 40 FOXES LLC, or 40 FOXES, (e) 32,303 Proterra Holder Shares and 4,351 Earnout Shares held by BROOKS JL LLC, or BROOKS JL and (f) 77,525 Proterra Holder Shares and 10,442 Earnout Shares held by PBCJL LLC, or PBCJL and together with Tao NILOC, Tao Pro, Tao Big, 40 FOXES and BROOKS JL, or Tao. Each of Christopher Olin, Lori D. Mills and James Schwaba, the managers of Tao NILOC, has sole voting and dispositive power over the shares held by Tao NILOC, and each of Isaac E. Pritzker, Lori D. Mills and James Schwaba, the managers of Tao Pro, has sole voting and dispositive power over the shares held by Tao Pro. The address of Tao is c/o Tao Capital Partners LLC, 1 Letterman Drive, Suite C4-420, San Francisco, California 94129.
(15)Shares hereby offered consist of 1,000,000 PIPE Shares, 1,367,518 Proterra Holder Shares, and 184,201 Earnout Shares held directly by G2VP I, LLC (“G2VP”), for itself. Brook Porter, together with Ben Kortlang, David Mount and Daniel Oros, is a managing member of G2VP and may be deemed to share voting and dispositive control over the shares held by G2VP. Mr. Porter (G2VP Managing Member) is a Director of the Company. G2VP I Associates, LLC and each of its managing members disclaim beneficial ownership of these shares held by G2VP except to the extent of any pecuniary interest therein.
(16)Shares hereby offered consist of 5,025,393 shares of Proterra Holder Shares, 599,972 Note Shares, and 752,142 Earnout Shares. Shares are held by Generation IM Climate Solutions Fund II, L.P., or “Generation Fund II.” The general partner of Generation Fund II is Generation IM Climate Solutions II GP Ltd, which is a wholly owned subsidiary of Generation Investment Management LLP, or Generation Management. Generation Management serves as the investment manager of Generation Fund II. Generation Management, upon approval by its investment committee, makes investment decisions on behalf of Generation Fund II. Lila Preston is the portfolio manager and together with her team make investment proposals on behalf of Generation Fund II. The address for Generation Fund II is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(17)Shares hereby offered consist of 300,000 PIPE Shares, held by Glazer Enhanced Fund, LP; Glazer Enhanced Offshore Fund, Ltd.; and Highmark Limited, In Respect of Its Segregated Account, Highmark Multi-Strategy 2. Voting and investment power over the shares held by such entities resides with their investment manager, Glazer Capital, LLC (“Glazer Capital”). Mr. Paul J. Glazer ("Mr. Glazer"), serves as the Managing Member of Glazer Capital and may be deemed to be the beneficial owner of the shares held by such entities. Mr. Glazer, however, disclaims any beneficial ownership of the shares held by such entities. The address of Glazer Capital is 250 W 55th Street, Suite 30A, New York, NY 10019.
(18)Shares hereby offered consist of 300,000 PIPE Shares. J. Goldman Master Fund, L.P. (the “Master Fund”, which is managed by J. Goldman & Co., L.P. of which J. Goldman Capital Management Inc. is the general partner beneficially owns 300,000 shares of common stock of the Company. Jay G. Goldman is the sole director of J. Goldman Capital Management, Inc. Together, J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman have shared voting and dispositive power over the securities of the Company reported herein that are held by the Master Fund. J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman may be deemed to beneficially own all of the shares of common stock held by the Master Fund. The address of the Master Fund is c/o ATU General Trust Services (BVI) Ltd., 3076 Sir Francis Drake's Highway, P.O. Box 3463, Roadtown, Tortola, BVI, VG1110.
(19)Consists of (a) 15,134,410 shares held by KPCB Green Growth Fund, LLC (“KPCB GGF”), (b) 741,400 shares held by individuals and entities associated with Kleiner Perkins Caufield & Byers (“KPCB”), and (c) 2,138,429 Earnout Shares. All shares are held for convenience in the name of KPCB Holdings, Inc., as nominee for the accounts of such individuals and entities. The managing member of KPCB GGF is KPCB GGF Associates, LLC (“GGF Associates”). Brook Byers, L. John Doerr, Raymond Lane, Ben Kortlang and Theodore Schlein, the managing members of GGF Associates, exercise shared voting and dispositive control over such shares. The managing members disclaim beneficial ownership of all shares held by GGF Fund except to the extent of their pecuniary interest therein. The principal business address of KPCB is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.
(20)Shares hereby offered consist of 400,000 PIPE Shares.
(21)Shares hereby offered consist of 207,025 PIPE Shares. These securities are held by an account for which Lazard Asset Management LLC, a Delaware limited liability company (“LAM”), serves as a discretionary asset manager. LAM holds voting and investment power over the shares. LAM is indirectly controlled by Lazard Ltd, a Bermuda corporation, which has a board of eleven directors. Each of the foregoing, except for LAM, disclaims beneficial ownership of these securities. The business address of LAM is 30 Rockefeller Plaza, New York, NY 10112.
(22)Shares hereby offered consist of 475,000 PIPE Shares held by Topia Ventures, LLC. Topia Ventures Management, LLC is the managing member of Topia Ventures, LLC.. Mr. David Broser is the managing member of Topia Ventures Management, LLC. The address for Topia Ventures Management, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York NY 10018.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned shares of our common stock that were acquired from us in an unregistered, private sale (“restricted securities”) for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted securities for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, or who otherwise beneficially own shares of our common stock (“control securities”), would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares or other units of the class then outstanding; or
•the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
•Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our affiliates will be able to sell their shares of common stock, and any shares of common stock received upon exercise of the Legacy Proterra warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on June 17, 2021. Absent registration under the Securities Act, our affiliates will not be permitted to sell their control securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.
We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and control securities.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or interests in our common stock received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or interests in our common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their employees, partners, members or stockholders;
•short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•by pledge to secure debts and other obligation;
•directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•through agents;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock at a stipulated price per share; and
•through a combination of any of these methods or any other method permitted by applicable law.

The Selling Securityholders may effect the distribution of our common stock from time to time in one or more transactions either:
•at a fixed price or prices, which may be changed from time to time;
•at market prices prevailing at the time of sale;
•at prices relating to the prevailing market prices; or
•at negotiated prices.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
We and the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our common stock, including liabilities under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•the name of the selling security holder;
•the number of common stock being offered;
•the terms of the offering;
•the names of the participating underwriters, broker-dealers or agents;
•any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•the public offering price;
•the estimated net proceeds to us from the sale of the common stock;
•any delayed delivery arrangements; and
•other material terms of the offering.
In addition, upon being notified by a Selling Securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell common stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such selling stockholders have a material relationship. The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.
There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the common stock offered under this prospectus.
In connection with the sale of shares of our common stock or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock offered by them will be the purchase price of such shares of our common stock less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
Under the Amended and Restated Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
Under the Amended and Restated Registration Rights Agreement, we have agreed to maintain the effectiveness of this registration statement with respect to any securities registered hereunder pursuant to such agreement until (i) all such securities have been sold, transferred, disposed of or exchanged under this registration statement; (ii) such securities have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such securities does not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Selling Securityholder that is party to the Amended and Restated Registration Rights Agreement, when all such securities held by such Selling Securityholder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144. Under the Subscription Agreements, we have agreed to maintain the effectiveness of this registration statement with respect to the PIPE shares until the earliest of (i) the third anniversary of the Closing; (ii) the date on which the PIPE Investor ceases to hold any PIPE shares; or (iii) on the first date on which each PIPE Investor is able to sell all of its PIPE Shares under Rule 144 within 90 days without limitation as to the amount of such securities that may be sold, provided that at such time, we are in compliance with the current public information requirement under Rule 144 and we continue to be in compliance with such requirement. Under the Amended and Restated Warrant Agreement, we agreed to maintain the effectiveness of this registration statement in respect of the shares of common stock issuable upon the exercise of the public warrants and the private placement warrants until the expiration or redemption of such warrants. On October 29, 2021, we redeemed our remaining outstanding public warrants and the private placement warrants at a redemption price of $0.10 per public warrant and private placement warrant, as applicable. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.
Selling Securityholders may use this prospectus in connection with resales of shares of our common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of common stock pursuant to the distribution effected through this registration statement.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Proterra Inc as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company, our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.proterra.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Proterra Inc:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Proterra Inc and subsidiary (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Product warranty reserve
As discussed in note 1 to the consolidated financial statements, the Company’s product warranty reserve as of December 31, 2021 was $23.3 million, including a warranty reserve on vehicles sold to customers. The Company records a warranty reserve for vehicles sold at the point of revenue recognition, which includes management’s best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims.

We identified the evaluation of the product warranty reserve related to the sale of vehicles as a critical audit matter. Specifically, a high degree of subjective auditor judgment was required to evaluate the Company’s estimate of the total warranty cost per vehicle due to the relatively short period of the Company’s historical warranty claim experience and lack of relevant industry data for warranty costs. In addition, changes in the total warranty cost per vehicle could have had a significant effect on the estimate of the warranty reserve.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls related to the Company’s warranty reserve process, including controls related to the relevance and reliability of the data on actual claims incurred to date used in the estimate of the total warranty cost per vehicle. We assessed the estimated future warranty repair costs used in the development of the total warranty cost per vehicle by comparing them to the Company’s historical warranty claims data. We tested a sample of the current year claims used as the basis for the estimated future warranty repair costs by comparing them to the relevant underlying documentation. We also assessed the consistency of the Company’s warranty reserve with recent trends in actual warranty claims, taking into account changes in conditions affecting the Company.

/s/ KPMG LLP

We have served as the Company’s auditor since 2012

Santa Clara, California
March 14, 2022

PROTERRA INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$170,039	$110,719
Accounts receivable, net	81,644	51,716
Short-term investments	490,967	68,990
Inventory	114,556	92,330
Prepaid expenses and other current assets	15,300	7,455
Deferred cost of goods sold	1,816	2,037
Restricted cash, current	12,105	8,397
Total current assets	886,427	341,644
Property, plant, and equipment, net	62,246	53,587
Operating lease right-of-use assets	24,282	10,310
Restricted cash, non-current	460	4,581
Other assets	8,472	4,789
Total assets	$981,887	$414,911
Liabilities and Stockholders’ Equity:
Accounts payable	$53,404	$25,074
Accrued liabilities	20,634	19,736
Deferred revenue, current	13,821	16,015
Operating lease liabilities, current	4,084	3,153
Total current liabilities	91,943	63,978
Debt, non-current	110,999	133,252
Derivative liability	—	70,870
Warrant liability	—	39,670
Deferred revenue, non-current	22,585	12,206
Operating lease liabilities, non-current	20,963	7,891
Other long-term liabilities	15,245	12,578
Total liabilities	261,735	340,445
Commitments and contingencies (Note 8)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; zero shares authorized and zero shares issued and outstanding as of December 31, 2021; 115,644 shares authorized and 115,136 shares issued and outstanding as of December 31, 2020; liquidation preference zero as of December 31, 2021 and $631.3 million as of December 31, 2020	—	13
Common stock, $0.0001 par value; 500,000 shares authorized and 221,960 shares issued and outstanding as of December 31, 2021; 156,277 shares authorized and 5,678 shares issued and outstanding as of December 31, 2020	22	1
Preferred stock, $0.0001 par value; 10,000 shares authorized and zero shares issued and outstanding as of December 31, 2021; zero shares authorized, issued and outstanding as of December 31, 2020	—	—
Additional paid-in capital	1,578,943	682,671
Accumulated deficit	(858,225)	(608,219)
Accumulated other comprehensive loss	(588)	—
Total stockholders’ equity	720,152	74,466
Total liabilities and stockholders’ equity	$981,887	$414,911
See accompanying notes to consolidated financial statements.

PROTERRA INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2021	2020	2019
Product revenue	$232,450	$190,411	$172,295
Parts and other service revenue	10,410	6,532	8,989
Total revenue	242,860	196,943	181,284
Product cost of goods sold	229,142	181,987	173,428
Parts and other service cost of goods sold	11,666	7,417	9,467
Total cost of goods sold	240,808	189,404	182,895
Gross profit (loss)	2,052	7,539	(1,611)
Research and development	43,840	36,233	35,477
Selling, general and administrative	85,841	67,139	56,132
Asset impairment charge	—	121	6,440
Total operating expenses	129,681	103,493	98,049
Loss from operations	(127,629)	(95,954)	(99,660)
Interest expense, net	50,982	15,413	2,704
Loss on valuation of derivative and warrant liabilities	70,177	12,989	—
Other expense (income), net	1,202	2,629	(812)
Loss before income taxes	(249,990)	(126,985)	(101,552)
Provision for income taxes	16	22	—
Net loss	$(250,006)	$(127,007)	$(101,552)
Net loss per share of common stock, basic and diluted	$(2.07)	$(28.96)	$(28.08)
Shares used in computing net loss per share of common stock, basic and diluted	120,886	4,385	3,616
See accompanying notes to consolidated financial statements.

PROTERRA INC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,
	2021	2020	2019
Net loss	$(250,006)	$(127,007)	$(101,552)
Other comprehensive loss, net of taxes:
Available-for-sale securities:
Unrealized losses on available-for-sale securities	(588)	—	—
Other comprehensive loss, net of taxes	(588)	—	—
Total comprehensive loss, net of taxes	$(250,594)	$(127,007)	$(101,552)
See accompanying notes to consolidated financial statements.

PROTERRA INC
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2018	103,911	$11	3,124	—	$571,129	$(379,660)	$—	$191,480
Issuance of stock, net of costs	11,225	2	803	—	88,388	—	—	88,390
Issuance of warrants	—	—	—	—	141	—	—	141
Stock-based compensation	—	—	—	—	8,520	—	—	8,520
Net loss	—	—	—	—	—	(101,552)	—	(101,552)
Balance, December 31, 2019	115,136	13	3,927	—	668,178	(481,212)	—	186,979
Issuance of stock, net of costs	—	—	1,751	1	4,211	—	—	4,212
Stock-based compensation	—	—	—	—	10,282	—	—	10,282
Net loss	—	—	—	—	—	(127,007)	—	(127,007)
Balance, December 31, 2020	115,136	13	5,678	1	682,671	(608,219)	—	74,466
Conversion of convertible preferred stock into common stock in connection with the reverse recapitalization	(115,136)	(13)	115,576	11	2	—	—	—
Conversion of Convertible Notes into common stock	—	—	7,424	1	48,780	—	—	48,781
Issuance of common stock upon the reverse recapitalization, net of issuance costs	—	—	76,172	8	502,307	—	—	502,315
Reclassification of derivative liability upon the reverse recapitalization	—	—	—	—	182,554	—	—	182,554
Reclassification of Legacy Proterra warrant liability upon the reverse recapitalization	—	—	—	—	87,016	—	—	87,016
Issuance of common stock upon exercise of options and warrants	—	—	7,012	1	6,711	—	—	6,712
Issuance of Earnout Shares, net of repurchase	—	—	4,736	—	(634)	—	—	(634)
Issuance of common stock upon warrant redemption	—	—	5,362	—	53,475	—	—	53,475
Stock-based compensation	—	—	—	—	16,061	—	—	16,061
Net loss	—	—	—	—	—	(250,006)	—	(250,006)
Other comprehensive loss, net of taxes	—	—	—	—	—	—	(588)	(588)
Balance, December 31, 2021	—	$—	221,960	$22	$1,578,943	$(858,225)	$(588)	$720,152
See accompanying notes to consolidated financial statements.

PROTERRA INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(250,006)	$(127,007)	$(101,552)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,689	15,536	12,643
Loss on disposal of fixed assets	645	143	527
Asset impairment charge	—	121	6,440
Stock-based compensation	16,061	10,282	8,520
Amortization of debt discount and issuance costs	34,809	6,045	306
Accretion of debt end of term charge and PIK interest	8,207	3,501	604
Loss on valuation of derivative and warrant liabilities	70,177	12,989	—
Others	1,281	(153)	(284)
Changes in operating assets and liabilities:
Accounts receivable	(29,928)	(7,216)	(9,005)
Inventory	(20,181)	2,182	(15,692)
Prepaid expenses and other current assets	(8,021)	(1,043)	563
Deferred cost of goods sold	221	(797)	4,207
Operating lease right-of-use assets and liabilities	30	87	—
Other assets	(1,974)	1,575	(4,746)
Accounts payable and accrued liabilities	27,447	(4,090)	(1,025)
Deferred revenue, current and non-current	6,586	9,599	132
Other non-current liabilities	2,696	2,176	1,068
Net cash used in operating activities	(126,261)	(76,070)	(97,294)
Cash flows from investing activities:
Purchase of investments	(587,846)	(108,960)	(71,817)
Proceeds from maturities of investments	164,000	80,000	50,400
Purchase of property and equipment	(23,435)	(25,565)	(13,810)
Net cash used in investing activities	(447,281)	(54,525)	(35,227)
Cash flows from financing activities:
Merger and PIPE financing	644,695	—	—
Payment of tax withholding obligations on earnout shares	(634)	—	—
Proceeds from debt, net of issuance costs	—	219,471	21,362
Repayment of debt	(17,083)	(22,787)	(26,708)
Repayment of finance obligations	(2,642)	(484)	(452)
Proceeds from government grants	1,323	275	522
Proceeds from exercise of stock options and warrants	6,790	4,168	1,726
Proceeds from issuance of stock, net of issuance costs	—	—	86,746
Net cash provided by financing activities	632,449	200,643	83,196
Net increase (decrease) in cash and cash equivalents, and restricted cash	58,907	70,048	(49,325)
Cash and cash equivalents, and restricted cash at the beginning of period	123,697	53,649	102,974
Cash and cash equivalents, and restricted cash at the end of period	$182,604	$123,697	$53,649
Supplemental disclosures of cash flow information:
Cash paid for interest	$9,074	$5,827	$4,881
Cash paid for income taxes	15	9	—

PROTERRA INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021	2020	2019
Non-cash investing and financing activity:
Issuance of warrants in connection with debt borrowing	$—	$—	$141
Assets acquired through accounts payable and accrued liabilities	4,955	659	4,017
Non-cash transfer of vehicles from inventory to internal use	—	—	967
Non-cash transfer of leased assets to inventory	2,046	635	—
Reclassification of Convertible Notes warrants liability upon exercise	17,696	—	—
Conversion of Convertible Notes into common stock	48,607	—	—
Reclassification of remaining Convertible Notes warrants liability upon the reverse recapitalization	69,320	—	—
Reclassification of derivative liability upon the reverse recapitalization	182,554	—	—
Conversion of preferred stock into common stock	627,315	—	—
Cashless warrant exercise	53,326	—	—
Non-cash long-term investment	1,600	—	—
See accompanying notes to consolidated financial statements.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies
Organization and Description of Business
Proterra Inc (“Proterra” or the “Company”), formerly known as ArcLight Clean Transition Corp. (“ArcLight”), is a leading developer and producer of electric vehicle technology for commercial application. Proterra designs, develops, manufactures, and sells electric transit buses as an original equipment manufacturer for North American public transit agencies, airports, universities, and other commercial transit fleets. It also designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions for global commercial vehicle manufacturers. Additionally, Proterra provides fleet-scale, high-power charging solutions for its customers.
Proterra was originally formed in June 2004 as a Colorado limited liability company and converted to a Delaware corporation in February 2010. The Company operates from its headquarters and battery production facility in Burlingame, California. The Company also has manufacturing and product development facilities in Greenville and Greer, South Carolina and City of Industry, California.
On June 11, 2021, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continued as a Delaware corporation. On June 14, 2021 (the “Closing Date”), ArcLight consummated a merger with Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ArcLight (“Phoenix Merger Sub”), and Proterra Inc, a Delaware corporation (“Legacy Proterra”) with Legacy Proterra surviving as the surviving company and as a wholly-owned subsidiary of ArcLight (the “Merger” and, collectively with the other transactions described in the Agreement and Plan of Merger (the “Merger Agreement”), the “Business Combination”). In connection with the Business Combination, Legacy Proterra changed its name to “Proterra Operating Company, Inc.” and ArcLight changed its name to “Proterra Inc”.
The Merger was accounted for as a reverse merger and a recapitalization with Legacy Proterra being the accounting acquirer. Accordingly, all historical financial information presented in the consolidated financial statements of Proterra represents the accounts of Legacy Proterra and its wholly owned subsidiaries as if Legacy Proterra is the predecessor to Proterra. The shares and net loss per common share, prior to the Merger, have been retroactively restated as shares reflecting the exchange ratio established in the Merger (0.8925 shares of Legacy Proterra common stock for 1 share of Proterra common stock) (the “Exchange Ratio”). Unless otherwise specified or unless the context otherwise requires, references in these notes to the “Company,” “we,” ”us,” or ”our” refer to Legacy Proterra prior to the Business Combination and to Proterra following the Business Combination.
Prior to the closing of the Business Combination (the “Closing”), ArcLight’s Class A ordinary shares and public warrants were listed on the Nasdaq Capital Market under the symbols “ACTC” and “ACTCW,” respectively. Proterra’s common stock is currently listed on the Nasdaq Global Select Market under the symbol “PTRA”. See Note 3, Reverse Recapitalization, for further details of the Merger. The Company’s public warrants were previously listed on the Nasdaq Global Select Market under the symbol “PTRAW.” On October 29, 2021, the Company redeemed its remaining outstanding public warrants at a redemption price of $0.10 per public warrant. See Note 10, Warrants, for further details.
The Company has incurred net losses and negative cash flows from operations since inception. As of December 31, 2021, the Company has an accumulated deficit of $858.2 million, and cash and cash equivalents and short-term investments of $661.0 million. The Company has funded operations primarily through a combination of equity and debt financing. Management believes that the Company’s currently available resources will be sufficient to fund its cash requirements for at least the next twelve months. However, there can be no assurance that future financings will be successfully completed or completed on terms acceptable to the Company. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
Basis of Presentation
The Company prepared the financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
The Company has not experienced any significant impact to estimates or assumptions as a result of the COVID-19 pandemic. However, there have been some impacts, specifically as it relates to parts, logistics and overall transit order timing. The Company will continue to monitor impacts of the pandemic on an ongoing basis. While the COVID-19 pandemic has not had a material adverse impact on the Company’s financial condition and results of operations to date, the future impact of the COVID-19 pandemic on the Company’s operational and financial performance will depend on certain developments, including the duration of the pandemic and spread of COVID-19 (including the variant strains of the virus), impact on the Company’s customers and effect on the Company’s suppliers, all of which are uncertain and cannot be predicted.
Segments
The Company operates in the United States and has sales to the European Union, Canada, Australia and Japan. Revenue disaggregated by geography, based on the addresses of our customers, consists of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
United States	$227,091	$141,073	$167,574
Rest of World	15,769	55,870	13,710
Total	$242,860	$196,943	$181,284
The Company’s chief operating decision maker is its Chief Executive Officer (CEO), who reviews financial information presented at the entity level. Accordingly, the Company has determined that it has a single reportable segment.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and judgments that affect the reported amounts in the financial statements and accompanying notes. U.S. GAAP requires the Company to make estimates and judgments in several areas including, but not limited to, those related to revenue recognition, collectability of accounts receivable, valuation of inventories, valuation of Convertible Notes (See Note 4), warranty liability, contingent liabilities, stock-based compensation expense, useful lives of property, plant, and equipment, recoverability of assets, residual value of leased assets, and the valuation of deferred tax assets. These estimates are based on historical facts and various other assumptions that the Company believes are reasonable. Actual results could differ materially from those estimates.
Foreign Currency Transactions
The U.S. dollar is the Company’s functional currency. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are remeasured to the U.S. dollar at period end, and transaction gains and losses are recorded in other expense (income), net in the statements of operations. Net gains or losses resulting from foreign exchange transactions were not material for the years ended December 31, 2021 and 2019. The net losses resulting from foreign exchange transactions were $1.1 million for the year ended December 31, 2020.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company determines the allowance for credit losses based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns and expectations of changes in macroeconomic conditions that may affect the collectability of outstanding receivables. The allowance for credit losses was not material as of December 31, 2021 and 2020.
Short-Term Investments
The Company’s primary objectives for investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk. The Company’s short-term investments were primarily comprised of U.S. Treasury and corporate debt securities, and classified as available-for-sale at the time of purchase because it is intended that these investments are available for current operations.
Investments are reported at fair value and are subject to periodic impairment review. Unrealized gains and losses related to changes in the fair value of these securities are recognized in accumulated other comprehensive loss. The ultimate value realized on these securities is subject to market price volatility until they are sold. Realized gains or losses from short-term investments are recorded in other expense (income), net.
As of December 31, 2021 and 2020, short-term investments were $491.0 million and $69.0 million, respectively.
Restricted Cash
The Company maintains certain cash amounts restricted as to withdrawal or use. The restricted cash is primarily collateral for performance bonds issued to certain customers. The collateral is provided in the form of a cash deposit to either support the bond directly or to collateralize a letter of credit that supports the performance bonds. As of December 31, 2021 and 2020, restricted cash was $12.6 million and $13.0 million, respectively.
Credit Risk and Concentration
The Company’s financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, short-term investments, and accounts receivable. Cash and cash equivalents and short-term investments are maintained primarily at one financial institution as of December 31, 2021, and deposits exceed federally insured limits. Risks associated with cash and cash equivalents, and short-term investments are mitigated by banking with creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents or its short-term investments.
Cash equivalents consist of short-term money market funds, corporate debt securities, and debt securities issued by the U.S. Treasury, which are deposited with reputable financial institutions. The Company’s cash management and investment policy limits investment instruments to securities with short-term credit ratings at the time of purchase of P-2 and A-2 or better from Moody’s and S&P, respectively, with the objective to preserve capital and to maintain liquidity until the funds can be used in business operations.
Accounts receivable are typically unsecured and are generally derived from revenue earned from transit agencies, universities and airports in North America and global commercial vehicle manufacturers in North

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
America, the European Union, Australia, United Kingdom, Japan, and Turkey. The Company periodically evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary.
Given the large order value for customers and the relatively low number of customers, revenue and accounts receivable have typically been concentrated with a limited number of customers.

	Revenue			Accounts Receivable
	Year Ended December 31,			December 31,
	2021	2020	2019	2021	2020
Number of customers accounted for 10% or more*	—	1	—	1	2
__________________
*One customer accounted for 21% of total revenue for year ended December 31, 2020 and 33% of the accounts receivable, net as of December 31, 2020. No other individual customer accounted for more than 20% of total revenue for years ended December 31, 2021, 2020 and 2019, or accounts receivable, net as of December 31, 2021 and 2020.
Single source suppliers provide the Company with a number of components that are required for manufacturing of its current products. In other instances, although there may be multiple suppliers available, many of the components are purchased from a single source. If these single source suppliers fail to meet the Company’s requirements on a timely basis at competitive prices, the Company could suffer manufacturing delays, a possible loss of revenue, or incur higher cost of sales, any of which could adversely impact the Company’s operating results.
Fair Value of Financial Instruments
The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, short-term investments, accounts payable, and accrued and other current liabilities, approximates fair value due to the short period of time to maturity, receipt, or payment. The carrying amount of the Company’s debt, except for Convertible Notes (as defined below), approximates its fair value as the stated interest rates approximate market rates currently available to the Company.
In August 2020, the Company issued Secured Convertible Promissory Notes (the “Convertible Notes”) that, prior to the Closing, contained embedded features subject to derivative accounting. These embedded features were composed of conversion options that had the economic characteristics of a contingent early redemption feature settled in a variable number of shares of the Company’s stock. These conversion options were bifurcated and accounted for as a derivative liability separately from the host debt instrument. Embedded derivatives were recognized as a derivative liability on the balance sheets. The derivative liability was measured at fair value and subject to remeasurement at each balance sheet date. Upon the consummation of the Merger, the embedded conversion features associated with the Convertible Notes no longer qualify for derivative accounting after the conversion price became fixed. The carrying amount of the embedded derivative, the fair value as of the date of the Closing, was reclassified to stockholders’ equity in accordance with Topic 815, Derivatives and Hedging.
The warrants issued in connection with the Convertible Notes were, prior to the Closing, classified as a liability (“legacy Proterra warrant liability”) because they could become exercisable into common stock upon a Qualified Initial Public Offering (“QIPO”) or into convertible preferred stock after 5 years from issuance date in the event that there is no QIPO during such period. Such warrants were measured at fair value, subject to remeasurement at each balance sheet date. Upon exercise of the warrants to common stock within 5 years from issuance date, the carrying amount of the warrant liability would be reclassified to stockholders’ equity. Upon the consummation of the Merger, the stock issuable upon exercise of the warrants is common stock, with no possibility to convert to Legacy Proterra convertible preferred stock. As a result, the carrying amount of the warrant liability was reclassified to stockholders’ equity.
In connection with ArcLight’s initial public offering in September 2020, 21,425,000 warrants to purchase ArcLight ordinary shares were issued, including 13,875,000 public warrants and 7,550,000 private placement

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
warrants. These warrants were classified as liabilities as they did not meet the requirements for equity classification under Topic 815, Derivatives and Hedging. These warrants were continually measured at fair value, subject to remeasurement at each balance sheet date. Most of the public warrants and private placement warrants were exercised in October 2021, and the Company redeemed the remaining outstanding public warrants at a redemption price of $0.10 per public warrant. See Note 10, Warrants, for further details.
Inventories
Inventories are recorded at the lower of cost and net realizable value using the first-in, first-out method. Inventory costs consist primarily of the cost of materials, manufacturing support costs, including labor and factory overhead associated with such production, and shipping costs. The costs of products delivered to customers that have not yet met revenue recognition criteria are also included in inventories. The Company assesses the valuation of inventory and periodically records a provision to adjust inventory to its estimated net realizable value, including when the Company determines inventory to be obsolete or in excess of anticipated demand. Once inventory has been written-off or written-down, it creates a new cost basis for the inventory that is not subsequently written-up. Accelerating the disposal process or incorrect estimates may cause actual results to differ from the estimates at the time such inventory is disposed or sold.
Deferred Cost of Goods Sold
Deferred cost of goods sold primarily includes incurred costs for charging system installations that have not met revenue recognition criteria.
Property, Plant, and Equipment
Property, plant, and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Property, Plant, and Equipment	Estimated Useful Life
Computer hardware	3 years
Computer software	3 to 5 years
Internally used vehicles and charging systems	over the shorter of their estimated useful lives or 5 years
Machinery and equipment	5 to 12 years
Office furniture and equipment	5 years
Tooling	3 to 5 years
Leasehold improvements	over the shorter of their estimated useful lives or the terms of the related leases
Leased batteries	over the shorter of the terms of the related leases or 12 years
Leased vehicles and charging systems	over the shorter of the terms of the related leases or 5 years
In the fourth quarter of 2019, we completed a review of the estimated useful lives of vehicles and charging equipment used for demonstration purposes. Based on this review, we revised the estimated useful lives of demo vehicles from 12 years to five years effective on November 1, 2019, after considering the condition of assets and our long-term strategy for operating such assets. We believe this change in estimate is appropriate, as it is based on actual experience and the expectations for the ongoing productive use of these assets. The impact to depreciation expense caused by this change in estimate is not material to selling, general and administrative expense on the statement of operations for the year ended December 31, 2019 or future periods.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
If the estimated useful life of an asset is less than the stated number of years in our capitalization policy, the depreciation expense will be recorded over the shorter period.
Upon the retirement or sale of property, plant, and equipment, the cost and associated accumulated depreciation are removed from the balance sheets, and the resulting gain or loss is reflected on the statement of operations. Maintenance and repair expenditures are expensed as incurred while major improvements that increase the functionality, output, or expected life of an asset are capitalized and depreciated ratably over the identified useful life.
Impairment of Long-Lived Assets
The Company evaluates the recoverability of property, plant, and equipment and right-of-use assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value.
In addition to the recoverability assessment, the Company periodically reviews the remaining estimated useful lives of property, plant, and equipment. If the estimated useful life assumption for any asset is reduced, the remaining net book value is depreciated over the revised estimated useful life.
No impairment charge was recognized in the year ended December 31, 2021. We recorded $0.1 million impairment charge associated with a facility lease for the year ended December 31, 2020.
The Company reviews long-lived assets for impairment at the lowest level for which separate cash flows can be identified. During the fourth quarter of 2019, due to the introduction of new products and related technology advancements, we determined that an impairment analysis of certain assets leased to customers was required to be performed. The estimated undiscounted future cash flows generated by these assets were less than their carrying amounts. The carrying amounts of the assets were reduced to fair value, which resulted in an impairment charge of $6.4 million recorded in the statement of operations for the year ended December 31, 2019.
Deferred Revenue
Deferred revenue consists of billings or payments received in advance of revenue recognition that are recognized as revenue once the revenue recognition criteria are met. In some instances, progress billings are issued upon meeting certain milestones stated in the contracts. Accordingly, the deferred revenue balance does not represent the total contract value of non-cancelable arrangements. Invoices are typically due within 30 to 40 days.
The changes in deferred revenue consisted of the following (in thousands):

Deferred revenue as of December 31, 2020	$28,221
Revenue recognized from beginning balance during the year ended December 31, 2021	22,183
Deferred revenue added during the year ended December 31, 2021	(13,998)
Deferred revenue as of December 31, 2021	$36,406
The current portion of deferred revenue represents the amount that is expected to be recognized as revenue within one year from the balance sheet date.
Revenue Recognition
The Company derives revenue primarily from the sale of vehicles and charging systems, the installation of charging systems, the sale of battery systems and powertrain components to other vehicle manufacturers, as well as

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
the sale of spare parts and other services provided to customers. Product revenue consists of revenue earned from vehicles and charging systems, battery systems and powertrain components, installation of charging systems, and revenue from leased vehicles, charging systems, and batteries under operating leases. Leasing revenue recognized over time was approximately $2.1 million, $2.3 million and $3.8 million for the years ended December 31, 2021, 2020 and 2019, respectively. Parts and other service revenue includes revenue earned from spare parts, the design and development of battery systems and powertrain systems for other vehicle manufacturers, and extended warranties.
Goods and services that are promised in the Company’s contracts include vehicles, charging systems, battery systems and powertrain components to other vehicle manufacturers, installation of charging systems, spare parts, and extended warranty. The Company assesses the products and services promised in contracts at contract inception, and identifies performance obligations for each promise to transfer to the customer a product or service that is distinct. If a product or service is separately identifiable from other items in the bundled arrangement and a customer can benefit from the product or service on its own or with other resources that are readily available to the customer, then such product or service is considered distinct. Customer contracts typically have multiple performance obligations. Generally, the Company’s goods and services are considered separate performance obligations. Development services and products sold to other vehicle manufacturers are typically sold on a stand-alone basis and are not bundled with other goods or services.
The transaction price of the contract is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the goods or services to the customer (the “allocation objective”). If the allocation objective is met at contractual prices, no further allocations are made. Otherwise, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.
To determine the standalone selling price of its promised products or services, the Company conducts an analysis to determine whether its products or services have an observable standalone selling price. In determining the observable standalone selling price, the Company requires that a substantial majority of the standalone selling prices for a product or service fall within a reasonably narrow range. If there is no directly observable standalone selling price for a particular product or service, then the Company estimates a standalone selling price by using the estimated cost plus margin or by reviewing external and internal market factors including, but not limited to, pricing practices including historical discounting, major service groups, and the geographies in which we offer products and services.
The Company recognizes revenue when or as it satisfies a performance obligation by transferring control of a product or service to a customer.
Revenue from product sales is recognized when control of the underlying performance obligations is transferred to the customer. Revenue from vehicles and charging systems, and installation of charging systems is typically recognized upon acceptance by the customer. Under certain contract arrangements, the control of the performance obligations related to the charging systems is transferred over time, and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Spare parts revenue is recognized upon shipment. Extended warranty revenue is recognized over the life of the extended warranty using the time elapsed method. Development service contracts typically include the delivery of prototype products to customers. The performance obligation associated with the development of prototype products as well as battery systems and powertrain components to other vehicle manufacturers, is satisfied at a point in time, typically upon shipping.
Revenue derived from performance obligations satisfied over time from charging systems and installation was $5.8 million, $6.0 million and $7.2 million in the years ended December 31, 2021, 2020, and 2019, respectively. Extended warranty revenue was $1.7 million, $1.3 million and $0.8 million in the years ended December 31, 2021, 2020, and 2019, respectively.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
As of December 31, 2021 and 2020, the contract assets balance was $1.3 million and $2.8 million, respectively. The contract assets are expected to be billed within the next twelve months and are recorded in the prepaid expenses and other current assets on the balance sheets.
As of December 31, 2021, the amount of remaining performance obligations that have not been recognized as revenue was $336.4 million, of which 73% was expected to be recognized as revenue over the next 12 months and the remainder thereafter. This amount excludes the value of remaining performance obligations for contracts with an original expected length of one year or less.
While our business has historically been centered on the development and sale of electric transit buses, the increased significance of revenue from Proterra Powered has caused the Company to consider reorganizing into two business units with three business lines, each of which addresses a critical component of the commercial vehicle electrification value proposition in a complementary and self-reinforcing manner:
•Proterra Transit designs, develops, manufactures, and sells electric transit buses as an original equipment manufacturer (“OEM”) for North American public transit agencies, airports, universities, and other commercial transit fleets.
•Proterra Powered & Energy includes Proterra Powered, which designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle OEMs, and Proterra Energy, which provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization.
The revenue of business units are as follows ( in thousands):

	Year Ended December 31,
	2021	2020	2019
Proterra Transit	$195,558	$156,021	$150,476
Proterra Powered & Energy	47,302	40,922	30,808
Total	$242,860	$196,943	$181,284
Lease Arrangements
The Company offers customers leasing alternatives outside of the standard sales contracts for vehicles, charging equipment and batteries used in the vehicles. The leasing arrangements are typically bundled together with the sales contracts. The Company assessed the nature of the bundled arrangements under the revenue accounting standard. For arrangements that contain a lease, we determined the classification of the lease in accordance with Topic 840, Leases, prior to the adoption of Topic 842, Leases, on January 1, 2020. A lease arrangement that transfers substantially all of the benefits and risks incident to ownership of the products is classified as a sales-type lease based on the criteria established by the accounting standard; otherwise the lease is classified as an operating lease.
For sales-type leases, product revenue is generally recognized upon customer acceptance of the underlying leased assets. The current portion of net investment in sales-type leases is recorded in accounts receivable, and the non-current portion is recorded in other assets on the balance sheets. The discounted unguaranteed residual value of underlying leased assets is not material to the net investment in lease balance.
For operating leases, the leasing revenue is recognized on a straight-line basis over the lease term.
We monitor the performance of customers who leased batteries and are subject to ongoing payments. No allowance was recorded for the receivables under the leasing arrangements.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
We adopted the new lease accounting standard, Topic 842, Leases, on January 1, 2020. We determine whether an arrangement is or contains a lease at inception. Short-term leases with a term of less than 12 months will not be recognized in the right-of-use assets or lease liabilities. The lease and non-lease components are not separated for all leases regardless of whether the Company is the lessee or a lessor to the lease. See Note 7, Leases, for additional information.
Cost of Goods Sold
Cost of goods sold includes direct material and labor costs, manufacturing overhead including depreciation expense, freight costs, and reserves for estimated warranty expenses. Cost of goods sold also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value and to provide for on-hand inventory that is either obsolete or in excess of forecasted demand. Costs of development services are expensed as incurred. Costs of development services incurred in periods prior to the finalization of a service agreement with a customer are recorded as research and development expense. Once the customer agreement is finalized, these costs are recorded in cost of goods sold.
Sales and Other Taxes
Taxes assessed by various government entities, such as sales, use, and value added taxes, collected at the time of sale are excluded from revenue.
Shipping Costs
Amounts billed to customers related to shipping and handling are classified as revenue, and the related shipping and handling costs are included in cost of goods sold.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development expense consists primarily of payroll and benefits of those employees engaged in research, design, and development activities, costs related to prototype parts and design tools, license expenses related to intellectual property, supplies and services, depreciation, and other occupancy costs.
Advertising Expenses
Advertising costs are expensed as incurred. Advertising expenses were $1.1 million, $0.6 million, and $0.9 million for the year ended December 31, 2021, 2020 and 2019, respectively.
Product Warranties
The Company provides a limited warranty to customers on vehicles, charging systems, and battery systems. The limited warranty ranges from one to 12 years depending on the components. Separately, the Company also periodically performs field service actions related to product service campaigns. Pursuant to these warranties and field service actions, the Company will repair, replace, or adjust the parts on the products that are defective in factory-supplied materials or workmanship. The Company records a warranty reserve for the products sold at the point of revenue recognition, which includes the best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the relatively short history of sales. Changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve does not include projected warranty costs associated with the vehicles under operating leases, as the costs to repair these warranty claims are expensed as incurred. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities while the remaining balance is included within other long-term liabilities on the balance sheets.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
Warranty expense is recorded as a component of cost of goods sold. Accrued warranty activity consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
Warranty reserve – beginning of period	$18,582	$14,926	$10,602
Warranty costs incurred	(7,199)	(4,214)	(6,031)
Net changes in liability for pre-existing warranties, including expirations	(1,710)	(3,392)	(840)
Provision for warranty	13,601	11,262	11,195
Warranty reserve – end of period	$23,274	$18,582	$14,926
Stock-Based Compensation
The Company uses the fair value method for recording stock-based compensation expense. Stock-based compensation expense for stock options is estimated at the grant date based on each stock option’s fair value as calculated using the Black-Scholes option pricing model. The stock-based compensation expense is recognized on a straight-line basis over the requisite service period for the entire award.
Income Taxes
Income taxes are computed using the asset and liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Company adjusts these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of any reserves that are considered appropriate.
Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense.
Government Incentives
The Company receives incentives from the federal and state government agencies in the form of grants. Incentives are recorded in the financial statements in accordance with their purposes, either as a reduction of expense or a reduction of the cost of the capital investment. The benefit of these incentives is recorded when performance is complete and all conditions as specified in the agreement are fulfilled.
California and certain other states provide incentives to accelerate the purchase of cleaner, more efficient buses in the form of point-of-sale discounts to vehicle purchasers. These incentives are included in the customer contract value, and recognized as revenue once all revenue recognition criteria are met.
Other Comprehensive Income (Loss)
The Company did not have other comprehensive income (loss) for the years ended December 31, 2020 and 2019.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
The components of accumulated other comprehensive income (loss) and activity, net of related taxes, for the year ended December 31, 2021 were as follows:

	December 31, 2020	Increase/ Decrease	December 31, 2021
Net unrealized losses on available-for-sale securities	$—	$(588)	$(588)
Total accumulated other comprehensive income (loss), net of taxes	$—	$(588)	$(588)
2. Adoption of New Accounting Standards
ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.    This standard simplifies the accounting for income taxes, eliminates certain exceptions within Topic 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The Company adopted this standard on January 1, 2021, and it had no material impact on the financial statements.
Recent Accounting Pronouncements Not Yet Adopted
ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.    This standard simplifies the accounting for convertible instruments by removing certain separation models in ASC 470-20, Debt — Debt with Conversion and Other Options. This standard updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. This will also result in the interest expense recognized for convertible debt instruments to be typically closer to the coupon interest rate when applying the guidance in Topic 835, Interest. Further, this standard made amendments to the EPS guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted earnings per share calculation, and no longer allowing the net share settlement method. This standard also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. This standard is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted after December 15, 2020. Adoption of this standard can either be on a modified retrospective or full retrospective basis. The Company will adopt this standard on January 1, 2022, and expects no material impact on the financial statements.
3. Reverse Recapitalization
On June 14, 2021, Phoenix Merger Sub merged with Legacy Proterra, with Legacy Proterra surviving as a wholly-owned subsidiary of ArcLight. In connection with the Business Combination, Legacy Proterra changed its name to “Proterra Operating Company, Inc.” and ArcLight changed its name to “Proterra Inc”.
The following transactions occurred upon the Closing:
•each share of outstanding Legacy Proterra convertible preferred stock was converted into shares of Proterra common stock in accordance with the applicable conversion ratio immediately prior to the effective time, and each share of Legacy Proterra common stock (including shares issued upon conversion of Legacy Proterra convertible preferred stock and warrants net exercised upon Closing) was converted into shares of common stock after giving effect of the Exchange Ratio of 0.8925 and resulting in the issuance of 123,752,882 shares of common stock;

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. Reverse Recapitalization (cont)
•certain holders of Convertible Notes with an original aggregate principal amounts of $46.5 million elected to convert their outstanding Convertible Notes balances including accrued PIK interest and cash interest at the Closing resulting in the issuance of 7.4 million shares of common stock;
•each outstanding Legacy Proterra option was converted into an option to purchase shares of Proterra common stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share, resulting in such options being exercisable to purchase for an aggregate of 22,532,619 shares of Proterra common stock; the exercise price of each converted option was determined by dividing the per share exercise price of the respective Legacy Proterra options by the Exchange Ratio of 0.8925, rounded up to the nearest whole cent;
•each outstanding Legacy Proterra warrant to purchase Legacy Proterra common stock and convertible preferred stock was converted into a warrant to purchase shares of Proterra common stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share, resulting in such warrants being exercisable to purchase an aggregate of 3,504,523 shares of Proterra common stock; the exercise price of each converted warrant was determined by dividing the per share exercise price of the respective Legacy Proterra warrant by the Exchange Ratio of 0.8925, rounded up to the nearest whole cent;
•each outstanding Convertible Note that was not optionally converted in connection with the Closing remained outstanding and became convertible into shares of Proterra common stock in accordance with the terms of such Convertible Notes.
•15,172 public shares were redeemed by ArcLight shareholders, and an aggregate of $0.2 million was paid from the trust account to these redeeming holders; and each share of ArcLight Class A and Class B ordinary shares was converted into the right to receive one share of Proterra’s common stock resulting in the issuance of 34,671,900 shares of common stock;
•pursuant to the subscription agreements between ArcLight and certain investors (the “PIPE Investors”), the PIPE Investors purchased 41.5 million shares of Proterra common stock at a purchase price of $10.00 per share for aggregate gross proceeds of $415.0 million (the “PIPE Financing”);
•each ArcLight warrant outstanding immediately prior to the consummation was converted into a warrant exercisable into an equivalent number of shares of Proterra common stock, resulting in such warrants being exercisable for an aggregate of 21,424,994 shares of Proterra common stock; and
•the 669,375 shares of Proterra common stock underlying certain Milestone Options (as defined below) fully vested upon the Closing.
Upon the occurrence of any of the following events during the first five years following the Closing of the Merger (“earnout period”), up to an additional 22,809,500 shares of Proterra common stock (the “Earnout Stock”) may be issued to former holders of Legacy Proterra convertible preferred stock, common stock, warrants, vested options and Convertible Notes as of immediately prior to the closing of the Merger, as follows:
a.21.0526% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the volume-weighted average price (“VWAP”) of the Proterra common stock is greater than or equal to $15.00 per share or there occurs any transaction resulting in a change in control with a valuation of the Proterra common stock that is greater than or equal to $15.00 per share (the “First Earnout Shares”);
b.an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the VWAP of the Proterra common stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of the Proterra common stock that is greater than or equal to $20.00 per share;

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. Reverse Recapitalization (cont)
c.an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the VWAP of the Proterra common stock is greater than or equal to $25.00 per share or there occurs any transaction resulting in a change in control with a valuation of the Proterra common stock that is greater than or equal to $25.00 per share;
d.an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the VWAP of the Proterra common stock is greater than or equal to $30.00 per share or there occurs any transaction resulting in a change in control with a valuation of the Proterra common stock that is greater than or equal to $30.00 per share;
Pursuant to a letter agreement (the “Sponsor Letter Agreement”) with ArcLight CTC Holdings, L.P. (the “Sponsor”), 10% of the Proterra common stock received by the Sponsor upon consummation of the Merger in exchange for its outstanding shares of ArcLight Class B ordinary shares, excluding 140,000 shares owned by the ArcLight board of directors, was subject to vesting and forfeiture (the “Sponsor Earnout Stock”). Such shares of Sponsor Earnout Stock would vest if over any 20 trading days within any 30 trading day period during the five-year earnout period, the VWAP of the Proterra common stock was greater than or equal to $15.00 per share or there occurred any transaction resulting in a change in control with a valuation of the Proterra common stock that is greater than or equal to $15.00 per share.
The Earnout Stock and Sponsor Earnout Stock met indexation and other criteria under Topic 815, Derivatives and Hedging, and are considered as equity-classified instruments.
The number of shares of Proterra common stock issued immediately following the consummation of the Merger was (in thousands):

Shares
Ordinary shares Class A of ArcLight, outstanding prior to Merger	27,750
Less redemption of ArcLight shares	(15)
Sponsor	6,257
Sponsor Earnout Stock	680
Common stock of ArcLight	34,672
PIPE Investors	41,500
Legacy Proterra shares	131,176
Total shares of common stock immediately after Merger	207,348
Immediately after the Merger, Proterra is authorized to issue 510.0 million shares, with a par value of $0.0001 per share. As of the Closing, the authorized shares consisted of 500.0 million shares of common stock and 10.0 million shares of preferred stock, and there were 207.3 million shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. In addition, as of the Closing, there were 24.9 million warrants issued and outstanding, including 13.9 million public warrants, 7.6 million private placement warrants, and 3.5 million Legacy Proterra warrants.
As of the Closing, a total of 82.3 million shares were reserved for future issuance upon the exercise of stock options, warrants and the issuance of Earnout Stock, of which 10.4 million shares were reserved for issuance under Proterra’s 2021 Equity Incentive Plan, 22.5 million shares were reserved under Legacy Proterra’s 2010 Equity Incentive Plan and 1.6 million shares reserved under Proterra’s 2021 Employee Stock Purchase Plan.
The Merger has been accounted for as a reverse merger and a recapitalization under U.S. GAAP with Legacy Proterra being the accounting acquirer, based on evaluation of the following facts and circumstances:
•Legacy Proterra’s stockholders have a majority of the voting power of Proterra following the Merger;

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. Reverse Recapitalization (cont)
•Legacy Proterra has initially designated a majority of the board of directors of Proterra;
•Legacy Proterra’s management comprise the management of Proterra;
•Legacy Proterra comprises the ongoing operations of Proterra;
•Legacy Proterra is the larger entity based on historical revenues and business operations; and
•Proterra has assumed Legacy Proterra’s name.
Under this method of accounting, ArcLight is treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, this merger transaction is treated as the equivalent of Legacy Proterra issuing equity for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight have been stated at historical cost, with no goodwill or other intangible assets recorded.
The Company received aggregate cash proceeds of $649.3 million at the Closing, net of $13.8 million of PIPE Financing fees, $18.5 million of other transaction costs paid at Closing, $9.7 million of ArcLight IPO deferred underwriting fees payable, $1.3 million of other ArcLight’s accrued expenses, and $0.1 million of ArcLight’s related party payable. The unbilled ArcLight expenses incurred prior to the Closing were paid from the cash proceeds received by the Company. The transaction costs including advisory, legal and other professional services directly related to the Merger were recorded in the additional paid-in capital in the balance sheet to offset against proceeds. The deferred transaction costs of approximately $2.9 million paid by the Company prior to the Closing were recorded to the additional paid-in capital and classified as financing activities in the statement of cash flow for year ended December 31, 2021.
In July 2021, the conditions for the issuance of the First Earnout Shares and the vesting of the Sponsor Earnout Stock were satisfied, resulting in an aggregate of 4,800,563 shares of common stock being issued and the 679,750 shares of Sponsor Earnout Stock fully vesting.
4. Fair Value of Financial Instruments
The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:
Level 1 — Quoted prices in active markets for identical assets or liabilities;
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4. Fair Value of Financial Instruments (cont.)
Financial assets measured at fair value on a recurring basis using the above input categories were as follows (in thousands):

		Fair Value at
	Pricing Category	December 31,
		2021	2020
Assets:
Cash equivalents:
Money market funds	Level 1	$102,978	$744
U.S. Treasury securities	Level 1	49,996	64,997
Short-term investments:
U.S. Treasury securities	Level 1	330,053	68,990
Corporate debt securities	Level 2	160,914	—
Total		$643,941	$134,731
Liabilities:
Other non-current liabilities:
Derivative liability	Level 3	$—	$70,870
Legacy Proterra warrant liability	Level 3	—	39,670
Total		$—	$110,540
As of December 31, 2021 and 2020, short-term investments were primarily comprised of U.S. Treasury securities and commercial papers of corporate debt securities.
The following is a summary of cash equivalents and marketable securities as of December 31, 2021 (in thousands):

	Amortized Cost	Unrealized Losses	Estimated Fair Value
Cash equivalents:
Money market funds	$102,978	$—	$102,978
U.S. Treasury securities	49,996	—	49,996
Short-term investments:
U.S. Treasury securities	330,618	(565)	330,053
Corporate debt securities	160,937	(23)	160,914
Total	$644,529	$(588)	$643,941
The unrealized losses as of December 31, 2021 are primarily related to U.S. Treasury securities with maturity longer than one year due to recent changes in interest rates and considered temporary in nature. The unrealized gain/losses related to fixed income debt securities for the year ended December 31, 2020 were immaterial.
The contractual maturities of short-term investments are as follows (in thousands):

	December 31,
	2021	2020
Due within one year	$291,525	$68,990
Due after one year to two years	199,442	—
Total	$490,967	$68,990

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4. Fair Value of Financial Instruments (cont.)
In August 2020, the Company issued Convertible Notes that contain embedded features subject to derivative accounting. Refer to Note 6, Debt, for additional information on the Convertible Notes.
The embedded derivatives were recognized as a derivative liability on the balance sheet, and were measured at fair value, subject to remeasurement at each balance sheet date. The warrants issued in connection with the Convertible Notes were, prior to Closing, classified as a liability because they could become exercisable into common stock upon a QIPO or into convertible preferred stock after five years from issuance date in the event that there was no QIPO during such period. Such warrants were measured at fair value, subject to remeasurement at each balance sheet date. The fair value of derivative liability, the Legacy Proterra warrant liability, and the Convertible Notes were measured using Monte Carlo Simulation pricing model.
The fair value of the Convertible Notes was $278.9 million as of December 31, 2021. The carrying value of the Convertible Notes of $101.0 million, net of $62.3 million unamortized debt discount and issuance costs, as of December 31, 2021, was recorded in Debt, non-current on the balance sheets.
The valuation of derivative and Legacy Proterra warranty liabilities and the Convertible Notes are based on significant inputs not observable in the market, and thus represents a level 3 measure. The key inputs to the valuation model include equity volatility, expected term, and risk-free interest rate.
The public warrants and private placement warrants issued in connection with ArcLight’s initial public offering were classified as a liability prior to the Closing, as they did not meet the requirements for equity classification under Topic 815, Derivatives and Hedging. These warrants were continually measured at fair value, subject to remeasurement at each balance sheet date subsequent to the Closing. Most of the warrants were exercised in October 2021, and the Company redeemed the remaining outstanding public warrants at a redemption price of $0.10 per public warrant. See Note 10, Warrants, for further details.
A summary of the changes of the derivative liability and warrant liabilities is as follows (in thousands):

	Derivative liability	Legacy Proterra warrant liability	Private placement warrant liability	Public warrant liability
Fair value as of December 31, 2020	$70,870	$39,670	$—	$—
Warrant liability acquired as part of the reverse recapitalization	—	—	57,610	84,640
Change in fair value	111,684	47,346	(38,589)	(50,264)
Reclassification of liability upon the reverse recapitalization	(182,554)	(69,320)	—	—
Reclassification of liability upon exercise of warrants	—	(17,696)	(19,021)	(34,376)
Fair value as of December 31, 2021	$—	$—	$—	$—
The change in fair value of derivative and warrant liabilities is recorded in the statement of operations.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5. Balance Sheet Components
Cash and cash equivalents consisted of the following (in thousands):

	December 31,
	2021	2020
Cash	$17,065	$44,978
Cash equivalents	152,974	65,741
Total cash and cash equivalents	$170,039	$110,719
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheets to the total of such amounts shown on the statements of cash flows.

	December 31,
	2021	2020
Cash and cash equivalents	$170,039	$110,719
Restricted cash, current portion	12,105	8,397
Restricted cash, net of current portion	460	4,581
Total restricted cash	12,565	12,978
Total cash and cash equivalents, and restricted cash	$182,604	$123,697
Inventories consisted of the following (in thousands):

	December 31,
	2021	2020
Raw materials	$65,225	$31,148
Work in progress	25,062	8,042
Finished goods	18,269	47,756
Service parts	6,000	5,384
Total inventories	$114,556	$92,330
The Company recorded a write-down of excess or obsolete inventories to cost of goods sold of $1.9 million, $3.0 million and $4.9 million in the years ended December 31, 2021, 2020 and 2019, respectively.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5. Balance Sheet Components (cont.)
Property, plant, and equipment, net, consisted of the following (in thousands):

	December 31,
	2021	2020
Computer hardware	$5,195	$4,708
Computer software	9,561	8,849
Internally used vehicles and charging systems	16,459	19,136
Leased vehicles and batteries	6,863	7,081
Leasehold improvements	10,516	10,234
Machinery and equipment	28,302	26,026
Office furniture and equipment	1,861	1,854
Tooling	21,726	21,727
Finance lease right-of-use assets	179	179
Construction in progress	20,243	1,830
	120,905	101,624
Less: Accumulated depreciation and amortization	(58,659)	(48,037)
Total	$62,246	$53,587
Construction in progress was comprised of various assets that are not available for their intended use as of the balance sheet date.
Depreciation and amortization expense were $15.7 million, $15.5 million and $12.6 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Accrued liabilities consisted of the following (in thousands):

	December 31,
	2021	2020
Accrued payroll and related expenses	$8,069	$6,695
Accrued sales and use tax	885	975
Warranty reserve	8,116	6,121
Financing obligation	—	3,056
Accrued audit and accounting related expenses	783	428
Accrued charger installation costs	579	769
Other accrued expenses	2,202	1,692
Total	$20,634	$19,736
In July 2016, we entered into a bus sale and lease transaction for ten Catalyst buses. These buses are leased to other parties for five years by the customer. At the end of the lease term, the fourth quarter of 2021, we had an obligation to repurchase the buses back from the customer. We received $6.0 million from the customer directly upon delivery in 2016. Under U.S. GAAP, this sales transaction is considered as a borrowing and the lease

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5. Balance Sheet Components (cont.)
transaction was considered as an operating lease. The financing obligation was $3.1 million as of December 31, 2020, and paid off in the fourth quarter of 2021.
Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2021	2020
Warranty reserve	$15,158	$12,461
Finance lease liabilities, non-current	87	117
Total	$15,245	$12,578
6. Debt
Debt, net of debt discount and issuance costs, consisted of the following (in thousands):

	December 31,
	2021	2020
Senior Credit Facility	—	16,809
PPP loan	10,000	10,000
Convertible Notes	100,999	106,443
Total Debt	110,999	133,252
Less debt, current	—	—
Debt, non-current	$110,999	$133,252
Senior Credit Facility
In May 2019, the Company entered into a Loan, Guaranty and Security Agreement for a senior secured asset-based lending facility (“Senior Credit Facility”) with borrowing capacity up to $75.0 million. The commitment under the Senior Credit Facility is available to the Company on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at the Company’s option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.
The Senior Credit Facility is secured by a security interest in substantially all of the Company’s assets except for intellectual property and other restricted property.
Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at the Company’s option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires the Company to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. Debt (cont.)
While there was no principal outstanding under the Senior Credit Facility as of December 31, 2021, the Company has an aggregate of $14.4 million letters of credit outstanding, using some available capacity. As of December 31, 2020, the outstanding balance was $17.1 million, with maturity of May 2024 and interest rate of 3.09% per annum.
Small Business Administration Loan
In May 2020, the Company received Small Business Administration (“SBA”) loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (“the PPP loan”) under the “Coronavirus Aid, Relief and Economic Security (CARES) Act”. The PPP loan was in the form of a note with original maturity in May 2022, and was extended to May 2025 based on SBA’s interim final rule. The interest rate is 1.00% per annum.
Convertible Notes
In August 2020, the Company entered into a Note Purchase Agreement for Secured Convertible Promissory Notes (“Convertible Notes”). The Convertible Notes had an aggregate principal amount of $200.0 million, with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Convertible Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Convertible Notes.
Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of the Company’s capital stock and all other securities of the Company that are convertible into or exercisable for the Company’s capital stock directly or indirectly.
Prior to the maturity date or prior to the payment or conversion of the entire balance of the Convertible Notes, in the event of a liquidation or sale of the Company, the Company shall pay to the holders of Convertible Notes the greater of (i) 150% of the principal balance of the Convertible Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Convertible Notes into preferred stock immediately prior to such liquidation event.
The Convertible Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Convertible Notes are actually converted into shares of the Company’s capital stock in accordance with their terms.
The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires the Company to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.
The Convertible Notes will mature in August 2025 or will be settled by issuing common stock, and accordingly are classified as a non-current liability on the Company’s balance sheets.
In connection with the issuance of the Convertible Notes, the Company issued warrants to the holders of Convertible Notes to purchase 4.6 million shares of Company stock at an exercise price of $0.02 per share. The warrants are freestanding financial instruments and, prior to the Closing, were classified as liability due to the possibility that they could become exercisable into Legacy Proterra convertible preferred stock. Upon the consummation of the Merger, the stock issuable upon exercise of the warrants is Proterra common stock, with no possibility to convert to Legacy Proterra convertible preferred stock. As a result, the carrying amount of the warrant liability was reclassified to stockholders’ equity. The warrant liability of $29.0 million was initially measured at fair value on its issuance date and recorded as a debt discount, and was amortized during the term of the Convertible Notes to interest expense using the effective-interest method. The warrant liability was remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations. Upon any

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. Debt (cont.)
exercise of the warrants to common stock, the carrying amount of the warrant liability is reclassified to stockholders’ equity.
Prior to the Closing, the embedded features of the Convertible Notes were composed of conversion options that had the economic characteristics of a contingent early redemption feature settled in a variable number of shares of Company stock. These conversion options were bifurcated and accounted for separately from the host debt instrument. The derivative liability of $68.5 million was initially measured at fair value on the issuance date of the Convertible Notes and recorded as a debt discount and was amortized during the term of the Convertible Notes to interest expense using the effective-interest method. The derivative liability was remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations. Upon the consummation of the Merger, the embedded conversion features associated with the Convertible Notes no longer qualify for derivative accounting since the conversion price became fixed. The carrying amount of the embedded derivative, the fair value as of the Closing Date, was reclassified to stockholders’ equity in accordance with Topic 815, Derivatives and Hedging.
Issuance costs of $5.1 million were also recorded as debt discount and are amortized during the term of the Convertible Notes to interest expense using the effective interest method.
On June 14, 2021, certain Convertible Note holders with an original aggregate principal amount of $46.5 million elected to convert their Convertible Notes at the Closing of the Merger. An aggregate of $48.8 million principal and interest was reclassified to additional paid-in capital, and $21.0 million of remaining related debt issuance costs were expensed to interest expense.
At any time after the expiration of the lock-up period following the closing of the Merger, the remaining outstanding Convertible Notes will automatically be converted into common stock if at any time the volume-weighted average price (VWAP) of the common stock over a period of 20 consecutive trading days exceeds 150% of the conversion price or $9.86.
The amortization expense of debt discount and issuance costs was $34.7 million and $5.6 million for the year ended December 31, 2021 and 2020, respectively.
The Convertible Notes, net of debt discount and issuance costs, consisted of the following (in thousands):

	December 31,
	2021	2020
Principal	$153,500	$200,000
PIK interest	9,826	3,501
Total principal	163,326	203,501
Less debt discount and issuance costs	(62,327)	(97,058)
Total Convertible Notes	$100,999	$106,443
As of December 31, 2021, the contractual future principal repayments of the total debt were as follows (in thousands):

2022	$—
2025(1)	173,326
Total	$173,326
__________________
(1)Including PIK interest added to principal balance through December 31, 2021.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. Debt (cont.)
The Company was in compliance with all of the covenants contained in the Senior Credit Facility and Convertible Notes as of December 31, 2021.
7. Leases
The Company adopted the new lease accounting standard on January 1, 2020 using the modified retrospective transition method, recognizing a cumulative-effect adjustment to the balance sheet and not adjusting comparative information for prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company not to reassess (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases, and (3) initial direct costs for any existing leases. The Company did not elect the use of hindsight practical expedients in determining the lease term for existing leases. Topic 842 also provides practical expedients for an entity’s ongoing accounting. The Company has elected the short-term lease recognition exemption for all leases that qualify. As a result, for those leases with a term of less than 12 months, it will not recognize right-of-use assets or lease liabilities. The Company also elected the practical expedient to not separate lease and non-lease components for all its leases regardless of whether the Company is the lessee or a lessor to the lease.
The adoption resulted in a recognition of $13.8 million of operating lease assets and $14.3 million of operating lease liabilities on the balance sheet on January 1, 2020. The difference represents prepaid rent expense and deferred rent for leases existed on the date of adoption, which was an offset to the opening balance of operating lease assets. The adoption has no impact on the Company’s operating expenses and cash flows.
As a Lessor
The net investment in leases are as follows:

	December 31,
	2021	2020
Net investment in leases, current	$411	$398
Net investment in leases, non-current	5,179	3,101
Total net investment in leases	$5,590	$3,499
Interest income from accretion of net investment in lease is not material for the years ended December 31, 2021, 2020 and 2019.
Future minimum payments receivable from operating and sales-type leases as of December 31, 2021 for each of the next five years are as follows:

	Operating leases	Sales-type leases
2022	$803	$395
2023	384	469
2024	—	548
2025	—	828
2026	—	828
Thereafter	—	3,061
Total minimum lease payments	$1,187	$6,129

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. Leases (cont.)
As a Lessee
The Company leases its office and manufacturing facilities in Burlingame, California, Greenville and Greer, South Carolina, City of Industry, California, and Rochester Hills, Michigan under operating lease agreements with various expiration dates from 2022 through 2033.
The Company had no material capital leases as of December 31, 2021.
Maturities of operating lease liabilities as of December 31, 2021 were as follows (in thousands):

2022	$5,419
2023	4,796
2024	3,733
2025	3,148
2026	2,615
Thereafter	12,096
Total undiscounted lease payment	31,807
Less: imputed interest	(6,760)
Total lease liabilities	$25,047
Operating lease expense was $4.2 million, $4.0 million, and $3.4 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Short-term and variable lease expenses for the years ended December 31, 2021, 2020 and 2019 were not significant.
Supplemental cash flow information related to leases were as follows (in thousands):

	Year Ended December 31
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(4,209)	$(3,855)
Lease liabilities arising from obtaining right-of-use assets:
Operating lease	$17,573	$7
Operating lease right-of-use assets and liabilities consist of the following (in thousands):

	December 31,
	2021	2020
Operating leases
Operating lease right-of-use assets	$24,282	$10,310
Operating lease liabilities, current	$4,084	$3,153
Operating lease liabilities, non-current	20,963	7,891
Total operating lease liabilities	$25,047	$11,044
The weighted average remaining lease term and discount rate of operating leases are 7.6 years and 5.8%, respectively, as of December 31, 2021. The weighted average remaining lease term and discount rate of operating leases are 4.0 years and 4.9%, respectively, as of December 31, 2020.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. Leases (cont.)
As of December 31, 2021, the Company had no significant finance leases and no significant additional leases that have not yet commenced.
8. Commitments and Contingencies
Purchase Commitments
As of December 31, 2021, the Company had outstanding inventory and other purchase commitments of $2.1 billion.
Letters of Credit
As of December 31, 2021, the Company had letters of credit outstanding totaling $14.5 million, which will expire over various dates in 2022.
Guarantees
The Company provided guarantees of lease payments for vehicles under the financing transaction discussed in Note 5, in the event the lessee does not make payments to the financing company.
The Company regularly reviews its performance risk under the arrangements, and in the event that it becomes probable that it will be required to perform under a guarantee, the fair value of probable payment will be recorded. No guarantee liability was recorded as of December 31, 2021 and 2020.
Legal Proceedings
The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. From time to time in the normal course of business, various claims and litigation have been asserted or commenced. Due to uncertainties inherent in litigation and other claims, the Company can give no assurance that it will prevail in any such matters, which could subject the Company to significant liability or damages. Any claims or litigation could have an adverse effect on the Company’s business, financial position, operating results, or cash flows in or following the period that claims or litigation are resolved.
As of December 31, 2021, the Company was not a party to any legal proceedings that would have a material adverse effect on its business.
9. Stockholders’ Equity
On June 14, 2021, the Merger was consummated and, following the Closing, the Company is authorized to issue 510,000,000 shares of capital stock, with a par value of $0.0001 per share. The authorized shares consisted of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 31, 2021, 221,959,711 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. The holders of each share of common stock are entitled to one vote per share. There were 6,361,952 shares of Legacy Proterra common stock issued and outstanding as of December 31, 2020.
The Company has retroactively adjusted the shares of Legacy Proterra stock issued and outstanding prior to June 14, 2021 to give effect to the Exchange Ratio of 0.8925 established in the Merger Agreement to determine the number of shares of Proterra common stock into which they were converted. Immediately prior to the Merger, Legacy Proterra was authorized to issue 271,920,636 shares of stock, with a par value of $0.0001 per share, with 156,276,750 shares designated as common stock and 115,643,886 shares of convertible preferred stock. All of the outstanding Legacy Proterra convertible preferred stock was converted to Legacy Proterra common stock immediately prior to the Merger. See Note 3, Reverse Recapitalization.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9. Stockholders’ Equity (cont.)
The following table summarizes Legacy Proterra convertible preferred stock authorized and issued and outstanding as of December 31, 2020 (in thousands):

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Series 1(1)	24,604	24,522	$79,564	$75,006
Series 2	5,417	5,417	24,868	24,953
Series 3	6,799	6,799	36,096	36,475
Series 4	8,175	7,749	29,901	30,000
Series 5	25,339	25,339	138,747	142,987
Series 6	12,888	12,888	79,085	80,000
Series 7	21,197	21,197	151,770	155,000
Series 8	11,225	11,225	86,648	86,875
Total	115,644	115,136	$626,679	$631,296
__________________
(1)Including Series 1 convertible preferred stock issued through exercise of warrants and the proceeds was $0.5 million.
As of December 31, 2021, the Company had reserved shares of common stock for issuance as follows (in thousands):

2010 Equity Incentive Plan	21,040
2021 Equity Incentive Plan	10,856
2021 Employee Stock Purchase Plan	1,630
Warrants	1
Earnout Stock	18,009
Total	51,536
As of December 31, 2020, the Company had reserved shares of common stock, on an as-if-converted basis, for issuance as follows (in thousands):

Exercise of stock options to purchase common stock	23,526
Exercise of common stock warrants to purchase common stock	4,596
Issuances of shares available under stock option plans	395
Conversion of convertible preferred stock	115,576
Conversion of convertible preferred stock warrants	508
Total	144,601
10. Warrants
Public Warrants
Public warrants were only exercisable for a whole number of shares of common stock at a price of $11.50 per share, subject to adjustment, at any time commencing on September 25, 2021, provided in each case that the Company had an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the warrants and a current prospectus relating to them was available (or the Company permitted holders to exercise their warrants on a cashless basis under the circumstances specified in the Amended and Restated Warrant Agreement) and such shares were registered, qualified or exempt from registration under the securities, or

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Warrants (cont.)
blue sky, laws of the state of residence of the holder. The warrants were to expire June 14, 2026 or earlier upon redemption or liquidation.
Once the warrants became exercisable, the Company was able to redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
Redemption of warrants when the price per share of common stock equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the common stock equaled or exceeded $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30- trading day period ending three trading days before the Company sent the notice of redemption to the warrant holders.
Redemption of warrants when the price per share of common stock equals or exceeds $10.00.
Once the warrants became exercisable, the Company was able to redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders were able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the make-whole exercise table specified in the Amended and Restated Warrant Agreement, based on the redemption date and the “fair market value” of common stock (as provided in such table) except as otherwise provided for in the Amended and Restated Warrant Agreement; and
•if, and only if, the closing price of the shares of common stock equaled or exceeded $10.00 per public share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sent the notice of redemption to the warrant holders.
In addition, if the closing price of the common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the warrant holders was less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like), the private placement warrants could also be, and were, concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
Beginning on the date the notice of redemption was given until the warrants were redeemed or exercised, holders were able to elect to exercise their warrants on a cashless basis.
The public warrants were classified as liabilities as they did not meet the requirements for equity classification under Topic 815, Derivatives and Hedging. Immediately prior to the Closing, the warrant liability was $84.6 million. Such warrants were measured at fair value, subject to remeasurement at each balance sheet date.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Warrants (cont.)
Private Placement Warrants
Except as described below, the private placement warrants had terms and provisions that were identical to those of the public warrants. The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) were not transferable, assignable or salable until July 14, 2021, except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, and they were not redeemable by the Company, except as described above when the price per share of common stock equaled or exceeded $10.00, so long as they were held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, had the option to exercise the private placement warrants on a cashless basis. If the private placement warrants were held by holders other than the Sponsor or its permitted transferees, the private placement warrants were redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the Amended and Restated Warrant Agreement with respect to the private placement warrants required a vote of holders of at least 65% of the number of the then outstanding private placement warrants.
The private placement warrants were classified as liabilities as they did not meet the requirements for equity classification under Topic 815, Derivatives and Hedging. Immediately prior to the Closing, the warrant liability was $57.6 million. Such warrants were measured at fair value, subject to remeasurement at each balance sheet date.
On September 27, 2021, the Company announced that it would be redeeming all of its outstanding public warrants and private placement warrants (collectively, the “Warrants”) based on the terms in the Amended and Restated Warrant Agreement dated June 14, 2021. On October 29, 2021 (the “Redemption Date”), any Warrants that remained unexercised became void and no longer exercisable, and the holders of those Warrants were entitled to receive only the redemption price of $0.10 per Warrant. In connection with the redemption, holders of Warrants had the option to either exercise the Warrants in cash or on a “cashless” basis to receive 0.255 shares of common stock per warrant.
In October 2021, 10,599 public warrants were exercised for cash resulting in the issuance of 10,599 shares of common stock for an aggregate exercise price of $121,889, 13,436,250 public warrants and 7,550,000 private placement warrants were exercised on a cashless basis resulting in the issuance of 5,351,231 shares of common stock, and 428,145 public warrants were redeemed for cash for an aggregate redemption price of $42,815. In connection with the warrant exercise and redemption, $53.4 million of the carrying amount of the warrant liability was reclassified to stockholder’s equity.
Other Warrants
As of December 31, 2021, the Company had 892 common stock warrants outstanding exchanged from Legacy Proterra warrants. As of December 31, 2020, the Company had 5,104,030 warrants outstanding, including 4,562,533 warrants issued to the holders of Convertible Notes as described in Note 6.
Activity of warrants in the year ended December 31, 2021 is as follows:

	Public warrants	Private placement warrants	Other warrants	Total warrants
Outstanding as of December 31, 2020	—	—	5,104,030	5,104,030
Issued as part of the Merger	13,874,994	7,550,000	—	21,424,994
Exercised (1)	(13,446,849)	(7,550,000)	(5,103,138)	(26,099,987)
Redeemed	(428,145)	—	—	(428,145)
Outstanding as of December 31, 2021	—	—	892	892
__________________
(1)An aggregate of 10,348,690 shares of common stock were issued from warrant exercise.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. Equity Plans and Stock-based Compensation
2010 Equity Incentive Plan
Legacy Proterra’s 2010 Equity Incentive Plan (the “2010 Plan”) was terminated upon the effective date of Proterra’s 2021 Equity Incentive Plan (the “2021 Plan”), and accordingly, no shares will be available for grant under the 2010 Plan. Upon Closing, the outstanding awards under the 2010 Plan were converted into options exercisable to purchase an aggregate of 22,532,619 shares of common stock. Following the Closing, the exchanged options continue to be subject to the terms of the 2010 Plan and applicable award agreements. As of December 31, 2021, options to purchase 21,040,149 shares of common stock remained outstanding under the 2010 Plan.
2021 Equity Incentive Plan
The 2021 Plan was adopted by the ArcLight Board prior to the Closing, approved by ArcLight’s shareholders on June 11, 2021, and became effective upon the Closing Date. The Equity Incentive Plan allows the Company to grant awards of stock options, restricted stock awards, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance awards, and stock bonus awards to officers, employees, directors and consultants.
The Company initially reserved 10,000,000 shares of common stock, plus 387,531 reserved shares not issued under the 2010 Plan on the effective date of the 2021 Plan. The number of shares reserved for issuance under the 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 4% of the total number of outstanding shares of all classes of common stock as of the immediately preceding December 31, or a number as may be determined by the Board.
The exercise price of stock options granted must be at least equal to the fair market value of common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of capital stock must have an exercise price of at least 110% of the fair market value of common stock on the date of grant. Subject to certain adjustments, no more than 30,000,000 shares may be issued pursuant to the exercise of incentive stock options granted under the 2021 Plan.
The maximum term of options granted is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of capital stock is five years from the date of grant.
Stock option and RSU awards generally vest annually over a four-year period.
2021 Employee Stock Purchase Plan
Proterra’s 2021 Employee Stock Purchase Plan (the “ESPP”), including the authorization of the initial share reserve thereunder, was adopted by the ArcLight Board prior to the Closing, approved by ArcLight’s shareholders on June 11, 2021, and became effective upon the Closing Date.
An aggregate of 1,630,000 shares of common stock were reserved and available for sale under the ESPP. The aggregate number of shares reserved for sale under the ESPP will increase automatically on January 1 of each of 2022 through 2031 by a number of shares equal to the lesser of 1% of the total number of outstanding shares of common stock as of the immediately preceding December 31 or a number of shares as may be determined by the Board or the compensation committee. The aggregate number of shares issued over the term of the ESPP, subject to certain adjustments, may not exceed 16,300,000 shares.
The ESPP allows eligible employees to purchase shares of our common stock at a discount through payroll deductions of up to 15% of their eligible compensation, at not less than 85% of the fair market value, as defined in the ESPP, subject to any plan limitations. A participant may purchase a maximum of 2,500 shares during each 6-month offering period and $25,000 in any one calendar year. The offering period generally start on the first trading

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. Equity Plans and Stock-based Compensation (cont.)
day on or after November 15th and May 15th of each year. The Company calculated the fair value of the employees’ purchase rights relating to the ESPP using the Black-Scholes model and recorded approximately $0.2 million of stock-based compensation expense for the year ended December 31, 2021.
A summary of the Company’s stock option activity and related information was as follows:

	Options Outstanding
	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balance as of December 31, 2018	16,527,278	$2.92	8.3	$42,951
Granted	2,998,747	5.86
Exercised	(811,514)	2.13
Cancelled/forfeited/expired	(506,198)	3.92
Balance as of December 31, 2019	18,208,313	$3.42	7.6	$34,723
Granted	5,829,698	4.89
Exercised	(1,750,822)	2.40
Cancelled/forfeited/expired	(2,108,405)	4.61
Balance as of December 31, 2020 (1)	20,178,784	$3.81	7.4	$65,056
Granted	726,309	10.42
Exercised	(1,966,532)	3.36
Cancelled/forfeited/expired	(836,977)	4.65
Balance as of December 31, 2021(1)	18,101,584	$4.08	5.5	$87,425
Exercisable as of December 31, 2021(2)	13,200,160	3.44	4.6	$71,087
__________________
(1)Excluding Equity Awards of 2,677,500 shares and Milestone Options of 669,375 shares. Refer to section below for further details.
(2)Excluding 1,171,408 shares exercisable under the Equity Awards with weighted average exercise price of $19.61 per share as of December 31, 2021.
In March 2020, in conjunction with Mr. Allen’s appointment as the President and Chief Executive Officer, the board of directors approved a grant to Mr. Allen of stock option awards with respect to 4,685,624 shares, comprised of (1) 1,338,749 shares of a time-based award with an exercise price of $5.33 per share vesting quarterly over 4 years, (2) 2,677,500 shares of a time-based award consisting of 4 tranches with an exercise price of $11.21, $16.81, $22.41 and $28.02 per share, respectively, and vesting quarterly over 4 years (“Equity Awards”), and (3) 669,375 shares of milestone-based award with an exercise price of $5.33 per share vesting entirely and becoming exercisable on the first trading day following the expiration of the lockup period of the Company’s initial public offering or the consummation of a change in control of the Company or upon the consummation of a merger involving a Special Purpose Acquisition Company (“Milestone Options”).
The stock-based compensation expense for Milestone Options was recognized at the time the performance milestone became probable of achievement, which was at the time of Closing. Upon Closing, 669,375 shares underlying the Milestone Options fully vested, and $2.1 million stock-based compensation expense was recognized in June 2021.
Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money stock options. The total intrinsic value of stock options exercised was $12.1 million, $4.3 million and $2.9 million for the year ended December 31, 2021, 2020 and 2019, respectively. The total estimated grant date fair value of stock options vested was $13.8 million, $9.9 million and $8.3 million for the year ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021, the total

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. Equity Plans and Stock-based Compensation (cont.)
unrecognized stock-based compensation expense related to outstanding stock options was $23.4 million, which is expected to be recognized over a weighted-average period of 2.3 years.
Determining Fair Value of Stock Options
The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. The fair value of each stock option grant is estimated on the date of the grant. The fair value of the Legacy Proterra common stock underlying the stock options has historically been determined by the board of directors, as there was no public market for the Company’s common stock prior to Merger Closing. Therefore, the board of directors has determined the fair value of the common stock at the time of the stock option grant by considering a number of objective and subjective factors including independent third-party valuation reports, valuations of comparable companies, sales of convertible preferred stock and common stock to unrelated third parties, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, among other factors.
The fair value of stock options granted is estimated on the date of grant using the following assumptions:

	Year Ended December 31,
	2021	2020	2019
Expected term (in years)	6.2	6.1	6.1
Risk-free interest rate	1.0%	0.5%	1.8%
Expected volatility	54.8%	69.1%	65.4%
Expected dividend rate	—	—	—
Expected Term — The Company estimates the expected term consistent with the simplified method. The Company elected to use the simplified method because of its limited history of stock option exercise activity. The simplified method calculates the expected term as the average of the vesting and contractual terms of the award.
Volatility — Since the Company has limited trading history by which to determine the volatility of its own common stock price, the expected volatility being used is primarily derived from the historical stock volatility of a representative industry peer group of comparable publicly listed companies over a period approximately equal to the expected term of the stock options.
Risk-Free Interest Rate — The risk-free interest rate is based on U.S. Treasury zero coupon issues with remaining terms similar to the expected term on the options.
Expected Dividend — The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, used an expected dividend yield of zero in the valuation model.
Forfeiture — All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. The Company accounts for forfeitures when they occur.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. Equity Plans and Stock-based Compensation (cont.)
Restricted Stock Units
A summary of the Company’s RSU activity and related information is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Balance as of December 31, 2020	—	$—
Granted	1,480,201	10.72
Vested	(58,731)	11.41
Forfeited	(96,510)	10.98
Balance as of December 31, 2021	1,324,960	$10.67
The Company started to grant RSUs to employees in the third quarter of 2021. The compensation expense related to the service-based awards is determined using the fair market value of the Company’s common stock on the date of the grant. As of December 31, 2021, the total unrecognized stock-based compensation expense related to outstanding RSUs was $12.8 million, which is expected to be recognized over a weighted-average period of 3.5 years.
Stock-based Compensation Expense
Stock-based compensation expense included in operating results was as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
Cost of goods sold	$1,385	$929	$826
Research and development	2,507	1,616	1,436
Selling, general and administrative	12,169	7,737	6,258
Total stock-based compensation expense	$16,061	$10,282	$8,520
12. Net Loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture as they are not deemed to be issued for accounting purposes. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including stock options, RSU, and warrants, to the extent they are dilutive.
The computation of basic and diluted net loss per share of common stock attributable to common stockholders was as follows (in thousands, except for per share data):

	Year Ended December 31,
	2021	2020	2019
Numerator:
Net loss	$(250,006)	$(127,007)	$(101,552)
Denominator:
Weighted-average shares used in computing net loss per share of common stock, basic and diluted	120,886	4,385	3,616
Net loss per share of common stock, basic and diluted	$(2.07)	$(28.96)	$(28.08)

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12. Net Loss Per Share (cont.)
As a result of the Merger, the Company has retroactively adjusted the weighted-average number of shares of common stock outstanding prior to the Closing Date by multiplying them by the Exchange Ratio of 0.8925 used to determine the number of shares of common stock into which they converted.
Prior to the Closing Date, the Company applied the two-class method to calculate its basic and diluted net loss per share of common stock, as the convertible preferred stock were participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. However, the two-class method did not impact the net loss per share of common stock as the Company was in a loss position for each of the periods presented and holders of convertible preferred stock did not participate in losses. Post the Closing Date, the Company applies the treasury stock method when calculating the diluted net income (loss) per share of common stock and “if-converted” method for Convertible Notes when applicable.
The outstanding Convertible Notes including accrued interest will be automatically converted to common stock at $6.5712 per share pursuant to the mandatory conversion provisions, if and when the VWAP exceeds $9.86 over 20 consecutive days subsequent to January 13, 2022.
Since the Company was in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of potential common stock shares outstanding would have been anti-dilutive. The potentially dilutive securities were as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
Convertible preferred stock(1)	—	115,576	115,576
Warrants to purchase convertible preferred stock	—	508	508
Stock options and RSUs to purchase common stock	22,773	23,526	18,209
Warrants to purchase common stock	1	4,596	105
	22,774	144,206	134,398
__________________
(1)Represents the shares of common stock that the convertible preferred stock is convertible into.
13. Income Tax
The components of the net loss before the provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
Domestic	(249,990)	(127,007)	(101,552)

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13. Income Tax (cont.)
The provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
Current:
Federal	$—	$—	$—
State	16	13	—
Foreign	—	9	—
Total current provision	16	22	—
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—
Total deferred provision	—	—	—
Total provision for income taxes	$16	$22	$—
A reconciliation of the U.S. federal statutory income tax rates to our effective tax rate is as follows (in percentages):

	Year Ended December 31,
	2021	2020	2019
U.S. federal statutory rate	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	3.9	1.7	3.4
Change in valuation allowance	(17.9)	(17.5)	(23.9)
Research and development credit	0.5	0.2	0.3
Fair market value adjustment (1)	(5.9)	(2.1)	—
Non-deductible Convertible Notes interest expense	(1.5)	(2.2)	—
Other	(0.1)	(1.1)	(0.8)
Effective income tax rate	—%	—%	—%
__________________
(1)The adjustments related to the loss on valuation of derivative and warrant liabilities.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13. Income Tax (cont.)
Our deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$150,857	$113,643
Deferred revenue	9,419	6,731
Stock-based compensation	4,679	3,560
Accruals and reserves, not currently deductible for tax purposes	10,665	8,351
Research and development credit	4,562	2,761
Goodwill	888	1,014
Interest expense	1,808	2,097
Lease liability	6,511	2,738
Other	381	44
Gross deferred tax assets	189,770	140,939
Less valuation allowance	(182,113)	(137,437)
Net deferred tax assets	$7,657	$3,502
Deferred tax liabilities:
Property, plant and equipment	(1,344)	(1,008)
ROU assets	(6,313)	(2,494)
Other	—	—
Gross deferred tax liabilities	(7,657)	(3,502)
Net deferred tax asset (liabilities)	$—	$—
The net valuation allowance increased by $44.7 million and $22.3 million for December 31, 2021 and 2020, respectively.
As of December 31, 2021 and 2020, the Company’s net deferred tax assets and liabilities were zero. The deferred tax assets consist primarily of the federal and state net operating losses. Realization of deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. In assessing the realizability of deferred tax assets, management determined that it is more likely than not that no deferred tax assets will be realized. Therefore, the Company has provided a full valuation allowance against these deferred tax assets.
The Company had net operating loss carryforwards as follows (in thousands):

	December 31,
	2021	2020
Federal (Prior to 2018)	$237,850	$237,850
Federal (Post December 31, 2017)	361,815	216,724
State	437,868	317,801
Total	$1,037,533	$772,375
Net operating loss carryforwards are available to offset future federal and state taxable income. The federal net operating loss carryforwards generated prior to 2018 will begin to expire in 2030 and the net operating loss carryforwards generated after December 31, 2017 do not expire. The state net operating loss carryforwards will begin to expire in 2023.

PROTERRA INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13. Income Tax (cont.)
The Company had research and development credit carryforwards as follows (in thousands):

	December 31,
	2021	2020
Federal	$3,454	$2,020
State	2,471	1,231
Total	$5,925	$3,251
The research and development credit carryforwards are available to reduce future regular income taxes. The federal research and development credit carryforwards will begin to expire in 2037, while the South Carolina research and development credit carryforwards will begin to expire in 2027. California research and development credit carryforwards have no expiration date.
Utilization of the Company’s net operating loss carryforwards and research tax credit carryforwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss carryforwards and research tax credit carryforwards before utilization.

The Company’s policy is to recognize interest or penalties related to income tax matters in income tax expense. As of December 31, 2021 and 2020, the Company had no accrued interest or penalties. The unrecognized tax benefits may change during the next year for items that arise in the ordinary course of business. In the event that any unrecognized tax benefits are recognized, the effective tax rate will not be affected.
A reconciliation of the beginning and ending amount of unrecognized tax benefits for 2021, 2020 and 2019 was as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
Beginning balance	$813	$707	$527
Increase – tax positions in current period	668	106	180
Ending balance	$1,481	$813	$707
The Company files tax returns in the United States and certain states. Due to the losses being carried forward, the tax years from 2010 forward remain open to examination.
14. 401(k) Plan
The Company sponsors a 401(k) defined contribution plan covering all eligible employees and provides matching contribution for the first 4% of their salaries. The matching contribution costs incurred were $2.4 million, $1.9 million, and $1.7 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses that Proterra Inc (the “Registrant”) may incur in connection with the securities being registered hereby (all of which are to be paid by the Registrant).

SEC registration fee	$574
Legal fees and expenses	*
Accounting fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	*
_______________
*Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this Registration Statement on Form S-1. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under the registration statement.
Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).
As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation, as amended (the “Certificate of Incorporation”) contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws (the “Bylaws”) provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights conferred in the bylaws are not exclusive.

The Registrant has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Registrant of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
Item 15. Recent Sales of Unregistered Securities.
Since January 1, 2019, the Registrant has issued and sold the following unregistered securities:
•On August 3, 2020, ArcLight CTC Holdings, L.P. (the “Sponsor”) paid $25,000, or approximately $0.003 per share, to cover certain expenses on the Registrant’s behalf in consideration of 8,625,000 Class B ordinary shares, par value $0.0001, of the Registrant. Such securities were issued in connection with the Registrant’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. As a result of the expiration of the Sponsor’s over-allotment option, an aggregate of 250,000 of such “founder shares” were forfeited by the Sponsor, and 6,937,072 founder shares were converted into common stock in the Business Combination.
•On September 25, 2020, the Registrant consummated a private placement of 7,000,000 warrants, each exercisable to purchase one Class A ordinary share, par value $0.0001, of the Registrant at $11.50 per share (the “Private Placement Warrants”), at a price of $1.00 per warrant, generating total proceeds of $7,000,000. The Private Placement Warrants were purchased by the Sponsor. On September 29, 2020, the Registrant issued and sold to the Sponsor an additional 550,000 Private Placement Warrants at a price of $1.00 per private Placement Warrant, generating additional gross proceeds of $550,000, on terms identical to the Private Placement. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. On September 27, 2021, the Registrant issued a notice of redemption in respect of all of its outstanding private placement warrants with a redemption date of October 27, 2021, which was later extended to October 29, 2021. The private placement warrants were permitted to be exercised through the redemption date on a cash basis at an exercise price of $11.50 per share of the Registrant’s common stock, or on a cash-less basis for 0.255 shares of common stock per private placement warrant. In connection with the redemption, the Sponsor exercised all of its private placement warrants on a cashless basis and we issued the Sponsor 1,925,250 shares of the Registrant’s common stock. The redemption was completed in October 29, 2021. Any warrants not exercised by October 29, 2021 were redeemed for a price of $0.10 per warrant, and subsequently cancelled.
•On June 14, 2021, the Registrant issued an aggregate of 41,500,000 shares of common stock to certain institutional investors concurrently with the closing of the Registrant’s Business Combination at $10.00 per share for an aggregate purchase price of $415,000,000. The shares of common stock were not registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Each of the investors represented that it was a “qualified institutional buyer” as defined Rule 144A under the Securities Act or an institutional “accredited investor” within the mean of Rule 501(a) under the Securities Act and that it was not acquiring such shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, and appropriate legends were affixed to the certificates representing such shares (or reflected in restricted book entry with the Registrant’s transfer agent).
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
2.1†	Agreement and Plan of Merger, dated as of January 11, 2021, by and among ArcLight Clean Transition Corp., Phoenix Merger Sub, Inc., and Proterra Inc	8-K	2.1	1/12/2021
3.1	Restated Certificate of Incorporation of the Registrant	8-K	3.1	6/17/2021
3.1.1	Certificate of Amendment to the Certificate of Incorporation the Registrant	8-K	3.1.1	6/17/2021
3.2	Restated Bylaws of the Registrant	8-K	3.2	6/17/2021
5.1*	Legal Opinion of Fenwick & West LLP
10.1	Form of Registrant’s Indemnification Agreement.	S-4/A	10.1	4/7/2021
10.2+	2010 Equity Incentive Plan, as amended, and forms of equity agreements thereunder	S-4/A	10.2	4/7/2021
10.3+	Form of Severance Agreement for executive officers	S-4/A	10.3	4/7/2021
10.4**	AIR Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease — Net, dated April 23, 2015 and amended January 30, 2018, and further amended June 18, 2019 by and between G&T Properties and the Proterra Inc	S-4/A	10.4	4/7/2021
10.5**	Lease Agreement, dated May 8, 2015, by and between PAC Operating Limited Partnership and Proterra Inc, as amended February 8, 2019	S-4/A	10.5	4/7/2021
10.6	Lease Agreement, dated March 21, 2018, by and between Smith Development Company, Inc. and Proterra Inc	S-4/A	10.6	4/7/2021
10.7**	Sublease Agreement, dated February 26, 2019, by and between International Transport Innovation Center and Proterra Inc	S-4/A	10.7	4/7/2021
10.8**	Amended and Restated Product Supply Agreement, dated November 3, 2017, by and between TPI Inc. and Proterra Inc as amended December 31, 2018, October 1, 2019, and May 13, 2020	S-4/A	10.8	4/7/2021
10.9**	Loan, Guaranty and Security Agreement, dated May 8, 2019, by and between Bank of America, N.A. and Proterra Inc, as amended August 4, 2020	S-4/A	10.9	4/7/2021
10.10**	The Note Purchase Agreement dated August 4, 2020, by and among CSI Prodigy HoldCo L.P. and CSI Prodigy Co-Investment L.P., and Proterra Inc. as amended August 31, 2020 by and among Broadscale PT Investors LP., Generation IM Climate Solutions II, L.P., QPB Holdings Ltd., Palindrome Master Fund, L.P., and Proterra Inc	S-4/A	10.10	4/7/2021
10.11	Form of Subscription Agreement	S-4/A	10.11	5/7/2021
10.12	Amended and Restated Registration Rights Agreement, dated June 14, 2021, by and among Proterra Inc, ArcLight CTC Holdings, L.P. and the other Holders party thereto	8-K	10.12	6/17/2021
10.13+	Proterra Inc 2021 Equity Incentive Plan	8-K	10.13	6/17/2021
10.14+	Form of Stock Option Agreement under the Proterra Inc 2021 Equity Incentive Plan	S-8	99.2	8/16/2021
10.15+	Form of Restricted Stock Unit Award Agreement under the Proterra Inc 2021 Equity Incentive Plan	S-8	99.3	8/16/2021
10.16+	Form of Restricted Stock Agreement under the Proterra Inc 2021 Equity Incentive Plan	S-8	99.4	8/16/2021
10.17+	Form of Stock Appreciation Right Agreement under the Proterra Inc 2021 Equity Incentive Plan	S-8	99.5	8/16/2021
10.18+	Form of Performance Shares Award Agreement under the Proterra Inc 2021 Equity Incentive Plan	S-8	99.6	8/16/2021
10.19+	Form of Global Stock Option Agreement under the Proterra Inc 2021 Equity Incentive Plan	S-8	99.7	8/16/2021
10.20+	Form of Stock Bonus Agreement under the Proterra Inc 2021 Equity Incentive Plan	S-8	99.7	8/16/2021
10.21+	Proterra Inc 2021 Employee Stock Purchase Plan	8-K	10.14	6/17/2021
10.22+	Proterra Inc Key Employee Incentive Plan	S-1	10.15	6/29/2021
10.23	Sponsor Letter Agreement, dated as of January 11, 2021, by and among ArcLight CTC Holdings, L.P., ArcLight Clean Transition Corp. and Proterra Inc, and certain other parties thereto	S-4/A	10.17	5/7/2021
10.24	Amendment No. 1 to the Sponsor Letter Agreement, dated as of February 2, 2021, by and among ArcLight CTC Holdings, L.P., ArcLight Clean Transition Corp. and Proterra Inc	S-4/A	10.18	5/7/2021
10.25+	Executive Offer Letter of John J. Allen, dated March 29, 2021	S-4/A	10.19	4/7/2021
10.26+	Executive Offer Letter of Gareth T. Joyce, dated March 23, 2021	S-4/A	10.2	4/7/2021
10.27+	Executive Offer Letter of Gareth T. Joyce, dated December 7, 2021	10-K	10.27	3/14/2022
10.28+	Severance Agreement of Gareth T. Joyce, dated January 1, 2022	10-K	10.28	3/14/2022
10.29+	Executive Offer Letter of Amy E. Ard, dated March 23, 2021	S-4/A	10.21	4/7/2021
10.30+	Letter Agreement by and between Registrant and Amy E. Ard, dated September 25, 2021	10-Q	10.1	11/12/2021
10.31+	Executive Offer Letter of Joshua P. Ensign, dated March 23, 2021	10-K	10.31	3/14/2022
10.32+	Severance Agreement of Joshua P. Ensign, dated September 11, 2018	10-K	10.32	3/14/2022
10.33+	Retention Agreement of Joshua P. Ensign, dated September 15, 2021	10-K	10.33	3/14/2022
10.34+*	Executive Offer Letter of Joshua P. Ensign, dated September 20, 2021
10.35+	Retention Agreement of JoAnn C. Covington, dated September 15, 2021	10-K	10.34	3/14/2022
10.36+*	Executive Offer Letter of Christopher L. Bailey, dated November 9, 2021
10.37+*	Executive Offer Letter of JoAnn C. Covington, dated April 13, 2022
21.1	List of Subsidiaries	S-1	21.1	6/29/2021
23.1*	Consent of KPMG LLP, independent registered accounting firm for Proterra Inc.
23.2*	Consent of Fenwick & West LLP (included as part of Exhibit 5.1)

101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRES*	Inline XBRL Taxonomy Extension Label Linkbase Document
104*	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table
_______
†    Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). We agree to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
+    Indicates a management contract or compensatory plan, contract or arrangement.
*    Filed herewith.
**    Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(d)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on the 18th day of April, 2022.

PROTERRA INC

By:	/s/ Gareth T. Joyce
Gareth T. Joyce
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gareth T. Joyce and Karina F. Padilla, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARETH T. JOYCE	President, Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2022
Gareth T. Joyce

/s/ KARINA F. PADILLA	Chief Financial Officer (Principal Financial and Accounting Officer)	April 18, 2022
Karina F. Padilla

/s/ JOHN J. ALLEN	Chairman of the Board	April 18, 2022
John J. Allen

/s/ MARY LOUISE KRAKAUER	Director	April 18, 2022
Mary Louise Krakauer

/s/ ROGER M. NIELSEN	Director	April 18, 2022
Roger M. Nielsen

/s/ BROOK F. PORTER	Director	April 18, 2022
Brook F. Porter

/s/ JOAN ROBINSON-BERRY	Director	April 18, 2022
Joan Robinson-Berry

/s/ JEANNINE P. SARGENT	Director	April 18, 2022
Jeannine P. Sargent

/s/ CONSTANCE E. SKIDMORE	Director	April 18, 2022
Constance E. Skidmore

/s/ MICHAEL D. SMITH	Director	April 18, 2022
Michael D. Smith